As filed with the Securities and Exchange Commission on December 23, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

NEXPOINT REAL ESTATE FINANCE, INC.

(Exact name of Registrant as Specified in Governing Instruments)

300 Crescent Court

Suite 700

Dallas, Texas 75201

(972) 628-4100

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Brian Mitts

President

300 Crescent Court

Suite 700

Dallas, Texas 75201

(972) 628-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles T. Haag Justin S. Reinus Winston & Strawn LLP 2121 N. Pearl Street Suite 900 Dallas, Texas 75201 (214) 453-6500	Robert K. Smith James V. Davidson Hunton Andrews Kurth LLP 2200 Pennsylvania Avenue NW Washington, D.C. 20037 (202) 955-1500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☑	Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (1)
Common Stock, par value $0.01 per share	$115,000,000	$14,927

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 23, 2019

             Shares

PRELIMINARY PROSPECTUS

NEXPOINT REAL ESTATE FINANCE, INC.

Common Stock

NexPoint Real Estate Finance, Inc., or we, us or our, is a newly formed commercial real estate finance company. Our strategy is to originate, structure and invest in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily commercial mortgage backed securities, or CMBS, securitizations. Upon completion of this offering, we will be externally managed by NexPoint Real Estate Advisors VII, L.P., or our Manager, a subsidiary of NexPoint Advisors, L.P., or our Sponsor.

We are offering              shares of our common stock in this offering. We expect the public offering price of our common stock to be between $            and $            per share. This is our initial public offering and no public market currently exists for our common stock. We intend to apply to have our common stock listed on the New York Stock Exchange, or NYSE, under the symbol “NREF.”

We intend to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. Shares of our common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 6.2% ownership limit of common stock by value or number of shares, whichever is more restrictive. Our board of directors may grant waivers from this ownership limit to stockholders and, in connection with this offering, intends to grant our Sponsor and its affiliates a waiver allowing them to own up to 25% of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 32 of this prospectus. The most significant risks relating to your investment in our common stock include the following:

•	Our loans and investments expose us to risks similar to and associated with debt-oriented real estate investments generally.

•	Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

•

Fluctuations in interest rate and credit spreads, which may not be adequately protected or protected at all, by our hedging strategies, could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

•	Our loans and investments will be concentrated in terms of geography, asset types and sponsors upon completion of the formation transaction and may continue to be so in the future.

•

Upon the completion of the formation transaction, we will have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

•

We have limited operating history as a standalone company and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.

•

We are dependent upon our Manager and its affiliates to conduct our day-to-day operations; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

•	We may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Manager, members of our Manager’s management team or by our Sponsor or its affiliates.

•

Our Manager and its affiliates will face conflicts of interest, including significant conflicts created by our Manager’s compensation arrangements with us, including compensation which may be required to be paid to our Manager if our management agreement is terminated, which could result in decisions that are not in the best interests of our stockholders.

•	We will pay substantial fees and expenses to our Manager and its affiliates, which payments increase the risk that you will not earn a profit on your investment.

•

If we fail to qualify as a REIT for U.S. federal income tax purposes, cash available for distributions to be paid to you could decrease materially, which would limit our ability to make distributions to our stockholders.

	Per Share	Total

Price to the public	$	$

Underwriting discounts and commissions (1)	$	$

Proceeds, before expenses, to us	$	$

(1)	Excludes certain compensation payable to the underwriters. See “Underwriting” for a detailed description of compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional              shares of our common stock on the same terms and conditions set forth above within 30 days of the date of this prospectus solely to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                     , 2020.

RAYMOND JAMES

The date of this prospectus is                     , 2020

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We and the underwriters are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales thereof are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

i

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to invest in our common stock. Except where the context suggests otherwise, the terms:

•	“we,” “us,” “our,” “NREF” and the “Company” refer to NexPoint Real Estate Finance, Inc., a Maryland corporation;

•	“Manager” refers to NexPoint Real Estate Advisors VII, L.P., a Delaware limited partnership;

•	“Sponsor” refers to NexPoint Advisors, L.P., a Delaware limited partnership; and

•	“OP” refers to NexPoint Real Estate Finance Operating Partnership, L.P., a Delaware limited partnership.

Our Company

We are a newly formed commercial real estate finance company. Our strategy is to originate, structure and invest in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily commercial mortgage backed securities, or CMBS, securitizations, or collectively our target assets. We will primarily focus on investments in real estate sectors where our senior management team has operating expertise, including in the multifamily, single-family rental, or SFR, self-storage, hospitality and office sectors predominantly in the top 50 metropolitan statistical areas, or MSAs. In addition, we will primarily focus on lending or investing in properties that are stabilized or have a “light-transitional” business plan, meaning a property that requires limited deferred funding primarily to support leasing or ramp-up of operations and for which most capital expenditures are for value-add improvements.

Our primary investment objective is to generate attractive, risk-adjusted returns for stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We will seek to employ a flexible and relative value focused investment strategy and expect to re-allocate capital periodically among our target investment classes. We believe this flexibility will enable us to efficiently manage risk and deliver attractive risk-adjusted returns under a variety of market conditions and economic cycles.

We will be externally managed by our Manager, a subsidiary of our Sponsor, an SEC-registered investment advisor, which has extensive real estate experience, having completed approximately $9.0 billion of gross real estate transactions since the beginning of 2012. In addition, our Sponsor, together with its affiliates, including NexBank, is one of the most experienced global alternative credit managers managing approximately $13.3 billion of loans and debt or credit related investments as of September 30, 2019 and has managed credit investments for over 25 years. We believe our relationship with our Sponsor benefits us by providing access to resources including research capabilities, an extensive relationship network, other proprietary information, scalability, a vast wealth of information on real estate in our target assets and sectors and sourcing of investments by NexBank.

Substantially all of our assets will be owned directly or indirectly through our OP. Upon the completion of this offering, we will hold all of the limited partnership interests in our OP.

We intend to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2020. We also intend to operate our business in a manner that will permit us and our subsidiaries to maintain one or more exclusions or exemptions from registration under the Investment Company Act of 1940, or the Investment Company Act.

The Formation Transaction

Prior to the closing of this offering, we plan to engage in a series of transactions, or the Formation Transaction, through which we will acquire an initial portfolio consisting of senior pooled mortgage loans backed by SFR properties, the junior most bonds of multifamily CMBS securitizations, or CMBS B-Pieces, mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments within the multifamily, SFR and self-storage asset classes, or collectively, the Initial Portfolio. We will acquire the Initial Portfolio from affiliates of our Sponsor, or the Contribution Group, pursuant to a contribution agreement with the Contribution Group in exchange for limited partnership interests in subsidiary partnerships of our OP. The limited partnership units of the subsidiary partnerships issued to the Contribution Group in connection with the Formation Transaction will be redeemable for an aggregate of                  OP units or cash in an amount equal to the number of OP units multiplied by the per share price of our common stock (at the discretion of the OP); provided that such subsidiary partnership units have been outstanding for at least one year or earlier at the discretion of the OP following the direction and approval of our board of directors. See “Use of Proceeds” and “Our Operating Partnership and the Partnership Agreement” for additional information.

Upon completion of the Formation Transaction, our Initial Portfolio based on total unpaid principal balance, excluding the consolidation of the CMBS B-Pieces as described further below, is expected to be approximately 82% senior pooled mortgage loans backed by SFR properties, approximately 13% multifamily CMBS B-Pieces and approximately 6% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Total liabilities, excluding the consolidation of the CMBS B-Pieces, with respect to each of the aforementioned investment structures in our Initial Portfolio are expected to be approximately $789.5 million, $0 and $0, respectively, upon completion of the Formation Transaction. Our CMBS B-Piece investments as a percentage of total assets, excluding the consolidation of the CMBS B-Pieces, reflects the assets that we will actually own following the Formation Transaction. However, in accordance with the applicable accounting standards, we expect to consolidate all of the assets of the trusts that issued the CMBS B-Pieces that we will own following the Formation Transaction.

Upon completion of the Formation Transaction, our Initial Portfolio based on total unpaid principal balance, including the consolidation of the CMBS B-Pieces, is expected to be approximately 32% senior pooled mortgage loans backed by SFR properties, approximately 66% multifamily CMBS B-Pieces and approximately 2% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Total liabilities, including the consolidation of the CMBS B-Pieces, with respect to each of the aforementioned investment structures in our Initial Portfolio are expected to be approximately $789.5 million, $1.7 billion and $0, respectively, upon completion of the Formation Transaction. See the table in “—Our Financing Strategy—Freddie Mac Credit Facility” for additional information.

Upon completion of the Formation Transaction, our Initial Portfolio based on net equity is expected to be approximately 43% senior pooled mortgage loans backed by SFR properties,

approximately 39% multifamily CMBS B-Pieces and approximately 18% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Net equity represents the carrying value less our leverage on the asset.

Our Manager

Upon completion of this offering, we will be externally managed by our Manager pursuant to a management agreement that we will enter into with our Manager, or the Management Agreement. Our Manager is a recently formed indirect subsidiary of our Sponsor. All our investment decisions will be made by our Manager, subject to general oversight by the Manager’s investment committee and our board of directors. The members of the Manager’s investment committee are James Dondero, Matthew Goetz, Brian Mitts and Matt McGraner.

Our senior management team will be provided by our Manager and includes James Dondero, Matthew Goetz, Brian Mitts and Matt McGraner. Paul Richards and David Willmore are also key members of the management team, with Mr. Richards focusing on underwriting, originations and investments and Mr. Willmore focusing on accounting and financial reporting. The senior management team has significant experience across real estate investing and private lending. See “Management” for biographical information regarding these individuals.

We will pay our Manager an annual management fee but will not pay management fees to our Manager based on the equity portion of the Initial Portfolio contributed to us in the Formation Transaction. We will not pay any incentive fees to our Manager. We will also reimburse our Manager for expenses it incurs on our behalf. However, our Manager is responsible, and we will not reimburse our Manager or its affiliates, for the salaries or benefits to be paid to personnel of our Manager or its affiliates who serve as our officers, except that we may grant equity awards to our officers under a long-term incentive plan adopted by us and approved by our stockholders. Direct payment of operating expenses by us, which includes compensation expense relating to equity awards granted under our long-term incentive plan, together with reimbursement of operating expenses to our Manager, plus the Annual Fee (as defined in “—Our Management Agreement”), may not exceed 2.5% of equity book value determined in accordance with accounting principles generally accepted in the United States, or GAAP, for any calendar year or portion thereof, provided, however, that this limitation will not apply to offering expenses, legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate-related investments. To the extent total corporate G&A expenses would otherwise exceed 2.5% of equity book value, our Manager will waive all or a portion of its annual management fee to keep our total corporate general and administrative expenses at or below 2.5% of equity book value. For additional information regarding our Management Agreement and the conflicts of interest that the Management Agreement poses, see “—Our Management Agreement,” “—Conflicts of Interest and Related Policies” and “Risk Factors”.

Our Sponsor

Our Sponsor and its subsidiaries have extensive experience managing real estate investment activities. Our Sponsor’s real estate team includes 15 individuals and has completed over 160 transactions totaling approximately $9.0 billion of gross real estate value since 2012. The members of our Sponsor’s real estate team have extensive experience investing in commercial real estate and debt related to real estate properties both at our Sponsor and in previous positions.

Our Sponsor is affiliated through common control with Highland Capital Management, L.P., or Highland, an SEC-registered investment adviser. This common control is a result of the general partners of each of our Sponsor and Highland being wholly owned by Mr. Dondero, who will be our President and a director upon completion of this offering. Highland and its affiliates oversee approximately $10.0 billion in assets as of October 31, 2019. While Highland oversees institutional products, such as private equity funds, hedge funds and collateralized loan obligations, our Sponsor oversees real estate investments and registered investment company products. Our Sponsor is a party to a shared services arrangement with Highland. Under this arrangement, our Manager may utilize employees from Highland in connection with various services such as human resources, accounting, tax, valuation, information technology services, office space, employees, compliance and legal. We do not expect Highland’s bankruptcy filing, discussed below, to impact its provision of services to our Manager. Other than Mr. Dondero, none of our directors or executive officers is a director, executive officer or employee of Highland or any of its controlled affiliates. Mr. Mitts and Mr. McGraner are executive officers of our Manager, the general partner of which is wholly owned by our Sponsor.

On October 16, 2019, Highland filed for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the District of Delaware, or the Highland Bankruptcy. The Highland Bankruptcy stems from a potential judgment being sought against Highland relating to a financial crisis-era fund previously managed by Highland. The fund has been in liquidation since 2011. The liquidation plan, which was finalized and approved by investors and Highland in 2011, established a committee of fund investor representatives, or the Redeemer Committee, to coordinate the liquidation process. Between 2011 and 2016, Highland distributed over $1.55 billion of the approximately $1.70 billion amount to be liquidated. Then, on July 5, 2016, the Redeemer Committee filed a complaint against Highland resulting from a contract dispute over the timing of management fees and other related claims. Highland believes it acted in the interest of investors and disputes the Redeemer Committee’s claims. However, in consideration of its liquidity profile, Highland determined that it was necessary to commence the voluntary Chapter 11 proceedings. Although Highland disputes the underlying claims, entry of the judgment in its maximum potential amount could result in a judgment against Highland in an amount greater than Highland’s liquid assets. Neither our Manager nor our Sponsor are parties to Highland’s bankruptcy filing. For additional information, see “Risk Factors—Risks Related to Our Corporate Structure”.

Our Strategic Relationship with Our Sponsor

Significant Stockholder Alignment—Investor as well as Manager

Our Sponsor and our Manager believe in taking proactive measures intended to align themselves with investors by holding substantial stakes in the investment vehicles they manage as well as implementing investor friendly governance provisions further supporting the alignment among our Sponsor, our Manager and investors.

Our Sponsor and its affiliates are committed to making a substantial investment in us and intend to beneficially own shares representing approximately                     % of our outstanding common stock, which they intend to purchase in this offering. Additionally, affiliates of our Sponsor are contributing $                    of net value to subsidiary partnerships of our OP as part of the Formation Transaction. The Contribution Group will receive limited partnership units of the subsidiary partnerships in exchange for their contribution of assets in the Formation Transaction that will be redeemable for an aggregate of                  OP units or cash in an amount equal to the number of OP units multiplied by the per share price of our common stock (at the discretion of the

OP); provided that such subsidiary partnership units have been outstanding for at least one year or earlier at the discretion of the OP following the direction and approval of our board of directors. See “Use of Proceeds” and “Our Operating Partnership and the Partnership Agreement” for additional information. We believe our Sponsor, our Manager, their affiliates and our Manager’s management team will be highly aligned with our stockholders as a result of these investments.

Leveraging Our Sponsor’s Platforms

We expect to benefit from our Sponsor’s platform, which provides access to resources including research capabilities, an extensive relationship network, other proprietary information, scalability, a vast wealth of information on real estate in our target assets and sectors and sourcing of investments by NexBank. We believe this access and the network, resources and core competencies developed by our Sponsor can allow our Manager to research, source, and evaluate opportunities on our behalf that may not be available to our competitors.

Leading Credit Focused Platform

Our Sponsor, together with its affiliates, including NexBank, is one of the most experienced global alternative credit managers managing approximately $13.3 billion of loans and debt or credit related investments as of September 30, 2019 and has managed credit investments for over 25 years. Our Sponsor and its affiliates’ debt and credit related investments are primarily managed through the following entities:

NexBank is a financial services company with total assets of approximately $10.2 billion, including real estate related assets of approximately $5.7 billion as of September 30, 2019, and whose primary subsidiary is a commercial bank. NexBank provides commercial banking, mortgage banking, investment banking and corporate advisory services to institutional clients and financial institutions throughout the U.S. We expect to have access to the resources of NexBank to help source and execute investments, provide servicing infrastructure and asset management. NexBank’s credit and underwriting team has extensive experience in real estate and asset based lending and underwriting.

Highland Income Fund, or HFRO (NYSE: HFRO), is a closed-end fund managed by Highland Capital Management Fund Advisors, L.P., an affiliate of Highland. As of September 30, 2019, HFRO had $1.3 billion of assets under management. HFRO seeks to provide a high level of current income consistent with preservation of capital. HFRO pursues its investment objectives by investing primarily in floating-rate loans and other securities deemed to be floating-rate investments.

NexPoint Strategic Opportunities Fund, or NHF (NYSE: NHF), is a closed-end fund managed by our Sponsor. As of September 30, 2019, NHF had $1.3 billion in assets under management. NHF’s investment objectives are to provide both current income and capital appreciation. NHF is invested primarily in (i) secured and unsecured floating and fixed rate loans; (ii) bonds and other debt obligations; (iii) debt obligations of stressed, distressed and bankrupt issuers; (iv) structured products, including but not limited to, mortgage-backed and other asset-backed securities and collateralized debt obligations; (v) equities; (vi) other investment companies, including business development companies; and (vii) REITs.

Leading Real Estate Focused Platform

Our Sponsor is an experienced manager of real estate. Our Sponsor and its affiliates manage approximately $7.3 billion of gross value in real estate related investments as of September 30,

2019. Our Sponsor and its affiliates’ real estate related investments are primarily managed through the following entities:

NexPoint Residential Trust, Inc., or NXRT (NYSE: NXRT), is a publicly traded REIT. NXRT is primarily focused on acquiring, renovating, owning and operating well-located, middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. As of September 30, 2019, NXRT owned 37 properties encompassing 13,757 units.

VineBrook Homes Trust, Inc., or VineBrook, is a privately held REIT and is a leading owner and operator of workforce SFR properties. VineBrook acquires, renovates, owns and manages SFR properties that management deems to be in the “affordable” or “workforce” category with a focus on “value-add” potential. As of September 30, 2019, VineBrook owned and operated 6,392 homes in primarily Midwestern cities and had 269 homes under contract.

NexPoint Hospitality Trust, Inc., or NHT (TSXV: NHT-U), is a publicly traded REIT. NHT is primarily focused on acquiring, owning, renovating, and operating select-service, extended-stay and efficient full-service hotels located in attractive U.S. markets. As of September 30, 2019, NHT owned 11 hotel properties encompassing 1,607 rooms across the United States. On July 21, 2019, NHT entered into an agreement to acquire Condor Hospitality Trust, Inc. (NYSE: CDOR), which owned 15 select service and extended stay properties, encompassing 1,908 rooms as of September 30, 2019.

Affiliates of our Sponsor manage multiple privately held REITs that are wholly owned by funds managed by affiliates of our Sponsor, including (1) NexPoint Real Estate Opportunities, or NREO, (2) NexPoint Real Estate Capital, or NREC, (3) NFRO REIT Sub, LLC, (4) NexPoint Capital REIT, LLC, (5) NRESF REIT Sub, LLC and (6) GAF REIT, LLC, and manage multiple Delaware Statutory Trusts, or DSTs.

Experience in Target Property Sectors

Our Sponsor and its affiliates have extensive experience in our target property sectors and have completed approximately $9.0 billion in gross real estate transactions since 2012. These transactions include activity in the following sectors:

Multifamily

Affiliates of our Sponsor have been active in the multifamily sector since 2013 and have invested or loaned approximately $5.7 billion in the multifamily sector, including in NXRT, six separate multifamily CMBS B-Piece securitizations totaling approximately $292.3 million as of September 30, 2019, preferred equity investments in 28 multifamily properties with approximately $1.0 billion of gross real estate value as of September 30, 2019, 14 multifamily properties in DSTs with $668.3 million in gross real estate value as of September 30, 2019 and NexBank’s outstanding loans in the multifamily sector as of September 30, 2019.

Single-Family Rental

Affiliates of our Sponsor have been active in the SFR sector, investing or loaning approximately $2.1 billion as a continuation of our Sponsor’s affordable housing investment thesis, including approximately $1.2 billion in SFR mortgages, an investment in VineBrook, which owns SFR assets directly, and NexBank’s outstanding loans in the SFR sector as of September 30, 2019. VineBrook is externally managed by an affiliate of our Sponsor and our Sponsor plays an integral role in the expansion of VineBrook’s business.

Self-Storage

Affiliates of our Sponsor have invested or loaned approximately $211 million in the self-storage sector, including a $125 million preferred equity investment in Jernigan Capital, Inc., or JCAP (NYSE: JCAP), a publicly traded REIT that provides capital to private developers, owners and operators of self-storage facilities, approximately $77.4 million of equity invested directly into self-storage developments and NexBank’s outstanding loans in the self-storage sector as of September 30, 2019.

Hospitality

Affiliates of our Sponsor have invested or loaned approximately $477 million in the hospitality sector since 2014, including in NHT and NexBank’s outstanding loans in the hospitality sector as of September 30, 2019. NHT is externally managed by an affiliate of our Manager.

Office

Affiliates of our Sponsor have invested or loaned approximately $521 million in the office sector since 2012, including NexBank’s outstanding loans in the office sector as of September 30, 2019, and have primarily focused on opportunistic repositioning investments.

Other

Affiliates of our Sponsor have also made investments and loans in alternative real estate sectors, including timber, triple net retail, strip malls and single family residential totaling $6.0 billion, which includes NexBank’s outstanding loans in other sectors as of September 30, 2019.

Our Competitive Strengths

Credit Strength of Initial Portfolio

As a whole, we believe our Initial Portfolio investments have a relatively low risk profile: 99.7% of the underlying properties in the Initial Portfolio are stabilized and have a weighted average occupancy of 93%; the portfolio-wide weighted average debt service coverage ratio, or DSCR, a metric used to assess the performance and credit worthiness of an investment, is 1.8x; the weighted average loan-to-value, or LTV, of our investments is 67.0%; and the weighted average maturity is 8.3 years as of September 30, 2019. These metrics do not reflect our alternative structured financing investment. The Initial Portfolio has associated leverage that is matched in term and structure to provide stable contractual spreads and net interest income, which we believe in the long-term will help protect us from fluctuations in market interest rates that may occur over the life of the portfolio investments.

Public Company REIT Experience

Our Manager’s management team took NXRT public in 2015 through a spin-off of 38 multifamily properties owned by NHF. NXRT is primarily focused on acquiring, renovating, owning and operating well-located, middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. As of September 30, 2019, NXRT owned 13,757 rental units across 37 properties.

Network of Existing Partners Provides Us An Immediately Available Investment Pipeline

We also believe that one of our key competitive strengths is the network of local, regional and national operating partners with which our Sponsor and its affiliates do business. Our Sponsor and its affiliates work closely with high quality sponsors to forge long-standing relationships so that our Sponsor is viewed as an “investment partner of choice” when partners are seeking investment in new transactions. Our Sponsor has made investments with over 75 real estate sponsors.

Scalability, Strength and Experience in Target Sectors

We expect to deploy a significant amount of our capital in investments in the multifamily, SFR, self-storage, hospitality and office property sectors in which our Sponsor and its affiliates have a large network of relationships and extensive experience. Our Sponsor and its affiliates have completed approximately $5.7 billion of multifamily investments, $2.1 billion of SFR investments, $211 million of self-storage investments, $477 million of hospitality investments, $521 million of office investments and $6.0 billion of other investments since 2012, which includes NexBank’s outstanding loans in these sectors as of September 30, 2019.

Our Sponsor’s Financing Solutions are Pre-Approved and Comply with Freddie Mac and Fannie Mae Standards

Our Sponsor is a select sponsor with Freddie Mac and has experience structuring financing solutions behind first mortgage lenders, including banks, life insurance companies, Freddie Mac and The Federal National Mortgage Association, or Fannie Mae, including mezzanine loans and preferred equity investments. Our Sponsor and its affiliates have successfully tailored financing solutions to property owners in creative ways but also highly symbiotic with a typical Freddie Mac or Fannie Mae first mortgage. Our multifamily loan and investment platform complies with current Freddie Mac and Fannie Mae standards, giving us a unique opportunity to invest alongside quality sponsors and the largest multifamily lenders in the U.S.

Access to Our Sponsor’s Real Estate Platform

Our Sponsor and its subsidiaries have extensive experience managing real estate investment activities. Our Sponsor’s real estate team includes 15 individuals and has completed over 160 transactions totaling approximately $9.0 billion of gross real estate value since 2012. The members of our Sponsor’s investment team have on average 15 years of investment experience with leading institutions and investors in the following asset classes: real estate, private equity, alternatives, credit and equity. In addition, we expect to have access to the resources of NexBank to help source and execute investments, provide servicing and infrastructure and asset management.

Our Investment Strategy

Primary Investment Objective

Our primary investment objective is to generate attractive, risk-adjusted returns for stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective primarily by originating, structuring and investing in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily CMBS securitizations. We intend to primarily focus on lending or investing in properties that are stabilized or have a light transitional business plan with positive DSCRs and high quality sponsors.

Through active portfolio management we will seek to take advantage of market opportunities to achieve a superior portfolio risk-mix, while delivering attractive total return. Our Manager will regularly monitor and stress-test each investment and the portfolio as a whole under various scenarios, enabling us to make informed and proactive investment decisions.

Target Investments

We intend to invest primarily in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily CMBS securitizations, with a focus on lending or investing in properties that are stabilized or have a light transitional business plan primarily in the multifamily, SFR, self-storage, hospitality and office real estate sectors predominantly in the top 50 MSAs, including, but not limited to, the following:

•

First Mortgage Loans: We intend to make investments in senior loans that are secured by first priority mortgage liens on real estate properties. The loans may vary in duration, bear interest at a fixed or floating rate and amortize, typically with a balloon payment of principal at maturity. These investments may include whole loans or pari passu participations within such senior loans.

•

Mezzanine Loans: We may originate or acquire mezzanine loans. These loans are subordinate to the first mortgage loan on a property, but senior to the equity of the borrower. These loans are not secured by the underlying real estate, but generally can be converted into preferred equity of the mortgage borrower or owner of a mortgage borrower, as applicable.

•

Preferred Equity: We may make investments that are subordinate to any mortgage or mezzanine loan, but senior to the common equity of the borrower. Preferred equity investments typically receive a preferred return from the issuer’s cash flow rather than interest payments and often have the right for such preferred return to accrue if there is insufficient cash flow for current payment. These investments are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effect a change of control with respect to the ownership of the property.

•

Alternative Structured Financing: We may also look to construct innovative financing solutions that are symbiotic for both parties. We expect to provide flexibility and structured financings that enable counterparties to strategically draw capital when needed or “match funded” commitments. Terms may entail a maximum commitment over a certain period with monthly minimums in exchange for a preferred equity investment with a stated cash coupon and a back-end payment-in-kind component that is in the form of additional preferred equity or common equity, which provides an additional avenue for value accretion to us.

•

CMBS B-Pieces: We intend to make investments in the junior-most bonds comprising some or all of the BB-rated, B-rated and unrated tranches of CMBS securitization pools. In the CMBS structure, underlying commercial real estate loans are typically aggregated into a pool with the pool issuing and selling different tranches of bonds and securities to different investors. Under the pooling and servicing agreements that govern these securitization pools, the loans are administered by a trustee and servicers, who act on behalf of all CMBS investors, distribute the underlying cash flows to the different classes of securities in accordance with their seniority. Historically, a single investor acquires all of the below-investment grade securities that comprise each CMBS B-Piece. CMBS B-Pieces have been a successful and sought-after securitization program offering a wide-range of residential and multifamily products. As of September 30, 2019, there have been 307 Freddie Mac K-deal issuances for a combined $334 billion and 16,790 loans originated and securitized since 2009.

Market Opportunity

Strong Demand for Commercial Real Estate Debt Capital

Borrower demand for commercial real estate debt capital remains at historically high levels. This demand is expected to be sustained by the significant upcoming maturities of commercial real estate debt originated during the credit boom preceding the economic recession in 2008 and 2009. According to the Mortgage Bankers Association $130 billion to more than $150 billion of non-bank-held mortgages are set to mature each year from 2020 to 2024.

Large, Addressable Market Opportunity

The U.S. commercial real estate market has current total outstanding loan balances of more than $4.5 trillion as reported by the U.S. Federal Reserve Bank as of September 30, 2019. Financing opportunities are created by strong commercial real estate transaction volumes, which totaled $537 billion in 2018, the second-largest year on record for commercial real estate sales in the U.S., according to Ten-X. In addition, commercial real estate transaction volumes are expected to continue at these levels due to the large amount of “dry powder” of real estate funds and appreciation of commercial real estate property values, as illustrated by the charts below.

Dry Powder of Real Estate Funds ($ in Billions)

Source: Preqin

National All-Property Price Index

Source: Real Capital Analytics, September 2019

Traditional Lenders Have Been Constrained

Traditional lenders have been scaling back from both the new construction and refinancing market due in large part to more onerous underwriting standards and an increase in banking regulations such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, which has called for stricter liquidity and capital requirements. As a result, this has led to sweeping changes to the banking sector’s conventional lending practices and has created a strong demand for “gap” financing from experienced and trusted non-bank conduit lenders. Gap financing refers to the financing needed to bridge the “gap” between the lending bank’s first mortgage and a sponsor’s equity investment due to a lending bank’s unwillingness and limitation to lend beyond a certain LTV ratio. Over the years, banks have shortened interest only periods and lowered average LTV ratios leaving a large void across the lending landscape. Historically, a significant amount of commercial real estate mortgage loans have been financed through the CMBS markets. CMBS issuance has been significantly lower than before the financial crisis, resulting in a need for alternative lenders to meet debt capital demand, as illustrated by the chart below.

CMBS Issuance ($ in Billions)

Source: Commercial Mortgage Alert

Due to the increased regulatory environment, commercial real estate mortgage REITs and other lenders have captured 10% of the U.S. commercial real estate debt market at September 30, 2019, steadily increasing from their 8.1% share at the beginning of the financial crisis.

Commercial Real Estate Debt Market Share

Source: Federal Reserve

Our Initial Portfolio

Our Initial Portfolio will consist of senior pooled mortgage loans backed by SFR properties, multifamily CMBS B-Pieces, mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments within the multifamily, SFR and self-storage assets classes.

Upon completion of the Formation Transaction, our Initial Portfolio based on total unpaid principal balance, excluding the consolidation of the CMBS B-Pieces as described further below, is expected to be approximately 82% senior pooled mortgage loans backed by SFR properties, approximately 13% multifamily CMBS B-Pieces and approximately 6% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Total liabilities, excluding the consolidation of the CMBS B-Pieces, with respect to each of the aforementioned investment structures in our Initial Portfolio are expected to be approximately $789.5 million, $0 and $0, respectively, upon completion of the Formation Transaction. Our CMBS B-Piece investments as a percentage of total assets, excluding the consolidation of the CMBS B-Pieces, reflects the assets that we will actually own following the Formation Transaction. However, in accordance with the applicable accounting standards, we expect to consolidate all of the assets of the trusts that issued the CMBS B-Pieces that we will own following the Formation Transaction.

Upon completion of the Formation Transaction, our Initial Portfolio based on total unpaid principal balance, including the consolidation of the CMBS B-Pieces, is expected to be approximately 32% senior pooled mortgage loans backed by SFR properties, approximately 66% multifamily CMBS B-Pieces and approximately 2% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Total liabilities, including the consolidation of the CMBS B-Pieces, with respect to each of the aforementioned investment structures in our Initial Portfolio are expected to be approximately $789.5 million, $1.7 billion and $0, respectively, upon completion of the Formation Transaction. See the table in “—Our Financing Strategy—Freddie Mac Credit Facility” for additional information.

Upon completion of the Formation Transaction, our Initial Portfolio based on net equity is expected to be approximately 43% senior pooled mortgage loans backed by SFR properties, approximately 39% multifamily CMBS B-Pieces and approximately 18% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Net equity represents the carrying value less our leverage on the asset.

As a whole, we believe our Initial Portfolio investments have a relatively low risk profile: 99.7% of the underlying properties in the Initial Portfolio are stabilized and have a weighted average occupancy of 93%; the portfolio-wide weighted average DSCR is 1.8x; the weighted average LTV of our investments is 67.0%; and the weighted average maturity is 8.3 years as of September 30, 2019. These metrics do not reflect our alternative structured financing investment. For additional information related to the diversification of the collateral associated with the Initial Portfolio, including with respect to interest rate category, underlying property type, investment structure and geography, see the charts on the following page.

#	Investment	Origination Date	UPB (1)	Carrying Value	Net Equity	Interest Rate	PIK / Other Rate		All-in Rate (2)	Fixed / Floating	Maturity Date (3)	City, State	Property Type (4)	LTV (5)	Stabilized (6)

SENIOR LOANS

1	Senior Loan	8/8/18	$508,700,000	$550,834,683	$85,145,268	4.7%	—		4.7%	Fixed	9/1/28	Multiple	SFR	68.1%	Yes

2	Senior Loan	2/15/19	62,023,000	67,160,251	11,172,089	5.0%	—		5.0%	Fixed	3/1/29	Multiple	SFR	65.0%	Yes

3	Senior Loan	9/28/18	51,362,000	55,616,220	9,470,031	4.7%	—		4.7%	Fixed	10/1/25	Multiple	SFR	54.2%	Yes

4	Senior Loan	10/16/18	38,679,000	41,882,710	5,553,460	5.6%	—		5.6%	Fixed	11/1/28	Multiple	SFR	73.8%	Yes

5	Senior Loan	1/28/19	17,495,276	18,944,377	2,660,649	5.6%	—		5.6%	Fixed	2/1/29	Multiple	SFR	65.4%	Yes

6	Senior Loan	10/17/18	15,300,000	16,567,271	2,964,041	5.5%	—		5.5%	Fixed	11/1/23	Multiple	SFR	55.8%	Yes

7	Senior Loan	9/14/18	12,455,745	13,487,431	2,084,820	5.5%	—		5.5%	Fixed	10/1/28	Multiple	SFR	67.7%	Yes

8	Senior Loan	11/15/18	10,774,713	11,673,951	1,572,119	5.6%	—		5.6%	Fixed	12/1/28	Multiple	SFR	74.3%	Yes

9	Senior Loan	8/15/18	10,702,441	11,594,890	1,824,632	5.3%	—		5.3%	Fixed	9/1/28	Multiple	SFR	70.8%	Yes

10	Senior Loan	11/28/18	10,349,108	11,235,571	1,611,936	5.7%	—		5.7%	Fixed	12/1/28	Multiple	SFR	66.3%	Yes

11	Senior Loan	1/4/18	10,856,676	11,728,277	2,278,626	5.4%	—		5.4%	Fixed	2/1/28	Multiple	SFR	73.6%	Yes

12	Senior Loan	2/11/19	10,523,000	11,380,198	2,095,755	4.7%	—		4.7%	Fixed	3/1/26	Multiple	SFR	63.2%	Yes

13	Senior Loan	9/28/18	9,875,000	10,692,928	1,535,347	6.1%	—		6.1%	Fixed	10/1/28	Multiple	SFR	74.3%	Yes

14	Senior Loan	12/18/18	9,341,569	10,115,314	1,595,336	5.9%	—		5.9%	Fixed	1/1/29	Multiple	SFR	57.1%	Yes

15	Senior Loan	10/10/18	8,360,122	9,052,576	1,292,710	5.9%	—		5.9%	Fixed	11/1/28	Multiple	SFR	72.7%	Yes

16	Senior Loan	1/31/19	7,974,639	8,635,164	1,239,882	5.5%	—		5.5%	Fixed	2/1/29	Multiple	SFR	56.9%	Yes

17	Senior Loan	1/18/19	7,850,010	8,500,212	1,387,318	5.3%	—		5.3%	Fixed	2/1/29	Multiple	SFR	74.4%	Yes

18	Senior Loan	6/29/18	7,704,493	8,342,642	1,335,406	5.1%	—		5.1%	Fixed	7/1/28	Multiple	SFR	57.3%	Yes

19	Senior Loan	2/5/19	6,896,801	7,468,050	1,236,446	5.5%	—		5.5%	Fixed	3/1/29	Multiple	SFR	72.4%	Yes

20	Senior Loan	10/26/18	6,442,817	7,004,206	991,125	5.5%	—		5.5%	Fixed	11/1/28	Multiple	SFR	74.2%	Yes

21	Senior Loan	1/3/19	6,777,757	7,327,709	1,405,305	4.8%	—		4.8%	Fixed	2/1/24	Multiple	SFR	69.4%	Yes

22	Senior Loan	8/9/18	6,639,674	7,173,321	1,303,849	5.8%	—		5.8%	Fixed	9/1/23	Multiple	SFR	58.1%	Yes

23	Senior Loan	11/30/18	5,760,000	6,237,090	890,658	6.0%	—		6.0%	Fixed	12/1/28	Multiple	SFR	70.0%	Yes

24	Senior Loan	9/14/18	5,739,215	6,214,584	941,106	5.2%	—		5.2%	Fixed	10/1/28	Multiple	SFR	58.0%	Yes

25	Senior Loan	7/27/18	5,673,200	6,143,100	1,127,992	5.3%	—		5.3%	Fixed	8/1/23	Multiple	SFR	67.7%	Yes

26	Senior Loan	12/14/18	5,428,411	5,878,036	913,212	5.5%	—		5.5%	Fixed	1/1/29	Multiple	SFR	74.4%	Yes

27	Senior Loan	1/11/19	4,736,000	5,128,274	849,061	5.4%	—		5.4%	Fixed	2/1/29	Multiple	SFR	74.0%	Yes

Senior Loans—Total / Wtd. Avg.			$864,420,666	$936,019,035	$146,478,176	4.9%	—		4.9%		8.6			67.0%	100.0%

CMBS

28	CMBS	3/28/19	$75,645,300	$75,645,300	$75,645,300	8.0%	—		8.0%	Floating	2/25/26	Multiple	MF	65.4%	Yes

29	CMBS	11/26/19	58,664,060	58,664,060	58,664,060	8.0%	—		8.0%	Floating	11/25/26	Multiple	MF	64.8%	Yes

CMBS - Total / Wtd. Avg.			$134,309,360	$134,309,360	$134,309,360	8.0%	—		8.0%		6.7			65.2%	100.0%

MEZZANINE LOANS

30	Mezzanine Loan	2/5/18	$3,250,000	$3,250,000	$3,250,000	8.0%	6.0	% (7)	14.0%	Floating	1/31/22	North Charleston, SC	MF	73.4%	No

PREFERRED EQUITY

31	Preferred Equity	8/31/15	$10,000,000	$10,000,000	$10,000,000	8.5%	3.0%		11.5%	Fixed	7/1/25	Columbus, GA	MF	85.8%	Yes

32	Preferred Equity	3/22/19	5,056,000	5,056,000	5,056,000	8.5%	4.0%		12.5%	Fixed	12/1/27	Jackson, MS	MF	75.6%	Yes

33	Preferred Equity	7/14/14	3,821,000	3,821,000	3,821,000	10.3%	5.0%		15.3%	Fixed	8/1/22	Corpus Christi, TX	MF	57.3%	Yes

Preferred Equity— Total / Wtd. Avg.			$18,877,000	$18,877,000	$18,877,000	8.9%	3.7%		12.5%		5.8			77.3%	100.0%

ALTERNATIVE STRUCTURED FINANCING

34	Alternative Structured Financing	7/27/16	$40,000,000	$40,000,000	$40,000,000	7.0%	6.5	% (8)	13.5%	Fixed	NA	Multiple	SS	NA	NA

Total Portfolio— Total / Wtd. Avg.			$1,060,857,025	$1,132,455,395	$342,914,536	5.4%	0.3%		5.7%		8.3			67.0%	99.7%

(1)	UPB as of September 30, 2019, except for the CMBS numbered 29 which is as of the origination date, November 26, 2019.
(2)

All-in Rate is calculated as the Interest Rate plus the PIK / Other Rate. The All-in Rates for the CMBS investments numbered 28 and 29 are based on one-month LIBOR of 2.0% as of September 30, 2019 plus a spread over the index of 6.0%.

(3)	Weighted average years to maturity as of September 30, 2019.
(4)	SFR is single-family rental, MF is multifamily and SS is self-storage properties.

(5)

LTV is generally based on the initial first mortgage loan amount plus the preferred equity or mezzanine loan investment, if any, divided by the as-is appraised value as of the date the investment was originated or by the current principal amount as of the date of the most recent as-is appraised value.

(6)

We consider stabilized investments to be those with an in-place debt service coverage ratio (DSCR), including the current pay of preferred equity or mezzanine loan, if applicable, of 1.2x or greater. Weighted average is the percentage of the total Carrying Value that is Stabilized.

(7)

Interest income for the Mezzanine Loan numbered 30 is calculated using the September 30, 2019 WSJ Prime of 5.0% plus a spread over the index of 9.0%. A fixed minimum rate of 8.0% is paid in cash on a monthly basis. The difference between the 8.0% minimum monthly payment and the 14.0% stated rate is accrued as paid-in-kind (PIK) interest and is compounded on a monthly basis. Accrued PIK is to be paid at maturity.

(8)

The preferred stock pays a fixed quarterly dividend of $2.125 million payable pro rata to the holders of the preferred stock for the first three quarters of 2018, 2019 and 2020 and for the first fiscal quarter of 2021. For the last fiscal quarter of each of 2018, 2019 and 2020 and for the second fiscal quarter of 2021, the stock dividend varies based on the underlying company’s book value and past aggregate dividends among other things, but will be no lower than $2.125 million. Given that the stock dividend for the last fiscal quarter of 2019 and 2020 cannot be predicted, the Company assumes a dividend of $2.125 million as a conservative estimate. It is expected that the company will own 40,000 shares of $1,000 par value preferred stock out of a total 131,375 shares outstanding as of September 30, 2019.

Loan 1 has a total unpaid principal balance of $508.7 million at September 30, 2019, which equates to 48.0% of the total unpaid principal balance of our Initial Portfolio, and net equity of $85.1 million, which equates to 24.8% of the total net equity of our Initial Portfolio. Loan 1 is collateralized by a diversified portfolio of 4,812 SFR workforce housing properties with values that average approximately $155,202 per home and rents that average $1,206 per month. The portfolio is stabilized with a weighted average occupancy of 91.6% and a DSCR of 1.7x. The portfolio’s underlying tenants are diverse with over 4,800 unique leases or tenants and the portfolio is located in 32 MSAs in 12 states. The guarantor of Loan 1 is a well-capitalized and publicly traded company.

The following charts illustrate our Initial Portfolio based on interest rate category, underlying property type, investment structure, and geography:

Note: The charts above do not reflect the GAAP consolidation of the trusts that issued the CMBS B-Pieces in our financial statements. In addition, the geography charts do not reflect our alternative structured financing investment.

Our Financing Strategy

While we do not have any formal restrictions or policy with respect to our debt-to-equity leverage ratio, we currently expect that our initial leverage will not exceed a ratio of 3-to-1. We believe this leverage ratio is prudent given that leverage typically exists at the asset level. The amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Our decision to use leverage to finance our assets will be at the discretion of our Manager, subject to review by our board of directors, and will not be subject to the approval of our stockholders. We generally intend to match leverage terms and interest rate type to that of the underlying investment financed.

Sources of Liquidity

Our primary sources of cash will generally consist of the net proceeds from this offering and cash generated from our operating results. From time to time, we may also enter into repurchase agreements to finance the acquisition of a portion of our target assets.

In connection with the acquisition of the CMBS B-Pieces in the Formation Transaction, we intend to enter into repurchase agreements. The repurchase agreements would allow us to leverage the CMBS Pieces at an expected interest rate of 3-month LIBOR plus a fixed spread of 1.30%. However, there can be no assurance that we will enter into these repurchase agreements on terms favorable to us or at all.

Freddie Mac Credit Facility

Following the Formation Transaction, two of our subsidiaries will be a party to a loan and security agreement that was entered into on July 12, 2019 with Freddie Mac, or the Credit Facility. Under the Credit Facility, these entities borrowed approximately $789.5 million in connection with their acquisition of senior pooled mortgage loans backed by SFR properties, or the Underlying Loans, that will be part of our Initial Portfolio following the Formation Transaction. No additional borrowings can be made under the Credit Facility. Our obligations under the Credit Facility will be secured by the Underlying Loans. Our borrowings under the Credit Facility will mature on July 12, 2029.

The leverage utilized on all senior loans in our Initial Portfolio are matched in duration and structure, with a weighted average spread of 2.5% between the asset interest rate and the liability interest rate.

		Asset Metrics			Debt Metrics
#	Investment	Fixed / Floating Rate	Interest Rate	Maturity Date (1)	Fixed / Floating Rate	Interest Rate	Maturity Date (1)

SENIOR LOANS

1	Senior Loan	Fixed	4.7%	9/1/2028	Fixed	2.2%	9/1/2028

2	Senior Loan	Fixed	5.0%	3/1/2029	Fixed	2.7%	3/1/2029

3	Senior Loan	Fixed	4.7%	10/1/2025	Fixed	2.1%	10/1/2025

4	Senior Loan	Fixed	5.6%	11/1/2028	Fixed	2.7%	11/1/2028

5	Senior Loan	Fixed	5.6%	2/1/2029	Fixed	2.9%	2/1/2029

6	Senior Loan	Fixed	5.5%	11/1/2023	Fixed	2.6%	11/1/2023

7	Senior Loan	Fixed	5.5%	10/1/2028	Fixed	3.0%	10/1/2028

8	Senior Loan	Fixed	5.6%	12/1/2028	Fixed	2.8%	12/1/2028

9	Senior Loan	Fixed	5.3%	9/1/2028	Fixed	2.8%	9/1/2028

10	Senior Loan	Fixed	5.7%	12/1/2028	Fixed	3.0%	12/1/2028

11	Senior Loan	Fixed	5.4%	2/1/2028	Fixed	3.5%	2/1/2028

12	Senior Loan	Fixed	4.7%	3/1/2026	Fixed	2.5%	3/1/2026

13	Senior Loan	Fixed	6.1%	10/1/2028	Fixed	3.3%	10/1/2028

14	Senior Loan	Fixed	5.9%	1/1/2029	Fixed	3.1%	1/1/2029

15	Senior Loan	Fixed	5.9%	11/1/2028	Fixed	3.0%	11/1/2028

16	Senior Loan	Fixed	5.5%	2/1/2029	Fixed	2.8%	2/1/2029

17	Senior Loan	Fixed	5.3%	2/1/2029	Fixed	3.0%	2/1/2029

18	Senior Loan	Fixed	5.1%	7/1/2028	Fixed	2.7%	7/1/2028

19	Senior Loan	Fixed	5.5%	3/1/2029	Fixed	3.0%	3/1/2029

20	Senior Loan	Fixed	5.5%	11/1/2028	Fixed	2.7%	11/1/2028

21	Senior Loan	Fixed	4.8%	2/1/2024	Fixed	2.4%	2/1/2024

22	Senior Loan	Fixed	5.8%	9/1/2023	Fixed	2.9%	9/1/2023

23	Senior Loan	Fixed	6.0%	12/1/2028	Fixed	3.1%	12/1/2028

24	Senior Loan	Fixed	5.2%	10/1/2028	Fixed	2.6%	10/1/2028

25	Senior Loan	Fixed	5.3%	8/1/2023	Fixed	2.5%	8/1/2023

26	Senior Loan	Fixed	5.5%	1/1/2029	Fixed	3.0%	1/1/2029

27	Senior Loan	Fixed	5.4%	2/1/2029	Fixed	3.1%	2/1/2029

Senior Loans—Total / Wtd. Avg.		100% Fixed	4.9%	8.6	100% Fixed	2.4%	8.6

(1)	Weighted average years to maturity as of September 30, 2019.

Investment Process

We expect to benefit from the tested method of capital allocation and on-going investment monitoring developed by our Sponsor. The primary objectives of the investment process are for it to be repeatable, dependable, and produce attractive risk-adjusted returns. The primary components of the investment process are as follows:

Investment Guidelines

Upon completion of this offering, we expect our board of directors will approve the following investment guidelines:

•	No investment will be made that would cause us to fail to qualify or maintain our qualification as a REIT under the Code;

•	No investment will be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;

•	Our Manager will seek to invest our capital in our target assets;

•

Prior to the deployment of our capital into our target assets, our Manager may cause our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. government obligations and other instruments or investments determined by our Manager to be of high quality and consistent with our qualification as a REIT under the Code; and

•

Without the approval of a majority of our independent directors, no more than 25% of our Equity (as defined in our Management Agreement) may be invested in any individual investment (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment will be deemed to be multiple investments in such underlying securities, instruments and assets and not the particular vehicle, product or other arrangement in which they are aggregated).

These investment guidelines may be amended, supplemented or waived by our board of directors (which must include a majority of our independent directors) from time to time, but without the approval of our stockholders.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the following risks and those under the heading “Risk Factors” before purchasing our common stock:

•	Our loans and investments expose us to risks similar to and associated with debt-oriented real estate investments generally.

•	Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

•

Fluctuations in interest rate and credit spreads, which may not be adequately protected or protected at all, by our hedging strategies, could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

•	Our loans and investments will be concentrated in terms of geography, asset types and sponsors upon completion of the formation transaction and may continue to be so in the future.

•

Upon the completion of the formation transaction, we will have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

•

We have limited operating history as a standalone company and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.

•

We are dependent upon our Manager and its affiliates to conduct our day-to-day operations; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

•	We may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Manager, members of our Manager’s management team or by our Sponsor or its affiliates.

•

Our Manager and its affiliates will face conflicts of interest, including significant conflicts created by our Manager’s compensation arrangements with us, including compensation which may be required to be paid to our Manager if our management agreement is terminated, which could result in decisions that are not in the best interests of our stockholders.

•	We will pay substantial fees and expenses to our Manager and its affiliates, which payments increase the risk that you will not earn a profit on your investment.

•

If we fail to qualify as a REIT for U.S. federal income tax purposes, cash available for distributions to be paid to you could decrease materially, which would limit our ability to make distributions to our stockholders.

If any of the factors enumerated above or in “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Our Structure

The following chart summarizes our organizational structure following the Formation Transaction and this offering. This chart is provided for illustrative purposes only and does not show all of our legal entities or ownership percentages of such entities.

Our Management Agreement

Prior to or concurrently with the completion of this offering, we intend to enter into the Management Agreement, pursuant to which NexPoint Real Estate Advisors VII, L.P. will serve as our Manager. Pursuant to the Management Agreement, subject to the overall supervision of our board of directors, our Manager will manage our day-to-day operations, and provide investment management services to us. Under the terms of this agreement, our Manager will, among other things:

•	identify, evaluate and negotiate the structure of our investments (including performing due diligence);

•	find, present and recommend investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our investments;

•	review and analyze financial information for each investment in our overall portfolio;

•	close, monitor and administer our investments; and

•	identify debt and equity capital needs and procure the necessary capital.

As consideration for the Manager’s services, we will pay our Manager an annual management fee of 1.5% of Equity (as defined below), paid monthly, in cash or shares of our common stock at the election of our Manager, or the Annual Fee.

“Equity” means (a) the sum of (1) total stockholders’ equity immediately prior to the closing of this offering, plus (2) the net proceeds received by us from all issuances of our common stock in and after this offering, plus (3) our cumulative Core Earnings (as defined below) from and after this offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our common stockholders from and after this offering to the end of the most recently completed calendar quarter and (2) all amounts that we have paid to repurchase our common stock from and after this offering to the end of the most recently completed calendar quarter. In our calculation of Equity, we will adjust our calculation of Core Earnings to remove the compensation expense relating to awards granted under one or more of our long-term incentive plans that is added back in our calculation of Core Earnings. Additionally, for the avoidance of doubt, Equity will not include the assets contributed to us in the Formation Transaction as they will be contributed to subsidiary partnerships of the OP, which will not result in an increase in our stockholders’ equity attributable to common stockholders.

“Core Earnings” means the net income (loss) attributable to our common stockholders computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income (loss), or in net income (loss) and adding back amortization of stock-based compensation. Net income (loss) attributable to common stockholders may also be adjusted for one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and our independent directors and approved by a majority of the independent directors of our board.

Incentive compensation may be payable to our executive officers and certain other employees of our Manager or its affiliates pursuant to a long-term incentive plan approved by our stockholders. As discussed above, compensation expense is not considered when determining Core Earnings, in that we add back compensation expense to net income in the calculation of Core Earnings. However, compensation expense is considered when determining Equity, in that we will adjust our calculation of Core Earnings to remove the compensation expense that is added back in our calculation of Core Earnings.

We will be required to pay directly or reimburse our Manager for all of the documented “operating expenses” (all out-of-pocket expenses of our Manager in performing services for us, including but not limited to the expenses incurred by our Manager in connection with any provision by our Manager of legal, accounting, financial and due diligence services performed by our Manager that outside professionals or outside consultants would otherwise perform, compensation expenses under any long-term incentive plan adopted by us and approved by our stockholders and our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager required for our operations) and “offering expenses” (any and all expenses (other than underwriters’ discounts and commissions) paid or to be paid by us in connection with an offering of our securities, including, without limitation, our legal, accounting, printing, mailing and filing fees and other documented offering expenses) paid or incurred by our Manager or its affiliates in connection with the services it provides to us pursuant to the Management Agreement. However, our Manager is responsible, and we will not reimburse our Manager or its affiliates, for the salaries or benefits to be paid to personnel of our Manager or its affiliates who serve as our officers, except that we may grant equity awards to our officers under a long-term incentive plan adopted by us and approved by our stockholders. Direct payment of operating expenses by us, which includes compensation expense relating to equity awards granted under our long-term incentive plan, together with reimbursement of operating expenses to our Manager, plus the Annual Fee, may not exceed 2.5% of equity book value for any calendar year or portion thereof, provided, however, that this limitation will not apply to offering expenses, legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate-related investments.

The Management Agreement has an initial term of three years, and is automatically renewed thereafter for a one-year term unless earlier terminated. We will have the right to terminate the Management Agreement on 30 days’ written notice for cause (as defined in the Management Agreement). The Management Agreement can be terminated by us or our Manager without cause with 180 days’ written notice to the other party. Our Manager may also terminate the agreement with 30 days’ written notice if we have materially breached the agreement and such breach has continued for 30 days. A termination fee will be payable to our Manager by us upon termination of our Management Agreement for any reason, including non-renewal, other than a termination by us for cause. The termination fee will be equal to three times the average Annual Fee earned by our Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the effective termination date; provided, however, if the Management Agreement is terminated prior to the two-year anniversary of the date of the Management Agreement, the management fee earned during such period will be annualized for purposes of calculating the average annual management fee.

Under the terms of the Management Agreement, our Manager will indemnify and hold harmless us, our subsidiaries and the OP from all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by reason of our Manager’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that our Manager will not be held responsible for any action of our board of directors in following or declining to follow any written advice or written recommendation given by our Manager. However, the aggregate maximum amount that our Manager may be liable to us pursuant to the Management Agreement will, to the extent not prohibited by law, never exceed the amount of the management fees received by our Manager under the Management Agreement prior to the date that the acts or omissions giving rise to a claim for indemnification or liability have occurred. In addition, our Manager will not be liable for special, exemplary, punitive, indirect, or consequential loss, or damage of any kind whatsoever, including without limitation lost profits. The limitations described in the preceding two sentences will not apply, however, to the extent such damages are determined in a final binding non-appealable court or arbitration proceeding to result from the bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of our Manager’s duties. See “Management Compensation.”

Conflicts of Interest and Related Policies

The scope of the activities of the affiliates of our Manager and the funds and clients advised by affiliates of our Manager may give rise to conflicts of interest or other restrictions and/or limitations imposed on us in the future that cannot be foreseen or mitigated at this time. For additional information on our conflicts of interest and related policies, see “Conflicts of Interest.”

Management Agreement

Under our Management Agreement, our Manager will be entitled to fees that are structured in a manner intended to provide incentives to our Manager to perform in our best interests and in the best interest of our stockholders. However, because performance is only one aspect of our Manager’s compensation, our Manager’s interests are not wholly aligned with those of our stockholders. In that regard, our Manager could be motivated to recommend riskier or more speculative investments that would entitle our Manager to a higher fee.

Other Accounts and Relationships

As part of their regular business, our Manager, its affiliates and their respective officers, directors, trustees, stockholders, members, partners and employees and their respective funds and investment accounts, or collectively, the Related Parties, hold, purchase, sell, trade or take other related actions both for their respective accounts and for the accounts of their respective clients, on a principal or agency basis, subject to applicable law with respect to loans, securities and other investments and financial instruments of all types. The Related Parties also provide investment advisory services, among other services, and engage in private equity, real estate and capital markets-oriented investment activities. The Related Parties will not be restricted in their performance of any such services or in the types of debt, equity, real estate or other investments which they may make. The Related Parties may have economic interests in or other relationships with respect to investments made by us. In particular, the Related Parties may make and/or hold an investment, including investments in securities, that may compete with, be pari passu, senior or junior in ranking to an, investment, including investments in securities, made and/or held by us or in which partners, security holders, members, officers, directors, agents or employees of such Related Parties serve on boards of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in restrictions on transactions by us and otherwise create conflicts of interest for us. In such instances, the Related Parties may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to our investments. In connection with any such activities described above, the Related Parties may hold, purchase, sell, trade or take other related actions in securities or investments of a type that may be suitable for us. The Related Parties will not be required to offer such securities or investments to us or provide notice of such activities to us. In addition, in managing our portfolio, our Manager may take into account its relationship or the relationships of its affiliates with obligors and their respective affiliates, which may create conflicts of interest.

Furthermore, in connection with actions taken in the ordinary course of business of our Manager in accordance with its fiduciary duties to its other clients, our Manager may take, or be required to take, actions which adversely affect our interests.

The Related Parties have invested and may continue to invest in investments that would also be appropriate for us. Such investments may be different from those made on behalf of us. Neither our Manager nor any Related Party has any duty, in making or maintaining such investments, to act in a way that is favorable to us or to offer any such opportunity to us, subject to our Manager’s allocation policy. The investment policies, fee arrangements and other circumstances applicable to such other parties may vary from those applicable to us. Our Manager and/or any Related Party may also provide advisory or other services for a customary fee with respect to investments made or held by us, and neither our stockholders nor we shall have any right to such fees. Our Manager and/or any Related Party may also have ongoing relationships with, render services to or engage in transactions with other clients and other REITs, who make investments of a similar nature to ours, and with companies whose securities or properties are acquired by us. In connection with the foregoing activities our Manager and/or any Related Party may from time to time come into possession of material nonpublic information that limits the ability of our Manager to effect a transaction for us, and our investments may be constrained as a consequence of our Manager’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on our behalf. In addition, officers or affiliates of our Manager and/or Related Parties may possess information relating to our investments that is not known to the individuals at our Manager responsible for monitoring our investments and performing the other obligations under the Management Agreement.

Although the professional staff of our Manager will devote as much time to our business and investments as our Manager deems appropriate to perform its duties in accordance with the Management Agreement and in accordance with reasonable commercial standards, the staff may have conflicts in allocating its time and services among us and Related Parties’ other accounts. The Management Agreement places restrictions on our Manager’s ability to buy and sell investments for us. Accordingly, during certain periods or in certain circumstances, our Manager may be unable as a result of such restrictions to buy or sell investments or to take other actions that it might consider to be in our best interests.

The directors, officers, employees and agents of the Related Parties, and our Manager may, subject to applicable law, serve as directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories, and receive arm’s length fees in connection with such service, for us or any Related Party, or for any of our investments or any affiliate thereof, and neither we nor our stockholders shall have the right to any such fees.

The Related Parties serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as us, or of other investment funds managed by our Manager or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in our best interests. We may compete with other entities managed by our Manager and its affiliates for capital and investment opportunities.

There is no limitation or restriction on our Manager or any of its Related Parties with regard to acting as investment manager (or in a similar role) to other parties or persons. This and other future activities of our Manager and/or its Related Parties may give rise to additional conflicts of interest. Such conflicts may be related to obligations that our Manager or its affiliates have to other clients.

Allocation Policy

If a potential investment is appropriate for either us or another entity managed by our Manager or its affiliates, our Manager and its affiliates, including their respective personnel, have an allocation policy that provides opportunities will be allocated among those accounts for which participation in the respective opportunity is considered most appropriate. Our Manager is not required to offer to us any opportunities that do not meet our investment objectives and criteria. Personnel of our Manager and its affiliates may invest in any such investment opportunities not required to be presented to us.

Our Manager will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with its internal conflict of interest and allocation policies. Our Manager will seek to allocate investment opportunities among such entities in a manner that is fair and equitable over time and consistent with its allocation policy. However, there is no assurance that such investment opportunities will be allocated to us fairly or equitably in the short-term or over time, and there can be no assurance that we will be able to participate in all such investment opportunities that are suitable for us.

Cross Transactions and Principal Transactions

Our Manager may effect client cross-transactions where our Manager causes a transaction to be effected between us and another client advised by our Manager or any of its affiliates. Our Manager may engage in a client cross-transaction involving us any time that our Manager believes such transaction to be fair to us and the other client of our Manager or its affiliates in accordance with our Manager’s internal written cross-transaction policies and procedures.

Our Manager may effect principal transactions where we may make and/or hold an investment, including an investment in securities, in which our Manager and/or its affiliates have a debt, equity or participation interest, in each case in accordance with applicable law and with our Manager’s internal written policies and procedures for principal transactions, which may include our Manager obtaining our consent and approval prior to engaging in any such principal transaction between us and our Manager or its affiliates.

In each such case, our Manager and such affiliates may have a potentially conflicting division of loyalties and responsibilities regarding us and the other parties to such investment. Under certain circumstances, our Manager and its affiliates may determine that it is appropriate to avoid such conflicts by selling an investment at a fair value that has been calculated pursuant to our Manager’s valuation procedures to another fund managed or advised by our Manager or such affiliates. In addition, our Manager may enter into agency cross-transactions where it or any of its affiliates acts as broker for us and for the other party to the transaction, to the extent permitted under applicable law. Our Manager may obtain our written consent as provided herein if any such transaction requires the consent of the board.

Participation in Creditor Committees, Underwriting and Other Activities

Our Manager and/or its Related Parties may participate in creditors or other committees with respect to the bankruptcy, restructuring or workout or foreclosure of our investments. In such circumstances, our Manager may take positions on behalf of itself or Related Parties that are adverse to our interests.

Our Manager and/or its Related Parties may act as an underwriter, arranger or placement agent, or otherwise participate in the origination, structuring, negotiation, syndication or offering of investments purchased by us. Such transactions are on an arm’s-length basis and may be subject to arm’s-length fees. There is no expectation for preferential access to transactions involving investments that are underwritten, originated, arranged or placed by our Manager and/or its Related Parties and neither we nor our stockholders shall have the right to any such fees.

Material Non-Public Information

There are generally no ethical screens or information barriers among our Manager and certain of its affiliates of the type that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. If our Manager, any of its personnel or its affiliates were to receive material non-public information about an investment or issuer, or have an interest in causing us to acquire a particular investment, our Manager may be prevented from causing us to purchase or sell such asset due to internal restrictions imposed on our Manager. Notwithstanding the maintenance of certain internal controls relating to the management of material non-public information, it is possible that such controls could fail and result in our Manager, or one of its investment professionals, buying or selling an asset while, at least constructively, in possession of material non-public information. Inadvertent trading on material non-public information could have adverse effects on our Manager’s reputation, result in the imposition of regulatory or financial sanctions, and as a consequence, negatively impact our Manager’s ability to perform its investment management services to us. In addition, while our Manager and certain of its affiliates currently operate without information barriers on an integrated basis, such entities could be required by certain regulations, or decide that it is advisable, to establish information barriers. In such event, our Manager’s ability to operate as an integrated platform could also be impaired, which would limit our Manager’s access to personnel of its affiliates and potentially impair its ability to manage our investments.

Operating and Regulatory Structure

REIT Qualification

We intend to elect to be treated as a REIT under the Code, commencing with our taxable year ending on December 31, 2020. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. We further believe that, after the consummation of this offering, we will satisfy the stock ownership diversity requirement for qualification as a REIT. To qualify as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property or REIT “prohibited transactions” taxes with respect to certain of our activities. Any distributions paid by us generally will not be eligible for taxation at the preferred U.S. federal income tax rates that apply to certain distributions received by individuals from taxable corporations. For additional information see “Risk Factors—Risks Related to Our Corporate Structure.”

Investment Company Act Exclusion

We, as well as our subsidiaries, intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We are organized as a holding company and will conduct our business primarily through our OP and through subsidiaries of our OP. We anticipate that our OP will always be at least a majority-owned subsidiary. We intend to conduct our operations so that neither we nor our OP will hold investment securities in excess of the limit imposed by the 40% test. The securities issued by any wholly owned or majority-owned subsidiaries that we may form in the future that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor our OP will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither of us will engage primarily, propose to engage primarily, or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our OP will be primarily engaged in the non-investment company businesses of our subsidiaries.

We anticipate that certain of our subsidiaries will meet the requirements of the exclusion set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” To meet this exclusion, the SEC staff has taken the position that at least 55% of a subsidiary’s assets must constitute qualifying assets (as interpreted by the SEC staff under the Investment Company Act) and at least another 25% of assets (subject to reduction to the extent the subsidiary invested more than 55% of its total assets in qualifying assets) must constitute real estate-related assets under the Investment Company Act (and no more than 20% comprised of miscellaneous assets). We expect to treat residential mortgage loans as qualifying real estate assets and CMBS B-Pieces, mezzanine loans and other real estate-related investments as real estate-related assets. In general, we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(C), to rely on other guidance published by the SEC staff and on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets and real estate-related assets. Maintaining the Section 3(c)(5)(C) exclusion, however, will limit our ability to make certain investments.

In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of this exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments, and these limitations could result in a subsidiary holding assets we might wish to sell or not acquiring or selling assets we might wish to hold. Although we intend to continually monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(C) exclusion, there can be no assurance that such subsidiaries will be able to maintain compliance with this exclusion. For our subsidiaries that do maintain this exclusion, our interests in these subsidiaries will not constitute “investment securities.”

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors, or the equivalent, of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary, and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Restrictions on Ownership of Our Common Stock

Restrictions on Ownership and Transfer of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 6.2% by value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock, or 6.2% by value of the aggregate of the outstanding shares of our capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive the 6.2% ownership limit with respect to a particular stockholder if such ownership will not then or in the future jeopardize our qualification as a REIT. In connection with this offering, our board of directors intends to grant our Sponsor and its affiliates a waiver allowing them to own up to 25% of our common stock. Our charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void ab initio.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” until the earliest of (1) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (2) the last day of the fiscal year in which our annual gross revenues exceed $1.07 billion, (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We are also a “smaller reporting company” as defined in Regulation S-K under the Securities Act, and may elect to take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an “emerging growth company.”

Corporate Information

Our and our Manager’s offices are located at 300 Crescent Court, Suite 700, Dallas, Texas 75201. Our and our Manager’s telephone number is (972) 628-4100. We will maintain a website at www.nexpointfinance.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

THE OFFERING

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares).

Common stock to be outstanding after this offering	shares ( shares if the underwriters exercise their option to purchase additional shares of common stock in full).

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, or approximately $ million if the underwriters’ overallotment option is exercised in full, assuming an initial public offering price of $ per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions, and estimated expenses of this offering. We intend to contribute the net proceeds from this offering to our OP in exchange for limited partnership interests in the OP and our OP intends to contribute the net proceeds from this offering to our subsidiary partnerships for limited partnership interests in the subsidiary partnerships. Our subsidiary partnerships intend to use the net proceeds from this offering to acquire the investments discussed in the “Use of Proceeds” section beginning on page 80. The remainder of the net proceeds will be used to acquire investments that fit within our investment strategy. However, if 30 days after the completion of this offering, the Company has more than $5 million of excess cash and cash equivalents on a consolidated basis, the OP, as the general partner of the subsidiary partnerships, will cause the subsidiary partnerships to use the net proceeds the subsidiary partnerships received from the OP to effect the mandatory redemption of subsidiary partnership units (other than subsidiary partnership units held by the OP). Pending these applications, the OP and our subsidiary partnerships may invest the net proceeds from this offering in interest bearing accounts and short term, interest bearing securities or in any other manner that is consistent with our intention to qualify for taxation as a REIT and maintain our exclusion from registration under the Investment Company Act. See “Use of Proceeds” for additional information.

Dividend policy

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income.

Listing and Trading Symbol	We intend to list our common stock on the NYSE under the symbol “NREF.”

Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 6.2% by value or number of shares, whichever is more restrictive, of any of the outstanding shares of our common stock, or 6.2% in value of the aggregate of the outstanding shares of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following material risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face, but represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to Our Business

Our loans and investments expose us to risks similar to and associated with debt-oriented real estate investments generally.

We seek to invest primarily in investments in or relating to real estate-related businesses, assets or interests. Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact our performance by making it more difficult for entities in which we have an investment, or “borrower entities,” to satisfy debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it relatively more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, energy supply shortages, various uninsured or uninsurable risks, natural disasters, changes in government regulations (such as rent control), changes in real property tax rates and operating expenses, changes in interest rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy that depress travel activity, demand and/or real estate values generally and other factors that are beyond our control. The value of securities of companies that service the real estate business sector may also be affected by such risks.

We cannot predict the degree to which economic conditions generally, and the conditions for loans and investments in real estate, will continue to improve or whether they will deteriorate further. Declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our business, financial condition and results from operations. In addition, market conditions relating to real estate debt and preferred equity investments have evolved since the global financial crisis, which has resulted in a modification to certain structures and/or market terms. Any such changes in structures and/or market terms may make it relatively more difficult for us to monitor and evaluate our loans and investments

Our real estate investments are subject to risks particular to real property. These risks may result in a reduction or elimination of or return from an investment secured by a particular property.

Real estate investments are subject to various risks, including:

•	acts of nature, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of such acts;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations and ordinances;

•	costs of remediation and liabilities associated with environmental conditions including, but not limited to, indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to pay dividends to stockholders.

Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate debt instruments (e.g., first mortgage loans, mezzanine loans, preferred equity and CMBS) that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property or properties typically is dependent primarily upon the successful operation of the property or properties rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix and tenant bankruptcies;

•	success of tenant businesses;

•	property management decisions, including with respect to capital improvements, particularly in older building structures;

•	property location and condition;

•	competition from other properties offering the same or similar services;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any need to address environmental contamination at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	changes in interest rates and in the state of the debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

•	changes in real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation;

•	acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

•	adverse changes in zoning laws.

In addition, we are exposed to the risk of judicial proceedings with our borrowers and entities we invest in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by us as a lender or investor. In the event that any of the properties or entities underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments, and could adversely affect our results of operations and financial condition.

Fluctuations in interest rates and credit spreads could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures relate to the yield on our loans and other investments and the financing cost of our debt, as well as our interest rate swaps that we may utilize for hedging purposes. Changes in interest rates and credit spreads may affect our net income from loans and other investments, which is the difference between the interest and related income we earn on our interest-earning investments and the interest and related expense we incur in financing these investments. Interest rate and credit spread fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates and credit spreads also may affect our ability to make loans or investments, the value of our loans and investments and our ability to realize gains from the disposition of assets. Increases in interest rates and credit spreads may also negatively affect demand for loans and could result in higher borrower default rates.

Our operating results depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. The yields we earn on our floating-rate assets and our borrowing costs tend to move in the same direction in response to changes in interest rates. However, one can rise or fall faster than the other, causing our net interest margin to expand or contract. In addition, we could experience reductions in the yield on our investments and an increase in the cost of our financing. Although we seek to match the terms of our liabilities to the expected lives of loans that we acquire or originate, circumstances may arise in which our liabilities are shorter in duration than our assets, resulting in their adjusting faster in response to changes in interest rates. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments. In addition, unless we enter into hedging or similar transactions with respect to the portion of our assets that we fund using our balance sheet, returns we achieve on such assets will generally increase as interest rates for those assets rise and decrease as interest rates for those assets decline.

Our loans and investments may be subject to fluctuations in interest rates that may not be adequately protected, or protected at all, by our hedging strategies.

Our assets include loans with either floating interest rates or fixed interest rates. Floating rate loans earn interest at rates that adjust from time to time (typically monthly) based upon an index (typically one-month LIBOR). These floating rate loans are insulated from changes in value specifically due to changes in interest rates; however, the coupons they earn fluctuate based upon interest rates (again, typically one-month LIBOR) and, in a declining and/or low interest rate environment, these loans will earn lower rates of interest and this will impact our operating performance. For more information about our risks related to changes to, or the elimination of, LIBOR, see “Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments” below. Fixed interest rate loans, however, do not have adjusting interest rates and the relative value of the fixed cash flows from these loans will decrease as prevailing interest rates rise or increase as prevailing interest rates fall, causing potentially significant changes in value. We may employ various hedging strategies to limit the effects of changes in interest rates (and in some cases credit spreads), including engaging in interest rate swaps, caps, floors and other interest rate derivative products. We believe that no strategy can completely insulate us from the risks associated with interest rate changes and there is a risk that such strategies may provide no protection at all and potentially compound the impact of changes in interest rates. Hedging transactions involve certain additional risks such as counterparty risk, leverage risk, the legal enforceability of hedging contracts, the early repayment of hedged transactions and the risk that unanticipated and significant changes in interest rates may cause a significant loss of basis in the contract and a change in current period expense. We cannot make assurances that we will be able to enter into hedging transactions or that such hedging transactions will adequately protect us against the foregoing risks.

Accounting for derivatives under GAAP may be complicated. Any failure by us to meet the requirements for applying hedge accounting in accordance with GAAP could adversely affect our earnings. In particular, derivatives are required to be highly effective in offsetting changes in the value or cash flows of the hedged items (and appropriately designated and/or documented as such). If it is determined that a derivative is not highly effective at hedging the designated exposure, hedge accounting is discontinued and the changes in fair value of the instrument are included in our reported net income.

Our loans and investments will be concentrated in terms of geography, asset types and sponsors upon completion of the Formation Transaction and may continue to be so in the future.

Upon the completion of the Formation Transaction, one of our loans that is a fixed rate loan will have an unpaid principal balance of approximately $508.7 million, which equates to approximately 48.0% of the total unpaid principal balance of our Initial Portfolio. This loan is collateralized by a portfolio of 4,812 SFR properties with 51% of the units being located in the Atlanta-Sandy Springs-Roswell, Georgia MSA. In addition, approximately 82% of our Initial Portfolio is in the SFR asset class and approximately 47% of the net equity in our Initial Portfolio is located in Florida and Georgia. In the future, our investments may continue to be concentrated in terms of type of interest (i.e. fixed vs. floating), geography, asset type and sponsors, as we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our investments in our target assets will be and could in the future be, secured by properties concentrated in a limited number of geographic locations or concentrated in certain property types that are subject to higher risk of default or foreclosure.

Asset concentration may cause even modest changes in the value of the underlying real estate assets to significantly impact the value of our investments. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our stockholders’ investments could vary more widely than if we invested in a more diverse portfolio of loans.

We operate in a competitive market for lending and investment opportunities and competition may limit our ability to originate or acquire desirable loans and investments in our target assets and could also affect the yields of these assets.

A number of entities compete with us to make the types of loans and investments that we seek to make. Our profitability depends, in large part, on our ability to originate or acquire our target assets on attractive terms. In originating or acquiring our target assets, we compete with a variety of institutional lenders and investors, including other REITs, specialty finance companies, public and private funds (including other funds managed by affiliates of our Manager and Sponsor), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs have raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for lending and investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. Many of our competitors are not subject to the operating constraints associated with REIT compliance or maintenance of an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to the yields of such assets decreasing, which may further limit our ability to generate satisfactory returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable loans and investments in our target assets may be limited in the future, and we may not be able to take advantage of attractive lending and investment opportunities from time to time, as we can provide no assurance that we will be able to identify and originate loans or make investments that are consistent with our investment objectives.

Prepayment rates may adversely affect the value of our portfolio of assets.

The value of our assets may be affected by prepayment rates on loans. If we originate or acquire mortgage-related securities or a pool of mortgage securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans may be affected by a number of factors including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, as a result of the risk of prepayment, the market value of the prepaid assets may benefit less than other fixed income securities from declining interest rates.

The lack of liquidity in certain of our target assets may adversely affect our business.

The illiquidity of certain of our target assets may make it difficult for us to sell such investments if the need or desire arises. Certain target assets such as first mortgage loans, CMBS B-Pieces, mezzanine and other loans (including participations) and preferred equity, in particular, are relatively illiquid investments. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, many of the loans and securities we invest in will not be registered under the relevant securities laws, resulting in prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, we expect many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, for example as a result of margin calls, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager and/or its affiliates has or could be attributed as having material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Our success depends on the availability of attractive loans and investments and our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our loans and investments.

Our operating results are dependent upon the availability of, as well as our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our loans and investments. In general, the availability of favorable investment opportunities and, consequently, our returns, will be affected by the level and volatility of interest rates, conditions in the financial markets, general economic conditions, the demand for loan and investment opportunities in our target assets and the supply of capital for such opportunities. We cannot make any assurances that our Manager will be successful in identifying and consummating loans and investments that satisfy our rate of return objectives or that such loans and investments, once made, will perform as anticipated.

Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

Our loans and investments may include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed bank loans and debt securities) or may involve investments that become “non-performing” following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and asked prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our investments), the success of our investment strategy with respect thereto will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of the borrower entities. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time.

These financial difficulties may not be overcome and may cause borrower entities to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our loans and investments and, in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

We may not have control over certain of our loans and investments.

Our ability to manage our portfolio of loans and investments may be limited by the form in which they are made. In certain situations, we may:

•	acquire investments subject to rights of senior classes and servicers under intercreditor or servicing agreements;

•	acquire only a minority and/or a non-controlling participation in an underlying investment;

•	co-invest with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

•	rely on independent third party management or servicing with respect to the management of an asset.

Therefore, we may not be able to exercise control over all aspects of our loans or investments. Such financial assets may involve risks not present in investments where senior creditors, junior creditors, servicers or third parties controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with ours. A partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals that are inconsistent with ours, or may be in a position to take action contrary to our investment objectives. In addition, we may, in certain circumstances, be liable for the actions of our partners or co-venturers.

We may make preferred equity investments in entities over which we will not have voting control. We intend to ensure that the terms of our investments require that the partnerships and limited liability companies take all actions necessary to preserve our REIT status and avoid taxation at the REIT level. However, because we will not control such entities, they may cause us to fail one or more of the REIT tests. In that event, we intend to take advantage of all available provisions in the REIT statutes and regulations to cure any such failure, which provisions may require payments of penalties. We believe that we will be successful in maintaining our REIT status, but no assurances can be given.

CMBS B-Pieces, mezzanine loans, preferred equity and other investments that are subordinated or otherwise junior in an issuer’s capital structure and that involve privately negotiated structures expose us to greater risk of loss.

We will invest in debt instruments (including CMBS B-Pieces) and preferred equity that are subordinated or otherwise junior in an issuer’s capital structure and that involve privately negotiated structures. Our investments in subordinated debt and mezzanine tranches of a borrower’s capital structure and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, are subject to the rights of any senior creditors and, to the extent applicable, contractual intercreditor and/or participation agreement provisions. Significant losses related to such loans or investments could adversely affect our results of operations and financial condition.

Investments in subordinated debt involve greater credit risk of default than the senior classes of the issue or series. As a result, with respect to our investments in CMBS B-Pieces, mezzanine loans and other subordinated debt, we would potentially receive payments or interest distributions after, and must bear the effects of losses or defaults on the senior debt (including underlying senior loans, senior mezzanine loans, B-Notes, preferred equity or senior CMBS bonds, as applicable) before the holders of other more senior tranches of debt instruments with respect to such issuer. As the terms of such loans and investments are subject to contractual relationships among lenders, co-lending agents and others, they can vary significantly in their structural characteristics and other risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction.

Like B-Notes, mezzanine loans are by their nature structurally subordinated to more senior property-level financings. If a borrower defaults on our mezzanine loan or on debt senior to our loan, or if the borrower is in bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full. As a result, a partial loss in the value of the underlying collateral can result in a total loss of the value of the mezzanine loan. In addition, even if we are able to foreclose on the underlying collateral following a default on a mezzanine loan, we would be substituted for the defaulting borrower and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, may need to commit substantial additional capital and/or deliver a replacement guarantee by a creditworthy entity, which could include us, to stabilize the property and prevent additional defaults to lenders with existing liens on the property.

Investments in preferred equity involve a greater risk of loss than conventional debt financing due to a variety of factors, including their non-collateralized nature and subordinated ranking to other loans and liabilities of the entity in which such preferred equity is held. Accordingly, if the issuer defaults on our investment, we would only be able to proceed against such entity in accordance with the terms of the preferred equity, and not against any property owned by such entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after all lenders to, and other creditors of, such entity are paid in full. As a result, we may lose all or a significant part of our investment, which could result in significant losses.

In addition, our investments in senior loans may be effectively subordinated to the extent we borrow under a warehouse loan (which can be in the form of a repurchase agreement) or similar facility and pledge the senior loan as collateral. Under these arrangements, the lender has a right to repayment of the borrowed amount before we can collect on the value of the senior loan, and therefore if the value of the pledged senior loan decreases below the amount we have borrowed, we would experience a loss.

Our investments in CMBS will pose additional risks, including the risk that we will not be able to recover some or all of our investment and the risk that we will not be able to hedge or transfer our CMBS B-Piece investments for a significant period of time.

We intend to invest in pools or tranches of CMBS. The collateral underlying CMBS generally consists of commercial mortgages or real property that have a multifamily or commercial use, such as retail space, office buildings, warehouse property and hotels. CMBS have been issued in a variety of issuances, with varying structures including senior and subordinated classes. Our investments in CMBS will be subject to losses. In general, losses on a mortgaged property securing a senior loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the “first loss” subordinated security holder (generally, the B-Piece buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we invest, we will not be able to recover some or all of our investment in the securities we purchase. There can be no assurance that our CMBS underwriting practices will yield their desired results and there can be no assurance that we will be able to effectively achieve our investment objective or that projected returns will be achieved.

If we invest in a CMBS B-Piece because a sponsor of a CMBS utilizes us as an eligible third-party purchaser to satisfy the risk retention rules under the Dodd-Frank Act, we will be required to meet certain conditions, including holding the related CMBS B-Piece, without transferring or hedging the CMBS B-Piece, for a significant period of time (at least five years), which could prevent us from mitigating losses on the CMBS B-Piece. Even if we seek to transfer the CMBS B-Piece after five years, any subsequent purchaser of the CMBS B-Piece will be required to satisfy the same conditions that we were required to satisfy when we acquired the interest from the CMBS sponsor. Accordingly, no assurance can be given that any secondary market liquidity will exist for such CMBS B-Pieces.

Loans on properties in transition will involve a greater risk of loss than conventional mortgage loans.

We may in the future invest in properties that have a light-transitional business plan. The typical borrower in a transitional loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to improve according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the transitional loan, and we bear the risk that we may not recover all or a portion of our investment.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a transitional loan. Transitional loans therefore are subject to the risk of a borrower’s inability to obtain permanent financing to repay the transitional loan. In the event of any default under transitional loans that may be held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan. To the extent we suffer such losses with respect to these transitional loans, it could adversely affect our results of operations and financial condition.

We may not realize gains or income from our investments, which could cause the value of our common stock to decline.

We will seek to generate both current income and capital appreciation from our investments. However, it is possible that investments in our target assets will not appreciate in value and some investments may decline in value. In addition, the obligors on our investments may default on, or be delayed in making, interest and/or principal payments, especially given that we may invest in sub-performing and non-performing loans. Accordingly, we are subject to an increased risk of loss and may not be able to realize gains or income from our investments. Moreover, any gains that we do realize may not be sufficient to offset our losses and expenses.

We may allocate the net proceeds from this offering to investments with which you may not agree.

We will have significant flexibility in investing the net proceeds of this offering. You will be unable to evaluate the manner in which the net proceeds of these offerings will be invested or the economic merit of our expected investments and, as a result, we may use the net proceeds to invest in investments with which you may not agree. Our failure to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, which could cause a material adverse effect on our business, financial condition, liquidity and results of operations. Because assets we expect to acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

Difficulty in deploying the net proceeds from this offering or the repayments of our loans and investments may cause our financial performance and returns to investors to suffer.

In light of our investment strategy and the need to be able to deploy capital quickly to capitalize on potential investment opportunities, we may from time to time maintain cash pending deployment into investments, which may at times be significant. Such cash may be held in an account of ours for the benefit of stockholders or may be invested in money market accounts or other similar temporary investments. While the expected duration of such holding period is expected to be relatively short, in the event we are unable to find suitable investments, these cash positions may be maintained for longer periods. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and such low interest payments on the temporarily invested cash may adversely affect our financial performance and returns to investors.

Real estate valuation is inherently subjective and uncertain.

The valuation of real estate and therefore the valuation of any underlying security relating to loans and/or investments made by us is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. As a result, the valuations of the real estate assets against which we will make loans and/or investments are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets.

Some of our portfolio investments may be recorded at fair value not readily available and, as a result, there will be uncertainty as to the value of these investments.

Some or all of our portfolio investments may be in the form of positions or securities that are not publicly traded. The fair value of investments that are not publicly traded may not be readily determinable. Our Manager will value these investments at fair value which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our Manager’s determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our results of operations and financial condition could be adversely affected if our Manager’s determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

We may experience a decline in the fair value of our assets.

A decline in the fair value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the original acquisition cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our assets, it could adversely affect our results of operations and financial condition.

The due diligence process that our Manager undertakes in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Manager incorrectly evaluates the risks of our loans and investments, we may experience losses.

Before making investments for us, our Manager will conduct due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Relying on the resources available to it, our Manager will evaluate our potential investments based on criteria it deems appropriate for the relevant investment. Our Manager’s loss estimates may not prove accurate; as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Insurance on loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

Terrorist attacks, other acts of violence or war or a prolonged economic slowdown may affect the real estate industry generally and our business, financial condition and results of operations.

We cannot predict the severity of the effect that potential future terrorist attacks would have on us. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and may cause the market value of shares of our common stock to decline or be more volatile. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments and harm our financial condition and results of operations, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. Losses resulting from these types of events may not be fully insurable.

The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties underlying our interests are unable to obtain affordable insurance coverage, the value of our interests could decline, and in the event of an uninsured loss, we could lose all or a portion of our investment.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac and Ginnie Mae and the U.S. Government, may materially adversely affect our business, financial condition and results of operations.

During 2008, there were increased market concerns about Fannie Mae’s and Freddie Mac’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the U.S. Government. In September 2008 Fannie Mae and Freddie Mac were placed into the conservatorship of the U.S. Federal Housing Finance Agency, or FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. Under this conservatorship, Fannie Mae and Freddie Mac are required to reduce the amount of mortgage loans they own or for which they provide guarantees.

Shortly after Fannie Mae and Freddie Mac were placed in federal conservatorship, the Secretary of the U.S. Treasury noted that changes in the structures of the entities were necessary to reduce risk to the financial system. The future roles of Fannie Mae and Freddie Mac could be significantly reduced or eliminated or these entities could be privatized. The U.S. Treasury could also stop providing financial support for Fannie Mae and Freddie Mac in the future. These reforms could materially adversely affect our business, financial condition and results of operations.

The Dodd-Frank Act and regulations implementing such legislation have had a substantial impact on the mortgage industry; these regulations, as well as new and pending regulations yet to be implemented under the Dodd-Frank Act and new and pending legislation intended to modify the Dodd-Frank Act may have an adverse impact on our business, financial condition, liquidity and results of operations.

The Dodd-Frank Act tasked many agencies with issuing a variety of new regulations, including rules related to mortgage origination, mortgage servicing, securitization transactions and derivatives. While a majority of the rulemaking requirements established by the Dodd-Frank Act have been finalized, some of the rulemakings remain in the proposal phase or have yet to be proposed. In addition, the Trump administration has called for a comprehensive review of the Dodd-Frank Act that may result in the modification or repeal of certain of its components. For example, on May 24, 2018, President Trump signed into law a financial services regulatory reform bill that received bipartisan support, the Economic Growth, Regulatory Relief, and Consumer Protection Act, or Economic Growth Act. The Economic Growth Act makes certain modifications to post-financial crisis regulatory requirements, including, among other things, improving consumer access to mortgage credit and tailoring regulations for certain bank holding companies, including raising the relevant thresholds for the application of the U.S. Federal Reserve’s enhanced prudential standards, as well as for the designation by the Financial Stability Oversight Council, or FSOC, of non-bank financial companies as systemically important. In addition, on October 31, 2018, the U.S. Federal Reserve issued a notice of proposed rulemaking that would build on the Federal Reserve’s existing tailoring of its enhanced prudential standards rules for domestic U.S. banking organizations and would be consistent with the changes from the Economic Growth Act. The comment period for such proposal ended on January 22, 2019. On April 8, 2019, the U.S. Federal Reserve issued a notice of proposed rulemaking that would revise the framework for applying the enhanced prudential standards applicable to foreign banking organizations under Section 165 of the Dodd-Frank Act, as amended by the Economic Growth Act, by, among other things, amending standards relating to liquidity, risk management, stress testing, and single-counterparty credit limits. It is not possible at this stage to predict how additional regulatory changes under the Dodd-Frank Act and new and pending legislation intended to modify the Dodd-Frank Act related to, among other things, mortgage origination, mortgage servicing, securitization transactions and derivatives will affect our business, and there can be no assurance that such new or revised rules and regulations and new and pending legislation will not have an adverse effect on our business, financial condition, liquidity and results of operations.

In addition, as required by the Dodd-Frank Act, a collection of federal agencies have adopted a joint Risk Retention Rule that generally requires the sponsor of asset-backed securities to retain not less than 5 percent of the credit risk of the assets collateralizing the securities. The rule generally prohibits the sponsor or its affiliate from directly or indirectly hedging or otherwise selling or transferring the retained credit risk for a specified period of time, depending on the type of asset that is securitized. For purposes of the rule, the term “asset-backed security” means a fixed-income or other security collateralized by any type of self-liquidating financial asset (including a loan, a lease, a mortgage, or a secured or unsecured receivable) that allows the holder of the security to receive payments that depend primarily on cash flow from the asset, including, among other things, a collateralized mortgage obligation, or CMO, or a collateralized debt obligation, or CDO. The Risk Retention Rules provide a variety of exemptions, including an exemption for asset-backed securities that are collateralized exclusively by residential mortgages that qualify as “qualified residential mortgages,” which are defined in turn as qualified mortgage loans under the Ability to Repay Rule of the Bureau of Consumer Financial Protections, or the Bureau. As part of our strategy, we may acquire target assets that are not qualified mortgage loans (such as loans made primarily for business purposes). If we sponsor the securitization of such assets, we may be required to retain 5% of the credit risk of those assets, which would expose us to loss and could increase the administrative and operational cost of asset securitization.

Further, Title VII of the Dodd-Frank Act requires that certain derivative instruments be centrally cleared and executed through an exchange or other approved trading platform, which could result in increased costs in the form of intermediary fees and additional margin requirements imposed by derivatives clearing organizations and their respective clearing members.

In addition, pursuant to Title VII of the Dodd-Frank Act, the SEC, U.S. Commodity Futures Trading Commission, or CFTC, and federal prudential regulators have issued margin requirements for uncleared over-the-counter, or OTC, swaps and security-based swaps for certain regulated entities. While we expect to qualify for relief from mandatory clearing and margin requirements for uncleared swaps, given that the more nuanced application of these regulations, and those subject to it, is still evolving, there is no guarantee that such relief will continue to be available in the future. Should the margin and clearing requirements apply to us, such requirements could result in increased costs and could adversely affect our willingness to use derivatives to hedge our risks in the future and/or to amend or novate existing swaps after the date on which we are required to comply with the rules.

In addition to the Dodd-Frank Act, regulators in Europe, Asia, Canada, Australia, Switzerland and the other members of the G-20 have adopted, or have committed to adopting, local reforms pertaining to over-the-counter, or OTC, derivative contracts generally comparable with the reforms under Title VII of the Dodd-Frank Act, including margin requirements for OTC derivatives and mandatory clearing of certain contracts. In Europe, for example, the European Market Infrastructure Regulation is aimed at increasing the safety and transparency of the OTC derivatives markets and, like the Dodd-Frank Act, requires certain OTC derivative contracts to be cleared and has finalized regulatory standards addressing margin requirements for uncleared OTC derivatives between certain counterparties. While we currently qualify for an exemption from these requirements, should these global regulatory requirements apply to us, this may reduce our ability to hedge market risks with non-U.S. counterparties and may make transactions involving cross-border swaps more expensive and burdensome. Because these requirements continue to evolve and be further refined by regulators (and some of the rules are not yet final), their ultimate impact remains unclear. However, even if we are not located in a particular jurisdiction or directly subject to the jurisdiction’s derivatives regulations, we may still be impacted to the extent that we enter into a derivatives transaction with a regulated market participant or counterparty that is organized in that jurisdiction or otherwise subject to that jurisdiction’s derivatives regulations.

In addition, under the Dodd-Frank Act, financial regulators belonging to FSOC are authorized to name financial institutions that are deemed to be systemically important to the economy and which may require closer regulatory supervision. Such systemically important financial institutions, or SIFIs, may be required to operate with greater safety margins, such as higher levels of capital, and may face further limitations on their activities. The determination of what constitutes a SIFI is evolving, and in time SIFIs may include large investment funds and even asset managers. There can be no assurance that we will not be deemed to be a SIFI and thus subject to further regulation.

We expect to incur operational and system costs necessary to maintain processes to ensure compliance with the rules and regulations applicable to us as well as to monitor compliance by our business partners. Additional rules and regulations promulgated under the Dodd-Frank Act and implemented by various federal regulators and new and pending legislation intended to modify the Dodd-Frank Act provisions related to mortgage origination, mortgage servicing, securitization transactions and derivatives will likely impact the way we conduct our business and increase costs of compliance, which may have an adverse impact on our business, financial condition, liquidity and results of operations.

The securitization process is subject to an evolving regulatory environment that may affect certain aspects of our current business.

As a result of the dislocation of the credit markets during the previous recession, and in anticipation of more extensive regulation, including regulations promulgated pursuant to the Dodd-Frank Act, the securitization industry has crafted and continues to craft changes to securitization practices, including changes to representations and warranties in securitization transaction documents, new underwriting guidelines and disclosure guidelines. Pursuant to the Dodd-Frank Act, various federal agencies, including the SEC, have promulgated regulations with respect to issues that affect securitizations.

As required by the Dodd-Frank Act, a collection of federal agencies have adopted a joint Risk Retention Rule that generally requires the sponsor of asset-backed securities to retain not less than 5% of the credit risk of the assets collateralizing the securities. The rule generally prohibits the sponsor or its affiliate from directly or indirectly hedging or otherwise selling or transferring the retained credit risk for a specified period of time, depending on the type of asset that is securitized. For purposes of the rule, the term “asset-backed security” means a fixed-income or other security collateralized by any type of self-liquidating financial asset (including a loan, a lease, a mortgage, or a secured or unsecured receivable) that allows the holder of the security to receive payments that depend primarily on cash flow from the asset, including, among other things, a CMO or a CDO. The Risk Retention Rules provide a variety of exemptions, including an exemption for asset-backed securities that are collateralized exclusively by residential mortgages that qualify as “qualified residential mortgages,” which are defined in turn as qualified mortgage loans under the Bureau’s Ability to Repay Rule. As part of our strategy, we may acquire target assets that are not qualified mortgage loans (such as loans made primarily for business purposes). If we sponsor the securitization of such assets, we may be required to retain 5% of the credit risk of those assets, which would expose us to loss and could increase the administrative and operational cost of asset securitization.

On February 9, 2018, a three-judge panel of the United States Court of Appeals for the District of Columbia held, in The Loan Syndications and Trading Association v. Securities and Exchange Commission and Board of Governors of the U.S. Federal Reserve System, No. 1:16-cv-0065, or the LSTA Decision, that collateral managers of “open market CLOs” (described in the LSTA Decision as CLOs where assets are acquired from “arms-length negotiations and trading on an open market”) are not “securitizers” or “sponsors” under the risk retention requirements of the Dodd-Frank Act and, therefore, are not subject to risk retention and do not have to comply with the Risk Retention Rule. In reaching this decision, the panel determined, among other things, that an asset manager that was not in the chain of title on the transferred assets could not be required to “retain” risk that it had never held. Although the LSTA Decision is limited by its terms to asset managers of open market CLOs, the court’s analysis may have broader implications with respect to compliance with the Risk Retention Rule, especially in the context of managed funds that utilize securitizations. Even though we have a Manager, we may be considered a securitizer or sponsor of securitizations, requiring us to hold risk retention in accordance with the Risk Retention Rule.

The current regulatory environment may be impacted by future legislative developments, such as amendments to key provisions of the Dodd-Frank Act, including provisions setting forth capital and risk retention requirements. In particular, the Economic Growth Act makes certain modifications to post-financial crisis regulatory requirements, including, among other things, improving consumer access to mortgage credit and tailoring regulations for certain bank holding companies, including raising the relevant thresholds for the application of the U.S. Federal Reserve’s enhanced prudential standards, as well as for the designation by the FSOC of non-bank financial companies as systemically important. While the Economic Growth Act will result in significant modifications to certain aspects of the Dodd-Frank Act and other post-financial crisis regulatory requirements, the immediate impact of the Economic Growth Act remains uncertain, as many of the provisions of the Economic Growth Act must be implemented through regulations issued by the federal regulatory agencies.

These legislative developments, and other proposed regulations affecting securitization, could alter the structure of securitizations in the future, pose additional risks to our participation in future securitizations or reduce or eliminate the economic incentives for participating in future securitizations, increase the costs associated with our origination, securitization or acquisition activities, or otherwise increase the risks or costs of our doing business.

If we were required to register with the CFTC as a Commodity Pool Operator, it could materially adversely affect our business, financial condition and results of operations.

Under Title VII of the Dodd-Frank Act, the CFTC was given jurisdiction over the regulation of swaps. Under rules implemented by the CFTC, operators of certain entities (including many mortgage REITs) may fall within the statutory definition of commodity pool operator, or CPO, and, absent an applicable exemption or other relief from the CFTC, may be required to register with the CFTC as a CPO. As a result of numerous requests for no-action relief from CPO registration, in December 2012 the CFTC’s Division of Swap Dealer and Intermediary Oversight, or DSIO, issued a no-action letter entitled “No-Action Relief from the Commodity Pool Operator Registration Requirement for Commodity Pool Operators of Certain Pooled Investment Vehicles Organized as Mortgage Real Estate Investment Trusts,” which permits a CPO to receive relief from registration requirements by filing a claim stating that the CPO meets the criteria specified in the no-action letter. We will submit a claim for relief within the required time period and believe we will meet the criteria for such relief. There can be no assurance, however, that the CFTC will not modify or withdraw the no-action letter in the future or that we will be able to satisfy the criteria specified in the no-action letter in order to qualify for relief from CPO registration. The CFTC regulations, interpretation and guidance with respect to commodity pools may be revised, which may affect our regulatory status or cause us to modify or terminate the use of commodity interests in connection with our investment program. If we were required to register as a CPO in the future or change our business model to ensure that we can continue to satisfy the requirements of the no-action relief, it could materially and adversely affect our financial condition, our results of operations and our ability to operate our business. Furthermore, we may determine to register as a CPO hereafter, and in such event we will operate in a manner designed to comply with applicable CFTC requirements, which requirements may impose additional obligations on us or our investors.

We may need to foreclose on certain of the loans and/or exercise our “foreclosure option” under the terms of our investments we originate or acquire, which could result in losses that harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the loans and/or exercise our “foreclosure option” under the terms of our investments we originate or acquire, and this process may be lengthy and expensive. We cannot assure you as to the adequacy of the protection of the terms of the applicable loan or investment, including the validity or enforceability of the loan and/or investments and the maintenance of the anticipated priority and perfection of the applicable security interests, if any. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan and/or investment, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan and/or investment, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan and/or investment or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our investments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant investment held by us and our ability to make distributions to our stockholders.

The presence of hazardous substances on a property may adversely affect our ability to sell the property upon a default and foreclosure of one of our investments and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Our ability to generate returns for our stockholders through our investment, finance and operating strategies is subject to then existing market conditions, and we may make significant changes to these strategies in response to changing market conditions.

We seek to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividends and distributions and secondarily through capital appreciation. We intend to achieve this objective by originating, structuring and investing in our target assets. In the future, to the extent that market conditions change and we have sufficient capital to do so, we may, depending on prevailing market conditions, change our investment guidelines in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any of our target assets at any given time.

If we fail to develop, enhance and implement strategies to adapt to changing conditions in the real estate industry and capital markets, our financial condition and results of operations may be materially and adversely affected.

The manner in which we compete and the types of assets in which we seek to invest will be affected by changing conditions resulting from sudden changes in our industry, regulatory environment, the role and structures of GSEs, the role of credit rating agencies or their rating criteria or process, or the U.S. and global economies generally. If we do not effectively respond to these changes, or if our strategies to respond to these changes are not successful, our financial condition and results of operations may be adversely affected. In addition, we may not be successful in executing our business strategies and, even if we successfully implement our business strategies, we may not ever generate revenues or profits.

Any credit ratings assigned to our loans and investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Our loans and investments may be rated by rating agencies such as Moody’s Investors Service, Fitch Ratings or Standard & Poor’s. Any credit ratings on our loans and investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our loans and investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our portfolio and could result in losses upon disposition.

Some of our investments and investment opportunities may be in synthetic form.

Synthetic investments are contracts between parties whereby payments are exchanged based upon the performance of another security or asset, or “reference asset.” In addition to the risks associated with the performance of the reference asset, these synthetic interests carry the risk of the counterparty not performing its contractual obligations. Market standards, GAAP accounting methodology, regulatory oversight and compliance requirements, tax and other regulations related to these investments are evolving, and we cannot be certain that their evolution will not adversely impact the value or sustainability of these investments. Furthermore, our ability to invest in synthetic investments, other than through taxable REIT subsidiaries, or TRSs, may be severely limited by the REIT qualification requirements because synthetic investment contracts generally are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests.

We may invest in derivative instruments, which would subject us to increased risk of loss.

Subject to maintaining our qualification as a REIT, we may invest in derivative instruments. Derivative instruments, especially when purchased in large amounts, may not be liquid in all circumstances, so that in volatile markets we may not be able to close out a position without incurring a loss. The prices of derivative instruments, including swaps, futures, forwards and options, are highly volatile, and such instruments may subject us to significant losses. The value of such derivatives also depends upon the price of the underlying instrument or commodity. Such derivatives and other customized instruments also are subject to the risk of non-performance by the relevant counterparty. In addition, actual or implied daily limits on price fluctuations and speculative position limits on the exchanges or OTC markets in which we may conduct our transactions in derivative instruments may prevent prompt liquidation of positions, subjecting us to the potential of greater losses. Derivative instruments that may be purchased or sold by us may include instruments not traded on an exchange. The risk of nonperformance by the obligor on such an instrument may be greater, and the ease with which we can dispose of or enter into closing transactions with respect to such an instrument may be less than in the case of an exchange-traded instrument. In addition, significant disparities may exist between “bid” and “asked” prices for derivative instruments that are traded OTC and not on an exchange. Such OTC derivatives are also typically not subject to the same type of investor protections or governmental regulation as exchange-traded instruments.

In addition, we may invest in derivative instruments that are neither presently contemplated nor currently available, but which may be developed in the future, to the extent such opportunities are both consistent with our investment objectives and legally permissible. Any such investments may expose us to unique and presently indeterminate risks, the impact of which may not be capable of determination until such instruments are developed and/or we determine to make such an investment.

Rapid changes in the values of our real estate investments may make it more difficult for us to maintain our qualification as a REIT or exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exclusion from Investment Company Act regulation. If a decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

As a consequence of our seeking to avoid registration under the Investment Company Act on an ongoing basis, we and/or our subsidiaries may be restricted from making certain investments or may structure investments in a manner that would be less advantageous to us than would be the case in the absence of such requirements. In particular, a change in the value of any of our assets could negatively affect our ability to avoid registration under the Investment Company Act and cause the need for a restructuring of our investment portfolio. For example, these restrictions may limit our and our subsidiaries’ ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of senior loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate. In addition, seeking to avoid registration under the Investment Company Act may cause us and/or our subsidiaries to acquire or hold additional assets that we might not otherwise have acquired or held or dispose of investments that we and/or our subsidiaries might not have otherwise disposed of, which could result in higher costs or lower proceeds to us than we would have paid or received if we were not seeking to comply with such requirements. Thus, avoiding registration under the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

There can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an unregistered investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns.

If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our ability to pay distributions to our stockholders.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced public company reporting requirements.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies.

We could remain an “emerging growth company” until the earliest of (1) the last day of the fiscal year following the fifth anniversary of becoming a public company, (2) the last day of the first fiscal year in which we have total annual gross revenue of $1.07 billion or more, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act, (which would occur if the market value of our common stock held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months) or (4) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt. Under the JOBS Act, emerging growth companies are not required to, among others, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (2) provide certain disclosures relating to executive compensation generally required for larger public companies or (3) hold stockholder advisory votes on executive compensation. We intend to take advantage of the JOBS Act exemptions that are applicable to us. Some investors may find our common stock less attractive as a result.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.

Similarly, as a smaller reporting company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “smaller reporting companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Although we are an emerging growth company and smaller reporting company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and place additional demands on management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we are required to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC, including compliance with the reporting requirements of the Exchange Act and the requirements of the NYSE with which we were not required to comply with as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will require us to incur significant costs and expenses. As a result of becoming a public company upon the completion of the offering, we will be required in the future, to:

•	institute a more comprehensive compliance function;

•

design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board, or the PCAOB;

•	comply with rules promulgated by the NYSE;

•	prepare and distribute periodic public reports in compliance with our obligations under federal securities laws;

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	establish an investor relations function.

If our profitability is adversely affected because of these additional costs, it could have a negative effect on the trading price of our common stock.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

We are highly dependent on information technology and security breaches or systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on information technology. In the ordinary course of our business, we may store sensitive data, including our proprietary business information and that of our business partners on our networks. The secure maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disrupt our operations, disrupt our trading activities, or damage our reputation, which could have a material adverse effect on our financial results and negatively affect the market price of our common stock and our ability to pay dividends to stockholders.

The resources required to protect our information technology and infrastructure, and to comply with the laws and regulations related to data and privacy protection, are subject to uncertainty. Even in circumstances where we are able to successfully protect such technology and infrastructure from attacks, we may incur significant expenses in connection with our responses to such attacks. In addition, recent well-publicized security breaches have led to enhanced government and regulatory scrutiny of the measures taken by companies to protect against cyber-security attacks, and may in the future result in heightened cyber-security requirements and/or additional regulatory oversight. As cyber-security threats and government and regulatory oversight of associated risks continue to evolve, we may be required to expend additional resources to enhance or expand upon the security measures we currently maintain. Any such actions may adversely impact our results of operations and financial condition.

See “Prospectus Summary—Operating and Regulatory Structure—Investment Company Act Exclusion.”

Risks Related to our Indebtedness and Financing Strategy

Upon completion of the Formation Transaction, we will have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

Upon the closing of the Formation Transaction, we will have approximately $842 million of indebtedness outstanding related to the Initial Portfolio, excluding indebtedness relating to the portion of the CMBS that we do not own, but are required to consolidate pursuant to applicable accounting standards.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to acquire additional investments or pay the dividends necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	require us to dedicate a substantial portion of cash flow from operations to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes;

•	make it more difficult for us to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	force us to dispose of one or more of our investments, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	subject us to increased sensitivity to interest rate increases;

•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•	limit our ability to withstand competitive pressures;

•	limit our ability to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

•	place us at a competitive disadvantage to competitors that have relatively less debt than we have.

If any one of these events were to occur, our financial condition, results of operations, cash flow and trading price of our common stock could be adversely affected.

Any credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities and securitizations may impose restrictive covenants, which may restrict our flexibility to determine our operating policies and investment strategy.

We intend to enter into agreements with various counterparties to finance our operations, which may include credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities and securitizations. The documents that govern these agreements may contain, customary affirmative and negative covenants, including financial covenants applicable to us that may restrict our flexibility to determine our operating policies and investment strategy. In particular, these agreements may require us to maintain specified minimum levels of capacity under our credit facilities and cash. As a result, we may not be able to leverage our assets as fully as we would otherwise choose, which could reduce our return on assets. If we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate significantly. In addition, lenders may require that our Manager continue to serve in such capacity. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We may also be subject to cross-default and acceleration rights in our other debt arrangements. Further, this could also make it difficult for us to satisfy the distribution requirements necessary to maintain our qualification as a REIT for U.S. federal income tax purposes.

Inability to access funding could have a material adverse effect on our results of operations, financial condition and business.

Our ability to fund our loans and investments may be impacted by our ability to secure bank credit facilities (including term loans and revolving facilities), warehouse facilities and structured financing arrangements, public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements and additional repurchase agreements on acceptable terms. We may also rely on short-term financing that would be especially exposed to changes in availability. Our access to sources of financing will depend upon a number of factors, over which we have little or no control, including:

•	general economic or market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our current and potential future earnings and cash distributions; and

•	the market price of the shares of our common stock.

We may need to periodically access the capital markets to raise cash to fund new loans and investments. Unfavorable economic or capital market conditions may increase our funding costs, limit our access to the capital markets or could result in a decision by our potential lenders not to extend credit. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings and liquidity. In addition, any dislocation or weakness in the capital and credit markets could adversely affect our lenders and could cause one or more of our lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, as regulatory capital requirements imposed on our lenders are increased, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price. We cannot make assurances that we will be able to obtain any additional financing on favorable terms or at all.

We are subject to counterparty risk associated with our debt obligations.

Our counterparties for critical financial relationships may include both domestic and international financial institutions. These institutions could be severely impacted by credit market turmoil, changes in legislation, allegations of civil or criminal wrongdoing and may as a result experience financial or other pressures. In addition, if a lender or counterparty files for bankruptcy or becomes insolvent, our borrowings under financing agreements with them may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to financing and increase our cost of capital. If any of our counterparties were to limit or cease operation, it could lead to financial losses for us.

Hedging may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Subject to qualifying and maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates and fluctuations in currencies. Our hedging activity will vary in scope based on the level and volatility of interest rates, exchange rates, the type of assets held and other changing market conditions. Interest rate and currency hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate and/or credit hedging can be expensive and may result in us generating less net income;

•	available interest rate hedges may not correspond directly with the interest rate for which protection is sought;

•	due to a credit loss, prepayment or asset sale, the duration of the hedge may not match the duration of the related asset or liability;

•

the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Code or that are done through a TRS) to offset interest rate losses is limited by U.S. federal income tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay;

•	we may fail to recalculate, readjust and execute hedges in an efficient manner; and

•	legal, tax and regulatory changes could occur and may adversely affect our ability to pursue our hedging strategies and/or increase the costs of implementing such strategies.

Any hedging activity in which we engage may materially and adversely affect our results of operations and cash flows. Therefore, while we may enter into such transactions seeking to reduce risks, unanticipated changes in interest rates or credit spreads may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and furthermore may expose us to risk of loss.

In addition, some hedging instruments involve additional risk because they are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, we cannot make assurances that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses. In addition, regulatory requirements with respect to derivatives, including eligibility of counterparties, reporting, recordkeeping, exchange of margin, financial responsibility or segregation of customer funds and positions are still under development and could impact our hedging transactions and how we and our counterparty must manage such transactions.

We are subject to counterparty risk associated with our hedging activities.

We are subject to credit risk with respect to the counterparties to derivative contracts (whether a clearing corporation in the case of exchange-traded instruments or another third party in the case of OTC instruments). If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding. In the event of the insolvency of a counterparty to a derivative transaction, the derivative transaction would typically be terminated at its fair market value. If we are owed this fair market value in the termination of the derivative transaction and its claim is unsecured, we will be treated as a general creditor of such counterparty, and will not have any claim with respect to the underlying security. We may obtain only a limited recovery or may obtain no recovery in such circumstances. In addition, the business failure of a counterparty with whom we enter into a hedging transaction will most likely result in its default, which may result in the loss of potential future value and the loss of our hedge and force us to cover our commitments, if any, at the then current market price.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to qualifying and maintaining our qualification as a REIT, part of our investment strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due with respect to an early termination would generally be equal to the unrealized loss of such open transaction positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely affect our results of operations and financial condition.

We may fail to qualify for, or choose not to elect, hedge accounting treatment.

We expect to account for any derivative and hedging transactions in accordance with Topic 815 of the Financial Accounting Standards Board’s Accounting Standard Codification, or Topic 815. Under these standards, we may fail to qualify for, or choose not to elect, hedge accounting treatment for a number of reasons, including if we fail to satisfy Topic 815 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for, or choose not to elect, hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction or item.

Any credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities and securitizations that we may use to finance our assets may require us to provide additional collateral or pay down debt.

We expect to utilize credit facilities, repurchase agreements, warehouse facilities, securitizations and other forms of financing to finance our assets if they are available on acceptable terms. In the event we utilize these financing arrangements, they would involve the risk that the market value of our assets pledged or sold by us to the repurchase agreement counterparty, provider of the credit facility, lender of the warehouse facility or the securitization counterparty may decline in value, in which case the applicable creditor may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the applicable creditor could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect our financial condition and ability to implement our business plan. In addition, in the event that the applicable creditor files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to credit and increase our cost of capital. The applicable creditor may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

If a counterparty to a repurchase agreement defaults on its obligation to resell the underlying security back to us at the end of the purchase agreement term, or if the value of the underlying asset has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we may incur losses.

Under any repurchase agreements we enter into in the future, we will sell the assets to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same assets back to us at the end of the term of the repurchase agreement. Because the cash that we receive from the lender when we initially sell the assets to the lender is less than the value of those assets (the difference being the “haircut”), if the lender defaults on its obligation to resell the same assets back to us, we would incur a loss on the repurchase agreement equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also incur losses on a repurchase agreement if the value of the underlying assets has declined as of the end of the repurchase agreement term, because we would have to repurchase the assets for their initial value but would receive assets worth less than that amount. Further, if we default on our obligations under a repurchase agreement, the lender will be able to terminate the repurchase agreement and cease entering into any other repurchase agreements with us. In the future, any repurchase agreements we may enter into are likely to contain cross-default provisions, so that if a default occurs under any repurchase agreement, the lender can also declare a default with respect to all other repurchase agreements they have with us. If a default occurs under any of our repurchase agreements and a lender terminates one or more of its repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses that we incur on our repurchase agreements could adversely affect our earnings and thus our cash available for distribution to stockholders.

Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.

Regulators and law-enforcement agencies from a number of governments, including entities in the United States, Japan, Canada and the United Kingdom, have been conducting civil and criminal investigations into whether the banks that contributed to the British Bankers’ Association, or the BBA, in connection with the calculation of daily LIBOR may have underreported or otherwise manipulated or attempted to manipulate LIBOR. Several financial institutions have reached settlements with the CFTC, the U.S. Department of Justice Fraud Section and the U.K. Financial Services Authority in connection with investigations by such authorities into submissions made by such financial institutions to the bodies that set LIBOR and other interbank offered rates. In such settlements, such financial institutions admitted to submitting rates to the BBA that were lower than the actual rates at which such financial institutions could borrow funds from other banks. Additional investigations remain ongoing with respect to other major banks, and no assurance can be made that there will not be further admissions or findings of rate setting manipulation or that improper manipulation of LIBOR or other similar inter-bank lending rates will not occur in the future.

Based on a review conducted by the Financial Conduct Authority of the U.K., or the FCA, and a consultation conducted by the European Commission, proposals have been made for governance and institutional reform, regulation, technical changes and contingency planning. In particular: (a) new legislation has been enacted in the United Kingdom pursuant to which LIBOR submissions and administration are now “regulated activities” and manipulation of LIBOR has been brought within the scope of the market abuse regime; (b) legislation has been proposed which if implemented would, among other things, alter the manner in which LIBOR is determined, compel more banks to provide LIBOR submissions, and require these submissions to be based on actual transaction data; and (c) LIBOR rates for certain currencies and maturities are no longer published daily. In addition, pursuant to authorization from the FCA, ICE Benchmark Administration Limited (formerly NYSE Euronext Rate Administration Limited), or the IBA, took over the administration of LIBOR from the BBA on February 1, 2014. Any new administrator of LIBOR may make methodological changes to the way in which LIBOR is calculated or may alter, discontinue or suspend calculation or dissemination of LIBOR.

In a speech on July 27, 2017, Andrew Bailey, the Chief Executive of the FCA, announced the FCA’s intention to cease sustaining LIBOR after 2021. The FCA has statutory powers to require panel banks to contribute to LIBOR where necessary. The FCA has decided not to ask, or to require, that panel banks continue to submit contributions to LIBOR beyond the end of 2021. The FCA has indicated that it expects that the current panel banks will voluntarily sustain LIBOR until the end of 2021. The FCA’s intention is that after 2021, it will no longer be necessary for the FCA to ask, or to require, banks to submit contributions to LIBOR. The FCA does not intend to sustain LIBOR through using its influence or legal powers beyond that date. It is possible that the IBA and the panel banks could continue to produce LIBOR on the current basis after 2021, if they are willing and able to do so, but we cannot make assurances that LIBOR will survive in its current form, or at all. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S.-dollar LIBOR with the Secured Overnight Financing Rate, or SOFR, a new index calculated by short-term repurchase agreements, backed by Treasury securities. Although there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether these alternative reference rates will attain market acceptance as replacements for LIBOR.

Approximately 13% of our Initial Portfolio pays interest at a variable rate that is tied to LIBOR. If LIBOR is no longer available, our loan documents generally allow us to choose a new index based upon comparable information. However, if LIBOR is no longer available, we may need to renegotiate some of our agreements to determine a replacement index or rate of interest. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. As such, the potential effect of any such event on our cost of capital and net investment income cannot yet be determined and any changes to benchmark interest rates could increase our financing costs, which could impact our results of operations, cash flows and the market value of our investments. In addition, the elimination of LIBOR and/or changes to another index could result in mismatches with the interest rate of investments that we are financing.

Risks Related to Our Corporate Structure

We have limited operating history as a standalone company and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.

We were organized on June 7, 2019 and have limited operating history as a standalone company. We may not be able to operate our business successfully, find suitable investments or implement our operating policies and strategies as described in this prospectus. Our ability to provide attractive risk-adjusted returns to our stockholders over the long term depends on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation, and we may not be able to do either. Similarly, we may not be able to generate sufficient revenue from operations to pay our operating expenses and make distributions to stockholders. The results of our operations will depend on several factors, including the availability of opportunities for the acquisition or origination of target assets, the level and volatility of interest rates, the availability of equity capital as well as adequate short- and long-term financing, conditions in the financial markets and economic conditions.

In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data contained in this prospectus because of a number of factors. Consequently, the historical and pro forma financial statements contained in this prospectus may not be useful in assessing our likely future performance.

We depend upon key personnel of our Manager and its affiliates.

We are externally managed and therefore we do not have any internal management capacity. We will depend to a significant degree on the diligence, skill and network of business contacts of the management team and other key personnel of our Manager, including Messrs. Dondero, Goetz, Mitts, McGraner, Richards and Willmore, all of whom may be difficult to replace. We expect that our Manager will evaluate, negotiate, structure, close and monitor our loans and investments in accordance with the terms of the Management Agreement.

We will also depend upon the senior professionals of our Manager to maintain relationships with sources of potential loans and investments, and we intend to rely upon these relationships to provide us with potential investment opportunities. We cannot assure you that these individuals will continue to provide indirect investment advice to us. If these individuals, including the members of the management team of our Manager, do not maintain their existing relationships with our Manager, maintain existing relationships or develop new relationships with other sources of investment opportunities, we may not be able to grow our investment portfolio. In addition, individuals with whom the senior professionals of our Manager have relationships are not obligated to provide us with investment opportunities. Therefore, we can offer no assurance that these relationships will generate investment opportunities for us.

Our Manager will rely on our Sponsor and its affiliates to provide investment research and operational support to our Manager, including services in connection with research, due diligence of actual or potential investments, the execution of investment transactions approved by our Manager, accounting and financial reporting services and other back-office and administrative services. If our Sponsor and its affiliates do not provide these services to our Manager, there can be no assurances that our Manager would be able to find a substitute service provider with the same experience or on the same terms.

We are dependent upon our Manager and its affiliates to conduct our day-to-day operations; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

We are dependent on our Manager and its affiliates to manage our operations and originate, structure and manage our loans and investments. All of our investment decisions will be made by our Manager, subject to general oversight by our Manager’s investment committee and our board of directors. Any adverse changes in the financial condition of our Manager or its affiliates, or our relationship with our Manager, could hinder our Manager’s ability to successfully manage our operations and our portfolio of loans and investments, which could materially adversely affect our business, results of operations, financial condition and ability to make distributions to our stockholders.

Our Manager manages our portfolio pursuant to very broad investment guidelines and is not required to seek the approval of our board of directors for each investment, financing, asset allocation or hedging decision made by it, which may result in our making riskier investments and which could materially and adversely affect us.

Our Manager is authorized to follow very broad investment guidelines that provide it with substantial discretion in investment, financing, asset allocation and hedging decisions. Our board of directors will periodically review our investment guidelines and our portfolio but will not, and will not be required to, review and approve in advance all of our proposed investments or our Manager’s financing, asset allocation or hedging decisions. In addition, in conducting periodic reviews, our directors may rely primarily on information provided, or recommendations made, to them by our Manager or its affiliates. Subject to qualifying and maintaining our REIT qualification and our exclusion from regulation under the Investment Company Act, our Manager has significant latitude within the broad investment guidelines in determining the types of investments it makes for us, and how such investments are financed or hedged, which could result in investment returns that are substantially below expectations or losses, which could materially and adversely affect us.

We may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Manager, members of our Manager’s management team or by our Sponsor or its affiliates.

Our primary focus in making loans and investments generally differs from that of existing investment funds, accounts or other investment vehicles that are or have been managed by affiliates of our Manager, members of our Manager’s management team, our Sponsor or affiliates of our Sponsor. Past performance is not a guarantee of future results, and there can be no assurance that we will achieve comparable results of those Sponsor affiliates. In addition, investors in our common stock are not acquiring an interest in any such investment funds, accounts or other investment vehicles that are or have been managed by members of our Manager’s management team or our Sponsor or its affiliates. We also cannot assure you that we will replicate the historical results achieved by members of the management team, and we caution you that our investment returns could be substantially lower than the returns achieved by them in prior periods. Additionally, all or a portion of the prior results may have been achieved in particular market conditions which may never be repeated.

The Management Agreement may be terminated by (a) us, for cause (as defined in the Management Agreement), on 30 days’ written notice, (b) either party, without cause, with 180 days’ written notice to the other party or (c) our Manager, upon 30 days’ written notice if we materially breach the agreement. If the Management Agreement is terminated for any one of these reasons, we may not be able to find a suitable replacement, resulting in a disruption in our operations that could adversely affect our financial condition, business, and results of operations and cash flows.

The Management Agreement may be terminated by (a) us, for cause (as defined in the Management Agreement), on 30 days’ written notice, (b) either party, without cause, with 180 days’ written notice to the other party or (c) our Manager, upon 30 days’ written notice if we materially breach the agreement. If the Management Agreement is terminated and no suitable replacement is found, we may not be able to execute our business plan. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates. Even if we are able to retain comparable management, the integration of such management and its lack of familiarity with our investment objectives may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows. Furthermore, we may incur certain costs in connection with a termination or non-renewal of the Management Agreement, including a termination fee equal to three times the Manager’s Annual Fee (unless the Management Agreement is terminated for cause).

Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our Manager’s liability is limited under the Management Agreement, and we have agreed to indemnify our Manager against certain liabilities.

Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the Management Agreement, our Manager and its affiliates and their respective partners, members, officers, directors, employees and agents will not be liable to us (including but not limited to (1) any act or omission in connection with the conduct of our business that is determined in good faith to be in or not opposed to our best interests, (2) any act or omission based on the suggestions of certain professional advisors, (3) any act or omission by us, or (4) any mistake, negligence, misconduct or bad faith of certain brokers or other agents), unless any act or omission constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of duties. We have also agreed to indemnify our Manager and its affiliates and their respective partners, members, officers, directors, employees and agents from and against any and all claims, liabilities, damages, losses, costs and expenses that are incurred and arise out of or in connection with our business or investments, or the performance by the indemnitee of its responsibilities under the Management Agreement, provided that the conduct at issue did not constitute bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of duties. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Under the terms of the Management Agreement, our Manager will indemnify and hold harmless us, our subsidiaries and the OP from all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by reason of our Manager’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that our Manager will not be held responsible for any action of our board of directors in following or declining to follow any written advice or written recommendation given by our Manager. However, the aggregate maximum amount that our Manager may be liable to us pursuant to the Management Agreement will, to the extent not prohibited by law, never exceed the amount of the management fees received by our Manager under the Management Agreement prior to the date that the acts or omissions giving rise to a claim for indemnification or liability have occurred. In addition, our Manager will not be liable for special, exemplary, punitive, indirect, or consequential loss, or damage of any kind whatsoever, including without limitation lost profits. The limitations described in the preceding two sentences will not apply, however, to the extent such damages are determined in a final binding non-appealable court or arbitration proceeding to result from the bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of our Manager’s duties.

We may change our targeted investments without stockholder consent.

We expect our portfolio of investments will consist primarily of first mortgage loans, multifamily CMBS B-Pieces, mezzanine loans and preferred equity investments. Though this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders. Any such change could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. These policies may change over time. A change in our targeted investments or investment guidelines, which may occur without notice to you or without your consent, may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to you. We intend to disclose any changes in our investment policies in our next required periodic report.

We will pay substantial fees and expenses to our Manager and its affiliates, which payments increase the risk that you will not earn a profit on your investment.

Pursuant to the Management Agreement, we will pay significant fees to our Manager and its affiliates. Those fees include management fees and obligations to reimburse our Manager and its affiliates for expenses they incur in connection with their providing services to us, including certain personnel services. Additionally, we will adopt a long-term incentive plan that we will use to grant awards to employees of our Manager and its affiliates. For additional information on these fees and the fees paid to our Manager, see “Management Compensation” and “Management—NexPoint Real Estate Finance, Inc. 2020 Long Term Incentive Plan.”

If we internalize our management functions, we may not achieve the perceived benefits of the internalization transaction.

In the future, the board may consider internalizing the functions performed for us by our Manager by, among other methods, acquiring our Manager’s assets. The method by which we could internalize these functions could take many forms. There is no assurance that internalizing our management functions will be beneficial to us and our stockholders. An acquisition of our Manager could result in dilution of your interests as a stockholder and could reduce earnings per share. Additionally, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our Manager or its affiliates. Internalization transactions, including, without limitation, transactions involving the acquisition of affiliated advisors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest and to pay distributions. All of these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

There are significant potential conflicts of interest that could affect our investment returns.

As a result of our arrangements with our Sponsor and our Manager, there may be times when our Sponsor and our Manager or their affiliated persons have interests that differ from those of our stockholders, giving rise to a conflict of interest.

Our directors and management team serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do, or of investment funds managed by our Manager or its affiliates. Similarly, our Manager or its affiliates may have other clients with similar, different or competing investment objectives, including NXRT. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of us or our stockholders. For example, the management team of our Manager has, and will continue to have, management responsibilities for other investment funds, accounts or other investment vehicles managed or sponsored by our Manager and its affiliates. Our investment objectives may overlap with the investment objectives of such affiliated investment funds, accounts or other investment vehicles. As a result, those individuals may face conflicts in the allocation of investment opportunities among us and other investment funds or accounts advised by or affiliated with our Manager and its affiliates. Our Manager will seek to allocate investment opportunities among eligible accounts in a manner consistent with its allocation policy. However, we can offer no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time. See “Conflicts of Interest.”

The recent Chapter 11 bankruptcy filing by Highland may have materially adverse consequences on our business, financial condition and results of operations.

On October 16, 2019, Highland, an affiliate of our Sponsor, filed for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the District of Delaware, or the Highland Bankruptcy. The Highland Bankruptcy stems from a potential judgment being sought against Highland relating to a financial crisis-era fund previously managed by Highland. The fund has been in liquidation since 2011. The liquidation plan, which was finalized and approved by investors and Highland in 2011, established a committee of fund investor representatives, or the Redeemer Committee, to coordinate the liquidation process. Between 2011 and 2016, Highland distributed over $1.55 billion of the approximately $1.70 billion amount to be liquidated. Then, on July 5, 2016, the Redeemer Committee filed a complaint against Highland resulting from a contract dispute over the timing of management fees and other related claims. Highland believes it acted in the interest of investors and disputes the Redeemer Committee’s claims. However, in consideration of its liquidity profile, Highland determined that it was necessary to commence the voluntary Chapter 11 proceedings. Although Highland disputes the underlying claims, entry of the judgment in its maximum potential amount could result in a judgment against Highland in an amount greater than Highland’s liquid assets. While neither our Sponsor nor our Manager were parties to the bankruptcy filing, the Highland Bankruptcy could expose our Sponsor, our Manager, our affiliates, our management and/or us to negative publicity, which might adversely affect our reputation and/or investor confidence in us, the success of this offering and/or future capital raising activities. In addition, the Highland Bankruptcy may be both time consuming and disruptive to our operations and cause significant diversion of management attention and resources which may materially and adversely affect our business, financial condition and results of operations.

The Highland Bankruptcy could create potential conflicts of interest and uncertainty related to our commercial relationship with Highland.

The implications and outcome of the Highland Bankruptcy are inherently uncertain. Mr. Dondero serves in various capacities at Highland and its affiliated entities and, due to the uncertain nature of bankruptcy proceedings and the respective parties’ objectives, Highland or Mr. Dondero may encounter potential conflicts of interests with us, including between Mr. Dondero’s duties to and interest in us and Mr. Dondero’s duties to and interests in Highland, our Sponsor and our Manager. In addition, the treatment of relationships (including as related to contractual obligations) between associated parties in bankruptcy proceedings can be uncertain and subject to the approval of the bankruptcy court, which could harm our commercial relationship with Highland.

We may compete with other entities affiliated with our Manager and our Sponsor for investments.

Neither our Manager nor our Sponsor and their affiliates are prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business ventures that compete with ours. Our Manager, our Sponsor and/or their affiliates may provide financing to similar situated investments. Our Manager and our Sponsor may face conflicts of interest when evaluating investment opportunities for us, and these conflicts of interest may have a negative impact on our ability to make attractive investments. See “Conflicts of Interest.”

Our Manager, our Sponsor and their respective affiliates, officers and employees face competing demands relating to their time, and this may cause our operating results to suffer.

Our Manager, our Sponsor and their respective affiliates, officers and employees are key personnel, general partners, sponsors, managers, owners and advisors of other real estate investment programs, including affiliate-sponsored investment products, some of which have investment objectives and legal and financial obligations similar to ours and may have other business interests as well. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. If this occurs, the returns on our investments may suffer.

Our Manager and its affiliates will face conflicts of interest, including significant conflicts created by our Manager’s compensation arrangements with us, including compensation which may be required to be paid to our Manager if our Management Agreement is terminated, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Under our Management Agreement, our Manager or its affiliates will be entitled to fees based on our “Equity.” Because performance is only one aspect of our Manager’s compensation (as a component of “Equity”), our Manager’s interests are not wholly aligned with those of our stockholders. In that regard, our Manager could be motivated to recommend riskier or more speculative investments that would entitle our Manager to a higher fee. For example, because asset management fees payable to our Manager are based in part on the amount of equity raised, our Manager may have an incentive to raise additional equity capital in order to increase its fees.

Risks Related to Our REIT Status and Other Tax Items

We intend to elect to be treated as a REIT commencing with our taxable year ending December 31, 2020. Our failure to qualify or maintain our qualification as a REIT for federal income tax purposes would reduce the amount of funds we have available for distribution and limit our ability to make distributions to our stockholders.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2020. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Winston & Strawn LLP that, commencing with our taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Winston & Strawn LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, Winston & Strawn LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Winston & Strawn LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at the corporate tax rate;

•	we could be subject to increased state and local taxes; and

•	unless we are entitled to relief under certain federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Material U.S. Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our common stock.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, our TRSs or any TRS we form will be subject to federal income tax and applicable state and local taxes on their net income. Any federal or state taxes we pay will reduce our cash available for distribution to you.

Failure to make required distributions would subject us to federal corporate income tax.

We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code (as set forth below).

To maintain our REIT qualification, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow and value of our common stock.

In order to qualify and maintain our qualification as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. To maintain our REIT qualification and avoid the payment of federal income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for federal income tax purposes. For example, we may be required to accrue interest and discount income on single family residential mortgage loans, CMBS B-Pieces, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow and the value of our common stock. Alternatively, we may make taxable in-kind distributions of our own stock, which may cause our stockholders to be required to pay income taxes with respect to such distributions in excess of any cash they receive, or we may be required to withhold taxes with respect to such distributions in excess of any cash our stockholders receive.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We plan to originate mezzanine loans for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. We may originate mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

There is a lack of clear authority governing the characterization of our mezzanine loans or preferred equity investments for REIT qualification purposes.

There is limited case law and administrative guidance addressing whether instruments similar to any mezzanine loans or preferred equity investments that we may acquire will be treated as equity or debt for U.S. federal income tax purposes. We typically do not anticipate obtaining private letter rulings from the IRS or opinions of counsel on the characterization of those investments for U.S. federal income tax purposes. If the IRS successfully recharacterizes a mezzanine loan or preferred equity investment that we have treated as debt for U.S. federal income tax purposes as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the security and we would be treated as receiving our proportionate share of the income of the entity. There can be no assurance that such an entity will not derive nonqualifying income for purposes of the 75% or 95% gross income test or earn income that could be subject to a 100% penalty tax. Alternatively, if the IRS successfully recharacterizes a mezzanine loan or preferred equity investment that we have treated as equity for U.S. federal income tax purposes as debt for U.S. federal income tax purposes, then that investment may be treated as producing interest income that would be qualifying income for the 95% gross income test, but not for the 75% gross income test. If the IRS successfully challenges the classification of our mezzanine loans or preferred equity investments for U.S. federal income tax purposes, no assurance can be provided that we will not fail to satisfy the 75% or 95% gross income test.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations by us or our subsidiaries could result in the creation of taxable mortgage pools, or TMPs, for U.S. federal income tax purposes. As a result, we could have “excess inclusion income.” Certain categories of stockholders, such as non-U.S. stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to any such excess inclusion income. In addition, to the extent that our common stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business taxable income, we may incur a corporate level tax on a portion of any excess inclusion income. Moreover, we could face limitations in selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities, stock in REITs and other qualifying real estate assets, including certain mortgage loans and certain kinds of CMBS and debt instruments of publicly offered REITs. The remainder of our investments in securities (other than government securities and REIT qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and securities that are qualifying real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more TRSs. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance. Moreover, if we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, otherwise attractive investments, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the income or asset requirements for qualifying as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

If our OP failed to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify as a REIT.

We believe that our OP will be treated as a partnership for federal income tax purposes. As a partnership, our OP generally will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our OP’s income. We cannot assure you, however, that the IRS will not challenge the status of our OP or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our OP or any other such subsidiary partnership as an entity taxable as a corporation for federal income tax purposes (including by reason of being classified as a publicly traded partnership or “taxable mortgage pool” for U.S. federal income tax purposes), we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our OP or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for this reduced rate. Under the Tax Cuts and Jobs Act, or the TCJA, however, U.S. stockholders that are individuals, trusts and estates generally may deduct up to 20% of the ordinary dividends (e.g., dividends not designated as capital gain dividends or qualified dividend income) received from a REIT for taxable years beginning before January 1, 2026. Although this deduction reduces the effective U.S. federal income tax rate applicable to certain dividends paid by REITs (generally to 29.6% assuming the stockholder is subject to the 37% maximum rate), such tax rate is still higher than the tax rate applicable to corporate dividends that constitute qualified dividend income. Accordingly, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the stock of REITs, including the per share trading price of our common stock.

The share ownership restrictions of the Code for REITs and the 6.2% share ownership limit in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns shares of our common stock under this requirement. Additionally, at least 100 persons must beneficially own shares of our common stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help insure that we meet these tests, among other purposes, our charter includes restrictions on the acquisition and ownership of shares of our common stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT. Unless exempted by our board of directors (prospectively or retroactively), for so long as we qualify as a REIT, our charter provides, among other limitations on ownership and transfer of shares of our stock, that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 6.2% in value of the aggregate of the outstanding shares of our capital stock or more than 6.2% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 6.2% ownership limit would result in our failing to qualify as a REIT. The board intends to grant waivers from the ownership limits to our Sponsor and its affiliates and may grant additional waivers in the future. These waivers may be subject to certain initial and ongoing conditions designed to preserve our status as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions, if properly identified under applicable Treasury regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of assets may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any asset (other than foreclosure property) that we own or hold an interest in, directly or indirectly through any subsidiary entity, including our OP, but generally excluding TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. During such time as we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own or hold an interest in, directly or through any subsidiary, will be treated as a prohibited transaction, or (c) structuring certain dispositions to comply with the requirements of the prohibited transaction safe harbor available under the Code that, among other requirements, have been held for at least two years. No assurance can be given that any particular asset that we own or hold an interest in, directly or through any subsidiary entity, including our OP, but generally excluding TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire CMBS or debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Similarly, some of the CMBS that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such CMBS will be made. If such CMBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable. Finally, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate CMBS at their stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. In IRS Revenue Procedure 2014-51, the IRS interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.

If we invest in mortgage loans to which the interest apportionment rules described above would apply and the IRS were to assert successfully that our mortgage loans were secured by property other than real estate, the interest apportionment rules applied for purposes of our REIT testing, and that the position taken in IRS Revenue Procedure 2014-51 should be applied to our portfolio, then depending upon the value of the real property securing our mortgage loans and their face amount, and the sources of our gross income generally, we may fail to meet the 75% REIT gross income test discussed under “Material U.S. Federal Income Tax Considerations—Income Tests.” If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty to the IRS.

The ability of the board to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our board may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

Legislative or other actions affecting REITs could have a negative effect on our stockholders or us.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the federal income tax consequences of such qualification, or the federal income tax consequences of an investment in us. Also, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT.

Risks Related to the Ownership of our Common Stock

There are no established trading markets for our common stock and broad market fluctuations could negatively impact the market price of our stock.

Currently, there is no established trading market for our common stock. We intend to list shares of our common stock on the NYSE under the symbol “NREF,” to be effective upon completion of this offering. We cannot assure you that, if accepted, an active trading market for our common stock will develop after this offering or if one does develop, that it will be sustained.

Even if an active trading market develops, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results, financial condition, cash flow and liquidity, or changes in investment strategy or prospects;

•	changes in our operations or earnings estimates or publication of research reports about us or the real estate industry;

•	loss of a major funding source or inability to obtain new favorable funding sources in the future;

•	our financing strategy and leverage;

•	actual or anticipated accounting problems;

•	changes in market valuations of similar companies;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence and price and volume fluctuations in the stock and bond markets, generally;

•	changes in laws, regulatory policies or tax guidelines, or interpretations thereof, particularly with respect to REITs;

•	future equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	failure to meet income estimates;

•	failure to meet and maintain REIT qualifications or exclusion from Investment Company Act regulation or listing on the NYSE; and

•	general market and economic conditions.

In the past, class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common stock.

The form, timing and/or amount of dividend distributions in future periods may vary and be impacted by economic and other considerations.

The form, timing and/or amount of dividend distributions will be declared at the discretion of the board and will depend on actual cash from operations, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and other factors as the board may consider relevant. The board may modify our dividend policy from time to time.

We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock.

If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, reduce the amount of such distributions, or issue stock dividends. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than we expect, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In addition, if we make stock dividends in lieu of cash distributions it may have a dilutive effect on the holdings of our stockholders.

All distributions will be made at the discretion of the board and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as the board may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common stock.

Our charter permits the board to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could otherwise result in a premium price to our stockholders.

The board may classify or reclassify any unissued shares of common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, the board could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to owners of our common stock and could reduce the overall value of your investment.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common stock. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including common stock and convertible preferred stock), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our common stock. Any convertible preferred stock would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders.

Holders of shares of our common stock do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 600,000,000 shares of capital stock, of which 500,000,000 shares may be shares of common stock and 100,000,000 shares may be shares of preferred stock. The board may increase the number of authorized shares of capital stock without stockholder approval. After this offering, the board may elect to (1) sell additional shares in future public offerings; (2) issue equity interests in private offerings; (3) issue shares of our common stock under a long-term incentive plan to our non-employee directors or to employees of our Manager or its affiliates; (4) issue shares to our Manager, its successors or assigns, in payment of an outstanding fee obligation or as consideration in a related-party transaction; or (5) issue shares of our common stock in connection with a redemption of limited partnership interests of our OP. To the extent we issue additional equity interests after this offering, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, holders of shares of our common stock may also experience a dilution in the book value of their investment in us.

Common stock eligible for future sale may have adverse effects on our share price.

We are offering              shares of our common stock as described in this prospectus (excluding the underwriters’ overallotment option to purchase up to an additional              shares).

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock.

Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

After the completion of this offering, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to stockholders on a preemptive basis. Therefore, it may not be possible for stockholders to participate in such future share issuances, which may dilute the such stockholders’ interests in us.

Our rights and the rights of our stockholders to recover claims against our directors and officers are limited by Maryland law and our organizational documents, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the Maryland General Corporation Law, or the MGCL, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter and our bylaws require us to indemnify our directors and officers for actions taken by them in those capacities and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law.

In connection with the offering, we will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken by any of our directors or officers are immune or exculpated from, or indemnified against, liability but which impede our performance, our stockholders’ ability to recover damages from that director or officer will be limited.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court of Baltimore City, Maryland, will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf other than actions arising under the federal securities laws, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. It could also increase costs to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Our charter and bylaws contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

Our charter and bylaws contain a number of provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interests, including the following:

•

Our Charter Contains Restrictions on the Ownership and Transfer of Our Stock. In order for us to qualify, and elect to be taxed, as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than the first year for which we elect to be taxed as a REIT. Subject to certain exceptions, our charter provides that no stockholder may beneficially or constructively own more than 6.2% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or more than 6.2% in value of the aggregate of the outstanding shares of all shares of our capital stock. We refer to these restrictions collectively as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 6.2% of our outstanding shares of common stock or the outstanding shares of all classes or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits. Our charter also provides that no person may own shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our common stock or of any of our other capital stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void. These ownership limits may prevent a third party from acquiring control of us if the board does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests. The board intends to grant waivers from the ownership limits applicable to holders of our common stock to our Sponsor and its affiliates and may grant additional waivers in the future. These waivers may be subject to certain initial and ongoing conditions designed to preserve our status as a REIT.

•

The Board Has the Power to Cause Us to Issue Additional Shares of Our Stock without Stockholder Approval. Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, the board may, without stockholder approval, amend our charter to increase the aggregate number of shares of our common stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, the board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders. See “Description of Capital Stock—Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock.”

Certain provisions of Maryland law may limit the ability of a third party to acquire control of us.

Certain provisions of the MGCL may have the effect of inhibiting a third party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares.

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation), or an affiliate of any such interested stockholder, are prohibited for five years after the most recent date on which such interested stockholder becomes an interested stockholder. Thereafter any such business combination must be generally recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or held by an affiliate or associate of the interested stockholder. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder or comply with certain fair price requirements set forth in the MGCL.

The MGCL provides that holders of “control shares” of our Company acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”, subject to certain exceptions) have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares (defined as shares of the corporation that any of the following persons is entitled to exercise, or direct the exercise of, the voting power in the election of directors: an acquiring person, an officer of the corporation or an employee of the corporation who is also a director of the corporation).

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval, shares acquired directly from the corporation or shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation.

Pursuant to the Maryland Business Combination Act, and in connection with the completion of this offering, we expect that our board will by resolution exempt from the provisions of the Maryland Business Combination Act all business combinations (1) between our Manager or its respective affiliates and us and (2) between any other person and us, provided that such business combination is first approved by the board (including a majority of our directors who are not affiliates or associates of such person). Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or resolutions will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval and regardless of what is currently provided in its charter or bylaws, to implement any or all of the following takeover defenses:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•

a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of directorships (b) require a vacancy on our board to be filled only by the remaining directors in office, even if the remaining directors do not constitute a quorum and (c) require, unless called by our chairman of the board, our chief executive officer, our president or the board, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting. If we made an election to be subject to the provisions of Subtitle 8 relating to a classified board, our board would automatically be classified into three classes with staggered terms of office of three years each. In such instance, the classification and staggered terms of office of the directors would make it more difficult for a third party to gain control of the board since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of the directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. In particular, statements relating to our business and investment strategies, plans or intentions, our use of proceeds, our liquidity and capital resources, our performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial performance (including market conditions) are forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result,” the negative version of these words and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you against relying on any of these forward-looking statements.

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	Our loans and investments expose us to risks similar to and associated with debt-oriented real estate investments generally.

•	Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

•

Fluctuations in interest rate and credit spreads, which may not be adequately protected or protected at all, by our hedging strategies, could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

•	Our loans and investments will be concentrated in terms of geography, asset types and sponsors upon completion of the formation transaction and may continue to be so in the future.

•

Upon the completion of the formation transaction, we will have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

•

We have limited operating history as a standalone company and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.

•

We are dependent upon our Manager and its affiliates to conduct our day-to-day operations; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

•	We may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Sponsor, members of our Manager’s management team or their affiliates.

•

Our Manager and its affiliates will face conflicts of interest, including significant conflicts created by our Manager’s compensation arrangements with us, including compensation which may be required to be paid to our Manager if our management agreement is terminated, which could result in decisions that are not in the best interests of our stockholders.

•	We will pay substantial fees and expenses to our Manager and its affiliates, which payments increase the risk that you will not earn a profit on your investment.

•

If we fail to qualify as a REIT for U.S. federal income tax purposes, cash available for distributions to be paid to you could decrease materially, which would limit our ability to make distributions to our stockholders.

•	Any of the other risks included in this prospectus, including those set forth under the heading “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $            million after deducting underwriting discounts and commissions of $            million and estimated offering expenses of approximately $            (or, if the underwriters exercise their overallotment option of              additional shares of common stock in full, approximately $            million after deducting underwriting discounts and commissions of $            million and estimated offering expenses of approximately $            ).

We intend to contribute the net proceeds from this offering to our OP in exchange for limited partnership interests in the OP and our OP intends to contribute the net proceeds from this offering to our subsidiary partnerships for limited partnership interests in the subsidiary partnerships. Pursuant to the terms of the OP’s limited partnership agreement, the OP will contribute the net proceeds in an amount equal to 32.5% to its first subsidiary partnership, 32.5% to its second subsidiary partnership and 35.0% to its third subsidiary partnership. Our subsidiary partnerships intend to use the net proceeds from this offering to acquire the following investments:

#	Investment	Purchase Price	Origination Date	UPB (1)	Interest Rate	PIK/Other Rate	All-in Rate (2)	Fixed / Floating	Maturity Date	City, State	Property Type	LTV (3)	Stabilized (4)

(1)	UPB as of September 30, 2019.
(2)	All-in Rate is calculated as the Interest Rate plus the PIK / Other Rate.
(3)

LTV is generally based on the initial first mortgage loan amount plus our preferred equity or mezzanine loan investment, if any, divided by the as-is appraised value as of the date the investment was originated or by the current principal amount as of the date of the most recent as-is appraised value.

(4)

We consider stabilized investments to be those with an in-place debt service coverage ratio (DSCR), including the current pay of preferred equity or mezzanine loan, if applicable, of 1.2x or greater. Weighted average is the percentage of the total Carrying Value that is Stabilized.

The remainder of the net proceeds will be used to acquire investments that fit within our investment strategy. However, if 30 days after the completion of this offering, we have more than $5 million of excess cash and cash equivalents on a consolidated basis, the OP, as the general partner of the subsidiary partnerships, will cause the subsidiary partnerships to use the net proceeds the subsidiary partnerships received from the OP to effect the mandatory redemption of subsidiary partnership units (other than subsidiary partnership units held by the OP). Assuming we do not acquire any additional investments and the subsidiary partnerships effect the mandatory redemption of subsidiary partnership units with the net proceeds from the offering, the OP will own approximately     % of its first subsidiary partnership, approximately     % of its second subsidiary partnership and approximately     % of its third subsidiary partnership.

Pending these applications, the OP and our subsidiary partnerships may invest the net proceeds from this offering in interest bearing accounts and short term, interest bearing securities or in any other manner that is consistent with our intention to qualify for taxation as a REIT and maintain our exclusion from registration under the Investment Company Act.

DISTRIBUTION POLICY

Our Policy

Following the completion of this offering, we intend to make regular quarterly distributions to our stockholders, consistent with our intention to qualify as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders out of assets legally available therefor. REIT taxable income as computed for purposes of the foregoing tax rules will not necessarily correspond to our net income as determined for financial reporting purposes.

Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, any financing covenants, the annual distribution requirements under the REIT provisions of the Code, our REIT taxable income, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our results of operations, liquidity and financial condition will be affected by various factors, including the amount of our net interest income, our operating expenses and any other expenditures.

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate transactions in a timely manner on favorable terms, or at all, cannot be assured. In addition, we may choose to make a portion of a required distribution in the form of a taxable stock dividend to preserve our cash balance.

Currently, we have no intention to use any net proceeds from this offering to make distributions to our stockholders or to make distributions to our stockholders using shares of our stock.

Distributions to our stockholders, if any, will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth the amount of distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2019:

•	on an actual basis;

•

on an as adjusted basis to give effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated fees and expenses payable by us.

You should read the following table in conjunction with “Use of Proceeds,” “Selected Historical and Pro Forma Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our Financial Statements and accompanying notes thereto and our Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes thereto included elsewhere in this prospectus.

	As of September 30, 2019
	Actual	As Adjusted (1)
	(unaudited)

Cash and cash equivalents	$10.00

Total debt	—

Stockholders’ equity:

Preferred stock, par value $0.01; 100 shares authorized and no shares outstanding on an actual basis and 100,000,000 shares authorized and no shares outstanding on an as adjusted basis	—

Common stock, par value $0.01; 900 shares authorized and 10 shares outstanding on an actual basis and 500,000,000 shares authorized and shares outstanding on an as adjusted basis	—

Additional paid-in capital	$10.00

Accumulated deficit	—

Accumulated other comprehensive loss	—

Total stockholders’ equity	$10.00

Total capitalization	$10.00

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) cash and cash equivalents, total stockholders’ equity and total capitalization by $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

The following table sets forth our selected financial information as of September 30, 2019, that has been derived from our historical audited balance sheet as of that date and the accompanying notes included elsewhere in this prospectus. We have limited operating history and no investments at this time.

The following selected financial information is only a summary and is qualified by reference to, and should be read in conjunction with, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited balance sheet as of September 30, 2019 and accompanying notes, each of which are included elsewhere in this prospectus.

September 30, 2019
ASSETS

Cash and cash equivalents	$10

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ Equity:

Preferred stock, $0.01 par value: 100 shares authorized; 0 shares issued	—

Common stock, $0.01 par value: 900 shares authorized; 10 shares issued and outstanding	—

Additional paid-in capital	10

Total Stockholders’ Equity	$10

The following table sets forth our selected pro forma financial and operating data. The selected pro forma financial and operating data has been derived from our Unaudited Pro Forma Combined Consolidated Financial Statements included elsewhere in this prospectus. Our management believes the assumptions underlying our Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes are reasonable. However, our Unaudited Pro Forma Combined Consolidated Financial Statements may not necessarily reflect our financial condition and results of operations in the future or what they would have been had we been a separate, stand-alone company during the periods presented. The results of operations presented for interim periods are not necessarily representative of operations for the entire year.

The following selected pro forma financial and operating data is only a summary and is qualified by reference to, and should be read in conjunction with, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes, each of which are included elsewhere in this prospectus.

	Pro Forma NREF
	For the Year Ended December 31, 2018	For the Nine Months Ended September 30, 2019
(dollars in thousands)	(unaudited)	(unaudited)

Operating Data:

Net interest income

Interest income from loans	$38,371	$28,013

Interest expense	19,584	14,562

Total net interest income	$18,787	$13,451

Other income

Change in net assets related to consolidated CMBS variable interest entities	$10,940	$8,164

Dividend income	5,490	4,231

Total other income	$16,430	$12,395

Operating expenses

General and administrative expenses	—	—

Loan servicing fees	4,796	3,567

Management fees	—	—

Total operating expenses	$4,796	$3,567

Net income	30,421	22,279

Net income attributable to redeemable noncontrolling interests	30,421	22,279

Net income attributable to common stockholders	$—	$—

(dollars in thousands)	Pro Forma NREF
As of September 30, 2019
(unaudited)

Balance Sheet Data:

Total assets	2,797,714

Total liabilities	2,446,017

Redeemable noncontrolling interests	351,697

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a newly formed commercial real estate company incorporated in Maryland on June 7, 2019. Our strategy is to originate, structure and invest in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily CMBS securitizations. We will primarily focus on investments in real estate sectors where our senior management team has operating expertise, including in the multifamily, SFR, self-storage, hospitality and office sectors predominantly in the top 50 MSAs. In addition, we will primarily focus on lending or investing in properties that are stabilized or have a light-transitional business plan.

Our primary investment objective is to generate attractive, risk-adjusted returns for stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We will seek to employ a flexible and relative value focused investment strategy and expect to re-allocate capital periodically among our target investment classes. We believe this flexibility will enable us to efficiently manage risk and deliver attractive risk-adjusted returns under a variety of market conditions and economic cycles.

We will be externally managed by our Manager, a subsidiary of our Sponsor, an SEC-registered investment advisor, which has extensive real estate experience, having completed approximately $9.0 billion of gross real estate transactions since the beginning of 2012. In addition, our Sponsor, together with its affiliates, including NexBank, is one of the most experienced global alternative credit managers managing approximately $13.3 billion of loans and debt or credit related investments as of September 30, 2019 and has managed credit investments for over 25 years. We believe our relationship with our Sponsor benefits us by providing access to resources including research capabilities, an extensive relationship network, other proprietary information, scalability, a vast wealth of knowledge of information on real estate in our target assets and sectors and sourcing of investments by NexBank.

Substantially all of our assets will be owned directly or indirectly through the OP. Upon the completion of this offering, we will hold all of the limited partnership interests in our OP.

We intend to elect to be treated as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2020. We also intend to operate our business in a manner that will permit us to maintain one or more exclusions or exemptions from registration under the Investment Company Act.

Factors Impacting Our Operating Results

We expect that our results of operations will be affected by a number of factors and will primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, our target assets in the marketplace. We expect to invest, directly or indirectly, principally in our target assets, earning the spread between the yield on our assets and the cost of our borrowings and economic hedging activities. Our net interest income includes the actual interest payments we receive on our first mortgage loans, mezzanine loans, preferred equity and alternative structured financing, as well as CMBS securitizations and is also impacted by the amortization of purchase premiums and accretion of purchase discounts. Changes in various factors such as prepayment speeds, estimated future cash flows and credit quality could impact the amount of premium to be amortized or discount to be accreted into interest income for a given period. Interest rates and prepayment rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial expectations or unanticipated credit events experienced by borrowers whose mortgage loans are included in our CMBS B-Pieces or that are held directly by us.

The following sets forth what we believe to be the most significant factors that could impact our results:

Changes in Fair Value of our Assets. We will report the financial assets and liabilities of each CMBS trust that we consolidate at fair value using the measurement alternative included in Accounting Standards Codification, or ASC, 810, Consolidation. Pursuant to ASC 810, we will measure both the financial assets and financial liabilities of the CMBS trusts we consolidate using the fair value of the financial liabilities, which we consider more observable than the fair value of the financial assets. As a result, we will present the CMBS issued by the consolidated trusts, but not beneficially owned by us, as financial liabilities in our consolidated financial statements, measured at their estimated fair value; we will measure the financial assets as the total estimated fair value of the CMBS issued by the consolidated trusts, regardless of whether such CMBS represent interests beneficially owned by us. Under the measurement alternative prescribed by ASC 810, our “Net income (loss)” will reflect the economic interests in the consolidated CMBS beneficially owned by us, presented as “Change in net assets related to consolidated CMBS variable interest entities” in our consolidated statements of operations, which will include applicable (1) changes in the fair value of CMBS beneficially owned by us, (2) interest income, interest expense and servicing fees earned from the CMBS trusts and (3) other residual returns or losses of the CMBS trusts, if any.

Changes in Market Interest Rates. With respect to our proposed business operations, increases in interest rates, in general, may over time cause: (1) the interest expense associated with our borrowings to increase; (2) the value of our fixed rate investments to decline; (3) the coupons on our variable rate investments to reset, although on a delayed basis, to higher interest rates; (4) prepayments on our investments to decrease; and (5) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase. Conversely, decreases in interest rates, in general, may over time cause: (A) the interest expense associated with our borrowings to decrease; (B) the value of our fixed rate investments to increase; (C) coupons on our variable rate investments to reset, although on a delayed basis, to lower interest rates; (D) prepayments on our investments to increase, and (E) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.

Prepayment Rates. The value of our securities collateralized by mortgage loans may be affected by prepayment rates on the underlying mortgage loans. If we acquire mortgage loans or mortgage related securities, we anticipate that the mortgage loans or the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to the par or principal balance of the security or loans, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to either the principal balance of the loans or loans underlying the securities, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates may be affected by a number of factors including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, changes in market interest rates, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors, none of which can be predicted with any certainty.

Credit Risk. We will be subject to the risk of potential credit losses on our assets. We will seek to mitigate credit losses by utilizing a comprehensive underwriting, diligence and investment selection process and by ongoing monitoring of our investments. However, unanticipated credit losses may occur that could adversely impact our results of operations.

Net Interest Spread. The spread between the yield on our assets and our funding costs will affect the performance of our business. Wider spreads imply greater income on new asset purchases but may have a negative impact on our equity by negatively impacting prices on our existing assets. In an environment where market spreads are widening, counterparties may require additional collateral to secure our borrowings, which may require us to reduce leverage by selling assets. Conversely, tighter market spreads imply lower income on new asset purchases, but may have a positive impact on the value of our existing assets. As market spreads tighten, we may be able to reduce the amount of collateral required to secure borrowings.

Extension Risk. Our Manager will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which borrowers will prepay underlying mortgages. In general, when we acquire an asset, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes all or a portion of our borrowing costs for a period close to the anticipated average life of the related assets. This strategy is designed to protect us from rising interest rates.

If prepayment rates decrease in a rising interest rate environment, however, the life of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This longer than expected life of the related asset could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the swap agreement while the income earned would remain fixed. This situation may also cause the market value of our investments to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Size of Investment Portfolio. The size of our investment portfolio, as measured by the aggregate unpaid principal balance of our mortgage loans and mortgage-backed securities and the other real estate related assets we own, will be a key revenue driver. Generally, as the size of our investment portfolio grows, the amount of interest income we receive will increase. The larger investment portfolio, however, will drive increased expenses to the extent that we incur additional interest expense to finance the purchase of our assets.

Critical Accounting Polices and the Use of Estimates

Critical Accounting Estimates

The preparation of our consolidated financial statements in conformity with GAAP, requires us to make estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Our most critical accounting policies will involve decisions and assessments that could affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of our consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe, however, that all of the decisions and assessments upon which our consolidated financial statements will be based will be reasonable at the time made, based upon information available to us at that time, and subject to well controlled processes and reviews. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our business strategy. The material accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Consolidation

The Company conducts its operations through the OP, which will act as the general partner of the subsidiary partnerships that own the investments through limited liability companies that are SPEs. The Company consolidates the OP as, following the completion of the Formation Transaction, the Company will be the sole limited partner in the OP, will have 100% of the limited partnerships interests in the OP and will have the ability to remove the general partner of the OP with or without cause. The Company consolidates the SPEs that it controls as well as any VIEs where it is the primary beneficiary. All of the investments the SPEs own are consolidated in the pro forma financial statements. Generally, the assets of each entity can only be used to settle obligations of that particular entity, and the creditors of each entity have no recourse to the assets of other entities or the Company notwithstanding equity pledges various lenders may have in certain entities.

Variable Interest Entities (VIEs)

The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which we have a variable interest. These analyses involve estimates, based on our assumptions, as well as judgments regarding significance and the design of entities.

Variable interest entities (“VIEs”) are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, and only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

In accordance with GAAP, the Company determines whether it must consolidate transferred financial assets and VIEs for financial reporting purposes. The Company consolidates those entities for which (1) it controls significant operating, financial and investing decisions of the entity or (2) management determines that the Company is the primary beneficiary of the entities deemed to be VIEs. The Company consolidates the trusts that issue beneficial ownership interests in mortgage loans secured by commercial real estate (commonly known as CMBS) when the Company holds a variable interest in, and management considers the Company to be the primary beneficiary of, those trusts. Management believes the performance of the assets that underlie CMBS issuances most significantly impacts the economic performance of the trust, and the primary beneficiary is generally the entity that conducts activities that most significantly impact the performance of the underlying assets. In particular, the most subordinate tranches of CMBS expose the holder to greater variability of economic performance when compared to more senior tranches since the subordinate tranches absorb a disproportionately higher amount of the credit risk related to the underlying assets. Generally, a trust designates the most junior subordinate tranche outstanding as the controlling class, which entitles the holder of the controlling class to unilaterally appoint and remove the special servicer for the trust. For the CMBS that the Company consolidates, the Company holds the most subordinate tranche of the securities issued by the trusts which include the controlling class, and has the ability to remove and replace the special servicer. For financial reporting purposes, the underlying mortgage loans held by the trusts are recorded as a separate line item on the balance sheet under “Mortgage loans held in variable interest entities, at fair value”. The liabilities of the trusts consist solely of obligations to the CMBS holders of the consolidated trusts, excluding the CMBS held by the Company as these are eliminated in consolidation along with the accrued interest thereon. The liabilities are presented as “Bonds payable held in variable interest entities, at fair value” on the pro forma consolidated balance sheet.

Interest Income Recognition

Loans held-for-investment, available-for-sale securities, mortgage loans from the consolidated CMBS entities and debt securities held-to-maturity where the Company expects to collect the contractual interest and principal payments are considered to be performing loans. The Company recognizes income on performing loans in accordance with the terms of the loan on an accrual basis. Interest income also includes amortization of loan premiums or discounts and initial direct loan origination costs. We will expense origination discount for loans acquired but not originated by us as incurred.

Income Taxes

In connection with this offering, we intend to elect to qualify as a REIT under the Code, commencing with our taxable year ending December 31, 2020. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) to our stockholders. So long as we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income we currently distribute to our stockholders.

If we fail to qualify as a REIT in any taxable year, we will be subject to federal corporate income tax. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. In addition, the income of any TRS that we own will be subject to regular federal corporate income tax. See “Material U.S. Federal Income Tax Considerations.”

The dividends paid deduction of a REIT for qualifying dividends paid to its stockholders is computed using its REIT taxable income as opposed to net income reported on the financial statements. REIT taxable income, generally, will differ from net income reported on the financial statements because the determination of REIT taxable income is based on tax provisions and not financial accounting principles.

We may elect to treat certain of our subsidiaries as TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal and applicable state and local corporate income taxes. Our REIT financial results are generally not expected to reflect provisions for current or deferred income taxes except to the extent attributable to a TRS.

Income generated by a TRS generally will not be included in our income, except to the extent the TRS makes a dividend distribution to us. If we receive a dividend from a TRS, such amount will be included in our income and taken into account in determining whether we have met the REIT distribution requirements. If a TRS retains its earnings, we will not be required to distribute such income to our stockholders and can increase book equity of the consolidated entity.

Allowance for Loan Losses

We will perform a quarterly evaluation of loans classified as held-for-investment for impairment on a loan-by-loan basis. If we deem that it is probable that we will be unable to collect all amounts owed according to the contractual terms of a loan, impairment of that loan is indicated. If we consider a loan to be impaired, we will establish an allowance for loan losses, through a valuation provision in earnings that reduces carrying value of the loan to the present value of expected future cash flows discounted at the loan’s contractual effective rate or the fair value of the collateral, if repayment is expected solely from the collateral. Significant judgment is required in determining impairment and in estimating the resulting loss allowance, and actual losses, if any, could materially differ from those estimates.

We will perform a quarterly review of our portfolio. In conjunction with this review, we will assess the risk factors of each loan, including, without limitation, loan-to-value ratio, debt yield, property type, geographic and local market dynamics, physical condition, collateral, cash flow volatility, leasing and tenant profile, loan structure and exit plan and project sponsorship. Based on a 5-point scale, our loans are rated “1” through “5,” from least risk to greatest risk, respectively, which ratings are defined as follows:

1- Outperform—Materially exceeds performance metrics (for example, technical milestones, occupancy, rents, net operating income) included in original or current credit underwriting and business plan;

2- Exceeds Expectations—Collateral performance exceeds substantially all performance metrics included in original or current underwriting / business plan;

3- Satisfactory—Collateral performance meets or is on track to meet underwriting; business plan is met or can reasonably be achieved;

4- Underperformance—Collateral performance falls short of original underwriting, material differences exist from business plan, or both; technical milestones have been missed; defaults may exist, or may soon occur absent material improvement; and

5- Risk of Impairment/Default—Collateral performance is significantly worse than underwriting; major variance from business plan; loan covenants or technical milestones have been breached; timely exit from loan via sale or refinancing is questionable.

We will regularly evaluate the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral, as well as the financial and operating capability of the borrower. Specifically, the collateral’s operating results and any cash reserves are analyzed and used to assess (i) whether cash from operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and/or (iii) the collateral’s liquidation value. We also evaluate the financial condition of any loan guarantors as well as the borrower’s competency in managing and operating the collateral. In addition, we consider the overall economic environment, real estate or industry sector and geographic sub-market in which the borrower operates. Such impairment analyses are completed and reviewed by asset management and finance personnel who utilize various data sources, including (i) periodic financial data such as property operating statements, occupancy, tenant profile, rental rates, operating expenses, the borrower’s exit plan, and capitalization and discount rates, (ii) site inspections and (iii) current credit spreads and discussions with market participants.

We will consider loans to be past due when a monthly payment is due and unpaid for 60 days or more. Loans will be placed on nonaccrual status and considered non-performing when full payment of principal and interest is in doubt, which generally occurs when they become 120 days or more past due unless the loan is both well secured and in the process of collection. Accrual of interest on individual loans is discontinued when management believes that, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful. Our policy is to stop accruing interest when a loan’s delinquency exceeds 120 days. All interest accrued but not collected for loans that are placed on nonaccrual status or subsequently charged-off are reversed against interest income. Income is subsequently recognized on the cash basis until, in management’s judgment, the borrower’s ability to make periodic principal and interest payments returns and future payments are reasonably assured, in which case the loan is returned to accrual status.

For individual loans, a troubled debt restructuring is a formal restructuring of a loan where, for economic or legal reasons related to the borrower’s financial difficulties, a concession that would not otherwise be considered is granted to the borrower. The concession may be granted in various forms, including providing a below-market interest rate, a reduction in the loan balance or accrued interest, an extension of the maturity date, or a combination of these. An individual loan that has had a troubled debt restructuring is considered to be impaired and is subject to the relevant accounting for impaired loans.

A loan is written off when it is no longer realizable and/or it is legally discharged.

We will evaluate acquired loans and debt securities for which it is probable at acquisition that all contractually required payments will not be collected in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.

Other-Than-Temporary Impairment

Debt securities held to maturity will be evaluated on a quarterly basis, and more frequently when triggering events or market conditions warrant such an evaluation, to determine whether declines in their value are other-than-temporary. To determine whether a loss in value is other-than-temporary, we will utilize criteria including, the reasons underlying the decline, the magnitude and duration of the decline (greater or less than twelve months) and whether or not we intend to sell or expect that it is more likely than not that we will be required to sell the investment prior to an anticipated recovery of the carrying value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment.

In the event that the fair value of debt securities held-to-maturity is less than amortized cost, we will consider whether the unrealized holding loss represents an other-than-temporary impairment, or OTTI. If we do not expect to recover the carrying value of the preferred interest held-to-maturity based on future expected cash flows, an OTTI exists and we will reduce the carrying value by the impairment amount, recognize the portion of the impairment related to credit factors in earnings and the portion of the impairment related to other factors in accumulated other comprehensive income.

Fair Value

We will account for our mortgage loans held and bonds payable in variable interest entities, which constitute our CMBS B-Piece investments, at fair value using the measurement alternative for collateralized financing entities in ASC 810. As such, these assets and liabilities will be carried on our consolidated balance sheets at their estimated fair value and changes in the fair values of these assets and liabilities are recorded in our consolidated statements of operations in the period in which the valuation change occurs. Periodic fluctuations in the values of these assets and liabilities are inherently volatile and thus can lead to significant period-to-period GAAP earnings volatility.

The fair value of each of the CMBS B-Pieces is tied to the loans underlying such CMBS and is affected by, among other things, changes in interest rates, credit performance, repayments, and market liquidity. To the extent interest rates change or market liquidity and or credit conditions materially change, the value of these loans could decline, which could have a material effect on reported earnings.

Additionally, we expect to account for our JCAP preferred stock as a debt security held to maturity which results in recording our investment at amortized cost and measured for impairment on a quarterly basis. While this asset will not reflect quarterly changes in fair value being recorded in earnings, fair value measurements must be derived and discloses as further discussed below.

The SFR Loans, mezzanine debt and preferred equity investments will be accounted for as loans held for investment, which results in being held at cost and measured for impairment on a quarterly basis. While these assets will not reflect quarterly changes in fair value being recorded in earnings, fair value measurements must be derived and disclosed as further discussed below.

Financial Instruments Not Carried at Fair Value

The fair values of cash, accrued interest and dividends, accounts payable and other accrued liabilities and accrued interest payable approximated their carrying values because of the short term nature of these instruments. The estimated fair values of other financial instruments were determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company would realize on the disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

Long-term indebtedness is carried at amounts that reasonably approximate their fair value. In calculating the fair value of its long-term indebtedness, the Company used interest rate and spread assumptions that reflect current credit worthiness and market conditions available for the issuance of long-term debt with similar terms and remaining maturities. These financial instruments utilize Level 2 inputs.

General—GAAP requires the categorization of the fair value of financial instruments into three broad levels that form a hierarchy based on the transparency of inputs to the valuation.

Level 1 —	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 —	Inputs are other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.
Level 3 —	Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

We will follow this hierarchy for our financial instruments. Classifications will be based on the lowest level of input that is significant to the fair value measurement. We will review the valuation of Level 3 financial instruments as part of our quarterly process.

Valuation of Consolidated VIEs—We will report the financial assets and liabilities of each CMBS trust that we consolidate at fair value using the measurement alternative included in Accounting Standards Codification, or ASC, 810, Consolidation. Pursuant to ASC 820, we will measure both the financial assets and financial liabilities of the CMBS trusts we consolidate using the fair value of the financial liabilities, which we consider more observable than the fair value of the financial assets. As a result, we will present the CMBS issued by the consolidated trusts, but not beneficially owned by us, as financial liabilities in our consolidated financial statements, measured at their estimated fair value; we will measure the financial assets as the total estimated fair value of the CMBS issued by the consolidated trust, regardless of whether such CMBS represent interests beneficially owned by us. Under the measurement alternative prescribed by ASC 810, our “Net income (loss)” will reflect the economic interests in the consolidated CMBS beneficially owned by us, presented as “Change in net assets related to consolidated CMBS variable interest entities” in our consolidated statements of operations, which will include applicable (1) changes in the fair value of CMBS beneficially owned by us, (2) interest income, interest expense and servicing fees earned from the CMBS trusts and (3) other residual returns or losses of the CMBS trusts, if any.

Other Valuation Matters—For Level 3 financial assets originated, or otherwise acquired, and financial liabilities assumed during the calendar month immediately preceding a quarter end that were conducted in an orderly transaction with an unrelated party, we generally believe that the transaction price provides the most observable indication of fair value given the illiquid nature of these financial instruments, unless we are aware of any circumstances that may cause a material change in the fair value through the remainder of the reporting period. For instance, significant changes to the underlying property or its planned operations may cause material changes in the fair value of senior loans acquired, or originated, by us.

Our determination of fair value will be based upon the best information available for a given circumstance and may incorporate assumptions that are our best estimates after consideration of a variety of internal and external factors. When an independent valuation firm expresses an opinion on the fair value of a financial instrument in the form of a range, we select a value within the range provided by the independent valuation firm, generally the midpoint, to assess the reasonableness of our estimated fair value for that financial instrument.

Valuation Methodologies

CMBS Trusts—The financial liabilities of the consolidated CMBS trusts will be valued using broker quotes. Broker quotes represent the price that the financial liabilities could be sold for in a market transaction and represent fair market value. Loans and bonds with quotes that are based on actual trades with a sufficient level of activity on or near the valuation date are classified as Level 2 assets. Loans and bonds that are priced using quotes derived from implied values, bid/ask prices for trades that were never consummated, or a limited amount of actual trades are classified as

Level 3 assets because the inputs used by the brokers and pricing services to derive the values are not readily observable.

Preferred Equity Investments, Preferred Stock and Mezzanine Loans—We will categorize our preferred equity, preferred stock and mezzanine loan investments as Level 3 assets in the fair value hierarchy. Preferred equity, preferred stock and mezzanine loan investments will be valued using a discounted cash flow model using discount rates derived from observable market data applied to the internal rate of return implied by the expected contractual cash flows. On a quarterly basis, we will engage an independent valuation firm to express an opinion on the fair value of our preferred equity, preferred stock and mezzanine loan investments in the form of a range based upon the unpaid principal balance of the security. We will select a value within the range provided by the independent valuation firm, generally the midpoint, to assess the reasonableness of the fair value, as determined by us, of the security. In the event that our estimate of fair value differs from the opinion of fair value provided by the independent valuation firm, we will ultimately rely solely upon the valuation prepared by the investment personnel of our Manager.

The fair values of the CMBS not beneficially owned by us will not impact our net assets or the net income attributable to our common stockholders.

Repurchase Agreements—We will generally consider our repurchase agreements Level 3 liabilities in the fair value hierarchy as such liabilities represent borrowings on illiquid collateral with terms specific to each borrower. Given the short to moderate term of the floating-rate facilities, we generally expect the fair value of our repurchase agreements to approximate their outstanding principal balances. On a quarterly basis, we will engage an independent valuation firm to express an opinion on the fair value of our repurchase agreements using a market-based methodology to assess the reasonableness of the fair value, as determined by us, of the repurchase agreement.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—Certain assets not measured at fair value on an ongoing basis but that are subject to fair value adjustments only in certain circumstances, such as when there is evidence of impairment, will be measured at fair value on a nonrecurring basis. For first mortgage loans, mezzanine loans and preferred equity investments, we will apply the amortized cost method of accounting, but may be required, from time to time, to record a nonrecurring fair value adjustment in the form of a provision for loan loss or other-than-temporary impairment.

Results of Operations

As of the date of this prospectus, we have not commenced operations other than the organization of our company. We will not complete the Formation Transaction until immediately prior to the completion of this offering. Therefore, we have no results of operations to disclose. For pro forma financial information relating to our Initial Portfolio, see “Selected Historical and Pro Forma Financial and Operating Data” and our “Unaudited Pro Forma Combined Consolidated Financial Statements” included elsewhere in the prospectus.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use significant cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations.

While we generally intend to hold our target assets as long-term investments, certain of our investments may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our investments, if any, cannot be predicted with any certainty.

We believe our sources of funds discussed further below will be adequate for purposes of meeting our short-term (within one year) liquidity and long-term liquidity needs. However, our ability to meet our long-term liquidity and capital resource requirements may require additional financing. If we are unable to obtain or renew our sources of financing or unable to obtain them on attractive terms, it may have an adverse effect on our business and results of operations.

Sources of Liquidity

Our primary sources of cash will generally consist of the net proceeds from this offering, cash generated from our operating results and the following:

Repurchase Agreements

From time to time, we may enter into repurchase agreements to finance the acquisition of our target assets. Repurchase agreements will effectively allow us to borrow against loans and securities that we own in an amount equal to (1) the market value of such loans and/or securities multiplied by (2) the applicable advance rate. Under these agreements, we will sell our loans and securities to a counterparty and agree to repurchase the same loans and securities from the counterparty at a price equal to the original sales price plus an interest factor. During the term of a repurchase agreement, we will receive the principal and interest on the related loans and securities and pay interest to the lender under the repurchase agreement. At any point in time, the amounts and the cost of our repurchase borrowings will be based upon the assets being financed. For example, higher risk assets will result in lower advance rates (i.e., levels of leverage) at higher borrowing costs. In addition, these facilities may include various financial covenants and limited recourse guarantees.

In connection with the acquisition of the CMBS B-Pieces in the Formation Transaction, we intend to enter into repurchase agreements. The repurchase agreements would allow us to leverage the CMBS Pieces at an expected interest rate of 3-month LIBOR plus a fixed spread of 1.30%. However, there can be no assurance that we will enter into these repurchase agreements on terms favorable to us or at all.

Freddie Mac Credit Facility

Following the Formation Transaction, we will have indebtedness equal to 85% of the value of our senior pooled mortgage loans under a credit facility with Freddie Mac.

Following the Formation Transaction, two of our subsidiaries will be a party to a loan and security agreement that was entered into on July 12, 2019 with Freddie Mac, or the Credit Facility. Under the Credit Facility, these entities borrowed approximately $789.5 million in connection with their acquisition of senior pooled mortgage loans backed by SFR properties, or the Underlying Loans, that will be part of our Initial Portfolio following the Formation Transaction. No additional borrowings can be made under the Credit Facility. Our obligations under the Credit Facility will be secured by the Underlying Loans.

Our borrowings under the Credit Facility will mature on July 12, 2029, or the Credit Facility Maturity Date. However, if an Underlying Loan matures prior to the Credit Facility Maturity Date,

we will be required to repay the portion of the Credit Facility that is allocated to that loan. The portion of the Credit Facility that is allocated to a specific loan is generally equal to 85% of the original purchase price of the loan.

The Credit Facility bears interests at a fixed rate for fixed rate Underlying Loans. The weighted average interest rate for the fixed rate portion of the Credit Facility is 2.44% per annum. Interest on the Credit Facility will be paid monthly in cash in arrears on the 25th day of each month.

The Credit Facility contains a number of customary covenants that, among other things, restrict the ability of our subsidiaries that are a party to the agreement to grant liens, engage in mergers or the sale of substantially all of their assets, sell or dispose of the Underlying Loans and undertake transactions with affiliates.

Contractual Obligations and Commitments

We have no contractual obligations as of the date of this prospectus. Prior to the completion of this offering, we will enter into the Management Agreement with our Manager that will be effective upon closing of this offering. Pursuant to the Management Agreement, our Manager will be entitled to receive a management fee, the reimbursement of certain expenses and, in certain circumstances, a fee upon termination. See “Business—Management Agreement” and “Management Compensation.”

We expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to repurchase agreements.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Dividends

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, and that it pay regular U.S. federal income tax to the extent that it annually distributes less than 100% of its REIT taxable income (determined without regard to the dividends paid deduction and including net capital gains). We intend to pay regular quarterly dividends to our stockholders in an amount equal to our REIT taxable income, if and to the extent authorized by our board of directors. If our cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or a distribution of debt securities. In addition, prior to the time we have fully used the net proceeds of this offering to acquire our other assets, we may fund our quarterly distributions out of such proceeds.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment rates and market value, while at the same time seeking to provide an opportunity for our stockholders to realize attractive risk-adjusted returns. While risks are inherent in any business enterprise, we seek to quantify and justify risks in light of available returns and to maintain capital levels consistent with the risks we undertake.

Credit Risk

Our loans and investments are subject to credit risk, including the risk of default. The performance and value of our loans and investments depend upon the ability of the sponsor or homeowner to pay interest and principal due to us. To monitor this risk, our Manager will use active asset surveillance to evaluate collateral pool performance and will proactively manage positions.

Credit Yield Risk

Credit yields measure the return demanded on financial instruments by the lending market based on their risk of default. Increasing supply of credit-sensitive financial instruments and reduced demand will generally cause the market to require a higher yield on such financial instruments, resulting in a lower price for the financial instruments we hold.

Interest Rate Risk

Generally, the composition of our investments is such that rising interest rates will increase our net income, while declining interest rates will decrease net income. If interest rates were to decline, the value of our fixed-rate investments may increase and if interest rates were to increase, the value of these fixed-rate investments may decrease; however, the interest income generated by these investments would not be affected by market interest rates. Further, the interest rates we pay under repurchase agreements may be variable. Accordingly, our interest expense would generally increase as interest rates increase and decrease and interest rates decrease.

Prepayment Risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on certain investments to be less than expected. As we receive prepayments of principal on our assets, any premiums paid on such assets are amortized against interest income. In general, an increase in prepayment rates accelerates the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates accelerates the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Financing Risk

We may finance our target assets with borrowed funds under repurchase agreements and other credit facilities. Over time, as market conditions change, we may use other forms of leverage in addition to these methods of financing. Weakness or volatility in the financial markets, the commercial real estate and mortgage markets and the economy generally could adversely affect one or more of our lenders or potential lenders and could cause one or more of our lenders or potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing.

Real Estate Risk

The market values of commercial mortgage assets are subject to volatility and may be adversely affected by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans, which could also cause us to suffer losses.

BUSINESS

Our Company

We are a newly formed commercial real estate finance company. Our strategy is to originate, structure and invest in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily commercial mortgage backed securities, or CMBS, securitizations, or collectively our target assets. We will primarily focus on investments in real estate sectors where our senior management team has operating expertise, including in the multifamily, single-family rental, or SFR, self-storage, hospitality and office sectors predominantly in the top 50 metropolitan statistical areas, or MSAs. In addition, we will primarily focus on lending or investing in properties that are stabilized or have a “light-transitional” business plan, meaning a property that requires limited deferred funding primarily to support leasing or ramp-up of operations and for which most capital expenditures are for value-add improvements.

Our primary investment objective is to generate attractive, risk-adjusted returns for stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We will seek to employ a flexible and relative value focused investment strategy and expect to re-allocate capital periodically among our target investment classes. We believe this flexibility will enable us to efficiently manage risk and deliver attractive risk-adjusted returns under a variety of market conditions and economic cycles.

We will be externally managed by our Manager, a subsidiary of our Sponsor, an SEC-registered investment advisor, which has extensive real estate experience, having completed approximately $9.0 billion of gross real estate transactions since the beginning of 2012. In addition, our Sponsor, together with its affiliates, including NexBank, is one of the most experienced global alternative credit managers managing approximately $13.3 billion of loans and debt or credit related investments as of September 30, 2019 and has managed credit investments for over 25 years. We believe our relationship with our Sponsor benefits us by providing access to resources including research capabilities, an extensive relationship network, other proprietary information, scalability, a vast wealth of information on real estate in our target assets and sectors and sourcing of investments by NexBank.

Substantially all of our assets will be owned directly or indirectly through our OP. Upon the completion of this offering, we will hold all of the limited partnership interests in our OP.

We intend to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2020. We also intend to operate our business in a manner that will permit us and our subsidiaries to maintain one or more exclusions or exemptions from registration under the Investment Company Act.

The Formation Transaction

Prior to the closing of this offering, we plan to engage in a series of transactions, or the Formation Transaction, through which we will acquire an initial portfolio consisting of senior pooled mortgage loans backed by SFR properties, the junior most bonds of multifamily CMBS securitizations, or CMBS B-Pieces, mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments within the multifamily, SFR and self-storage asset classes, or collectively, the Initial Portfolio. We will acquire the Initial Portfolio from affiliates of our Sponsor, or the Contribution Group, pursuant to a contribution agreement with the Contribution Group in exchange for limited partnership interests in subsidiary partnerships of our OP. The limited partnership units of the subsidiary partnerships issued to the Contribution Group in connection with the Formation Transaction will be redeemable for an aggregate of                  OP units or cash in an amount equal to the number of OP units multiplied by the per share price of our common stock (at the discretion of the OP); provided that such subsidiary partnership units have been outstanding for at least one year or earlier at the discretion of the OP following the direction and approval of our board of directors. See “Use of Proceeds” and “Our Operating Partnership and the Partnership Agreement” for additional information.

Upon completion of the Formation Transaction, our Initial Portfolio based on total unpaid principal balance, excluding the consolidation of the CMBS B-Pieces as described further below, is expected to be approximately 82% senior pooled mortgage loans backed by SFR properties, approximately 13% multifamily CMBS B-Pieces and approximately 6% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Total liabilities, excluding the consolidation of the CMBS B-Pieces, with respect to each of the aforementioned investment structures in our Initial Portfolio are expected to be approximately $789.5 million, $0 and $0, respectively, upon completion of the Formation Transaction. Our CMBS B-Piece investments as a percentage of total assets, excluding the consolidation of the CMBS B-Pieces, reflects the assets that we will actually own following the Formation Transaction. However, in accordance with the applicable accounting standards, we expect to consolidate all of the assets of the trust that issued the CMBS B-Pieces that we will own following the Formation Transaction.

Upon completion of the Formation Transaction, our Initial Portfolio based on total unpaid principal balance, including the consolidation of the CMBS B-Pieces, is expected to be approximately 32% senior pooled mortgage loans backed by SFR properties, approximately 66% multifamily CMBS B-Pieces and approximately 2% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Total liabilities, including the consolidation of the CMBS B-Pieces, with respect to each of the aforementioned investment structures in our Initial Portfolio are expected to be approximately $789.5 million, $1.7 billion and $0, respectively, upon completion of the Formation Transaction. See the table in “—Our Financing Strategy—Freddie Mac Credit Facility” for additional information.

Upon completion of the Formation Transaction, our Initial Portfolio based on net equity is expected to be approximately 43% senior pooled mortgage loans backed by SFR properties, approximately 39% multifamily CMBS B-Pieces and approximately 18% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Net equity represents the carrying value less our leverage on the asset.

Our Manager

Upon completion of this offering, we will be externally managed by our Manager pursuant to a management agreement that we will enter into with our Manager, or the Management Agreement. Our Manager is a recently formed indirect subsidiary of our Sponsor. All our investment decisions will be made by our Manager, subject to general oversight by the Manager’s investment committee and our board of directors. The members of the Manager’s investment committee are James Dondero, Matthew Goetz, Brian Mitts and Matt McGraner.

Our senior management team will be provided by our Manager and includes James Dondero, Matthew Goetz, Brian Mitts and Matt McGraner. Paul Richards and David Willmore are also key members of the management team, with Mr. Richards focusing on underwriting, originations and investments and Mr. Willmore focusing on accounting and financial reporting. The senior management team has significant experience across real estate investing and private lending. See “Management” for biographical information regarding these individuals.

We will pay our Manager an annual management fee but will not pay management fees to our Manager based on the equity portion of the Initial Portfolio contributed to us in the Formation Transaction. We will not pay any incentive fees to our Manager. We will also reimburse our Manager for expenses it incurs on our behalf. However, our Manager is responsible, and we will not reimburse our Manager or its affiliates, for the salaries or benefits to be paid to personnel of our Manager or its affiliates who serve as our officers, except that we may grant equity awards to our officers under a long-term incentive plan adopted by us and approved by our stockholders. Direct payment of operating expenses by us, which includes compensation expense relating to equity awards granted under our long-term incentive plan, together with reimbursement of operating expenses to our Manager, plus the Annual Fee (as defined in “—Our Management Agreement”), may not exceed 2.5% of equity book value determined in accordance with accounting principles generally accepted in the United States, or GAAP, for any calendar year or portion thereof, provided, however, that this limitation will not apply to offering expenses, legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate-related investments. To the extent total corporate G&A expenses would otherwise exceed 2.5% of equity book value, our Manager will waive all or a portion of its annual management fee to keep our total corporate general and administrative expenses at or below 2.5% of equity book value. For additional information regarding our Management Agreement and the conflicts of interest that the Management Agreement poses, see “—Our Management Agreement,” “—Conflicts of Interest and Related Policies” and “Risk Factors”.

Our Sponsor

Our Sponsor and its subsidiaries have extensive experience managing real estate investment activities. Our Sponsor’s real estate team includes 15 individuals and has completed over 160 transactions totaling approximately $9.0 billion of gross real estate value since 2012. The members of our Sponsor’s real estate team have extensive experience investing in commercial real estate and debt related to real estate properties both at our Sponsor and in previous positions.

Our Sponsor will also enter into a shared services arrangement with its affiliates, pursuant to which our Sponsor may utilize employees from affiliated entities in connection with various services such as human resources, accounting, tax, valuation, information technology services, office space, employees, compliance and legal. Under the shared services arrangement, these costs will be allocated to our Manager and reimbursable by us based on a per employee charge for each employee who provides services to our Manager, subject to the 2.5% equity book value cap described above in “—Our Manager”. To the extent an employee is not fully allocated to our Manager, the charge for services will be pro-rated accordingly. We will not provide base salary or cash bonus compensation to any of the employees of our Sponsor, our Manager or their affiliates who provide services to us or our Manager, all of which cash compensation will be payable by our Sponsor, our Manager or its affiliates.

Our Sponsor is affiliated through common control with Highland Capital Management, L.P., or Highland, an SEC-registered investment adviser. This common control is a result of the general partners of each of our Sponsor and Highland being wholly owned by Mr. Dondero, who will be our President and a director upon completion of this offering. Highland and its affiliates oversee approximately $10.0 billion in assets as of October 31, 2019. While Highland oversees institutional products, such as private equity funds, hedge funds and collateralized loan obligations, our Sponsor oversees real estate investments and registered investment company products. Our Sponsor is a party to a shared services arrangement with Highland. Under this arrangement, our Manager may utilize employees from Highland in connection with various services such as human resources, accounting, tax, valuation, information technology services, office space, employees, compliance and legal. We do not expect Highland’s bankruptcy filing, discussed below, to impact its provision of services to our Manager. Other than Mr. Dondero, none of our directors or executive officers is a director, executive officer or employee of Highland or any of its controlled affiliates. Mr. Mitts and Mr. McGraner are executive officers of our Manager, the general partner of which is wholly owned by our Sponsor.

On October 16, 2019, Highland filed for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the District of Delaware, or the Highland Bankruptcy. The Highland Bankruptcy stems from a potential judgment being sought against Highland relating to a financial crisis-era fund previously managed by Highland. The fund has been in liquidation since 2011. The liquidation plan, which was finalized and approved by investors and Highland in 2011, established a committee of fund investor representatives, or the Redeemer Committee, to coordinate the liquidation process. Between 2011 and 2016, Highland distributed over $1.55 billion of the approximately $1.70 billion amount to be liquidated. Then, on July 5, 2016, the Redeemer Committee filed a complaint against Highland resulting from a contract dispute over the timing of management fees and other related claims. Highland believes it acted in the interest of investors and disputes the Redeemer Committee’s claims. However, in consideration of its liquidity profile, Highland determined that it was necessary to commence the voluntary Chapter 11 proceedings. Although Highland disputes the underlying claims, entry of the judgment in its maximum potential amount could result in a judgment against Highland in an amount greater than Highland’s liquid assets. Neither our Manager nor our Sponsor are parties to Highland’s bankruptcy filing. For additional information, see “Risk Factors—Risks Related to Our Corporate Structure”.

Our Strategic Relationship with Our Sponsor

Significant Stockholder Alignment—Investor as well as Manager

Our Sponsor and our Manager believe in taking proactive measures intended to align themselves with investors by holding substantial stakes in the investment vehicles they manage as well as implementing investor friendly governance provisions further supporting the alignment among our Sponsor, our Manager and investors.

Our Sponsor and its affiliates are committed to making a substantial investment in us and intend to beneficially own shares representing approximately                     % of our outstanding common stock, which they intend to purchase in this offering. Additionally, affiliates of our Sponsor are contributing $                    of net value to subsidiary partnerships of our OP as part of the Formation Transaction. The Contribution Group will receive limited partnership units of the subsidiary partnerships in exchange for their contribution of assets in the Formation Transaction that will be redeemable for an aggregate of                  OP units or cash in an amount equal to the number of OP units multiplied by the per share price of our common stock (at the discretion of the OP); provided that such subsidiary partnership units have been outstanding for at least one year or earlier at the discretion of the OP following the direction and approval of our board of directors. See “Use of Proceeds” and “Our Operating Partnership and the Partnership Agreement” for additional information. We believe our Sponsor, our Manager, their affiliates and our Manager’s management team will be highly aligned with our stockholders as a result of these investments.

Leveraging Our Sponsor’s Platforms

We expect to benefit from our Sponsor’s platform, which provides access to resources including research capabilities, an extensive relationship network, other proprietary information,

scalability, a vast wealth of information on real estate in our target assets and sectors and sourcing of investments by NexBank. We believe this access and the network, resources and core competencies (as described below) developed by our Sponsor can allow our Manager to research, source, and evaluate opportunities on our behalf that may not be available to our competitors.

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Investment Processes: Our Sponsor has an investment process that is rooted in its ability to identify mispricing through robust analysis, proactive diligence and monitoring. Its investment teams are responsible for reviewing existing investments, evaluating opportunities across issuer capital structures and monitoring trends within relevant industries. It believes its active and focused portfolio identification and management process has been a key driver of returns over time.

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Strategic Partnerships and Robust Third-Party Relationships: Our Sponsor’s creative financing solutions has forged mutually beneficial relationships and partnerships that have served to provide increased deal flow for attractive real estate with quality sponsors and as a result attractive debt related investment opportunities.

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Scalability and Experienced Back-Office Support: We expect to achieve cost efficiencies and economies of scale as part of an investment enterprise (through our Sponsor’s shared services arrangement with its affiliates) with approximately $20.4 billion in assets (including $10.2 billion in assets under management) as of September 30, 2019 and with experienced back-office support groups. Our Sponsor and its affiliates’ back-office and operations teams cover all functional areas for the on-going operation of the firm and its various products, including tax, human resources, IT, legal and compliance.

Leading Credit Focused Platform

Our Sponsor, together with its affiliates, including NexBank, is one of the most experienced global alternative credit managers managing approximately $13.3 billion of loans and debt or credit related investments as of September 30, 2019 and has managed credit investments for over 25 years. Our Sponsor and its affiliates’ debt and credit related investments are primarily managed through the following entities:

NexBank is a financial services company with total assets of approximately $10.2 billion, including real estate related assets of approximately $5.7 billion as of September 30, 2019, and whose primary subsidiary is a commercial bank. NexBank provides commercial banking, mortgage banking, investment banking and corporate advisory services to institutional clients and financial institutions throughout the U.S. We expect to have access to the resources of NexBank to help source and execute investments, provide servicing infrastructure and asset management. NexBank’s credit and underwriting team has extensive experience in real estate and asset based lending and underwriting.

Highland Income Fund, or HFRO (NYSE: HFRO), is a closed-end fund managed by Highland Capital Management Fund Advisors, L.P., an affiliate of our Sponsor. As of September 30, 2019, HFRO had $1.3 billion of assets under management. HFRO seeks to provide a high level of current income consistent with preservation of capital. HFRO pursues its investment objectives by investing primarily in floating-rate loans and other securities deemed to be floating-rate investments.

NexPoint Strategic Opportunities Fund, or NHF (NYSE: NHF), is a closed-end fund managed by our Sponsor. As of September 30, 2019, NHF had $1.3 billion in assets under management. NHF’s investment objectives are to provide both current income and capital appreciation. NHF is invested primarily in (i) secured and unsecured floating and fixed rate loans; (ii) bonds and other debt obligations; (iii) debt obligations of stressed, distressed and bankrupt issuers; (iv) structured products, including but not limited to, mortgage-backed and other asset-backed securities and collateralized debt obligations; (v) equities; (vi) other investment companies, including business development companies; and (vii) REITs.

Leading Real Estate Focused Platform

Our Sponsor is an experienced manager of real estate. Our Sponsor and its affiliates manage approximately $7.3 billion of gross value in real estate related investments as of September 30, 2019. Our Sponsor and its affiliates’ real estate related investments are primarily managed through the following entities:

NexPoint Residential Trust, Inc., or NXRT (NYSE: NXRT), is a publicly traded REIT. NXRT is primarily focused on acquiring, renovating, owning and operating well-located, middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. As of September 30, 2019, according to S&P Global Market Intelligence, NXRT was the top performing REIT in the MSCI U.S. REIT Index, or RMZ, for the trailing three-year period, returning an annualized 34.7 % total return to stockholders. For additional information regarding total return to stockholders, see “—Our Competitive Strengths—Public Company REIT Experience.” As of September 30, 2019, NXRT had an enterprise value of $2.3 billion, total debt of approximately $1.2 billion and owned 37 properties encompassing 13,757 units.

VineBrook Homes Trust, Inc., or VineBrook, is a privately held REIT and is a leading owner and operator of workforce SFR properties. VineBrook acquires, renovates, owns and manages SFR properties that management deems to be in the “affordable” or “workforce” category with a focus on “value-add” potential. As of September 30, 2019, VineBrook had an enterprise value of $514.8 million, total debt of approximately $307.2 million, owned and operated 6,392 homes in primarily Midwestern cities and had 269 homes under contract.

NexPoint Hospitality Trust, Inc., or NHT (TSXV: NHT-U), is a publicly traded REIT. NHT is primarily focused on acquiring, owning, renovating, and operating select-service, extended-stay and efficient full-service hotels located in attractive U.S. markets. As of September 30, 2019, NHT had an enterprise value of $390.7 million, total debt of approximately $259.6 and owned 11 hotel properties encompassing 1,607 rooms across the United States. On July 21, 2019, NHT entered into an agreement to acquire Condor Hospitality Trust, Inc. (NYSE: CDOR), which had an enterprise value of $271 million, total debt of approximately $135.2 million and owned 15 select service and extended stay properties, encompassing 1,908 rooms as of September 30, 2019.

Affiliates of our Sponsor manage multiple privately held REITs that are wholly owned by funds managed by affiliates of our Sponsor, including (1) NexPoint Real Estate Opportunities, or NREO, (2) NexPoint Real Estate Capital, or NREC, (3) NFRO REIT Sub, LLC, (4) NexPoint Capital REIT, LLC, (5) NRESF REIT Sub, LLC and (6) GAF REIT, LLC, and manage multiple Delaware Statutory Trusts, or DSTs.

Experience in Target Property Sectors

Our Sponsor and its affiliates have extensive experience in our target property sectors and have completed approximately $9.0 billion in gross real estate transactions since 2012. These transactions include activity in the following sectors:

Multifamily

Affiliates of our Sponsor have been active in the multifamily sector since 2013 and have invested or loaned approximately $5.7 billion in the multifamily sector, including in NXRT with $2.3 billion in enterprise value and total debt of approximately $1.2 billion as of September 30, 2019, six separate multifamily CMBS B-Piece securitizations totaling approximately $292.3 million as of September 30, 2019, preferred equity investments in 28 multifamily properties with approximately $1.0 billion of gross real estate value as of September 30, 2019, 14 multifamily properties in DSTs with $668.3 million in gross real estate value as of September 30, 2019 and NexBank’s outstanding loans in the multifamily sector as of September 30, 2019.

Single-Family Rental

Affiliates of our Sponsor have been active in the SFR sector, investing or loaning approximately $2.1 billion as a continuation of our Sponsor’s affordable housing investment thesis, including approximately $1.2 billion in SFR mortgages, an investment in VineBrook, which owns SFR assets directly, and NexBank’s outstanding loans in the SFR sector as of September 30, 2019. VineBrook is externally managed by an affiliate of our Sponsor and our Sponsor plays an integral role in the expansion of VineBrook’s business.

Self-Storage

Affiliates of our Sponsor have invested or loaned approximately $211 million in the self-storage sector, including a $125 million preferred equity investment in Jernigan Capital, Inc., or JCAP (NYSE: JCAP), a publicly traded REIT that provides capital to private developers, owners and operators of self-storage facilities, approximately $77.4 million of equity invested directly into self-storage developments and NexBank’s outstanding loans in the self-storage sector as of September 30, 2019.

Hospitality

Affiliates of our Sponsor have invested or loaned approximately $477 million in the hospitality sector since 2014, including in NHT and NexBank’s outstanding loans in the hospitality sector as of September 30, 2019. NHT is externally managed by an affiliate of our Manager.

Office

Affiliates of our Sponsor have invested or loaned approximately $521 million in the office sector since 2012, including NexBank’s outstanding loans in the office sector as of September 30, 2019, and have primarily focused on opportunistic repositioning investments.

Other

Affiliates of our Sponsor have also made investments and loans in alternative real estate sectors, including timber, triple net retail, strip malls and single family residential totaling $6.0 billion, which includes NexBank’s outstanding loans in other sectors as of September 30, 2019.

Our Competitive Strengths

Credit Strength of Initial Portfolio

As a whole, we believe our Initial Portfolio investments have a relatively low risk profile: 99.7% of the underlying properties in the Initial Portfolio are stabilized and have a weighted average occupancy of 93%; the portfolio-wide weighted average debt service coverage ratio, or DSCR, a metric used to assess the performance and credit worthiness of an investment, is 1.8x; the weighted average loan-to-value, or LTV, of our investments is 67.0%; and the weighted average maturity is 8.3 years as of September 30, 2019. These metrics do not reflect our alternative structured financing investment. The Initial Portfolio has associated leverage that is matched in term and structure to provide stable contractual spreads and net interest income, which we believe in the long-term will help protect us from fluctuations in market interest rates that may occur over the life of the portfolio investments.

Public Company REIT Experience

Our Manager’s management team took NXRT public in 2015 through a spin-off of 38 multifamily properties owned by NHF. NXRT is primarily focused on acquiring, renovating, owning and operating well-located, middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT’s common stock began trading on the New York Stock Exchange, or NYSE, under the symbol “NXRT” on April 1, 2015. Our Manager’s management team has grown the market capitalization of NXRT from $262 million, which was the private REIT’s total contributed capital prior to the spin-off on March 31, 2015, to $1.2 billion as of September 30, 2019. As of September 30, 2019, NXRT had an enterprise value of approximately $2.3 billion, total debt of approximately $1.2 billion and owned 13,757 rental units across 37 properties. According to S&P Global Market Intelligence, NXRT was the top performing publicly traded REIT in the RMZ in any sector based on total return to stockholders for the trailing three-year period ended September 30, 2019. NXRT delivered a 307% total return to stockholders, outperforming the RMZ by 272% since NXRT’s listing on April 1, 2015 through September 30, 2019. For the periods from NXRT’s listing on April 1, 2015 through December 31, 2015, January 1, 2016 through December 31, 2016, January 1, 2017 through December 31, 2017, January 1, 2018 through December 31, 2018 and January 1, 2019 through September 30, 2019, NXRT delivered a total return (loss) to stockholders of (1.3)%, 79.5%, 29.8%, 29.9% and 36.2%, respectively. For the nine months ended September 30, 2019 and the years ended December 31, 2018, 2017, 2016 and 2015, NXRT had net income (loss) of $112.7 million, $(1.6) million, $56.4 million, $25.9 million and $(11.0) million, respectively. For the year ended December 31, 2015, NXRT began operations on March 31, 2015 and therefore had no operating activities before March 31, 2015. Total return to stockholder information is calculated by dividing the increase/decrease in a company’s stock price at the end of a period (as adjusted to assume the reinvestment of all cash dividends during the specified period into additional shares of common stock) by the company’s stock price at the beginning of the period. Stock price information used in these calculations were based on the closing price of each company on the relevant day.

NXRT Performance vs. RMZ

Source: S&P Global Market Intelligence as of September 30, 2019

Note: We selected the RMZ as a comparison because it currently includes 149 U.S. equity REITs and is considered the primary benchmark for U.S. equity REIT performance. However, comparison of the return performance of NXRT to the performance of the RMZ may be limited due to differences between NXRT and the companies represented in the RMZ, including with respect to size, asset type, geographic concentration and investment strategy. A few companies represented in the RMZ with operations that differ from NXRT include (a) Prologis, Inc., which owns, manages and develops well-located, high-quality logistics facilities, (b) Public Storage, which acquires, develops, owns and operates self-storage facilities, and (c) Welltower Inc., which invests in senior housing and health care real estate. NXRT’s past performance is not a guarantee, prediction or indication of the returns that you may achieve with an investment in us and we cannot offer any assurance that we can replicate NXRT’s returns. Moreover, this performance data includes periods with economic characteristics, interest rate environments and other market forces that are significantly different from those we face today and may face in the future.

Network of Existing Partners Provides Us An Immediately Available Investment Pipeline

We also believe that one of our key competitive strengths is the network of local, regional and national operating partners with which our Sponsor and its affiliates do business. Our Sponsor and its affiliates work closely with high quality sponsors to forge long-standing relationships so that our Sponsor is viewed as an “investment partner of choice” when partners are seeking investment in new transactions. Our Sponsor has made investments with over 75 real estate sponsors.

Scalability, Strength and Experience in Target Sectors

We expect to deploy a significant amount of our capital in investments in the multifamily, SFR, self-storage, hospitality and office property sectors in which our Sponsor and its affiliates have a large network of relationships and extensive experience. Our Sponsor and its affiliates have completed approximately $5.7 billion of multifamily investments, $2.1 billion of SFR investments, $211 million of self-storage investments, $477 million of hospitality investments, $521 million of office investments and $6.0 billion of other investments since 2012, which includes NexBank’s outstanding loans in these sectors as of September 30, 2019.

Our Sponsor’s Financing Solutions are Pre-Approved and Comply with Freddie Mac and Fannie Mae Standards

Our Sponsor and its affiliates have experience structuring financing solutions behind first mortgage lenders, including banks, life insurance companies, Freddie Mac and The Federal National Mortgage Association, or Fannie Mae, including mezzanine loans and preferred equity investments. Our Sponsor and its affiliates have successfully tailored financing solutions to property owners in creative ways but also highly symbiotic with a typical Freddie Mac or Fannie Mae first mortgage. Our multifamily loan and investment platform complies with current Freddie Mac and Fannie Mae standards, giving us a unique opportunity to invest alongside quality sponsors and the largest multifamily lenders in the U.S.

In addition, our Sponsor is a “select sponsor” with Freddie Mac, having borrowed, with its affiliates, approximately $3.2 billion from government sponsored entities, or GSEs, such as Freddie Mac and Fannie Mae. We believe our Sponsor and its affiliates’ relationship, status and expertise with the GSEs provide proprietary deal flow, access and exposure to a superior risk-adjusted, total return investment product.

Our Sponsor and its affiliates have also successfully structured investments behind non-agency first mortgage lenders on both hospitality and self-storage real property by providing sponsors attractively priced capital, while delivering attractive risk-adjusted returns to investors.

Access to Our Sponsor’s Real Estate Platform

Our Sponsor and its subsidiaries have extensive experience managing real estate investment activities. Our Sponsor’s real estate team includes 15 individuals and has completed over 160 transactions totaling approximately $9.0 billion of gross real estate value since 2012. The members of our Sponsor’s investment team have on average 15 years of investment experience with leading institutions and investors in the following asset classes: real estate, private equity, alternatives, credit and equity.

In addition, our Sponsor is also affiliated through common control with NexBank, a financial services company with total assets of approximately $10.2 billion, including real estate related assets of approximately $5.7 billion, as of September 30, 2019, and whose primary subsidiary is a commercial bank. NexBank provides commercial banking, mortgage banking, investment banking and corporate advisory services to institutional clients and financial institutions throughout the U.S. We expect to have access to the resources of NexBank to help source and execute investments, provide servicing and infrastructure and asset management. NexBank’s credit and underwriting team has extensive experience in real estate and asset based lending and underwriting.

Our Investment Strategy

Primary Investment Objective

Our primary investment objective is to generate attractive, risk-adjusted returns for stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective primarily by originating, structuring and investing in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily CMBS securitizations. We intend to primarily focus on lending or investing in properties that are stabilized or have a light transitional business plan with positive DSCRs and high quality sponsors.

Through active portfolio management we will seek to take advantage of market opportunities to achieve a superior portfolio risk-mix, while delivering attractive total return. Our Manager will regularly monitor and stress-test each investment and the portfolio as a whole under various scenarios, enabling us to make informed and proactive investment decisions.

Target Investments

We intend to invest primarily in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily CMBS securitizations, with a focus on lending or investing in properties that are stabilized or have a light transitional business plan primarily in the multifamily, SFR, self-storage, hospitality and office real estate sectors predominantly in the top 50 MSAs, including, but not limited to, the following:

•

First Mortgage Loans: We intend to make investments in senior loans that are secured by first priority mortgage liens on real estate properties. The loans may vary in duration, bear interest at a fixed or floating rate and amortize, typically with a balloon payment of principal at maturity. These investments may include whole loans or pari passu participations within such senior loans.

•

Mezzanine Loans: We may originate or acquire mezzanine loans. These loans are subordinate to the first mortgage loan on a property, but senior to the equity of the borrower. These loans are not secured by the underlying real estate, but generally can be converted into preferred equity of the mortgage borrower or owner of a mortgage borrower, as applicable.

•	Preferred Equity: We may make investments that are subordinate to any mortgage or mezzanine loan, but senior to the common equity of the borrower. Preferred equity investments typically receive a preferred return from the issuer’s cash flow rather than interest payments and often have the right for such preferred return to accrue if there is insufficient cash flow for current payment. These investments are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effect a change of control with respect to the ownership of the property.

•

Alternative Structured Financing: We may also look to construct innovative financing solutions that are symbiotic for both parties. We expect to provide flexibility and structured financings that enable counterparties to strategically draw capital when needed or “match funded” commitments. Terms may entail a maximum commitment over a certain period with monthly minimums in exchange for a preferred equity investment with a stated cash coupon and a back-end payment-in-kind component that is in the form of additional preferred equity or common equity, which provides an additional avenue for value accretion to us.

•

CMBS B-Pieces: We intend to make investments in the junior-most bonds comprising some or all of the BB-rated, B-rated and unrated tranches of CMBS securitization pools. In the CMBS structure, underlying commercial real estate loans are typically aggregated into a pool with the pool issuing and selling different tranches of bonds and securities to different investors. Under the pooling and servicing agreements that govern these securitization pools, the loans are administered by a trustee and servicers, who act on behalf of all CMBS investors, distribute the underlying cash flows to the different classes of securities in accordance with their seniority. Historically, a single investor acquires all of the below-investment grade securities that comprise each CMBS B-Piece. CMBS B-Pieces have been a successful and sought-after securitization program offering a wide-range of residential and multifamily products. As of September 30, 2019, there have been 307 Freddie Mac K-deal issuances for a combined $334 billion and 16,790 loans originated and securitized since 2009. We believe CMBS B-Pieces offer an attractive risk-adjusted return with a strong underlying credit profile, pooled diversification, and are backed by an asset class our Sponsor intimately understands. We generally intend to hold these CMBS B-Piece investments through maturity, but may, from time to time, opportunistically sell positions should liquidity become available or be required, as permitted under applicable risk retention rules. The multifamily loans included in typical multifamily CMBS generally are secured by occupied, stabilized and completed projects and have experienced default rates of less than one basis point of losses on the $334 billion of CMBS B-Pieces issued by Freddie Mac from 2009 through September 30, 2019.

Market Opportunity

Strong Demand for Commercial Real Estate Debt Capital

Borrower demand for commercial real estate debt capital remains at historically high levels. This demand is expected to be sustained by the significant upcoming maturities of commercial real estate debt originated during the credit boom preceding the economic recession in 2008 and 2009. According to the Mortgage Bankers Association $130 billion to more than $150 billion of non-bank-held mortgages are set to mature each year from 2020 to 2024.

Large, Addressable Market Opportunity

The U.S. commercial real estate market has current total outstanding loan balances of more than $4.5 trillion as reported by the U.S. Federal Reserve Bank as of September 30, 2019.

Financing opportunities are created by strong commercial real estate transaction volumes, which totaled $537 billion in 2018, the second-largest year on record for commercial real estate sales in the U.S., according to Ten-X. In addition, commercial real estate transaction volumes are expected to continue at these levels due to the large amount of “dry powder” of real estate funds and appreciation of commercial real estate property values, as illustrated by the charts below.

Dry Powder of Real Estate Funds ($ in Billions)

Source: Preqin

National All-Property Price Index

Source: Real Capital Analytics, September 2019

Traditional Lenders Have Been Constrained

Traditional lenders have been scaling back from both the new construction and refinancing market due in large part to more onerous underwriting standards and an increase in banking regulations such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, which has called for stricter liquidity and capital requirements. As a result, this has led to sweeping changes to the banking sector’s conventional lending practices and has created a strong demand for “gap” financing from experienced and trusted non-bank conduit lenders. Gap financing refers to the financing needed to bridge the “gap” between the lending bank’s first mortgage and a sponsor’s equity investment due to a lending bank’s unwillingness and limitation to lend beyond a certain LTV ratio. Over the years, banks have shortened interest only periods and lowered average LTV ratios leaving a large void across the lending landscape. Historically, a significant amount of commercial real estate mortgage loans have been financed through the CMBS markets. CMBS issuance has been significantly lower than before the financial crisis, resulting in a need for alternative lenders to meet debt capital demand, as illustrated by the chart below.

CMBS Issuance ($ in Billions)

Source: Commercial Mortgage Alert

Due to the increased regulatory environment, commercial real estate mortgage REITs and other lenders have captured 10% of the U.S. commercial real estate debt market at September 30, 2019, steadily increasing from their 8.1% share at the beginning of the financial crisis.

Commercial Real Estate Debt Market Share

Source: Federal Reserve

Our Initial Portfolio

Our Initial Portfolio will consist of senior pooled mortgage loans backed by SFR properties, a multifamily CMBS B-Piece, mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments within the multifamily, SFR and self-storage asset classes.

Upon completion of the Formation Transaction, our Initial Portfolio based on total unpaid principal balance, excluding the consolidation of the CMBS B-Pieces as described further below, is expected to be approximately 82% senior pooled mortgage loans backed by SFR properties, approximately 13% multifamily CMBS B-Pieces and approximately 6% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Total liabilities, excluding the consolidation of the CMBS B-Pieces, with respect to each of the aforementioned investment structures in our Initial Portfolio are expected to be approximately $789.5 million, $0 and $0, respectively, upon completion of the Formation Transaction. Our CMBS B-Piece investments as a percentage of total assets, excluding the consolidation of the CMBS B-Pieces, reflects the assets that we will actually own following the Formation Transaction. However, in accordance with the applicable accounting standards, we expect to consolidate all of the assets of the trusts that issued the CMBS B-Pieces that we will own following the Formation Transaction.

Upon completion of the Formation Transaction, our Initial Portfolio based on total unpaid principal balance, including the consolidation of the CMBS B-Pieces, is expected to be approximately 32% senior pooled mortgage loans backed by SFR properties, approximately 66% multifamily CMBS B-Pieces and approximately 2% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Total liabilities, including the consolidation of the CMBS B-Pieces, with respect to each of the aforementioned investment structures in our Initial Portfolio are expected to be approximately $789.5 million, $1.7 billion and $0, respectively, upon completion of the Formation Transaction. See the table in “—Our Financing Strategy—Freddie Mac Credit Facility” for additional information.

Upon completion of the Formation Transaction, our Initial Portfolio based on net equity is expected to be approximately 43% senior pooled mortgage loans backed by SFR properties, approximately 39% multifamily CMBS B-Pieces and approximately 18% mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments. Net equity represents the carrying value less our leverage on the asset.

As a whole, we believe our Initial Portfolio investments have a relatively low risk profile: 99.7% of the underlying properties in the Initial Portfolio are stabilized and have a weighted average occupancy of 93%; the portfolio-wide weighted average DSCR is 1.8x; the weighted average LTV of our investments is 67.0%; and the weighted average maturity is 8.3 years as of September 30, 2019. These metrics do not reflect our alternative structured financing investment. For additional information related to the diversification of the collateral associated with the Initial Portfolio, including with respect to interest rate category, underlying property type, investment structure and geography, see the charts on the following page.

#	Investment	Origination Date	UPB (1)	Carrying Value	Net Equity	Interest Rate	PIK / Other Rate		All-in Rate (2)	Fixed / Floating	Maturity Date (3)	City, State	Property Type (4)	LTV (5)	Stabilized (6)

SENIOR LOANS

1	Senior Loan	8/8/18	$508,700,000	$550,834,683	$85,145,268	4.7%	—		4.7%	Fixed	9/1/28	Multiple	SFR	68.1%	Yes

2	Senior Loan	2/15/19	62,023,000	67,160,251	11,172,089	5.0%	—		5.0%	Fixed	3/1/29	Multiple	SFR	65.0%	Yes

3	Senior Loan	9/28/18	51,362,000	55,616,220	9,470,031	4.7%	—		4.7%	Fixed	10/1/25	Multiple	SFR	54.2%	Yes

4	Senior Loan	10/16/18	38,679,000	41,882,710	5,553,460	5.6%	—		5.6%	Fixed	11/1/28	Multiple	SFR	73.8%	Yes

5	Senior Loan	1/28/19	17,495,276	18,944,377	2,660,649	5.6%	—		5.6%	Fixed	2/1/29	Multiple	SFR	65.4%	Yes

6	Senior Loan	10/17/18	15,300,000	16,567,271	2,964,041	5.5%	—		5.5%	Fixed	11/1/23	Multiple	SFR	55.8%	Yes

7	Senior Loan	9/14/18	12,455,745	13,487,431	2,084,820	5.5%	—		5.5%	Fixed	10/1/28	Multiple	SFR	67.7%	Yes

8	Senior Loan	11/15/18	10,774,713	11,673,951	1,572,119	5.6%	—		5.6%	Fixed	12/1/28	Multiple	SFR	74.3%	Yes

9	Senior Loan	8/15/18	10,702,441	11,594,890	1,824,632	5.3%	—		5.3%	Fixed	9/1/28	Multiple	SFR	70.8%	Yes

10	Senior Loan	11/28/18	10,349,108	11,235,571	1,611,936	5.7%	—		5.7%	Fixed	12/1/28	Multiple	SFR	66.3%	Yes

11	Senior Loan	1/4/18	10,856,676	11,728,277	2,278,626	5.4%	—		5.4%	Fixed	2/1/28	Multiple	SFR	73.6%	Yes

12	Senior Loan	2/11/19	10,523,000	11,380,198	2,095,755	4.7%	—		4.7%	Fixed	3/1/26	Multiple	SFR	63.2%	Yes

13	Senior Loan	9/28/18	9,875,000	10,692,928	1,535,347	6.1%	—		6.1%	Fixed	10/1/28	Multiple	SFR	74.3%	Yes

14	Senior Loan	12/18/18	9,341,569	10,115,314	1,595,336	5.9%	—		5.9%	Fixed	1/1/29	Multiple	SFR	57.1%	Yes

15	Senior Loan	10/10/18	8,360,122	9,052,576	1,292,710	5.9%	—		5.9%	Fixed	11/1/28	Multiple	SFR	72.7%	Yes

16	Senior Loan	1/31/19	7,974,639	8,635,164	1,239,882	5.5%	—		5.5%	Fixed	2/1/29	Multiple	SFR	56.9%	Yes

17	Senior Loan	1/18/19	7,850,010	8,500,212	1,387,318	5.3%	—		5.3%	Fixed	2/1/29	Multiple	SFR	74.4%	Yes

18	Senior Loan	6/29/18	7,704,493	8,342,642	1,335,406	5.1%	—		5.1%	Fixed	7/1/28	Multiple	SFR	57.3%	Yes

19	Senior Loan	2/5/19	6,896,801	7,468,050	1,236,446	5.5%	—		5.5%	Fixed	3/1/29	Multiple	SFR	72.4%	Yes

20	Senior Loan	10/26/18	6,442,817	7,004,206	991,125	5.5%	—		5.5%	Fixed	11/1/28	Multiple	SFR	74.2%	Yes

21	Senior Loan	1/3/19	6,777,757	7,327,709	1,405,305	4.8%	—		4.8%	Fixed	2/1/24	Multiple	SFR	69.4%	Yes

22	Senior Loan	8/9/18	6,639,674	7,173,321	1,303,849	5.8%	—		5.8%	Fixed	9/1/23	Multiple	SFR	58.1%	Yes

23	Senior Loan	11/30/18	5,760,000	6,237,090	890,658	6.0%	—		6.0%	Fixed	12/1/28	Multiple	SFR	70.0%	Yes

24	Senior Loan	9/14/18	5,739,215	6,214,584	941,106	5.2%	—		5.2%	Fixed	10/1/28	Multiple	SFR	58.0%	Yes

25	Senior Loan	7/27/18	5,673,200	6,143,100	1,127,992	5.3%	—		5.3%	Fixed	8/1/23	Multiple	SFR	67.7%	Yes

26	Senior Loan	12/14/18	5,428,411	5,878,036	913,212	5.5%	—		5.5%	Fixed	1/1/29	Multiple	SFR	74.4%	Yes

27	Senior Loan	1/11/19	4,736,000	5,128,274	849,061	5.4%	—		5.4%	Fixed	2/1/29	Multiple	SFR	74.0%	Yes

Senior Loans—Total / Wtd. Avg.			$864,420,666	$936,019,035	$146,478,176	4.9%	—		4.9%		8.6			67.0%	100.0%

CMBS

28	CMBS	3/28/19	$75,645,300	$75,645,300	$75,645,300	8.0%	—		8.0%	Floating	2/25/26	Multiple	MF	65.4%	Yes

29	CMBS	11/26/19	58,664,060	58,664,060	58,664,060	8.0%	—		8.0%	Floating	11/25/26	Multiple	MF	64.8%	Yes

CMBS - Total / Wtd. Avg.			$134,309,360	$134,309,360	$134,309,360	8.0%	—		8.0%		6.7			65.2%	100.0%

MEZZANINE LOANS

30	Mezzanine Loan	2/5/18	$3,250,000	$3,250,000	$3,250,000	8.0%	6.0	% (7)	14.0%	Floating	1/31/22	North Charleston, SC	MF	73.4%	No

PREFERRED EQUITY

31	Preferred Equity	8/31/15	$10,000,000	$10,000,000	$10,000,000	8.5%	3.0%		11.5%	Fixed	7/1/25	Columbus, GA	MF	85.8%	Yes

32	Preferred Equity	3/22/19	5,056,000	5,056,000	5,056,000	8.5%	4.0%		12.5%	Fixed	12/1/27	Jackson, MS	MF	75.6%	Yes

33	Preferred Equity	7/14/14	3,821,000	3,821,000	3,821,000	10.3%	5.0%		15.3%	Fixed	8/1/22	Corpus Christi, TX	MF	57.3%	Yes

Preferred Equity— Total / Wtd. Avg.			$18,877,000	$18,877,000	$18,877,000	8.9%	3.7%		12.5%		5.8			77.3%	100.0%

ALTERNATIVE STRUCTURED FINANCING

34	Alternative Structured Financing	7/27/16	$40,000,000	$40,000,000	$40,000,000	7.0%	6.5	% (8)	13.5%	Fixed	NA	Multiple	SS	NA	NA

Total Portfolio— Total / Wtd. Avg.			$1,060,857,025	$1,132,455,395	$342,914,536	5.4%	0.3%		5.7%		8.3			67.0%	99.7%

(1)	UPB as of September 30, 2019, except for the CMBS numbered 29 which is as of the origination date, November 26, 2019.
(2)

All-in Rate is calculated as the Interest Rate plus the PIK / Other Rate. The All-in Rates for the CMBS investments numbered 28 and 29 are based on one-month LIBOR of 2.0% as of September 30, 2019 plus a spread over the index of 6.0%.

(3)	Weighted average years to maturity as of September 30, 2019.
(4)	SFR is single-family rental, MF is multifamily and SS is self-storage properties.

(5)

LTV is generally based on the initial first mortgage loan amount plus the preferred equity or mezzanine loan investment, if any, divided by the as-is appraised value as of the date the investment was originated or by the current principal amount as of the date of the most recent as-is appraised value.

(6)

We consider stabilized investments to be those with an in-place debt service coverage ratio (DSCR), including the current pay of preferred equity or mezzanine loan, if applicable, of 1.2x or greater. Weighted average is the percentage of the total Carrying Value that is Stabilized.

(7)

Interest income for the Mezzanine Loan numbered 30 is calculated using the September 30, 2019 WSJ Prime of 5.0% plus a spread over the index of 9.0%. A fixed minimum rate of 8.0% is paid in cash on a monthly basis. The difference between the 8.0% minimum monthly payment and the 14.0% stated rate is accrued as paid-in-kind (PIK) interest and is compounded on a monthly basis. Accrued PIK is to be paid at maturity.

(8)

The preferred stock pays a fixed quarterly dividend of $2.125 million payable pro rata to the holders of the preferred stock for the first three quarters of 2018, 2019 and 2020 and for the first fiscal quarter of 2021. For the last fiscal quarter of each of 2018, 2019 and 2020 and for the second fiscal quarter of 2021, the stock dividend varies based on the underlying company’s book value and past aggregate dividends among other things, but will be no lower than $2.125 million. Given that the stock dividend for the last fiscal quarter of 2019 and 2020 cannot be predicted, the Company assumes a dividend of $2.125 million as a conservative estimate. It is expected that the company will own 40,000 shares of $1,000 par value preferred stock out of a total 131,375 shares outstanding as of September 30, 2019.

Loan 1 has a total unpaid principal balance of $508.7 million at September 30, 2019, which equates to 48.0% of the total unpaid principal balance of our Initial Portfolio, and net equity of $85.1 million, which equates to 24.8% of the total net equity of our Initial Portfolio. Loan 1 is collateralized by a diversified portfolio of 4,812 SFR workforce housing properties with values that average approximately $155,202 per home and rents that average $1,206 per month. The portfolio is stabilized with a weighted average occupancy of 91.6% and a DSCR of 1.7x. The portfolio’s underlying tenants are diverse with over 4,800 unique leases or tenants and the portfolio is located in 32 MSAs in 12 states. The guarantor of Loan 1 is a well-capitalized and publicly traded company.

The following charts illustrate our Initial Portfolio based on interest rate category, underlying property type, investment structure, and geography:

Note: The charts above do not reflect the GAAP consolidation of the trusts that issued the CMBS B-Pieces in our financial statements. In addition, the geography charts do not reflect our alternative structured financing investment.

Our Financing Strategy

While we do not have any formal restrictions or policy with respect to our debt-to-equity leverage ratio, we currently expect that our initial leverage will not exceed a ratio of 3-to-1. We believe this leverage ratio is prudent given that leverage typically exists at the asset level. The amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Our decision to use leverage to finance our assets will be at the discretion of our Manager, subject to review by our board of directors, and will not be subject to the approval of our stockholders. We generally intend to match leverage terms and interest rate type to that of the underlying investment financed.

Sources of Liquidity

Our primary sources of cash will generally consist of the net proceeds from this offering, cash generated from our operating results and the following:

Repurchase Agreements

From time to time, we may enter into repurchase agreements to finance the acquisition of a portion of our target assets. Repurchase agreements will effectively allow us to borrow against loans and securities that we own in an amount equal to (1) the market value of such loans and/or securities multiplied by (2) the applicable advance rate. Under these agreements, we will sell our loans and securities to a counterparty and agree to repurchase the same loans and securities from the counterparty at a price equal to the original sales price plus an interest factor. During the term of a repurchase agreement, we will receive the principal and interest on the related loans and securities and pay interest to the lender under the repurchase agreement. At any point in time, the amounts and the cost of our repurchase borrowings will be based upon the assets being financed. For example, higher risk assets will result in lower advance rates (i.e., levels of leverage) at higher borrowing costs. In addition, these facilities may include various financial covenants and limited recourse guarantees.

In connection with the acquisition of the CMBS B-Pieces in the Formation Transaction, we intend to enter into repurchase agreements. The repurchase agreements would allow us to leverage the CMBS Pieces at an expected interest rate of 3-month LIBOR plus a fixed spread of 1.30%. However, there can be no assurance that we will enter into these repurchase agreements on terms favorable to us or at all.

Freddie Mac Credit Facility

Following the Formation Transaction, we will have indebtedness equal to 85% of the value of our senior pooled mortgage loans under a credit facility with Freddie Mac.

Following the Formation Transaction, two of our subsidiaries will be a party to a loan and security agreement that was entered into on July 12, 2019 with Freddie Mac, or the Credit Facility. Under the Credit Facility, these entities borrowed approximately $789.5 million in connection with their acquisition of senior pooled mortgage loans backed by SFR properties, or the Underlying Loans, that will be part of our Initial Portfolio following the Formation Transaction. No additional borrowings can be made under the Credit Facility. Our obligations under the Credit Facility will be secured by the Underlying Loans.

Our borrowings under the Credit Facility will mature on July 12, 2029, or the Credit Facility Maturity Date. However, if an Underlying Loan matures prior to the Credit Facility Maturity Date, we will be required to repay the portion of the Credit Facility that is allocated to that loan. The portion of the Credit Facility that is allocated to a specific loan is generally equal to 85% of the original purchase price of the loan.

The Credit Facility bears interests at a fixed rate for fixed rate Underlying Loans. The weighted average interest rate for the fixed rate portion of the Credit Facility is 2.44% per annum. Interest on the Credit Facility will be paid monthly in cash in arrears on the 25th day of each month.

The Credit Facility contains a number of customary covenants that, among other things, restrict the ability of our subsidiaries that are a party to the agreement to grant liens, engage in mergers or the sale of substantially all of their assets, sell or dispose of the Underlying Loans and undertake transactions with affiliates.

The leverage utilized on all senior loans in our Initial Portfolio are matched in duration and structure, with a weighted average spread of 2.5% between the asset interest rate and the liability interest rate.

		Asset Metrics			Debt Metrics
#	Investment	Fixed / Floating Rate	Interest Rate	Maturity Date (1)	Fixed / Floating Rate	Interest Rate	Maturity Date (1)

SENIOR LOANS

1	Senior Loan	Fixed	4.7%	9/1/2028	Fixed	2.2%	9/1/2028

2	Senior Loan	Fixed	5.0%	3/1/2029	Fixed	2.7%	3/1/2029

3	Senior Loan	Fixed	4.7%	10/1/2025	Fixed	2.1%	10/1/2025

4	Senior Loan	Fixed	5.6%	11/1/2028	Fixed	2.7%	11/1/2028

5	Senior Loan	Fixed	5.6%	2/1/2029	Fixed	2.9%	2/1/2029

6	Senior Loan	Fixed	5.5%	11/1/2023	Fixed	2.6%	11/1/2023

7	Senior Loan	Fixed	5.5%	10/1/2028	Fixed	3.0%	10/1/2028

8	Senior Loan	Fixed	5.6%	12/1/2028	Fixed	2.8%	12/1/2028

9	Senior Loan	Fixed	5.3%	9/1/2028	Fixed	2.8%	9/1/2028

10	Senior Loan	Fixed	5.7%	12/1/2028	Fixed	3.0%	12/1/2028

11	Senior Loan	Fixed	5.4%	2/1/2028	Fixed	3.5%	2/1/2028

12	Senior Loan	Fixed	4.7%	3/1/2026	Fixed	2.5%	3/1/2026

13	Senior Loan	Fixed	6.1%	10/1/2028	Fixed	3.3%	10/1/2028

14	Senior Loan	Fixed	5.9%	1/1/2029	Fixed	3.1%	1/1/2029

15	Senior Loan	Fixed	5.9%	11/1/2028	Fixed	3.0%	11/1/2028

16	Senior Loan	Fixed	5.5%	2/1/2029	Fixed	2.8%	2/1/2029

17	Senior Loan	Fixed	5.3%	2/1/2029	Fixed	3.0%	2/1/2029

18	Senior Loan	Fixed	5.1%	7/1/2028	Fixed	2.7%	7/1/2028

19	Senior Loan	Fixed	5.5%	3/1/2029	Fixed	3.0%	3/1/2029

20	Senior Loan	Fixed	5.5%	11/1/2028	Fixed	2.7%	11/1/2028

21	Senior Loan	Fixed	4.8%	2/1/2024	Fixed	2.4%	2/1/2024

22	Senior Loan	Fixed	5.8%	9/1/2023	Fixed	2.9%	9/1/2023

23	Senior Loan	Fixed	6.0%	12/1/2028	Fixed	3.1%	12/1/2028

24	Senior Loan	Fixed	5.2%	10/1/2028	Fixed	2.6%	10/1/2028

25	Senior Loan	Fixed	5.3%	8/1/2023	Fixed	2.5%	8/1/2023

26	Senior Loan	Fixed	5.5%	1/1/2029	Fixed	3.0%	1/1/2029

27	Senior Loan	Fixed	5.4%	2/1/2029	Fixed	3.1%	2/1/2029

Senior Loans—Total / Wtd. Avg.		100% Fixed	4.9%	8.6	100% Fixed	2.4%	8.6

(1)	Weighted average years to maturity as of September 30, 2019.

Investment Process

We expect to benefit from the tested method of capital allocation and on-going investment monitoring developed by our Sponsor. The primary objectives of the investment process are for it to be repeatable, dependable, and produce attractive risk-adjusted returns. The primary components of the investment process are as follows:

Sourcing and Due Diligence:

•

Identify and Leverage: Our Manager begins with idea generation and honing in on potential investment opportunities with key attributes it feels are attractive by combining a fundamental macro view paired with local knowledge of key geographical areas of interest and property type fundamentals. Our Manager maintains a robust pipeline of deal flow created through strong relationships with institutions, brokers, investment banks and other investment professionals forged by our Manager’s affiliates over the years. This allows our Manager to be selective and only move forward with investments it believes to be best suited and aligned with our investment strategy. Our Manager is able to harness the expertise and resources of our Sponsor, which we believe may allow it to source opportunities that may not be available to competitors.

•

Due Diligence: Our Manager’s extensive due diligence process involves a rigorous three-pronged examination in the underwriting of the investment, a deep credit analysis of the sponsor, and lastly a physical inspection of the actual asset in a final attempt to investigate any potential issues not discovered or disclosed in the initial due diligence package.

•	Assess: Our Manager will stress test potential investments under various scenarios in an attempt to discover the durability and sustainability of cash flows.

•

Acquire/Invest/Structure: Once due diligence and stress-testing screens are completed, the investment opportunity will first be presented to a member of our Manager’s senior management for preliminary approval, and then presented to the Investment Committee of our Manager to examine the investment thesis, and finally decide if the overall investment fits within the parameters of our investment strategy and provides us the appropriate risk/return profile.

Structuring and Enhancing Value:

•

Differentiated: We believe we will be differentiated from many other financing sources as we seek to offer a wide variety of financing solutions to best meet the needs of borrowers and to create symbiotic, long-lasting relationships.

•

Leverage: We intend to have a majority of our investment solutions crafted with protective rights to enhance value to stockholders. This allows for added downside protection in the event the borrower is unable to pay the interest or preferred return.

•	Top Quality Borrowers: We will seek to lend to top U.S. sponsors with strong balance sheets, thoughtful business plans, and stellar reputations.

Monitor and Exit:

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Monitor: Our Manager will integrate risk management and investment discipline throughout the investment process and continually evaluate and monitor risk factors and market fundamentals in its investment-level analysis developed over our Sponsor’s 25 years of investing.

•	Exit: Through regular evaluation of our portfolio, we will evaluate when to harvest gains or reposition the portfolio to optimize risk-adjusted returns.

Investment Guidelines

Upon completion of this offering, we expect our board of directors will approve the following investment guidelines:

•	No investment will be made that would cause us to fail to qualify or maintain our qualification as a REIT under the Code;

•	No investment will be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;

•	Our Manager will seek to invest our capital in our target assets;

•

Prior to the deployment of our capital into our target assets, our Manager may cause our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. government obligations and other instruments or investments determined by our Manager to be of high quality and consistent with our qualification as a REIT under the Code; and

•

Without the approval of a majority of our independent directors, no more than 25% of our Equity (as defined in our Management Agreement) may be invested in any individual investment (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment will be deemed to be multiple investments in such underlying securities, instruments and assets and not the particular vehicle, product or other arrangement in which they are aggregated).

These investment guidelines may be amended, supplemented or waived by our board of directors (which must include a majority of our independent directors) from time to time, but without the approval of our stockholders.

If any of the factors enumerated above or in “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Our Structure

The following chart summarizes our organizational structure following the Formation Transaction and this offering. This chart is provided for illustrative purposes only and does not show all of our legal entities or ownership percentages of such entities.

Our Management Agreement

Prior to or concurrently with the completion of this offering, we intend to enter into the Management Agreement, pursuant to which NexPoint Real Estate Advisors VII, L.P. will serve as our Manager. Pursuant to the Management Agreement, subject to the overall supervision of our board of directors, our Manager will manage our day-to-day operations, and provide investment management services to us. Under the terms of this agreement, our Manager will, among other things:

•	identify, evaluate and negotiate the structure of our investments (including performing due diligence);

•	find, present and recommend investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our investments;

•	review and analyze financial information for each investment in our overall portfolio;

•	close, monitor and administer our investments; and

•	identify debt and equity capital needs and procure the necessary capital.

As consideration for the Manager’s services, we will pay our Manager an annual management fee of 1.5% of Equity (as defined below), paid monthly, in cash or shares of our common stock at the election of our manager, or the Annual Fee.

“Equity” means (a) the sum of (1) total stockholders’ equity immediately prior to the closing of this offering, plus (2) the net proceeds received by us from all issuances of our common stock in and after this offering, plus (3) our cumulative Core Earnings (as defined below) from and after this offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our common stockholders from and after this offering to the end of the most recently completed calendar quarter and (2) all amounts that we have paid to repurchase our common stock from and after this offering to the end of the most recently completed calendar quarter. In our calculation of Equity, we will adjust our calculation of Core Earnings to remove the compensation expense relating to awards granted under one or more of our long-term incentive plans that is added back in our calculation of Core Earnings. Additionally, for the avoidance of doubt, Equity will not include the assets contributed to us in the Formation Transaction as they will be contributed to subsidiary partnerships of the OP, which will not result in an increase in our stockholders’ equity attributable to common stockholders.

“Core Earnings” means the net income (loss) attributable to our common stockholders computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income (loss), or in net income (loss) and adding back amortization of stock-based compensation. Net income (loss) attributable to common stockholders may also be adjusted for one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and our independent directors and approved by a majority of the independent directors of our board.

Incentive compensation may be payable to our executive officers and certain other employees of our Manager or its affiliates pursuant to a long-term incentive plan approved by our stockholders. As discussed above, compensation expense is not considered when determining Core Earnings, in that we add back compensation expense to net income in the calculation of Core Earnings. However, compensation expense is considered when determining Equity, in that we will adjust our calculation of Core Earnings to remove the compensation expense that is added back in our calculation of Core Earnings.

We will be required to pay directly or reimburse our Manager for all of the documented “operating expenses” (all out-of-pocket expenses of our Manager in performing services for us, including but not limited to the expenses incurred by our Manager in connection with any provision by our Manager of legal, accounting, financial and due diligence services performed by our Manager that outside professionals or outside consultants would otherwise perform, compensation expenses under any long-term incentive plan adopted by us and approved by our stockholders and our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager required for our operations) and “offering expenses” (any and all expenses (other than underwriters’ discounts and commissions) paid or to be paid by us in connection with an offering of our securities, including, without limitation, our legal, accounting, printing, mailing and filing fees and other documented offering expenses) paid or incurred by our Manager or its affiliates in connection with the services it provides to us pursuant to the Management Agreement. However, our Manager is responsible, and we will not reimburse our Manager or its affiliates, for the salaries or benefits to be paid to personnel of our Manager or its affiliates who serve as our officers, except that we may grant equity awards to our officers under a long-term incentive plan adopted by us and approved by our stockholders. Direct payment of operating expenses by us, which includes compensation expense relating to equity awards granted under our long-term incentive plan, together with reimbursement of operating expenses to our Manager, plus the Annual Fee, may not exceed 2.5% of equity book value for any calendar year or portion thereof, provided, however, that this limitation will not apply to offering expenses, legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate-related investments.

The Management Agreement has an initial term of three years, and is automatically renewed thereafter for a one-year term unless earlier terminated. We will have the right to terminate the Management Agreement on 30 days’ written notice for cause (as defined in the Management Agreement). We may terminate the Manager for cause upon the occurrence of any one of the following: (i) the Manager or any of its agents or assignees is convicted of a felony or material violation of securities laws that has a material adverse effect on the business of the Company or the ability of the Manager to perform it duties under the terms of the Management Agreement; (ii) an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition; (iii) the dissolution of the Manager; (iv) the Manager’s fraud, misappropriation of funds or embezzlement against us; (v) the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the Management Agreement or (vi) the Manager’s material breach of any material provision of the Management Agreement that continues for a period of 30 days after written notice thereof, unless the Manager has taken certain actions to cure such material breach within 30 days of the written notice. The Management Agreement can be terminated by us or our Manager without cause with 180 days’ written notice to the other party. Our Manager may also terminate the agreement with 30 days’ written notice if we have materially breached the agreement and such breach has continued for 30 days. A termination fee will be payable to our Manager by us upon termination of our Management Agreement for any reason, including non-renewal, other than a termination by us for cause. The termination fee will be equal to three times the average Annual Fee earned by our Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the effective termination date; provided, however, if the Management Agreement is terminated prior to the two-year anniversary of the date of the Management Agreement, the management fee earned during such period will be annualized for purposes of calculating the average annual management fee.

Under the terms of the Management Agreement, our Manager will indemnify and hold harmless us, our subsidiaries and the OP from all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by reason of our Manager’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that our Manager will not be held responsible for any action of our board of directors in following or declining to follow any written advice or written recommendation given by our Manager. However, the aggregate maximum amount that our Manager may be liable to us pursuant to the Management Agreement will, to the extent not prohibited by law, never exceed the amount of the management fees received by our Manager under the Management Agreement prior to the date that the acts or omissions giving rise to a claim for indemnification or liability have occurred. In addition, our Manager will not be liable for special, exemplary, punitive, indirect, or consequential loss, or damage of any kind whatsoever, including without limitation lost profits. The limitations described in the preceding two sentences will not apply, however, to the extent such damages are determined in a final binding non-appealable court or arbitration proceeding to result from the bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of our Manager’s duties. See “Management Compensation.”

Operating and Regulatory Structure

REIT Qualification

We intend to elect to be treated as a REIT under the Code, commencing with our taxable year ending on December 31, 2020. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. We further believe that, after the consummation of this offering, we will satisfy the stock ownership diversity requirement for qualification as a REIT. To qualify as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property or REIT “prohibited transactions” taxes with respect to certain of our activities. Any distributions paid by us generally will not be eligible for taxation at the preferred U.S. federal income tax rates that apply to certain distributions received by individuals from taxable corporations. For additional information see “Risk Factors—Risks Related to Our Corporate Structure.”

Investment Company Act Exclusion

We, as well as our subsidiaries, intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We are organized as a holding company and will conduct our business primarily through our OP and through subsidiaries of our OP. We anticipate that our OP will always be at least a majority-owned subsidiary. We intend to conduct our operations so that neither we nor our OP will hold investment securities in excess of the limit imposed by the 40% test. The securities issued by any wholly owned or majority-owned subsidiaries that we may form in the future that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor our OP will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither of us will engage primarily, propose to engage primarily, or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our OP will be primarily engaged in the non-investment company businesses of our subsidiaries.

We anticipate that certain of our subsidiaries will meet the requirements of the exclusion set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” To meet this exclusion, the SEC staff has taken the position that at least 55% of a subsidiary’s assets must constitute qualifying assets (as interpreted by the SEC staff under the Investment Company Act) and at least another 25% of assets (subject to reduction to the extent the subsidiary invested more than 55% of its total assets in qualifying assets) must constitute real estate-related assets under the Investment Company Act (and no more than 20% comprised of miscellaneous assets). We expect to treat residential mortgage loans as qualifying real estate assets and CMBS B-Pieces, mezzanine loans and other real estate-related investments as real estate-related assets. In general, we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(C), to rely on other guidance published by the SEC staff and on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets and real estate-related assets. Maintaining the Section 3(c)(5)(C) exclusion, however, will limit our ability to make certain investments.

In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of this exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments, and these limitations could result in a subsidiary holding assets we might wish to sell or not acquiring or selling assets we might wish to hold. Although we intend to continually monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(C) exclusion, there can be no assurance that such subsidiaries will be able to maintain compliance with this exclusion. For our subsidiaries that do maintain this exclusion, our interests in these subsidiaries will not constitute “investment securities.”

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors, or the equivalent, of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary, and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Restrictions on Ownership of Our Common Stock

Restrictions on Ownership and Transfer of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 6.2% by value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock, or 6.2% by value of the aggregate of the outstanding shares of our capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive the 6.2% ownership limit with respect to a particular stockholder if such ownership will not then or in the future jeopardize our qualification as a REIT. In connection with this offering, our board of directors intends to grant our Sponsor and its affiliates a waiver allowing them to own up to 25% of our common stock. Our charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void ab initio.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” until the earliest of (1) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (2) the last day of the fiscal year in which our annual gross revenues exceed $1.07 billion, (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We are also a “smaller reporting company” as defined in Regulation S-K under the Securities Act, and may elect to take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an “emerging growth company.”

Competition

Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices. We are subject to significant competition in acquiring our target assets. In particular, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, hedge funds, mortgage bankers, commercial finance and insurance companies, governmental bodies and other financial institutions. We may also compete with our Sponsor and its affiliates for investment opportunities. See “Risk Factors— There are significant potential conflicts of interest that could affect our investment returns” and “Conflicts of Interest.” In addition, there are several REITs with similar investment objectives and others may be organized in the future. These other REITs will increase competition for the available supply of first mortgage loans, CMBS B-Pieces and other real estate related assets suitable for investment. Some of our anticipated competitors have greater financial resources, access to lower costs of capital and access to funding sources that may not be available to us, such as funding from the U.S. government, if we are not eligible to participate in programs established by the U.S. government. In addition, some of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exclusion or exemption from the 1940 Act. Furthermore, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, or pay higher prices, than we can. Current market conditions may attract more competitors, which may increase the competition for our target assets. An increase in the competition for such assets may increase the price of such assets, which may limit our ability to generate attractive risk-adjusted current income and capital appreciation for our stockholders, thereby adversely affecting the market price of our common stock.

In the face of this competition, we expect to have access to our Sponsor’s professionals and their industry experience, which we believe will provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for potential investments. We expect that these relationships will enable us to compete more efficiently and effectively for attractive investment opportunities. Although we believe we are well positioned to compete effectively, there can be no assurance that we will be able to achieve our business goals or expectations due to the extensive competition in our market sector. We operate in a competitive market for investment opportunities and future competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of our securities.

Employees

We are externally managed by our Manager pursuant to the Management Agreement between us and our Manager. All of our executive officers are employees of our Manager or its affiliates.

Upon completion of this offering we anticipate having one paid employee, who will be an accounting employee dedicated to us. We will have the flexibility to hire additional employees in the future and will be responsible for any such employee’s salary and other compensation.

Legal Proceedings

We are not currently a party to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, results of operations, or financial statements, taken as a whole, if determined adversely to us.

Corporate Information

Our and our Manager’s offices are located at 300 Crescent Court, Suite 700, Dallas, Texas 75201. Our and our Manager’s telephone number is (972) 628-4100. We will maintain a website at www.nexpointfinance.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for directing the management of our business and affairs. Our board of directors has retained our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on any matter constitutes a quorum. A plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our Directors

Upon completion of this offering, our board of directors will consist of five members. The following sets forth certain information with respect to our directors:

Name	Age	Position(s)

James Dondero	56	President and Director

Brian Mitts	48	Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer and Director

Edward Constantino	73	Director

Scott Kavanaugh	58	Director

Dr. Arthur Laffer	79	Director

James Dondero: Mr. Dondero will serve as our President and as a director upon the completion of this offering. Mr. Dondero has also served as the chairman of the Board and as a member of the Board of NXRT since May 2015. Mr. Dondero also currently serves as NXRT’s President. Mr. Dondero is also: the co-founder and president of Highland; founder and president of our Sponsor, an SEC-registered investment advisor; president of NexPoint Capital; and president of NexPoint Multifamily Capital Trust, Inc. Mr. Dondero co-founded Highland in 1993 with Mark Okada. Mr. Dondero has over 30 years of experience investing in credit and equity markets and has helped pioneer credit asset classes. Mr. Dondero has also served as the Chief Executive Officer of

NHT, a publicly traded hospitality real estate investment trust listed on the TSX Venture Exchange, or TSXV, since December 2018, and has been a director of Jernigan Capital, Inc., a self-storage lending real estate investment trust, since August 2016. On October 16, 2019, Highland filed for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the District of Delaware. Mr. Dondero was selected to serve on the Board because of his prior service as a director and his experience as an executive officer.

Brian Mitts: Mr. Mitts will serve as our Chief Financial Officer, Executive Vice President-Finance, Secretary and Treasurer upon the completion of this offering. Mr. Mitts has served as a member of our board of directors since June 2019. Mr. Mitts also served as our President and Treasurer from June 2019 until the completion of this offering. Mr. Mitts is also a member of the investment committee of our Manager. Mr. Mitts joined Highland in February 2007 and served in various roles at Highland until May 2016. Mr. Mitts joined NexPoint in June 2016 and currently serves as the Chief Operations Officer of, and leads business development for, the NexPoint real estate platform, developing new products and exploring new markets. Mr. Mitts has also served as a director of NXRT since September 2014 and as the Chief Financial Officer, Executive Vice President-Finance and Treasurer of NXRT since March 2015. On February 13, 2019, Mr. Mitts was also appointed Secretary of NXRT. From September 2014 to March 2015, Mr. Mitts served as President and Treasurer of NXRT. Mr. Mitts has also served as the Chief Financial Officer, Executive VP-Finance, Treasurer and Corporate Secretary of NexPoint Hospitality Trust, or NHT, since December 2018. Mr. Mitts was selected to serve on the Board because of his prior service as a director and his experience as an executive officer.

Edward Constantino: Mr. Constantino will be a director upon the completion of this offering. Mr. Constantino has also served as a member of the Board of NXRT since March 2015. Mr. Constantino has over 40 years of audit, advisory and tax experience working for two major accounting firms, Arthur Andersen LLP and KPMG. Mr. Constantino retired from KPMG in late 2009, where he was an audit partner in charge of the firm’s real estate and asset management businesses. Mr. Constantino is, and since 2010 has been, a member of the Board of Directors of Patriot Bank N.A., and since 2012 a member of the Board of Directors of ARCTrust. Mr. Constantino has also served as a consultant for the law firm Skadden, Arps, Slate, Meagher & Flom LLP. He is a licensed CPA, a member of the American Institute of Certified Public Accountants and a member of the New York State Society of Public Accountants. He is currently a member of the Board of Trustees and the Audit Committee Chairman of St. Francis College in Brooklyn Heights, New York. Mr. Constantino was selected to serve on the Board because of his extensive accounting experience, particularly in the real estate field.

Scott Kavanaugh: Mr. Kavanaugh will be a director upon the completion of this offering. Mr. Kavanaugh has also served as a member of the Board of NXRT since March 2015. Mr. Kavanaugh is, and since December 2009 has been the CEO of First Foundation Inc. (“FFI”), a California based financial services company. From June 2007 until December 2009, he served as President and Chief Operating Officer of FFI. Mr. Kavanaugh has been the Vice-Chairman of FFI since June 2007. He also is, and since September 2007 has been, the Chairman and CEO of FFI’s wholly owned banking subsidiary, First Foundation Bank. Mr. Kavanaugh was a founding stockholder and served as an Executive Vice President and Chief Administrative Officer and a member of the board of directors of Commercial Capital Bancorp, Inc., the parent holding company of Commercial Capital Bank, from 1999 until 2003. From 1998 until 2003, Mr. Kavanaugh served as the Executive Vice President and Chief Operating Officer and a director of Commercial Capital Mortgage. From 1993 to 1998, Mr. Kavanaugh was a partner and head of trading for fixed income and equity securities at Great Pacific Securities, Inc., a west coast-based regional securities firm. Mr. Kavanaugh is, and since 2008 has been, a member of the board of directors of Colorado Federal Savings Bank and its parent holding company, Silver Queen Financial Services, Inc. Mr. Kavanaugh also served as a member of the boards of directors of NexBank and its parent holding company, NexBank Capital, Inc., an affiliate of Highland from 2014 until 2015. From 1998 until June 2012, Mr. Kavanaugh served as Independent Trustee and Chairman of the Audit Committee, and from June 2012 until December 2013 served as Chairman, of Highland Mutual Funds, a mutual fund group managed by Highland. Mr. Kavanaugh was selected to serve on the Board because of his expertise in investment management and his experience as both an executive officer and a director of multiple companies.

Arthur Laffer: Dr. Laffer will be a director upon the completion of this offering. Dr. Laffer has also served as a member of the Board of NXRT since May 2015. Dr. Laffer is the founder and chairman of Laffer Associates, an economic research and consulting firm and the chairman and director of Laffer Investments, a registered investment advisor. Dr. Laffer has also been a director of GEE Group, Inc., a provider of specialized staffing solutions, since January 2015. A former member of President Reagan’s Economic Policy Advisory Board during the 1980s, Dr. Laffer’s economic acumen and influence have earned him the distinction in many publications as The Father of Supply-Side Economics. He has served on several boards of directors of public and private companies, including staffing company MPS Group, Inc., which was sold to Adecco Group for $1.3 billion in 2009. Dr. Laffer was previously a consultant to Secretary of the Treasury William Simon, Secretary of Defense Donald Rumsfeld, and Secretary of the Treasury George Shultz. In the early 1970s, Dr. Laffer was the first to hold the title of Chief Economist at the Office of Management and Budget under Mr. Shultz. Additionally, Dr. Laffer was formerly the Distinguished University Professor at Pepperdine University and a member of the Pepperdine Board of Directors. He also served as Charles B. Thornton Professor of Business Economics at the University of Southern California and as Associate Professor of Business Economics at the University of Chicago. Dr. Laffer was selected to serve on the Board because of his expertise in economics and his experience as a director of multiple companies.

Director Independence

The board of directors will review the materiality of any relationship that each of our directors has with us, either directly or indirectly. We expect that the board of directors will determine that each of Mr. Constantino, Mr. Kavanaugh and Dr. Laffer is independent as defined by the NYSE rules.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the board of directors is not staggered, meaning that each of our directors is subject to re-election annually;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

•	we have opted out of the business combination provisions and the control share acquisition provisions of the MGCL.

Board Committees

The board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. Additionally, the board of directors may from time to time establish certain other committees to facilitate the management of our Company.

Audit Committee

Our audit committee will consist of Mr. Constantino, Mr. Kavanaugh and Dr. Laffer, with Mr. Constantino serving as chair of the committee. We expect that the board of directors will determine that Mr. Constantino qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We also expect that the board of directors will determine that each of Mr. Constantino, Mr. Kavanaugh and Dr. Laffer is “financially literate” as that term is defined by the NYSE corporate governance listing standards and is independent as defined by NYSE rules and SEC requirements relating to the independence of audit committee members. Our audit committee charter details the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the performance of our internal audit function; and

•	our overall risk assessment and management.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. A copy of the audit committee charter will be available under the Investors section of our website at www.nexpointfinance.com.

Compensation Committee

Our compensation committee will consist of Mr. Constantino, Dr. Laffer and Mr. Kavanaugh, with Dr. Laffer serving as chair of the committee. We expect that the board of directors will determine that each of Mr. Constantino, Dr. Laffer and Mr. Kavanaugh is independent as defined by NYSE rules and SEC requirements relating to the independence of compensation committee members. Our compensation committee charter details the principal functions of the compensation committee, including:

•	reviewing our compensation policies and plans;

•	implementing and administering a long-term incentive plan; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee will have the sole authority to retain and terminate compensation consultants to assist in the evaluation of our compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee will also be able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. A copy of the compensation committee charter will be available under the Investors section of our website at www.nexpointfinance.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Mr. Constantino, Dr. Laffer and Mr. Kavanaugh, with Mr. Kavanaugh serving as chair of the committee. We expect that the board of directors will determine that each of Mr. Constantino, Dr. Laffer and Mr. Kavanaugh is independent as defined by NYSE rules. Our nominating and corporate governance committee charter details the principal functions of the nominating and corporate governance committee, including:

•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;

•	annually facilitating the assessment of the board of directors’ performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	annually reviewing and making recommendations to the board of directors regarding revisions to the corporate governance guidelines and the code of business conduct and ethics.

The nominating and corporate governance committee will have the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee will also be able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. A copy of the nominating and corporate governance committee charter will be available under the Investors section of our website at www.nexpointfinance.com.

Other Committees

The board of directors may establish other committees as it deems necessary or appropriate from time to time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The board of directors will adopt corporate governance guidelines that describe the principles under which the board of directors will operate and will establish a code of business conduct and ethics that applies to our directors and executive officers, who are employees of our Manager. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Copies of our corporate governance guidelines and code of business conduct and ethics will be available under the Investors section of our website at www.nexpointfinance.com.

Board Leadership Structure and Board’s Role in Risk Oversight

James Dondero, our President, will serve as Chairman of the Board. The board of directors believes that combining these positions is the most effective leadership structure for us at this time. As President, Mr. Dondero is involved in the day-to-day operations and is familiar with the opportunities and challenges that we face at any given time. With this insight, he is able to assist the board of directors in setting strategic priorities, lead the discussion of business and strategic issues and translate board of directors’ recommendations into Company operations and policies.

The board of directors will appoint Mr. Kavanaugh as its lead independent director. His key responsibilities in this role include:

•	developing agendas for, and presiding over, the executive sessions of the non-management or independent directors;

•

reporting the results of the executive sessions to the Chairman (provided, that each director will also be afforded direct and complete access to the Chairman at any such time such director deems necessary or appropriate);

•	presiding at all meetings of the board of directors at which the Chairman is not present;

•	approving information sent to the board of directors;

•	approving agendas for meetings of the board of directors;

•	approving board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors; and

•	if requested by major stockholders, ensuring that he is available for consultation and direct communication.

Risk is inherent with every business, and we face a number of risks as outlined in the “Risk Factors” section of this prospectus. Management is responsible for the day-to-day management of risks we face, while the board of directors, as a whole and through our audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. The board of directors will delegate responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. The board of directors has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee will regularly report to the board of directors with respect to its oversight of these areas.

Communications with the Board

Any stockholder or other interested party who wishes to communicate directly with the board of directors or any of its members may do so by writing to: Board of Directors, c/o NexPoint Real Estate Finance, Inc., 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the board of directors as a group, the non-employee directors or a specific director.

Compensation of Our Executive Officers

Because our Management Agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager or its affiliates, have not received, nor do we expect they will in the future receive, any cash compensation from us for their services as our officers. Instead, we pay our Manager the fees described under “Management Compensation.” We may, however, compensate our officers and individuals affiliated with our Manager with equity and equity-based awards or other types of awards in accordance with a long-term incentive plan. Awards that may be granted under an incentive plan include restricted stock, restricted stock units, options, stock appreciation rights, performance incentive awards, profits interest units, dividend equivalents, and other stock based or cash based awards (collectively referred to herein as “awards”). Our compensation committee will determine if and when any of our officers or individuals affiliated with our Manager will receive such awards. As of the date of this prospectus, we have not granted any equity awards to our officers or individuals affiliated with our Manager as compensation or otherwise. Additionally, our officers or such individuals affiliated with our Manager are officers of one or more of our affiliates and are compensated by those entities, in part, for their services rendered to us. For additional information regarding our long-term incentive plan, see “—NexPoint Real Estate Finance, Inc. 2020 Long-Term Incentive Plan” below.

Compensation of Our Directors

In connection with the completion of this offering, we expect that our board of directors will adopt a director compensation policy that provides that:

•	each non-management director will receive an annual director’s fee payable in cash equal to $20,000 and an annual grant of restricted stock units to be determined by the compensation committee;

•	the chair of the audit committee will receive an additional annual fee payable in cash equal to $15,000;

•	the chair of the compensation committee will receive an additional annual fee payable in cash equal to $7,500;

•	the chair of the nominating and corporate governance committee will receive an additional annual fee payable in cash equal to $7,500; and

•	the lead independent director, if any, will receive an additional annual fee payable in cash equal to $10,000.

We have not made any payments to any of our directors or director nominees to date.

We also expect to reimburse directors for all expenses incurred in attending board and committee meetings.

NexPoint Real Estate Finance, Inc. 2020 Long-Term Incentive Plan

Prior to this offering, our board of directors will adopt and our stockholders will approve the NexPoint Real Estate Finance, Inc. 2020 Long-Term Incentive Plan, or the 2020 LTIP. The description of the 2020 LTIP set forth below is a summary of the material features of the 2020 LTIP. This summary does not purport to be a complete description of all provisions of the 2020 LTIP. As a result, the following description is qualified in its entirety by reference to the 2020 LTIP, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Administration of the 2020 LTIP and Eligibility

The 2020 LTIP will generally be administered by the compensation committee, or any other committee of the board designated by the board to administer the 2020 LTIP. The compensation committee may from time to time delegate all or any part of its authority under the 2020 LTIP to any subcommittee thereof. Any interpretation, construction and determination by the compensation committee of any provision of the 2020 LTIP, or of any agreement, notification or document evidencing the grant of awards under the 2020 LTIP, will be final and conclusive. To the maximum extent permitted by applicable law, the compensation committee may delegate to one or more of its members or to one or more of our officers, or to one or more of our agents or advisors, such administrative duties or powers as it deems advisable. In addition, the compensation committee may by resolution, subject to certain restrictions set forth in the 2020 LTIP, authorize one or more of our officers to (a) designate employees to be recipients of awards under the 2020 LTIP, and (b) determine the size of such awards. However, the compensation committee may not delegate such responsibilities to officers for awards granted to certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act.

Any person who is selected by the compensation committee to receive awards under the 2020 LTIP and who is at that time an officer, service provider or other key employee of ours or any of our affiliates or subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) or director is eligible to participate in the 2020 LTIP. In addition, certain persons who provide services to us or any of our affiliates or subsidiaries that are equivalent to those typically provided by an employee, including employees of our Manager may also be selected to participate in the 2020 LTIP. At the consummation of this offering, there will be approximately six employees of our Manager and three independent directors expected to participate in the 2020 LTIP.

Stock Options

The 2020 LTIP authorizes the grant of incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options will be granted only to eligible participants who meet the definition of “employees” under Section 3401(c) of the Code. The exercise price of each option cannot be less than the market value per share of our common stock on the date on which the option is granted. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a ten percent stockholder).

Appreciation Rights

The 2020 LTIP authorizes the grant of appreciation rights. An appreciation right provides the recipient with the right to receive, upon exercise of the appreciation right, shares of our common stock, cash, or a combination of the two, as specified in the award agreement. The amount that the recipient will receive upon exercise of the appreciation right generally will equal the excess of the market value per share of our common stock on the date when the appreciation right is exercised over the base price provided for in the related stock appreciation right. Appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Appreciation rights may be granted in tandem with an option grant or as independent grants. The term of an appreciation right cannot exceed, in the case of a tandem appreciation right, the expiration, cancellation, forfeiture or other termination of the related option and, in the case of a free-standing appreciation right, ten years from the date of grant.

Restricted Stock and RSUs

The 2020 LTIP also provides for the grant of restricted stock and RSUs. Our compensation committee will determine the number of shares of common stock subject to a restricted stock or RSU award and the restriction period, performance period (if any), the performance measures (if any) and the other terms applicable to a stock award under the 2020 LTIP. A RSU confers on the participant the right to receive common stock, cash or a combination thereof. The holders of awards of restricted stock will be entitled to receive dividends, and unless otherwise set forth in the applicable award agreement, the holders of awards of RSUs will not be entitled to receive dividend equivalents.

Performance Awards

The 2020 LTIP also authorizes the grant of performance awards in the form of performance shares, performance units or cash incentive awards. Performance awards represent the participant’s right to receive an amount of cash, shares of our common stock, or a combination of both, contingent upon the attainment of specified performance measures within a specified period. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award.

Profits Interest Units

The 2020 LTIP also provides for the grant of profits interest units. Profits interest units are units of the OP that may be granted under the 2020 LTIP that are intended to constitute “profits interests” within the meaning of the Code. The compensation committee will determine the number of units subject to a profits interest unit award, the vesting period, performance period (if any), performance measures (if any) and the other terms applicable to the award.

Other Stock-Based Awards

Our compensation committee may grant other forms of awards that are denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or factors that may influence the value of shares of our common stock.

Share Authorization

Subject to adjustment as described in the 2020 LTIP, the number of shares of our common stock available under the 2020 LTIP for awards shall be, in the aggregate,                  shares of our common stock plus any shares of our common stock that become available under the 2020 LTIP as a result of forfeiture, cancellation, expiration, or cash settlement of awards. Each profits interest unit issued pursuant to an award agreement shall count as one share for purposes of calculating the aggregate number of shares available for issuance under the 2020 LTIP.

Our compensation committee will make or provide for such adjustments in the numbers of shares of our common stock covered by outstanding awards under the 2020 LTIP as the committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a change in control, the compensation committee will provide in substitution for any or all outstanding awards under the 2020 LTIP such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances. Subject to certain limitations, the compensation committee will also make or provide for such adjustments in the numbers of authorized shares under the 2020 LTIP as the committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described above.

Termination; Amendment

No grant will be made under the 2020 LTIP after the tenth anniversary of the 2020 LTIP’s effective date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2020 LTIP. The board of directors may at any time and from time to time amend the 2020 LTIP in whole or in part; provided, however, that if an amendment to the 2020 LTIP (1) would materially increase the benefits accruing to participants under the 2020 LTIP, (2) would materially increase the number of securities which may be issued under the 2020 LTIP, (3) would materially modify the requirements for participation in the 2020 LTIP, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NYSE or other principal national securities exchange upon which shares of our common stock are traded or quoted, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Limited Liability and Indemnification of Directors, Officers, Employees and Agents

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers, employees and agents, to the extent permitted by Maryland law and our charter.

Maryland law permits us to include in our charter a provision eliminating the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law allows current and former directors and officers, among others, to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•

an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations contained in Maryland law, our charter contains a provision that limits directors’ and officers’ liability to us and our stockholders for monetary damages, and our charter and bylaws require us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors and our officers and permit us to provide such indemnification and advance of expenses to our employees and agents. Furthermore, in connection with the offering we will enter into indemnification agreements with our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

These provisions neither reduce the exposure of directors and officers to liability under federal or state securities laws nor limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

We will also purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the staff of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our Manager

Our Manager is NexPoint Real Estate Advisors VII, L.P. and its address is 300 Crescent Court, Suite 700, Dallas, Texas 75201. Our Manager has contractual responsibilities to us, including to provide us with a management team, who will be our executive officers. We also anticipate having one paid employee, who will be an accounting employee dedicated to us.

The following table sets forth information regarding our Manager’s management team, who will be executive officers and significant employees of ours upon the completion of this offering:

NAME	AGE	POSITIONS

Executive Officers

James Dondero	56	President

Matthew Goetz	33	Senior VP-Investments and Asset Management

Brian Mitts	48	Chief Financial Officer, Executive VP – Finance, Secretary and Treasurer and Director

Matt McGraner	35	Executive VP and Chief Investment Officer

Significant Employees

Paul Richards	30	VP of Originations and Investments

David Willmore	34	VP of Finance

Information regarding Mr. Dondero and Mr. Mitts is included above under “—Our Directors.”

Matthew Goetz: Mr. Goetz will serve as our Senior VP-Investments and Asset Management upon completion of this offering. Mr. Goetz has also served as the Senior VP-Investments and Asset Management of NXRT since March 2015. Mr. Goetz is also a Director at Highland and was previously a Senior Financial Analyst at Highland from 2014 to May 2016. With over ten years of real estate, private equity and equity trading experience, his primary responsibilities are to asset manage, source acquisitions, manage risk and develop potential business opportunities for Highland, including fundraising, private investments and joint ventures. Before joining Highland in June 2014, Mr. Goetz was a Senior Financial Analyst in CBRE’s Debt and Structured Finance group from May 2011 to June 2014 where he underwrote over $7 billion and more than 30 million square feet of multifamily, office, and retail commercial real estate. In his time at CBRE, a commercial real estate services firm, Mr. Goetz and his team closed over $2.5 billion in debt and equity financing. Prior to joining CBRE’s Debt and Structured Finance group, he held roles as an Analyst and Senior Analyst for CBRE’s Recovery and Restructuring Services group from September 2009 to May 2011 where he assisted in the asset management and disposition of over 3,000 real estate owned assets valued at more than $750 million. He also provided commercial real estate consulting services to banks, special servicers, hedge funds, and private equity groups.

Matt McGraner: Mr. McGraner will serve as our Executive VP and Chief Investment Officer upon the completion of this offering and has served as Secretary since June 2019. Mr. McGraner has also served as the Executive VP and Chief Investment Officer of NXRT since March 2015. From September 2014 to March 2015, Mr. McGraner served as NXRT’s Secretary. Mr. McGraner has also served as Chief Investment Officer of NHT since December 2018 and as a Managing Director at NexPoint since 2016. He previously served as a Managing Director at Highland from May 2013 through May 2016. With over ten years of real estate, private equity and legal experience, his primary responsibilities are to lead the operations of the real estate platform at NexPoint, as well as source and execute investments, manage risk and develop potential business opportunities, including fundraising, private investments and joint ventures. Mr. McGraner is also a licensed attorney and was formerly an associate at Jones Day from 2011 to 2013, with a practice primarily focused on private equity, real estate and mergers and acquisitions. While at Jones Day, Mr. McGraner led the acquisition and financing of over $200 million of real estate investments and advised on $16.3 billion of M&A and private equity transactions. Since joining Highland in 2013, Mr. McGraner has led the acquisition and financing of over $9.0 billion of real estate investments.

Paul Richards: Mr. Richards will serve as our VP of Originations and Investments upon the completion of this offering. Mr. Richards has also served as Vice President of Asset Management of NHT since March 2019. Mr. Richards is also a Director at NexPoint Real Estate Advisors, L.P. His primary responsibilities are to research and conduct due diligence on new investment ideas, perform valuation and benchmark analysis, monitor and manage investments in the existing real estate portfolio, and provide industry support for NexPoint’s real estate team. From January 2014 until March 2017 Mr. Richards served in various roles at Highland, including as a Product Strategy Associate, where he was responsible for evaluating and optimizing the registered product lineup, a Senior Fund Analyst and a Financial Analyst. Prior to joining Highland in January 2014, Mr. Richards was employed with Deloitte & Touche LLP’s state and local tax practice where he served as a tax consultant specializing in state strategic tax reviews, voluntary disclosure agreements, state tax exposure research, and overall state tax compliance.

David Willmore: Mr. Willmore will serve as VP of Finance upon completion of this offering. Mr. Willmore has also served as Senior Manager at NXRT since March 2019 and was previously a Senior Manager at Highland from February 2017 to March 2019. With over nine years of accounting, auditing, and financial reporting experience, his primary responsibilities are to implement the financial and operational strategies of NexPoint’s public and private REITs as well as ensure timely and accurate accounting and reporting. As a Senior Manager at Highland, Mr. Willmore was responsible for the accounting, reporting and operations of Highland’s hedge fund, separately management accounts and private equity businesses consisting of approximately 20 different fund structures with combined assets under management of $2.4 billion as of March 2019. Before joining Highland in October 2011, Mr. Willmore began his career at Deloitte & Touche LLP as an auditor in the Audit and Enterprise Risk Services Group.

Management Agreement

Subject to the overall supervision of our board of directors, our Manager will manage our day-to-day operations and provide investment management services to us. Under the terms of the Management Agreement, our Manager will, among other things:

•	identify, evaluate and negotiate the structure of our investments (including performing due diligence);

•	find, present and recommend investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our investments;

•	review and analyze financial information for each underlying property of the overall portfolio;

•	close, monitor and administer our investments; and

•	identify debt and equity capital needs and procure the necessary capital.

Our Manager’s services under the Management Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to us are not impaired. We will pay our Manager fees and reimburse it for certain expenses incurred on our behalf. However, our Manager is responsible, and we will not reimburse our Manager or its affiliates, for the salaries or benefits to be paid to personnel of our Manager or its affiliates who serve as our officers, except that we may grant equity awards to our officers under a long-term incentive plan adopted by us and approved by our stockholders. We will not pay our Manager and its affiliates any fees associated with arranging for financing and refinancing of properties, or a debt financing fee, but we will pay unaffiliated third parties a debt financing fee, if applicable. For a detailed description of the fees and expense reimbursements payable to our Manager, see the section in this prospectus entitled “Management Compensation.”

Related-Party Transactions

Our Management Agreement

Upon the completion of this offering, we will be externally managed by our Manager pursuant to our Management Agreement. For a summary of the terms of Management Agreement and fees to be paid to our Manager, see “—Management Agreement” and “Management Compensation.”

The Formation Transaction

Prior to the closing of this offering, we plan to engage in a series of transactions through which we will acquire an initial portfolio consisting of senior pooled mortgage loans backed by SFR properties, multifamily CMBS B-Pieces, mezzanine loans and preferred equity in real estate companies and properties and other structured real estate investments within the multifamily, SFR and self-storage asset classes. We will acquire the Initial Portfolio from the Contribution Group pursuant to a contribution agreement with the Contribution Group in exchange for limited partnership interests in the subsidiary partnerships of our OP. The Contribution Group is contributing $                 of net value to the subsidiary partnerships of our OP in the Formation Transaction. The Contribution Group will receive limited partnership units of the subsidiary partnerships in exchange for their contribution of assets in the Formation Transaction that will be redeemable for an aggregate of                  OP units or cash in an amount equal to the number of OP units multiplied by the per share price of our common stock (at the discretion of the OP); provided that such subsidiary partnership units have been outstanding for at least one year or earlier at the discretion of the OP following the direction and approval of our board of directors. See “Use of Proceeds” and “Our Operating Partnership and the Partnership Agreement” for additional information.

Registration Rights

Upon the completion of this offering, we will enter into a registration rights agreement with our Manager with respect to (1) all current and future shares of our common stock owned by our Manager and affiliates of our Manager, including our Sponsor and its affiliates and (2) shares of our common stock at any time beneficially owned by our Manager which are issuable or issued as compensation for our Manager’s services under the Management Agreement and any additional shares of our common stock issued as a dividend, distribution or exchange for, or in respect of such shares. Pursuant to the registration rights agreement, if we propose to file a registration statement (or a prospectus supplement pursuant to a then-existing shelf registration statement) under the Securities Act with respect to a proposed underwritten equity offering by us for our own account or for the account of any of our respective securityholders of any class of security other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC) filed in connection with an exchange offer or offering of securities solely to our existing securityholders, then we will give written notice of such proposed filing to the holders of registrable securities and such notice will offer such holders the opportunity to register such number of shares of registrable securities as each such holder may request. We will use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the registrable securities requested to be included in such a registration to be included on the same terms and conditions as any similar securities included therein.

In addition, commencing on or after the date that is one year after the date of the Management Agreement, holders of registrable securities may make a written request for registration under the Securities Act of all or part of their registrable securities, or a demand registration. However, we will not be obligated to effect more than one such registration in any 12-month period and not more than two such registrations during the term of the Management Agreement. If the Management Agreement is extended, the holders will be entitled to one additional demand registration per year that the Management Agreement is extended. Holders making such written request must propose the sale of at least 100,000 shares of registrable securities (as adjusted for stock splits or recapitalizations) or such lesser number of registrable securities if such lesser number is all of the registrable securities owned by the holders. Any such request must specify the number of shares of registrable securities proposed to be sold and will also specify the intended method of disposition. Within 10 days after receipt of such request, we will give written notice of such registration request to all other holders of registrable securities and include in such registration all such registrable securities with respect to which we have received written requests for inclusion therein within 10 business days after the receipt by the applicable holder of our notice.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the registration or sale of registrable securities in certain situations.

Policies and Procedures for Transactions with Related Persons

In connection with this offering, the board of directors will adopt a related party transaction policy for the review, approval or ratification of any related party transaction. This policy provides that all related party transactions other than those for an aggregate amount of $120,000 or less and on terms comparable to those that could reasonably be expected to be obtained in arm’s length dealings with an unrelated third party, must be reviewed and approved by the disinterested members of the audit committee. The term “related party transaction” refers to any transaction, arrangement or relationship (including charitable contributions and including any series of similar transactions, arrangements or relationships) with us in which any Related Party (as defined below) has a direct or indirect material interest, other than: (a) transactions available to employees generally; (b) transactions involving less than $50,000 when aggregated with all related or similar transactions, except if receipt of any amount would result in a director no longer being considered independent under NYSE rules or would disqualify a director from serving as a member of a committee of the Board; (c) transactions involving compensation or indemnification of executive officers and directors duly authorized by the Board or an authorized Board committee; (d) transactions involving reimbursement for routine expenses in accordance with Company policy; and (e) purchases of any products on terms generally available to third parties.

For the purposes of this policy, “Related Parties” include:

•	our directors, nominees for director and executive officers;

•	immediate family members of such directors, nominees for director and executive officers, including an individual’s spouse, parents, step-parents, children, step-children, siblings,

mothers- and fathers-in law, sons- and daughters-in law, brothers- and sisters-in law and other persons (except tenants or employees) who share such individual’s household;

•	our Manager;

•	a stockholder owning in excess of five percent of our voting securities or an immediate family member of such a stockholder; or

•	an entity which is owned or controlled by any of the above persons.

We may do business with NexBank, NexTitle, LLC, or NexTitle, and other affiliated entities in the ordinary course of its business. NexBank and NexTitle will be considered related parties under this policy. Upon adoption of the related party transaction policy, the audit committee will review and approve these transactions in accordance with the policy.

MANAGEMENT COMPENSATION

Our Manager and its affiliates will manage our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to our Manager, including amounts to reimburse their costs in providing services.

Type	Description

Management Fee

1.5% of Equity per annum, calculated and payable monthly in cash.

For purposes of calculating the management fee, “Equity” means (a) the sum of (1) total stockholders’ equity immediately prior to the closing of this offering, plus (2) the net proceeds received by us from all issuances of our common stock in and after this offering, plus (3) our cumulative Core Earnings (as defined below) from and after this offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our common stockholders from and after this offering to the end of the most recently completed calendar quarter and (2) any amount that we have paid to repurchase our common stock from and after this offering to the end of the most recently completed calendar quarter. In our calculation of Equity, we will adjust our calculation of Core Earnings to remove the compensation expense relating to awards granted under one or more of our long-term incentive plans that is added back in our calculation of Core Earnings. Additionally, for the avoidance of doubt, Equity will not include the assets contributed to us in the Formation Transaction as they will be contributed to subsidiary partnerships of the OP, which will not result in an increase in our stockholders’ equity attributable to common stockholders.

As used herein, “Core Earnings” means the net income (loss) attributable to our common stockholders computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income (loss), or in net income (loss) and adding back amortization of stock-based compensation. Net income (loss) attributable to common stockholders may also be adjusted for one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and the independent directors and approved by a majority of the independent directors of the board.

Incentive Fee	None.

Type	Description

Reimbursement of Expenses

We will be required to pay directly or reimburse our Manager for all of the documented “operating expenses” (all out-of-pocket expenses of our Manager in performing services for us, including but not limited to the expenses incurred by our Manager in connection with any provision by our Manager of legal, accounting, financial and due diligence services performed by our Manager that outside professionals or outside consultants would otherwise perform, compensation expenses under any long-term incentive plan adopted by us and approved by our stockholders and our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager required for our operations) and “offering expenses” (any and all expenses (other than underwriters’ discounts and commissions) paid or to be paid by us in connection with an offering of our securities, including, without limitation, our legal, accounting, printing, mailing and filing fees and other documented offering expenses) paid or incurred by our Manager or its affiliates in connection with the services it provides to us pursuant to the Management Agreement. However, our Manager is responsible, and we will not reimburse our Manager or its affiliates, for the salaries or benefits to be paid to personnel of our Manager or its affiliates who serve as our officers, except that we may grant equity awards to our officers under a long-term incentive plan adopted by us and approved by our stockholders. Direct payment of operating expenses by us, which includes compensation expense relating to equity awards granted under our long-term incentive plan, together with reimbursement of operating expenses to our Manager, plus an annual management fee of 1.5% of Equity, paid monthly, in cash or shares of our common stock at the election of our Manager, or the Annual Fee, may not exceed 2.5% of equity book value for any calendar year or portion thereof, provided, however, that this limitation will not apply to offering expenses, legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate-related investments.

Termination Fee	Equal to three times the average Annual Fee earned by our Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the effective termination date; provided, however, if the Management Agreement is terminated prior to the two-year anniversary of the date of the Management Agreement, the management fee earned during such period will be annualized for purposes of calculating the average annual management fee. The

Type	Description
termination fee will be payable to our Manager upon termination of our Management Agreement for any reason, including non-renewal, other than a termination by us for cause.

Management Fee Estimate

Under the Management Agreement, we will pay our Manager an annual management fee of 1.5% of Equity, paid monthly in cash, or, at the election of our Manager, shares of our common stock. For the 12 months following this offering, we estimate we will pay our Manager approximately $1.6 million in management fees, assuming:

(1)	we issue approximately $115.0 million of common stock in this offering, with net proceeds to us of approximately $105.2 million;

(2)	we distribute all Core Earnings to holders of our common stock; and

(3)	we do not repurchase or sell any shares of our capital stock during the 12 months following this offering.

For additional information regarding the components of Equity, see above “—Management Fee.”

The foregoing is solely an estimate of the Management Fee that we will pay to our Manager for the 12 months following this offering and is based on the beliefs and assumptions of management as of the date of this prospectus. The estimate above is subject to numerous risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

PRINCIPAL STOCKHOLDERS

The following table shows, as of December 23, 2019, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our director nominees, (4) our executive officers, and (5) all of our directors and executive officers as a group. The address for each beneficial owner is c/o NexPoint Real Estate Finance, Inc., 300 Crescent Court, Suite 700, Dallas, Texas 75201 unless otherwise provided.

Name of Beneficial Owners	Number of Shares Beneficially Owned Prior to the Offering (1)	Percentage	Number of Shares Beneficially Owned After the Offering	Percentage

Directors, Director Nominees and Executive Officers

James Dondero	—	*

Matthew Goetz	—	*

Brian Mitts	10	100%

Matthew McGraner	—	*

Edward Constantino	—	*

Scott Kavanaugh	—	*

Arthur Laffer	—	*

All Directors, Director Nominees and Executive Officers as a group (seven persons)	10	100%

*	Reports less than 1%
(1)	Prior to the completion of this offering, 10 shares were issued and outstanding. We will repurchase the 10 shares currently owned by Mr. Mitts in connection with this offering.

CONFLICTS OF INTEREST

The following briefly summarizes the material potential and actual conflicts of interest which may arise from the overall investment activity of our Manager, its clients and its affiliates, but is not intended to be an exhaustive list of all such conflicts. The scope of the activities of the affiliates of our Manager and the funds and clients advised by affiliates of our Manager may give rise to conflicts of interest or other restrictions and/or limitations imposed on us in the future that cannot be foreseen or mitigated at this time.

Management Agreement

Under our Management Agreement, our Manager will be entitled to fees that are structured in a manner intended to provide incentives to our Manager to perform in our best interests and in the best interest of our stockholders. However, because performance is only one aspect of our Manager’s compensation, our Manager’s interests are not wholly aligned with those of our stockholders. In that regard, our Manager could be motivated to recommend riskier or more speculative investments that would entitle our Manager to a higher fee. For example, because management fees payable to our Manager are based in part on the amount of equity raised, our Manager may have an incentive to raise additional equity capital in order to increase its fees. Externally managed REITs may also have conflicts of interest with their advisors that are not common with self-managed REITs. These conflicts as they relate to us and our Manager are discussed in the following sections.

Other Accounts and Relationships

As part of their regular business, our Manager, its affiliates and their respective officers, directors, trustees, stockholders, members, partners and employees and their respective funds and investment accounts, or collectively, the “Related Parties”, hold, purchase, sell, trade or take other related actions both for their respective accounts and for the accounts of their respective clients, on a principal or agency basis, subject to applicable law with respect to loans, securities and other investments and financial instruments of all types. The Related Parties also provide investment advisory services, among other services, and engage in private equity, real estate and capital markets-oriented investment activities. The Related Parties will not be restricted in their performance of any such services or in the types of debt, equity, real estate or other investments which they may make. The Related Parties may have economic interests in or other relationships with respect to investments made by us. In particular, the Related Parties may make and/or hold an investment, including investments in securities, that may compete with, be pari passu, senior or junior in ranking to an, investment, including investments in securities, made and/or held by us or in which partners, security holders, members, officers, directors, agents or employees of such Related Parties serve on boards of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in restrictions on transactions by us and otherwise create conflicts of interest for us. In such instances, the Related Parties may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to our investments. In connection with any such activities described above, the Related Parties may hold, purchase, sell, trade or take other related actions in securities or investments of a type that may be suitable for us. The Related Parties will not be required to offer such securities or investments to us or provide notice of such activities to us. In addition, in managing our portfolio, our Manager may take into account its relationship or the relationships of its affiliates with obligors and their respective affiliates, which may create conflicts of interest. Furthermore, in connection with actions taken in the ordinary course of business of our Manager in accordance with its fiduciary duties to its other clients, our Manager may take, or be required to take, actions which adversely affect our interests.

The Related Parties have invested and may continue to invest in investments that would also be appropriate for us. Such investments may be different from those made on our behalf. Neither our Manager nor any Related Party has any duty, in making or maintaining such investments, to act in a way that is favorable to us or to offer any such opportunity to us, subject to our Manager’s allocation policy set forth below. The investment policies, fee arrangements and other circumstances applicable to such other parties may vary from those applicable to us. Our Manager and/or any Related Party may also provide advisory or other services for a customary fee with respect to investments made or held by us, and neither our stockholders nor we shall have any right to such fees. Our Manager and/or any Related Party may also have ongoing relationships with, render services to or engage in transactions with other clients, including HFRO, NHF, NexPoint Real Estate Strategies Fund, or NRESF, NexPoint Capital, Inc., or NexPoint Capital, Highland Global Allocation Fund, or Global Allocation Fund, VineBrook, NXRT and NHT and other REITs, who make investments of a similar nature to those of ours, and with companies whose securities or properties are acquired by us. In connection with the foregoing activities our Manager and/or any Related Party may from time to time come into possession of material nonpublic information that limits the ability of our Manager to effect a transaction for us, and our investments may be constrained as a consequence of our Manager’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on our behalf. In addition, officers or affiliates of our Manager and/or Related Parties may possess information relating to our investments that is not known to the individuals at our Manager responsible for monitoring our investments and performing the other obligations under the Management Agreement.

The Related Parties currently provide services to HFRO, NHF, NRESF, NexPoint Capital, Global Allocation Fund, VineBrook, NXRT and NHT and may in the future provide services to other REITs or funds that compete with us for similar investments.

Although the professional staff of our Manager will devote as much time to our business and investments as our Manager deems appropriate to perform its duties in accordance with the Management Agreement and in accordance with reasonable commercial standards, the staff may have conflicts in allocating its time and services among us and any Related Parties’ other accounts. The Management Agreement places restrictions on our Manager’s ability to buy and sell investments for us. Accordingly, during certain periods or in certain circumstances, our Manager may be unable as a result of such restrictions to buy or sell investments or to take other actions that it might consider to be in our best interests.

The directors, officers, employees and agents of the Related Parties, and our Manager may, subject to applicable law, serve as directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories, and receive arm’s length fees in connection with such service, for us or any Related Party, or for any of our investments or any affiliate thereof, and neither we nor our stockholders shall have the right to any such fees.

The Related Parties serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as us, or of other investment funds managed by our Manager or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in our best interests. We may compete with other entities managed by our Manager and its affiliates for capital and investment opportunities.

There is no limitation or restriction on our Manager or any of its Related Parties with regard to acting as investment manager (or in a similar role) to other parties or persons. This and other future activities of our Manager and/or its Related Parties may give rise to additional conflicts of interest. Such conflicts may be related to obligations that our Manager or its affiliates have to other clients.

Subject to prior approval of the board, certain Related Parties, including NexBank and Governance Re among others, may provide banking, agency, insurance and other services to us and its operating affiliates for customary fees, and neither we, nor our subsidiaries will have a right to any such fees.

Allocation Policy

If a potential investment is appropriate for either us or another entity managed by our Manager or its affiliates, such as HFRO, which has approximately $1.3 billion of assets under management, NHF, which has approximately $1.3 billion of assets under management, NRESF, which has approximately $20.1 million of assets under management, NexPoint Capital, which has approximately $134 million of assets under management, Global Allocation Fund, which has approximately $592 million of assets under management, VineBrook, which has an enterprise value of approximately $514.8 million, NXRT, which has an enterprise value of approximately $2.3 billion, and NHT, which has an enterprise value of approximately $390.7 million, our Manager and its affiliates, including their respective personnel, have an allocation policy that provides that opportunities will be allocated among those accounts for which participation in their respective opportunity is considered most appropriate, taking into account the following objective factors.

First, the allocation policy looks to the investment objectives of the REITs managed by our Manager and its affiliates. For example, our targeted investments differ from the targeted investments of NXRT, which generally are direct ownership of well-located middle-income multifamily properties with value-add potential. We believe that most investment opportunities will be more appropriate for us, NXRT or other entities based on the differences in our primary investment objectives. We expect we will be the primary vehicle in which investments are made in first mortgage loans, multifamily CMBS B-Pieces, preferred equity, mezzanine loans and alternative structured financings to the extent this offering is successful and cash is available. Our Manager is not required to offer to us any opportunities that do not meet our investment objectives and criteria. Personnel of our Manager and its affiliates may invest in any such investment opportunities not required to be presented to us.

To the extent the opportunity is consistent with the investment objectives of more than one REIT managed by our Manager and its affiliates, the allocation policy then looks to other factors, such as:

•	which REIT has available cash (including availability under lines of credit) to acquire the investment;

•	whether there are any positive or negative income tax effects on any of the REITs relating to the purchase;

•	whether the investment opportunity creates geographic, asset class or tenant concentration / diversification concerns for any of the REITs;

•	how the investment size, potential leverage, transaction structure and anticipated cash flows affect each REIT, including earnings and distribution coverage; and

•

whether one or more of the REITs has an existing relationship with the tenant(s), operator, facility or system associated with the investment, or a significant geographic presence that would make the investment strategically more important.

Our Manager will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with its internal conflict of interest and allocation policies. Our Manager will seek to allocate investment opportunities among such entities in a manner that is fair and equitable over time and consistent with its allocation policy. However, there is no assurance that such investment opportunities will be allocated to us fairly or equitably in the short-term or over time, and there can be no assurance that we will be able to participate in all such investment opportunities that are suitable for us.

Cross Transactions and Principal Transactions

As further described below, our Manager may effect client cross-transactions where our Manager causes a transaction to be effected between us and another client advised by our Manager or any of its affiliates. Our Manager may engage in a client cross-transaction involving us any time that our Manager believes such transaction to be fair to us and the other client of our Manager or its affiliates in accordance with our Manager’s internal written cross-transaction policies and procedures.

As further described below, our Manager may effect principal transactions where we may make and/or hold an investment, including an investment in securities, in which our Manager and/or its affiliates have a debt, equity or participation interest, in each case in accordance with applicable law and with our Manager’s internal written policies and procedures for principal transactions, which may include our Manager obtaining our consent and approval prior to engaging in any such principal transaction between us and our Manager or its affiliates.

Our Manager may direct us to acquire or dispose of investments in cross trades between us and other clients of our Manager or its affiliates in accordance with applicable legal and regulatory requirements. In addition, we may make and/or hold an investment, including an investment in securities, in which our Manager and/or its affiliates have a debt, equity or participation interest, and the holding and sale of such investments by us may enhance the profitability of our Manager’s own investments in such companies. Moreover, we, along with our operating affiliates, may invest in assets originated by, or enter into loans, borrowings and/or financings with our Manager or its affiliates, including but not limited to NexBank, including in primary and secondary transactions with respect to which our Manager or a Related Party may receive customary fees from the applicable issuer, and neither we nor our subsidiaries shall have the right to any such fees. In each such case, our Manager and such affiliates may have a potentially conflicting division of loyalties and responsibilities regarding us and the other parties to such investment. Under certain circumstances, our Manager and its affiliates may determine that it is appropriate to avoid such conflicts by selling an investment at a fair value that has been calculated pursuant to our Manager’s valuation procedures to another fund managed or advised by our Manager or such affiliates. In addition, our Manager may enter into agency cross-transactions where it or any of its affiliates acts as broker for us and for the other party to the transaction, to the extent permitted under applicable law. Our Manager may obtain our written consent as provided herein if any such transaction requires the consent of the board.

Participation in Creditor Committees, Underwriting and Other Activities

Our Manager and/or its Related Parties may participate in creditors or other committees with respect to the bankruptcy, restructuring or workout or foreclosure of our investments. In such circumstances, our Manager may take positions on behalf of itself or Related Parties that are adverse to our interests.

Our Manager and/or its Related Parties may act as an underwriter, arranger or placement agent, or otherwise participate in the origination, structuring, negotiation, syndication or offering of investments purchased by us. Such transactions are on an arm’s-length basis and may be subject to arm’s-length fees. There is no expectation for preferential access to transactions involving investments that are underwritten, originated, arranged or placed by our Manager and/or its Related Parties and neither we nor our stockholders shall have the right to any such fees.

Material Non-Public Information

There are generally no ethical screens or information barriers among our Manager and certain of its affiliates of the type that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. If our Manager, any of its personnel or its affiliates were to receive material non-public information about an investment or issuer, or have an interest in causing us to acquire a particular investment, our Manager may be prevented from causing us to purchase or sell such asset due to internal restrictions imposed on our Manager. Notwithstanding the maintenance of certain internal controls relating to the management of material non-public information, it is possible that such controls could fail and result in our Manager, or one of its investment professionals, buying or selling an asset while, at least constructively, in possession of material non-public information. Inadvertent trading on material non-public information could have adverse effects on our Manager’s reputation, result in the imposition of regulatory or financial sanctions, and as a consequence, negatively impact our Manager’s ability to perform its investment management services to us. In addition, while our Manager and certain of its affiliates currently operate without information barriers on an integrated basis, such entities could be required by certain regulations, or decide that it is advisable, to establish information barriers. In such event, our Manager’s ability to operate as an integrated platform could also be impaired, which would limit our Manager’s access to personnel of its affiliates and potentially impair its ability to manage our investments.

Other Benefits to Our Manager

Our long-term incentive plan provides us with the ability to grant awards to directors and officers of, and certain consultants to, us, our Manager and its affiliates and other entities that provide services to us. The management team of our Manager is expected to receive awards under the long-term incentive plan and will benefit from the compensation provided by these awards. Any compensation payable under such plan is expected to be subject to the 2.5% of equity book value determined in accordance with GAAP described above under “Management Compensation.”

In addition to the compensation provided to our Manager by the Management Agreement and any long-term incentive plan, our Manager may also receive reputational benefits from our future growth through capital-raising transactions and acquisitions. Our Manager will also have an incentive to raise capital and cause us to acquire additional assets, which would then contribute to the management fee. The reputational benefit to our Manager from our future growth could assist our Manager and its affiliates in pursuing other real estate investments. These investments could be made through other entities managed by our Manager or its affiliates, and there can be no assurance that we will be able to participate in all such investment opportunities.

Policies With Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional public and private offerings of common and preferred equity or debt securities or the retention of cash flow (subject to the distribution requirements applicable to REITs and our desire to minimize our U.S. federal income tax obligations) or a combination of these methods. In the event that our board of directors determines to raise additional equity or debt capital, it has the authority, without stockholder approval, to cause us to issue additional shares of common stock, shares of preferred stock or debt securities in any manner and on such terms and for such consideration as it deems appropriate, at any time, and has similarly broad authority to incur debt.

In addition, we may finance the acquisition of investments using the various sources of financing discussed above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our investment guidelines, the assets in our portfolio and the decision to utilize, and the appropriate levels of, leverage are periodically reviewed by our board of directors as part of their oversight of our Manager.

We may offer equity or debt securities in exchange for property and may repurchase or otherwise reacquire shares of our common stock. Subject to the requirements for qualification as a REIT, we may in the future invest in debt securities of other REITs, other entities engaged in real estate-related activities or securities of other issuers, including for the purpose of exercising control over these entities. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required.

We engage in the purchase and sale of investments. Consistent with our investment guidelines, we may in the future make loans to third parties in the ordinary course of business for investment purposes and may underwrite securities of other issuers.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations relating to ownership of shares of our common stock. The law firm of Winston & Strawn LLP has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “the Company,” “we,” “our” and “us” mean only NexPoint Real Estate Finance, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate the Company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as: financial institutions or broker-dealers; insurance companies; entities treated as partnerships for federal income tax purposes; tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt U.S. Holders of our Common Stock” below); non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Holders of Our Common Stock” below); U.S. expatriates; persons who mark-to-market our stock; subchapter S corporations; persons whose functional currency is not the U.S. dollar; regulated investment companies and REITs; trust and estates; holders who receive our stock through the exercise of employee stock options or otherwise as compensation; persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; persons subject to the alternative minimum tax provisions of the Code; and persons holding our stock through a partnership or similar pass-through entity.

This summary assumes that investors will hold their common stock as a capital asset, which generally means property held for investment.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2020. We believe that our organization and current and proposed method of operation will allow us to qualify for taxation as a REIT.

In connection with this offering, Winston & Strawn LLP will render an opinion that, commencing with our taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our current and proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Winston & Strawn LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Winston & Strawn LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Winston & Strawn LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Winston & Strawn LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The principal qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay that are treated as dividends for U.S. federal income tax purposes and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from owning stock in a regular corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

Our tax attributes, such as net operating losses (if any), generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the corporate tax rate.

•

If, due to reasonable cause and not willful neglect, we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Income Tests”, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the corporate tax rate if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed and (2) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arms’-length terms.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the corporate tax rate if we recognize gain on the sale or disposition of the asset during the five-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	The amount of gain that we recognize at the time of the sale or disposition, and

•	The amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•

The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

(7)

that elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4), (7) and (8) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) will apply to us beginning with our 2021 tax year.

We believe that, after completion of this offering, we will meet condition (5) and that our shares of our common stock will be owned with sufficient diversity of ownership to satisfy condition (6). In addition, our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in continuing to satisfy these requirements; however, they may not ensure that we will, in all cases, be able to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, even if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests

An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% asset test (see “—Asset Tests” below), our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any partnerships in which we own interests will be treated as our assets and items of income for purposes of applying the REIT requirements.

We may invest in preferred equity investments in the form of limited partner or non-managing member interests in partnerships and limited liability companies. Although the character of our income and assets for purposes of REIT income and asset tests will depend upon those partnerships’ and limited liability companies’ income and assets, we will typically have limited control over the operations of the partnerships and limited liability companies that issue preferred equity investments. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, a partnership or limited liability company could take an action which could cause us to fail a REIT gross income or asset test, and we may not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated for U.S. federal income tax purposes as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), with respect to which 100% of the stock of such corporation is held by a REIT. Other domestic entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

We may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally will be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated for U.S. federal income tax purposes as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs (as well as on taxable corporations generally) are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, overall limitations on the deductibility of net interest expense by businesses could apply to our TRS. In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for federal income tax purposes and cannot be included in any consolidated federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then the REIT or the qualified REIT subsidiary will not be taxable as a corporation, but a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its shareholders will be considered to be excess inclusion income. Securitizations by us or our subsidiaries could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a result, we could have “excess inclusion income.” Certain categories of stockholders, such as non-U.S. stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to any such excess inclusion income. In addition, to the extent that our common stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business taxable income, we may incur a corporate level tax on a portion of any excess inclusion income. Moreover, we could face limitations in selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions. We do not currently intend to hold REMIC residual interests (other than through a TRS) or engage in financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and from certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of CMBS), “rents from real property,” distributions received from other REITs, income derived from real estate mortgage investment conduits, or REMICs, in proportion to the real estate mortgages held by the REMIC, and gains from the sale of real estate assets, as well as specified income from temporary investments.

Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and both (1) the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan and (2) the value of the personal property securing the loan exceeds 15% of the total value of all property securing the loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We may acquire participation interests, or subordinated mortgage interests, in mortgage loans and mezzanine loans. A subordinated mortgage interest is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations, which will be a first loss position in the event of a default by the borrower. We anticipate any participation interests we acquire will qualify as real estate assets for purposes of the REIT asset tests described below and that interest derived from such investments will be treated as qualifying interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment of any participation interests we acquire.

We may acquire interests in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, mezzanine loans may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we acquire do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test.

There is limited case law and administrative guidance addressing whether instruments similar to any mezzanine loans or preferred equity investments that we may acquire will be treated as equity or debt for U.S. federal income tax purposes. We typically do not anticipate obtaining private letter rulings from the IRS or opinions of counsel on the characterization of those investments for U.S. federal income tax purposes. If the IRS successfully recharacterizes a mezzanine loan or preferred equity investment that we have treated as debt for U.S. federal income tax purposes as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the security and we would be treated as receiving our proportionate share of the income of the entity. There can be no assurance that such an entity will not derive nonqualifying income for purposes of the 75% or 95% gross income test or earn income that could be subject to a 100% penalty tax. Alternatively, if the IRS successfully recharacterizes a mezzanine loan or preferred equity investment that we have treated as equity for U.S. federal income tax purposes as debt for U.S. federal income tax purposes, then that investment may be treated as producing interest income that would be qualifying income for the 95% gross income test, but not for the 75% gross income test. If the IRS successfully challenges the classification of our mezzanine loans or preferred equity investments for U.S. federal income tax purposes, no assurance can be provided that we will not fail to satisfy the 75% or 95% gross income test.

We may modify the terms of mortgages or mezzanine loans after acquiring them. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (1) occasioned by a borrower default or (2) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as nonqualifying income for purposes of the 75% gross income test. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations.

We expect that the interest, original issue discount, and market discount income that we will receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests.

Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount equal to at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests, or (3) in connection with the effective termination of certain hedging transactions described above will not constitute gross income for purposes of both the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

We may originate loans with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the loan, and to treat it as taxable income in accordance with applicable federal income tax rules even though such yield may exceed cash payments, if any, received on such loan.

Under the TCJA, we generally will be required to take certain amounts in income no later than the time such amounts are reflected in our financial statements. This rule may require the accrual of income with respect to any loans we may acquire, such as original issue discount, earlier than would be the case under the general tax rules.

In addition, in the event that any loan is delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular loan are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

As a result of potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action (such as paying dividends consisting of a combination of cash and stock) to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.

Asset Tests

At the close of each calendar quarter, we must also satisfy tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, temporary investments in stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, equity interests in other entities that qualify as REITs, mortgage loans, certain kinds of CMBS, and residual and regular interests in REMICs if at least 95% of the REMIC’s assets constitute qualifying mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities that meet specified statutory requirements. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets. Finally, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered” REITs that are not secured by real property or interests in real property.

A real property mortgage loan is generally a qualifying asset for purposes of the 75% asset test to the extent that the fair market value of the real property securing the loan exceeds the principal amount of the loan. If a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (1) the date the REIT agreed to acquire or originate the loan; or (2) in the event of a significant modification, the date the REIT modified the loan, then a portion of the mortgage loan will not be a qualifying asset for purposes of the 75% asset test. Generally, the non-qualifying portion of such loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is securing that loan. Mortgage loans that are qualifying real estate assets for purposes of the 75% asset test are also not considered securities for purposes of the 10% and 5% asset tests mentioned above.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify unless such debt was issued by a “publicly offered REIT.”

As noted above, there is limited case law and administrative guidance addressing whether instruments that are in the form of mezzanine loans or preferred equity will be treated as equity or debt for U.S. federal income tax purposes. If the IRS successfully recharacterizes a mezzanine loan or preferred equity investment that we have treated as debt for U.S. federal income tax purposes as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the security. If that partnership or limited liability company owned nonqualifying assets, we may not be able to satisfy all of the asset tests. Alternatively, if the IRS successfully recharacterizes a mezzanine loan or preferred equity investment that we have treated as equity for U.S. federal income tax purposes as debt for U.S. federal income tax purposes, then that investment may be treated as a nonqualifying asset for purposes of the 75% asset test and would be subject to the 10% value test and the 5% asset test.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the corporate tax rate, and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10.0 million, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain distributions, to our stockholders in an amount at least equal to:

1.	the sum of

(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction; and

(b)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

2.

the excess of the sum of specified items of non-cash income (including original issue discount on any loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (1) the distributions are declared before we timely file our tax return for the year and paid with or before the first regular distribution payment after such declaration; or (2) the distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (1) are taxable to the holders of our common stock in the year in which paid, and the distributions in clause (2) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at the ordinary corporate tax rate on the retained portion of such income. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted tax basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders” below.

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated taxable income or gain from an entity in which we have made a preferred equity investment that exceeds the cash distributions we receive from the entity. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued a revenue procedure creating a safe harbor authorizing publicly traded REITs to make elective cash/stock dividends that fully qualify for the dividends paid deduction. We have no current intention to make a taxable dividend payable in our stock. If we elect to do so in the future, we expect that any such distribution would comply with the requirements of the revenue procedure.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at the regular corporate rate. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock.

Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any asset that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at the regular corporate rate, nor does the tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Code.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Tax Aspects of Investments in Partnerships

General

We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the OP. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts that would either be disregarded as entities for U.S. federal income tax purposes or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the OP if the OP is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities classified as partnerships for such purposes.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the OP will be sufficient to pay the tax liabilities resulting from an investment in the OP.

We intend that interests in the OP (and any partnership invested in by the OP) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, we reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be taxed as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our OP will have sufficient qualifying income so that it would be treated as a partnership, even if it were a publicly traded partnership.

To the extent that the OP (or any subsidiary partnership in which the OP owns an interest) were treated as a taxable mortgage pool, it would be taxable as a corporation for U.S. federal income tax purposes. In such case, we may not be able to qualify as a REIT. We do not believe that the OP (or any subsidiary partnership in which the OP owns an interest) will be treated as a taxable mortgage pool, but no assurance can be given that it will not be treated as such.

If for any reason the OP (or any partnership invested in by the OP) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Income Taxation of Partnerships and Their Partners

Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the OP’s partnership agreement comply with the requirements of Code Section 704(b) and the Treasury regulations promulgated thereunder.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the OP in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted tax basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the OP to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

Taxation of Stockholders

Taxation of Taxable U.S. Holders of Our Common Stock

The following summary describes certain U.S. federal income tax considerations for taxable U.S. Holders (as defined below) relating to ownership of shares of our common stock. Certain U.S. federal income tax consequences applicable to tax-exempt stockholders are described under the subheading “—Taxation of Tax-Exempt U.S. Holders of Our Common Stock,” below and certain U.S. federal income tax consequences applicable to Non-U.S. Holders are described under the subheading “—Taxation of Non-U.S. Holders of Our Common Stock,” below.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock who, for U.S. federal income tax purposes:

•	is an individual who is a citizen or resident of the United States;

•

is a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	is an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you are urged to consult with your own tax advisors about the consequences of the purchase, ownership and disposition of shares of our common stock by the partnership.

Distributions Generally

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. Holders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations.

Individuals, trusts and estates may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations (the “pass-through deduction”). For taxable years beginning before January 1, 2026, the maximum tax rate for U.S. stockholders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum tax rate on ordinary REIT dividends for taxable years beginning before January 1, 2026 would be 29.6%. In addition, individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

Because, as discussed above, we generally are not subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally are not eligible for the preferential rates currently available to most non-corporate taxpayers and will continue to be taxed at the higher tax rates applicable to ordinary income. However, we may designate a portion of our dividends as eligible for the preferential rate, provided that the amount so designated may not exceed that portion of our distributions attributable to:

•	dividends received by us from non-REIT corporations, such as a TRS; and

•	income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Holder. This treatment will reduce the adjusted tax basis that each U.S. Holder has in its shares of our common stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Holder’s adjusted tax basis in its shares of our common stock will be taxable as capital gains (provided that the shares of our common stock have been held as a capital asset) and will be taxable as long-term capital gain if the shares of our common stock have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholders on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. Holders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Holders at preferential rates, depending on the nature of the asset giving rise to the gain. Corporate U.S. Holders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. Holder of shares of our common stock will be treated as portfolio income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of shares of our common stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholders will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares of our common stock, however, will not be treated as investment income under certain circumstances.

Retention of Net Long-Term Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, or a Capital Gains Designation, we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Holder generally would:

•

include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its income tax return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its shares of our common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated.

Dispositions of Shares of Our Common Stock

Generally, if you are a U.S. Holder and you sell or dispose of your shares of our common stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of our common stock for tax purposes. This gain or loss will be capital if you have held the shares of our common stock as a capital asset and, except as provided below, will be long-term capital gain or loss if you have held the shares of our common stock for more than one year. However, if you are a U.S. Holder and you recognize loss upon the sale or other disposition of shares of our common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us that were required to be treated as long-term capital gains. Certain non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

We report to our U.S. Holders of shares of our common stock and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Holders of Our Common Stock.”

Medicare Tax

Certain U.S. Holders of shares of our common stock that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, unless such dividends or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.

Taxation of Tax-Exempt U.S. Holders of Our Common Stock

Our distributions to a U.S. Holder that is a domestic tax-exempt entity generally should not constitute unrelated business taxable income, or UBTI, unless the U.S. Holder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire or to carry its common shares, the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. We may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, a portion of our dividends received by a tax-exempt stockholder may be treated as UBTI.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, that generally will require them to characterize distributions from us as UBTI.

Notwithstanding the above, a pension trust (1) that is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code and (2) that owns more than 10% of the value of shares of our common stock could be required to treat a percentage of the dividends from us as UBTI if we are a pension-held REIT. We will not be a pension-held REIT unless (1) either (a) one pension trust owns more than 25% of the value of shares of our common stock or (b) a group of pension trusts, each individually holding more than 10% of the value of shares of our common stock, collectively owns more than 50% of our outstanding shares of our common stock and (2) we would not have qualified as a REIT without relying upon the “look through” exemption for certain trusts under Section 856(h)(3) of the Code to satisfy the requirement that not more than 50% in value of our outstanding shares of our common stock is owned by five or fewer individuals. Given the stock ownership restrictions in our charter, we do not expect to be classified as a pension held REIT.

Tax-exempt stockholders are encouraged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in shares of our common stock.

Taxation of Non-U.S. Holders of Our Common Stock

The following summary describes certain U.S. federal income tax considerations for Non-U.S. Holders (as defined below) relating to ownership of shares of our common stock. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is an individual, corporation or estate that is not a U.S. Holder. The rules governing U.S. federal income taxation of Non-U.S. Holders of shares of our common stock are complex and no attempt is made herein to provide more than a brief summary of such rules. Non-U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences to them of an acquisition of shares of our common stock, including tax return filing requirements and the U.S. federal, state, local and foreign tax treatment of dispositions of interests in, and the receipt of distributions from, us.

Distributions Generally

Distributions that are neither attributable to gain from our sale or exchange of U.S. real property interests nor designated by us as capital gain dividends will be treated as dividends to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by you of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs.

Dividends that are treated as effectively connected with the conduct of a U.S. trade or business will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as dividends paid to U.S. Holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold U.S. income tax at the rate of 30% on any distributions made to Non-U.S. Holders unless:

•

a lower treaty rate applies and you provide us with an IRS Form W-8BEN or IRS Form W-8BEN-E or other appropriate form, as applicable, evidencing eligibility for an exemption from withholding or a reduced treaty rate; or

•	you provide to us an IRS Form W-8ECI claiming that the distribution is income effectively connected with your U.S. trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted tax basis in shares of our common stock. Instead, the distribution will reduce the adjusted tax basis of such shares of common stock. To the extent that such distributions exceed your adjusted tax basis in shares of our common stock, they will give rise to gain from the sale or exchange of such shares of common stock. The tax treatment of this gain is described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits and we therefore expect to withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

As described above, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then the REIT or the qualified REIT subsidiary will not be taxable as a corporation, but a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its shareholders likewise will be considered to be excess inclusion income. Any portion of the dividends paid to Non-U.S. Holders that is treated as excess inclusion income will generally be subject to a 30% U.S. federal income tax withholding, without reduction under any otherwise applicable income tax treaty.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

Except as described below, distributions to a Non-U.S. Holder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless (1) the investment in shares of our common stock is treated as effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or (2) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains.

Distributions that are attributable to gain from sales or exchanges of “U.S. real property interests” by us are taxable to a Non-U.S. Holder under special provisions of the Code known as the Foreign Investment in Real Property Tax Act, or FIRPTA. The term “U.S. real property interests” includes interests in U.S. real property including interests owned indirectly through investments in partnerships, but generally does not include mortgage loans or mortgage-backed securities, such as CMBS. As a result, we do not anticipate being a United States real property holding corporation, but no assurance can be given that we will not be treated as such. Under FIRPTA, a distribution attributable to gain from sales of U.S. real property interests is considered effectively connected with a U.S. business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. Holders (subject to a special alternative minimum tax adjustment in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes. In addition, we will be required to withhold tax equal to 21% of the amount of distribution attributable to gain from the sale or exchange of the U.S. real property interest.

However, any distribution with respect to any class of equity securities which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if you did not own more than 10% of such class of equity securities at any time during the one-year period ending on the date of the distribution, or the 10% Exception. In addition, capital gains distributions by a REIT to “qualified shareholders” meeting certain statutory requirements, including that the shareholders be eligible for treaty benefits and publicly traded, or constitute a foreign partnership or other type of foreign collective investment vehicle, are not subject to FIRPTA. Instead, all such distributions will be treated as ordinary dividend distributions and, as a result, Non-U.S. Holders generally would be subject to withholding tax on such distributions in the same manner as they are subject to ordinary dividends.

“Qualified foreign pension funds” are not subject to the taxes imposed by FIRPTA. Accordingly, capital gains distributions by a REIT to a qualified foreign pension fund are not subject to the FIRPTA rules set forth above but may still be subject to regular U.S. withholding tax. To qualify, a pension fund must be created or organized under the law of a country other than the U.S., and have been established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by those employees) of one or more employers in consideration for services rendered, and meet other requirements. Stockholders that are non-U.S. pension funds are urged to contact their own tax advisors to determine whether they qualify for the exemption to FIRPTA.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the shares of common stock held by Non-U.S. Holders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting from your proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent your proportionate share of such tax paid by us exceeds your actual U.S. federal income tax liability.

Sale of Shares of Common Stock

Gain recognized by a Non-U.S. Holder upon the sale or exchange of shares of our common stock generally will not be subject to United States federal income taxation unless such shares of common stock constitute a U.S. real property interest. As noted above, the term U.S. real property interest does not include mortgage loans or mortgage-backed securities, such as CMBS. As a result, we do not anticipate being a United States real property holding corporation, but no assurance can be given that we will not be treated as such. Even if we were treated as a United States real property holding corporation, shares of our common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity, which includes a REIT. A REIT is domestically controlled if, at all times during a specified testing period, less than 50% in value of its shares of common stock are held directly or indirectly by Non-U.S. Holders. Because our common stock will be publicly traded, no assurance can be given that we are or will be a domestically controlled REIT.

Even if we do not qualify as a domestically controlled REIT at the time you sell or exchange shares of our common stock, gain arising from such a sale or exchange would not be subject to tax under FIRPTA as a sale of a U.S. real property interest provided that (1) such shares of common stock are of a class of shares of our common stock that is regularly traded, as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and (2) you owned, actually and constructively, 10% or less in value of such class of shares of our common stock throughout the shorter of the period during which you held such shares of common stock or the five-year period ending on the date of the sale or exchange. We believe our common stock will be treated as regularly traded on an established securities market after this offering.

If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, you would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax adjustment in the case of nonresident alien individuals) and the purchaser of the shares of our common stock would be required to withhold and remit to the IRS 15% of the purchase price.

Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to FIRPTA will be taxable to you if either (1) the investment in shares of our common stock is effectively connected with your U.S. trade or business or (2) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Backup Withholding Tax and Information Reporting

We will, where required, report to the IRS and to Non-U.S. Holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence. Payments of dividends made to a Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a Non-U.S. Holder sells shares of our common stock outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to such Non-U.S. Holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells shares of our common stock through a non-United States office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. Holder receives payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN or IRS Form W-8BEN-E (or another appropriate version of IRS Form W-8) certifying that such holder is not a United States person or otherwise establishes an exemption, and the broker does not know or have reason to know that such Non-U.S. Holder is a United States person.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You are urged to consult your own tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Other Tax Considerations

Additional FATCA Withholding

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” when applicable will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends made to (1) ”foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (2) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. The rules under FATCA are complex. Holders that hold our stock through a non-U.S. intermediary or that are Non-U.S. Holders should consult their own tax advisors regarding the implications of FATCA on an investment in our stock.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. We cannot predict the long-term effect of any future law changes on REITs and their stockholders. Prospective investors are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our stock.

State and Local Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in our shares by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies, and entities whose underlying assets are deemed to include “plan assets” of any such employee benefit plan or plan, or each, a Plan. This summary is based on provisions of ERISA and the Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the U.S. Department of Labor and the IRS.

For any governmental plan or church plan, or other plans or arrangements not subject to ERISA or the Code, those persons responsible for the investment of the assets of such a plan or arrangement should carefully consider the impact of any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or collectively, Similar Laws, on an investment in our shares.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Further, a fiduciary should consider that in the future there may be no public market in which such Plan would be able to sell or otherwise dispose of our shares of common stock.

This offering is not directed to any particular purchaser, nor does it address the needs of any particular purchaser. We will not provide, and none of the Company, any of our respective affiliates or the underwriters will provide any advice or recommendation with respect to the management of any purchase of our shares or the advisability of acquiring, holding, disposing or exchanging of our shares.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Plan creates or gives rise to the potential for prohibited transactions referred to above, an individual making an investment decision must consider whether an investment in our shares will cause our assets to be treated as “plan assets” of the investing Plan. Section 3(42) of ERISA defines the term “plan assets” in accordance with previously issued U.S. Department of Labor regulations with certain express exceptions. The regulations under 29 CFR Section 2510.3-101 promulgated by the Department of Labor (as modified by the express exceptions noted in Section 3(42) of ERISA), or the Plan Assets Regulations, provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Plan when a Plan invests in that entity.

Under the Plan Assets Regulations, the assets of an entity in which a Plan makes an equity investment will generally be deemed to be assets of the Plan, unless one of the exceptions to this general rule applies. Generally, the exceptions require that the investment in the entity be one of the following:

•	In securities issued by an investment company registered under the Investment Company Act;

•	In “publicly offered securities” (generally defined as interests that are “freely transferable,” “widely held,” and registered with the SEC);

•	In an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•	In an investment in which equity participation by “benefit plan investors” is “not significant.”

We believe that we will satisfy one or more of the exceptions as described in more detail below.

Exception for “Publicly-Offered Securities.” If a Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulations. A publicly-offered security must be:

•

either (1) part of a class of securities registered under the Exchange Act, or (2) sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act within a specified time period;

•	“widely held” (meaning that the securities must be owned by 100 or more persons who are independent of the issuer and one another); and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and are part of a class that will be registered under the Exchange Act within the specified period. In addition, we anticipate having in excess of 100 independent stockholders; however, having 100 independent stockholders is not a condition to our selling shares in this offering.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulations provide several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on a transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•

any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•

any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and

•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.

We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Assets Regulations with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for federal income tax treatment as a REIT and to comply with state securities laws and regulations with respect to investor suitability. The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”

If our common stock is held by 100 or more independent stockholders, and assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulations although no assurance can be given in this regard.

Exception for Insignificant Participation by Benefit Plan Investors. The Plan Assets Regulations provide that the assets of an entity will not be deemed to be the assets of a Plan if equity participation in the entity by “benefit plan investors,” including Plans, is not significant. The Plan Asset Regulations provide that equity participation in an entity by “benefit plan investors” is “significant” if at any time 25% or more of the value of any class of equity interest is held by “benefit plan investors.” The term “benefit plan investors” is defined for this purpose under ERISA Section 3(42) and is defined to mean any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Section 4975 of the Code applies, and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since there can be no assurance that equity participation by “benefit plan investors” will not be deemed to be significant, as defined above, at the completion of this offering or thereafter, and no monitoring or other measures will be undertaken with respect to the level of such equity participation.

Exception for Operating Companies. The Plan Assets Regulations provide an exception with respect to securities issued by an “operating company,” which includes a “real estate operating company” or a “venture capital operating company.” Generally, we will be deemed to be a real estate operating company if during the relevant valuation periods at least 50% of our assets are invested in real estate that is managed or developed, and with respect to which we have the right to participate substantially in management or development activities. To constitute a venture capital operating company, 50% or more of our assets must be invested in “venture capital investments” during the relevant valuation periods. A venture capital investment is an investment in an operating company, including a “real estate operating company,” as to which the investing entity has or obtains direct management rights. If an entity satisfies these requirements on the date it first makes a “long-term investment,” or the “initial investment date,” or at any time during the entity’s first “annual valuation period,” each as defined in the Plan Asset Regulations, it will be considered a real estate operating company for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period.

It is anticipated that, from and after the date we make our first investment, either (1) our shares will qualify for the exception for a “publicly offered security” or (2) the terms and conditions of our investments, and the rights obtained and exercised with respect to such investments, will enable us to qualify as a “real estate operating company” within the meaning of the Plan Assets Regulations. However, no assurance can be given that this will be the case.

Prohibited Transactions

If our assets are deemed to constitute “plan assets” under the Plan Assets Regulations, certain transactions that we might enter into, or may have entered into, in the ordinary course of our business may constitute non-exempt “prohibited transactions” under Section 406 of ERISA and Section 4975 of the Code, which prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Regardless of whether the shares qualify for the “publicly-offered securities” exception of the Plan Assets Regulations, a prohibited transaction could occur if we, our Manager, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Plan with respect to which any of the above persons is a fiduciary. The U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of our shares. These PTCEs include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

In addition, if our assets are deemed to be “plan assets” of a Plan, our management, as well as various providers of fiduciary or other services to us, and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries under ERISA and Section 4975 of the Code, or otherwise parties in interest or disqualified persons by virtue of their provision of such services (and there could be an improper delegation of authority to such providers).

In addition, ERISA generally provides that discretionary authority with respect to the management and disposition of the assets of an ERISA Plan may be delegated to certain “investment managers” who acknowledge that they are fiduciaries of the ERISA Plan. In such case, an ERISA Plan fiduciary who has appointed an investment manager will generally not be liable for the acts of such investment manager. We do not expect to be an “investment manager” within the meaning of ERISA. Consequently, if our assets are deemed to constitute “plan assets” of any stockholder which is an ERISA Plan, the fiduciary of any such ERISA Plan may not be protected from liability resulting from our decisions.

Representation

Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (2) the purchase and holding of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (2) the purchase and holding of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

In addition, to comply with the new ERISA regulations commonly referred to as the “fiduciary rule,” each purchaser or subsequent transferee of our common stock that is using assets of an ERISA Plan, including any fiduciary purchasing our common stock on behalf of an ERISA Plan, will be deemed to have represented by its acquisition of our common stock that:

(1)

none of our company or the underwriters, or any of their respective affiliated entities, or the Transaction Parties, has provided or will provide advice with respect to the acquisition of our common stock by the ERISA Plan, other than such advice (if any) provided to the ERISA Plan’s fiduciary which is independent of the Transaction Parties, and the fiduciary either: (a) is a bank as defined in Section 202 of the Advisers Act or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of an ERISA Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times that the ERISA Plan is invested in our common stock will have, total assets of at least U.S. $50 million under its management or control (provided that this clause (e) shall not be satisfied if the fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the ERISA Plan investing in our common stock in such capacity);

(2)

the fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the ERISA Plan of our common stock;

(3)

the fiduciary is a “fiduciary” with respect to the ERISA Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the ERISA Plan’s acquisition of our common stock;

(4)	none of the Transaction Parties has exercised any authority to cause the ERISA Plan to invest in our common stock or to negotiate the terms of the ERISA Plan’s investment in our common stock; and

(5)

the fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the ERISA Plan’s acquisition of our common stock; and (b) of the existence and nature of the Transaction Parties’ financial interests in the ERISA Plan’s acquisition of our common stock.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any shares of our common stock by any ERISA Plan.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether such investment will constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA, Section 4975 of the Code or any applicable Similar Laws.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms of the capital stock of our Company. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of the MGCL for a more complete understanding of our capital stock. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

General

Upon completion of this offering, our amended and restated charter will authorize the issuance of 600,000,000 shares of capital stock, of which 500,000,000 shares will be shares of common stock with a par value of $0.01 per share, and 100,000,000 shares will be shares of preferred stock with a par value of $0.01 per share. In addition, our board of directors may, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series. As of September 30, 2019, 10 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. Upon completion of this offering and our receipt of the proceeds therefrom,                  shares of our common stock and no shares of our preferred stock will be issued and outstanding and all of the outstanding shares of our common stock will be fully paid and nonassessable. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, holders of our common stock are entitled to receive dividends and other distributions on such shares of stock when, as and if authorized by our board of directors and declared by us out of assets legally available for distribution to our stockholders and will be entitled to share ratably in our net assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may be otherwise specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our Company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of our common stock will have equal distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

Our charter authorizes the board of directors, with the approval of a majority of the board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue. In addition, our charter authorizes the board of directors to authorize the issuance from time to time of shares of our common and preferred stock.

Our charter also authorizes the board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, the board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, although our board of directors does not currently intend to do so, it could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

We believe that the power of our board of directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification–General.”

Our charter contains restrictions on the ownership and transfer of our stock that will become effective on the date of the closing of the issuance of shares of common stock in our first underwritten public offering. The relevant sections of our charter provide that, subject to the exceptions described below, from and after the date of the closing of the issuance of shares of common stock in our first underwritten public offering, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 6.2%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or the common stock ownership limit, or 6.2% in value of the outstanding shares of all classes or series of our stock, or the aggregate stock ownership limit. We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 6.2%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or less than 6.2% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limits.

Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the ownership limits or establish a different limit on ownership, or the excepted holder limit, if the board of directors determines that:

•

no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise result in our failing to qualify as a REIT; and

•

such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT).

Our charter provides that any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as the board of directors may require in its sole discretion to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit. Our board of directors intends to grant waivers from the ownership limits applicable to holders of our common stock to our Sponsor and its affiliates and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to preserve our status as a REIT.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or our stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or our stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.

Upon effectiveness, our charter will further prohibit:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

•

any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and

•

any person from beneficially or constructively owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Our charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limits on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

Our charter further provides that, if any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, our charter provides that, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above would not be automatically effective for any reason to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity,” then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our stock held in the trust will be issued and outstanding shares. Our charter provides that the prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price on the date we accept, or our designee, accepts such offer. We may reduce the amount so payable to the trustee by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (a) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (b) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for, or in respect of, such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. Our charter provides that the prohibited owner has no rights in the shares held by the trustee.

In addition, if our board of directors determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our stock described above, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Our charter provides that every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, our charter provides that any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer of our stock will take effect on the date of the closing of the issuance of shares of common stock in our first underwritten public offering and will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Listing

We intend to list our common stock on the NYSE under the symbol “NREF.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and provisions of our charter and bylaws that will be in effect on the date our registration statement is declared effective. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully the prospectus, our charter and bylaws and the relevant provisions of the MGCL, for a more complete understanding of these provisions. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

The Board

Our charter provides that the number of directors on the board is to be fixed exclusively by the board pursuant to our bylaws, but may not be fewer than the minimum required by Maryland law, which is one. Our bylaws provide that the board is to consist of not less than one and not more than 15 directors. Upon the completion of this offering, the board will consist of five directors.

Subject to the terms of any class or series of preferred stock, vacancies on the board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualified.

Each of our directors elected by our stockholders is elected to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualified. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the board to fill vacancies on the board, precludes stockholders from removing incumbent directors (except for cause and upon a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined in accordance with the applicable provisions of the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Pursuant to the statute, we expect that the board will by resolution exempt business combinations (a) between us and our Manager and its respective affiliates and (b) between us and any other person, provided that in the latter case the business combination is first approved by the board (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and our Manager and its affiliates or to a business combination between us and any other person if the board has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that the board will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders was held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future by the board.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•

a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on the board may be filled only by the remaining directors and that directors elected by the board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of directorships, (b) require a vacancy on our board to be filled only by the remaining directors in office, even if the remaining directors do not constitute a quorum and (c) require, unless called by our chairman of the board, our chief executive officer, our president or the board, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting. If we made an election to be subject to the provisions of Subtitle 8 relating to a classified board, our board would automatically be classified into three classes with staggered terms of office of three years each. In such instance, the classification and staggered terms of office of the directors would make it more difficult for a third party to gain control of the board since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of the directors.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by the board. The chairman of the board, our president or the board may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendments to Our Charter and Bylaws

Except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter generally may be amended only if the amendment is first declared advisable by the board and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, amendments to the provisions in our charter relating to the removal of directors and to the sentence in our charter relating to the vote required to approve such amendments must first be declared advisable by our board and thereafter be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter.

The board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Dissolution

The dissolution of our company must be declared advisable by a majority of the entire board and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to the board and the proposal of other business to be considered by our stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the board or (c) by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to the board may be made only (a) by or at the direction of the board or (b) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. With respect to our first annual meeting, which we expect to be in 2021, or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

REIT Qualification

Our charter provides that the board may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Forum Selection Clause

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf other than actions arising under the federal securities laws, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and other stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

In connection with the offering, we will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

Although the following describes certain provisions of the partnership agreement, it may not contain all of the information that is important to you. For a complete description, we refer you to the partnership agreement and the applicable provisions of the Delaware Revised Uniform Limited Partnership Act, or the DRULPA.

General

Our operating partnership has been organized as a Delaware limited partnership. We will be considered to be an UPREIT in which all of our assets will be owned by a limited partnership. NexPoint Real Estate Finance OP GP, LLC will be the sole, independent general partner, or the general partner, of our operating partnership. The general partner will hold a non-economic general partnership interest in our operating partnership. The purpose of our operating partnership will include the conduct of any business that may be lawfully conducted by a limited partnership formed under the DRULPA.

We will hold all of our assets and conduct our business through our operating partnership. Pursuant to the partnership agreement, the management powers over the business and affairs of our operating partnership are vested in the general partner, subject to certain oversight rights delegated to our board of directors. Our operating partnership may admit additional limited partners in accordance with the terms of the partnership agreement subject to the consent of our board of directors. Upon the completion of this offering, we will hold all of the limited partnership interests outstanding. None of the limited partners of our operating partnership have the authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law and subject to certain oversight rights delegated to our board of directors pursuant to the partnership agreement.

In the partnership agreement, the limited partners of our operating partnership expressly acknowledge that the general partner is acting for the benefit of our operating partnership, the limited partners and the Company, collectively. Neither the general partner nor our board of directors is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, neither the general partner nor our board of directors will be under any obligation to consider the tax consequence to the limited partners when making decisions for the benefit of our operating partnership. If there is a conflict between the interests of the Company, on the one hand, and the interests of the limited partners, on the other, the general partner will consult with our board of directors and will endeavor in good faith to resolve the conflict in a manner not adverse to either the Company or the limited partners; provided, however, the general partner will resolve any conflict that the general partner in good faith determines cannot be resolved in a manner not adverse to either the Company or the limited partners in favor of the Company. The general partner is not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the limited partners in connection with such decisions so long as the general partner has acted in good faith.

Partnership Units

Following the completion of this offering, our operating partnership will have one class of limited partnership interests. The general partner will hold a non-economic general partnership interest in our operating partnership.

Transfers of limited partnership interests are generally not permitted without the consent of our board of directors, subject to limited exceptions, including (1) pursuant to the redemption of limited partnership interests and (2) transfers to an affiliate (as defined in the partnership agreement).

Amendments to the Partnership Agreement

A proposed amendment shall be adopted and be effective as an amendment to our operating partnership if it is approved by the general partner and our board of directors.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner in a manner materially adverse to such limited partner, or materially adversely alter a limited partner’s right to receive any distributions or allocations of profits or losses, must be approved by each limited partner that would be materially adversely affected by such amendment; provided, however, if any such amendment would affect all holders of the same class of units on a uniform or pro rata basis, only the approval of the holders of a majority of the limited partnership units will be required.

Distributions

The partnership agreement provides that our operating partnership shall distribute cash from operations at times and in amounts determined by the general partner, following the direction and approval of our board of directors, to the partners, in accordance with their respective percentage interests in our operating partnership. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, it is anticipated that any remaining assets of our operating partnership will be distributed to all partners in accordance with their respective capital account balances.

Allocations

The partnership agreement provides generally that, subject to special allocations set forth in the partnership agreement, net income of our operating partnership for each fiscal year will be allocated among the partners (a) first to the general partner until the cumulative net income allocated to the general partner equals the cumulative net loss allocated to the general partner, (b) next to the limited partners until the cumulative net income allocated to such holders equals the cumulative net loss allocated to such holders and (c) next to the limited partners on a pro rata basis in accordance with their respective ownership interests. The partnership agreement provides generally that, subject to special allocations set forth in the partnership agreement, net loss of our operating partnership for each fiscal year will be allocated among the partners (x) first to the limited partners with positive balances in their economic capital account in accordance with such balances until their economic capital account balances are reduced to zero and (y) thereafter to the general partner.

Capital Contributions and Borrowings

The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, the general partner may, following direction and approval from our board of directors, borrow such funds from a financial institution or other lender and lend such funds to our operating partnership.

Issuance of Additional Limited Partnership Interests

The general partner of our operating partnership, is authorized, following the approval from our board of directors, to cause our operating partnership to issue additional partnership units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as the general partner may deem appropriate (following direction and approval from our board of directors). Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

The general partner may issue units of limited partnership interest that are common units, units of limited partnership interest that are preferred as to distributions and upon liquidation and other types of units with such rights and obligations as may be established by the general partner from time to time (following direction and approval from our board of directors).

In connection with this offering, we will contribute the net proceeds from this offering to our operating partnership in exchange for limited partnership interests in the operating partnership. The general partner will cause the operating partnership to further contribute the net proceeds from this offering to three subsidiary partnerships in exchange for limited partnership interests in such subsidiary partnerships. Of the net proceeds, the general partner will cause the operating partnership to contribute 32.5% to its first subsidiary partnerships, 32.5% to its second subsidiary partnership and 35.0% to its third subsidiary partnership.

Redemption Rights

Pursuant to the partnership agreement, the limited partners have the right to cause our operating partnership to redeem their limited partnership interests, as applicable, for cash or, at our election, our common shares on a one-for-one basis, subject to adjustment, as provided in the partnership agreement; provided that such units have been outstanding for at least one year or earlier at the discretion of the general partner following the direction and approval of our board of directors. The subsidiary partnership units that will be held by the Contribution Group following the completion of this offering are subject to similar restrictions on a unitholders ability to redeem them, but in addition may be subject to mandatory redemption. See “Use of Proceeds” for additional information. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption right to the extent the issuance of our common shares to such limited partner would (1) be prohibited, as determined in our sole discretion, under our charter or (2) cause the acquisition of common shares by such limited partner to be “integrated” with any other distribution of our common shares for purposes of complying with the Securities Act. Limited partners will not have registration rights with respect to shares of common stock that they may receive pursuant to this redemption right, except for limited partnership interests held by our Manager and its affiliates. For additional information regarding these registration rights, see “Management—Related Party Transactions—Registration Rights.”

Independent General Partner; Removal

The management powers over the business and affairs over our operating partnership are vested in the general partner, subject to certain oversight rights delegated to our board of directors. The general partner is wholly owned by a party that is not affiliated with us, our Manager or our Sponsor. The general partner may be removed at any time, with or without cause, by the holders of a majority of the limited partnership units outstanding.

Withdrawal of General Partner; Transfer of General Partner’s Interest

The general partner may not withdraw as general partner or transfer its general partnership interest without the consent of our board of directors unless a bankruptcy event occurs with respect to the general partner.

Restrictions on Transfer by Limited Partners

The partnership agreement provides that, subject to certain limited exceptions (including transfers to affiliates), a limited partner may not transfer any portion of its partnership interest to any person without the consent of our board of directors. No limited partner shall have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with the consent of our board of directors.

Term

Our operating partnership shall continue until dissolved pursuant to the terms of the partnership agreement or by operation of law.

Tax Matters

Pursuant to the partnership agreement, the general partner is the partnership representative of our operating partnership and, in such capacity, has the authority to handle tax audits on behalf of the operating partnership. In addition, the general partner has the authority to arrange for the preparation and filing of the operating partnership’s tax returns and to make tax elections under the Code on behalf of our operating partnership.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to this offering and the other transactions described in this prospectus (assuming the underwriters exercise their option to purchase additional shares in full), we will have                  shares of common stock outstanding. Following the completion of this offering, the Contribution Group will hold subsidiary partnership units that are redeemable for an aggregate of                  OP units or cash in an amount equal to the number of OP units multiplied by the per share price of our common stock (at the discretion of the OP). However, subject to the terms of the subsidiary partnership agreements, the subsidiary partnership units cannot be redeemed until such units have been outstanding for at least one year or earlier at the discretion of the OP following the direction and approval of our board of directors. Additionally, our OP’s operating partnership has similar restrictions on a unitholders ability to redeem OP units. Shares of our common stock are newly issued securities for which there is no established trading market. Therefore, future sales of substantial amounts of our shares of common stock in the public market could adversely affect prevailing market prices for our shares. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to the Ownership of Our Common Stock.”

For a description of certain restrictions on ownership and transfer of shares of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned “restricted” securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Registration Rights

Upon the completion of this offering, we will enter into a registration rights agreement with our Manager with respect to (1) all current and future shares of our common stock owned by our Manager and affiliates of our Manager, including our Sponsor and its affiliates and (2) shares of our common stock at any time beneficially owned by our Manager which are issuable or issued as compensation for our Manager’s services under the Management Agreement and any additional shares of our common stock issued as a dividend, distribution or exchange for, or in respect of such shares. Pursuant to the registration rights agreement, if we propose to file a registration statement (or a prospectus supplement pursuant to a then-existing shelf registration statement) under the Securities Act with respect to a proposed underwritten equity offering by us for our own account or for the account of any of our respective securityholders of any class of security other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC) filed in connection with an exchange offer or offering of securities solely to our existing securityholders, then we will give written notice of such proposed filing to the holders of registrable securities and such notice will offer such holders the opportunity to register such number of shares of registrable securities as each such holder may request. We will use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the registrable securities requested to be included in such a registration to be included on the same terms and conditions as any similar securities included therein.

In addition, commencing on or after the date that is one year after the date of the Management Agreement, holders of registrable securities may make a written request for registration under the Securities Act of all or part of their registrable securities, or a demand registration. However, we will not be obligated to effect more than one such registration in any 12-month period and not more than two such registrations during the term of the Management Agreement. If the Management Agreement is extended, the holders will be entitled to one additional demand registration per year that the Management Agreement is extended. Holders making such written request must propose the sale of at least 100,000 shares of registrable securities (as adjusted for stock splits or recapitalizations) or such lesser number of registrable securities if such lesser number is all of the registrable securities owned by the holders. Any such request must specify the number of shares of registrable securities proposed to be sold and will also specify the intended method of disposition. Within ten days after receipt of such request, we will give written notice of such registration request to all other holders of registrable securities and include in such registration all such registrable securities with respect to which we have received written requests for inclusion therein within ten business days after the receipt by the applicable holder of our notice.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the registration or sale of registrable securities in certain situations.

Lock-up Agreements

We, our executive officers and directors and affiliates of our Sponsor have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Raymond James & Associates, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell, or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or any contract to sell any common stock;

•	grant any option, right, or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file or cause to be filed any registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision also applies to common stock and to securities convertible into or exchangeable for or repayable with common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Raymond James & Associates, Inc. may release the common stock and other securities subject to the lock-up agreements described above, in whole or in part, at any time.

Registration Statement on Form S-8

After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the offer and sale of                  shares of our common stock under the 2020 LTIP. This registration statement on Form S-8 will become effective immediately upon filing, and shares of our common stock covered by the registration statement may then be publicly resold without restriction, subject to the Rule 144 limitations applicable to affiliates and the applicable lock-up agreements.

UNDERWRITING

Raymond James & Associates, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us, our OP, our Manager and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Underwriters	Number of Shares

Raymond James & Associates, Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares of common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discounts and Expenses

The representative has advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share. After this offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option

Public offering price	$	$	$

Underwriting discount

Proceeds, before expenses, to us	$	$	$

The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are approximately $        . We will reimburse the underwriters for certain reasonable out-of-pocket expenses not to exceed $        in the aggregate. We have agreed to reimburse the underwriters for the legal fees and other reasonable disbursements of counsel for the underwriters in connection with any required Blue Sky filings and the filing for review of the public offering of our common stock by the Financial Industry Regulatory Authority, Inc. (up to $20,000 collectively).

Over-Allotment Option

We have granted an option to the underwriters to purchase up to             additional shares of our common stock at the offering price, less the underwriting discount. The underwriters may exercise this option at any time or from time to time for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors, and our Sponsor have agreed with the underwriters not to offer, sell, transfer or otherwise dispose of any common stock or any securities convertible into or excercisable or, exchangeable for, exercisable for, or repayable with common stock, for a period of 180 days after the date of this prospectus without first obtaining the written consent of the representative. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file or cause to be filed any registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or other agreement is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Raymond James & Associates, Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice; provided, however, that (i) if the release is granted for one of our officers or directors, Raymond James & Associates, Inc. on behalf of the underwriters, agrees that at least three business days before the effective date of the release or waiver, Raymond James & Associates, Inc., on behalf of the underwriters, will notify us of the impending release or waiver, and (ii) we are obligated to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

Listing

We intend to list our common stock on the NYSE under the symbol “NREF.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

Before this offering, there has been no public market for our common stock. The public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our Manager, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development;

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours; and

•	other factors deemed relevant by the underwriters and us.

An active trading market for our common stock may not develop or, if developed, be maintained or be liquid. It is also possible that after this offering our common stock will not trade in the public market at or above the public offering price.

The underwriters do not expect to sell more than 10% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the OTC market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares of our common stock for sale to their online brokerage customers. An electronic prospectus may be available on the websites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by Winston & Strawn LLP, Dallas, Texas, and, with respect to certain matters of Maryland law, by Ballard Spahr LLP, Baltimore, Maryland. In addition, the description of material federal income tax matters will be passed upon for us by Winston & Strawn LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton Andrews Kurth LLP.

EXPERTS

The balance sheet of NexPoint Real Estate Finance, Inc. as of September 30, 2019 has been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov. You can also find additional information about us at www.nexpointfinance.com. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

NEXPOINT REAL ESTATE FINANCE, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Historical Financial Statements:

Report of the Independent Registered Public Accounting Firm	F-2

Balance Sheet as of September 30, 2019	F-3

Notes to the Financial Statement	F-4

Unaudited Pro Forma Combined Consolidated Financial Statements:

Unaudited Pro Forma Combined Consolidated Balance Sheet as of September 30, 2019	F-7

Unaudited Pro Forma Combined Consolidated Statements of Operations for the year ended December 31, 2018 and for the nine months ended September 30, 2019	F-8

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

Management and Stockholder

NexPoint Real Estate Finance, Inc.:

Opinion on the Financial Statement

We have audited the accompanying balance sheet of NexPoint Real Estate Finance, Inc. (the Company) as of September 30, 2019, and the related notes (collectively, the financial statement). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of September 30, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Dallas, Texas

December 23, 2019

NEXPOINT REAL ESTATE FINANCE, INC.

BALANCE SHEET

September 30, 2019
ASSETS

Cash	$10

LIABILITIES AND STOCKHOLDER’S EQUITY

Stockholder’s Equity:

Preferred stock, $0.01 par value: 100 shares authorized; 0 shares issued	—

Common stock, $0.01 par value: 900 shares authorized; 10 shares issued and outstanding	—

Additional paid-in capital	10

Total Stockholder’s Equity	$10

See Notes to the Financial Statement

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE FINANCIAL STATEMENT

SEPTEMBER 30, 2019

1. Organization and Description of Business

NexPoint Real Estate Finance, Inc. (the “Company”, “we”, “our”) was incorporated in Maryland on June 7, 2019. Under the Company’s charter, the Company is authorized to issue up to 900 shares of common stock and 100 shares of preferred stock. As of September 30, 2019, the Company has not commenced operations. Substantially all of the Company’s business will be conducted through NexPoint Real Estate Finance Operating Partnership, L.P. (the “OP”).

2. Formation of the Company and Initial Public Offering

The Company intends to conduct an initial public offering of shares of its common stock (the “IPO”). Before the completion of the IPO, the Company intends to engage in a series of transactions intended to establish its operating and capital structure (the “Formation Transaction”), through which it will acquire a portfolio of first mortgage loans, the most subordinate tranches (“CMBS B-Pieces”) of commercial mortgage backed securities and other real estate related assets (the “Initial Portfolio”), that are currently owned by affiliated entities (the “Contribution Group”). The Company intends to enter into a contribution agreement with members of the Contribution Group through which the Contribution Group will contribute all or a portion of their interests in the Initial Portfolio to partnerships owned by the OP in exchange for limited partnership interests in the subsidiary partnerships.

The Company intends to qualify as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2020.

The Company’s primary investment objective is to generate attractive, risk-adjusted returns to stockholders over the long term, primarily through dividends and distributions and secondarily through capital appreciation. The Company intends to achieve this objective by originating, investing in and structuring first mortgage loans, CMBS B-Pieces and other real estate related assets, including mezzanine loans, preferred equity and alternative structured financing. The Company will seek to employ a flexible and relative value focused investment strategy and expects to reallocate capital from time to time among its target assets. The Company believes this flexibility will enable it to more efficiently manage risk and deliver attractive risk-adjusted returns under a variety of market conditions and economic cycles.

Upon completion of the IPO, the Company will be externally managed by NexPoint Real Estate Advisors VII, L.P., a Delaware limited partnership.

3. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statement is presented in accordance with accounting principles generally accepted in the United States (“GAAP”). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the financial statement and the amounts of revenues and expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.

In the opinion of management, all adjustments and eliminations necessary for the fair presentation of the Company’s financial position as of September 30, 2019 have been included.

4. Subsequent Events

Management has evaluated the impact of all subsequent events on the Company through December 23, 2019, the date the financial statement was issued, and determined there are no subsequent events to report.

NEXPOINT REAL ESTATE FINANCE, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT INFORMATION

The following unaudited pro forma consolidated financial statements (the “Pro Forma Financial Statements”) of NexPoint Real Estate Finance, Inc. (together with its subsidiaries, “we”, “us”, “our”, and the “Company”) should be read in conjunction with the historical audited financial statements of the Company included elsewhere in this prospectus.

In connection with the Company’s initial public offering (the “IPO”), the Company intends to engage in a series of transactions (the “Formation Transaction”), through which it will acquire an initial portfolio consisting of senior pooled mortgage loans backed by single family rental (“SFR”) properties (the “SFR Loans”), the junior most bonds of multifamily commercial mortgage backed securities (“CMBS”) securitizations (the “CMBS B-Pieces”), mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments within the multifamily, SFR and self-storage asset classes (the “Initial Portfolio”). The Company will acquire the Initial Portfolio from affiliates of NexPoint Advisors, L.P. (the “Contribution Group”) pursuant to a contribution agreement with the Contribution Group through which the Contribution Group will contribute their interest in the Initial Portfolio to special purpose entities (“SPEs”) owned by subsidiary partnerships of the Company in exchange for limited partnership interest in the subsidiary partnerships. The pro forma statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 give effect to the Formation Transaction as if the Formation Transaction occurred on January 1, 2018. The pro forma balance sheet as of September 30, 2019 gives effect to the Formation Transaction as if the Formation Transaction occurred on September 30, 2019.

The contribution of the Initial Portfolio has been accounted for as a series of asset acquisitions. The total consideration is allocated to the assets and liabilities assumed at their respective fair values on the date of acquisition. The fair value of these assets and liabilities is allocated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations.

These Pro Forma Financial Statements are prepared for informational purposes only. In management’s opinion, all material adjustments necessary to reflect the effects of the transactions referred to above have been made. You should read the information below along with all the other financial information and analysis presented elsewhere in this prospectus. The Pro Forma Financial Statements are based on assumptions and estimates considered appropriate by the Company’s management. However, they are not necessarily indicative of what our consolidated financial condition or results of operations actually would have been assuming the transactions referred to above had occurred as of the dates indicated, nor do they purport to represent our consolidated financial position or results of operations for future periods.

NEXPOINT REAL ESTATE FINANCE, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2019

		Pro Forma Adjustments for
	NREF (Historical)	SFR Loans			CMBS B-Pieces			Mezzanine Loan	Preferred Equity	Alternative Structured Financing Investment (“ASFI”)	Pro Forma
	(a)	(b)			(c)			(d)	(e)	(f)	Total
ASSETS

Cash	$10	$4,896,198			$—			$—	$—	$—	$4,896,208

Loans, held-for-investment, net	—	—			—			3,250,000	18,877,000	—	22,127,000

Preferred Stock	—	—			—			—	—	40,000,000	40,000,000

Mortgage loans, held-for-investment, net	—	936,019,035			—			—	—	—	936,019,035

Accrued interest and dividends (g)	—	269,365			—			330,086	2,140,537	1,146,353	3,886,341

Mortgage loans held in variable interest entities, at fair value	—	—			1,790,785,498			—	—	—	1,790,785,498

TOTAL ASSETS	$10	$941,184,598			$1,790,785,498			$3,580,086	$21,017,537	$41,146,353	$2,797,714,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Notes, net	—	789,540,859	(h	)	—			—	—	—	789,540,859

Accounts payable and other accrued liabilities (i)	—	—			—			—	—	—	—

Accrued interest payable (j)	—	—			—			—	—	—	—

Bonds payable held in variable interest entities, at fair value	—	—			1,656,476,138	(k	)	—	—	—	1,656,476,138

Total Liabilities	$—	$789,540,859			$1,656,476,138			$—	$—	$—	$2,446,016,997

Redeemable noncontrolling interests (l)	—	151,643,739			134,309,360			3,580,086	21,017,537	41,146,353	351,697,075

Stockholders’ Equity:

Preferred stock, $0.01 par value: 100 shares authorized; 0 shares issued	—	—			—			—	—	—	—

Common stock, $0.01 par value: 900 shares authorized; 10 shares issued and outstanding	—	—			—			—	—	—	—

Additional paid-in capital	10	—			—			—	—	—	10

Accumulated earnings (deficit) less dividends	—	—			—			—	—	—	—

Total Stockholders’ Equity	10	—			—			—	—	—	10

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10	$941,184,598			$1,790,785,498			$3,580,086	$21,017,537	$41,146,353	$2,797,714,082

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

NEXPOINT REAL ESTATE FINANCE, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

		Pro Forma Adjustments for
	NREF (Historical)	SFR Loans		CMBS B-Pieces		Mezzanine Loan		Preferred Equity		ASFI		Other		Pro Forma
	(a)	(b)		(c)		(d)		(e)		(f)		Adjustments		Total

Net interest income

Interest income from loans	$—	$25,794,956	(g)	$—		$368,508	(h)	$1,849,777	(i)	$—		$—		$28,013,241

Interest expense	—	14,562,118	(j)	—		—		—		—		—		14,562,118

Total net interest income	$—	$11,232,838		$—		$368,508		$1,849,777		$—		$—		$13,451,123

Other income

Change in net assets related to consolidated CMBS variable interest entities	—	—		8,163,796	(k)	—		—		—		—		8,163,796

Dividend income	—	—		—		—		—		4,230,656	(l)	—		4,230,656

Total other income	$—	$—		$8,163,796		$—		—		$4,230,656		$—		$12,394,452

Operating expenses

General and administrative expenses	—	—		—		—		—		—		—	(m)	—

Loan servicing fees	—	3,566,715	(n)	—		—		—		—		—		3,566,715

Management fees	—	—		—		—		—		—		—	(o)	—

Total operating expenses	$—	$3,566,715		$—		$—		$—		$—		$—		$3,566,715

Net income	—	7,666,123		8,163,796		368,508		1,849,777		4,230,656		—		22,278,860

Net income attributable to redeemable noncontrolling interests	—	7,666,123		8,163,796		368,508		1,849,777		4,230,656		—		22,278,860

Net income attributable to common stockholders	$—	$—		$—		$—		$—		$—		$—		$—

Other comprehensive income

Unrealized gains on interest rate derivatives

Total comprehensive income

Comprehensive income attributable to redeemable noncontrolling interests in the Operating Partnership

Comprehensive income attributable to common stockholders	$—	$—		$—		$—		$—		$—		$—		$—

Pro Forma EPS will not be known until a future date

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

NEXPOINT REAL ESTATE FINANCE, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

		Pro Forma Adjustments for
	NREF (Historical)	SFR Loans		CMBS B-Pieces		Mezzanine Loan		Preferred Equity		ASFI		Other		Pro Forma
	(a)	(b)		(c)		(d)		(e)		(f)		Adjustments		Total

Net interest income

Interest income from loans	$—	$35,427,035	(g)	$—		$482,146	(h)	$2,461,533	(i)	$—		$—		$38,370,714

Interest expense	—	19,584,040	(j)	—		—		—		—		—		19,584,040

Total net interest income	$—	$15,842,995		$—		$482,146		$2,461,533		$—		$—		$18,786,674

Other income

Change in net assets related to consolidated CMBS variable interest entities	—	—		10,939,916	(k)	—		—		—		—		10,939,916

Dividend income	—	—		—		—		—		5,490,559	(l)	—		5,490,559

Total other income	$—	$—		$10,939,916		$—		$—		$5,490,559		$—		$16,430,475

Operating expenses

General and administrative expenses	—	—		—		—		—		—		—	(m)	—

Loan servicing fees	—	4,796,335	(n)	—		—		—		—		—		4,796,335

Management fees	—	—		—		—		—		—		—	(o)	—

Total operating expenses	$—	$4,796,335		$—		$—		$—		$—		$—		$4,796,335

Net income	—	11,046,660		10,939,916		482,146		2,461,533		5,490,559		—		30,420,814

Net income attributable to redeemable noncontrolling interests	—	11,046,660		10,939,916		482,146		2,461,533		5,490,559		—		30,420,814

Net income attributable to common stockholders	$—	$—		$—		$—		$—		$—		$—		$—

Other comprehensive income

Unrealized gains on interest rate derivatives

Total comprehensive income

Comprehensive income attributable to redeemable noncontrolling interests in the Operating Partnership

Comprehensive income attributable to common stockholders	$—	$—		$—		$—		$—		$—		$—		$—

Pro Forma EPS will not be known until a future date

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

NexPoint Real Estate Finance, Inc. (the “Company”, “we”, “our”) was incorporated in Maryland on June 7, 2019. Under the Company’s charter, the Company will be authorized to issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock. As of September 30, 2019, the Company had not commenced operations and does not anticipate commencing operations until the closing of the Formation Transaction (as defined below) and IPO (as defined below). Substantially all of the Company’s business will be conducted through NexPoint Real Estate Finance Operating Partnership, L.P. (the “OP”), the Company’s operating partnership. The Company intends to qualify as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes beginning with its taxable year ending December 31, 2020.

2. Formation Transaction and Initial Public Offering

The Company intends to conduct an initial public offering of shares of its common stock (the “IPO”). Before the completion of the IPO, the Company intends to engage in a series of transactions (the “Formation Transaction”), through which it will acquire an initial portfolio consisting of senior pooled mortgage loans backed by single family rental (“SFR”) properties (the “SFR Loans”), the junior most bonds of multifamily commercial mortgage backed securities (“CMBS”) securitizations (the “CMBS B-Pieces”), mezzanine loan and preferred equity investments in real estate companies and properties and other structured real estate investments within the multifamily, SFR and self-storage asset classes (the “Initial Portfolio”). The Company will acquire the Initial Portfolio from affiliates of NexPoint Advisors, L.P. (the “Contribution Group”) pursuant to a contribution agreement with the Contribution Group through which the Contribution Group will contribute their interest in the Initial Portfolio to special purpose entities (“SPEs”) owned by subsidiary partnerships of the Company in exchange for limited partnership interest in the subsidiary partnerships.

The Company’s primary investment objective is to generate attractive, risk-adjusted returns for stockholders over the long term, primarily through dividends and secondarily through capital appreciation. The Company intends to achieve this objective by originating, structuring and investing in first mortgage loans, mezzanine loans, preferred equity, and alternative structured financings, as well as interests in multifamily CMBS securitizations. The Company will primarily focus on lending or investing in properties that are stabilized or have a light transitional business plan in investment structures where its senior management team has operating expertise, including in the multifamily, SFR, self-storage, hospitality, and office sectors. The Company will seek to employ a flexible and relative value focused investment strategy and expects to re-allocate capital periodically among its target investment classes. The Company believes this flexibility will enable it to more efficiently manage risk and deliver attractive risk-adjusted returns under a variety of market conditions and economic cycles.

Upon completion of the IPO, the Company will be externally managed by NexPoint Real Estate Advisors VII, L.P. (the “Manager”), a Delaware limited partnership, under a management agreement entered into between the Company and the Manager.

The pro forma consolidated balance sheet as of September 30, 2019 gives effect to the Formation Transaction as if it had occurred on September 30, 2019. The pro forma consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 give effect to the Formation Transaction as if it had occurred on January 1, 2018.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

These Pro Forma Financial Statements are not necessarily indicative of the results that would have actually occurred had these transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or the financial position of the Company, the OP or its subsidiaries.

3. Summary of Significant Accounting Policies

The significant accounting policies used in the preparation of these Pro Forma Financial Statements are described below and have been applied consistently to all periods presented:

Basis of Presentation

Securities and Exchange Commission (“SEC”) rules require the designation of a predecessor entity when a registrant succeeds to substantially all of the business or a separately identifiable line of business of another entity or group of entities and the registrant’s own operations before the succession appear insignificant relative to the operations assumed or acquired. If a predecessor entity is identified, its historical financial statements are required to be included as the historical financial statements of the newly formed entity. The Company determined that it will not succeed to substantially all of the business of another entity or group of entities or the separately identifiable line of business of another entity or group of entities. Additionally, the largest group of assets to be contributed to the Company, the pool of SFR Loans, was not owned by any entity in the Contribution Group until July 12, 2019, and so it would not be included in the historical financial statements for the twelve months ended December 31, 2017 and 2018 and the nine months ended September 30, 2019. As a result, if a predecessor entity was identified, the assets included would be insignificant compared to the total assets that the Company would own following the Formation Transaction. Based on the foregoing, the Company determined there was not a predecessor entity.

In lieu of providing historical financial statements of a predecessor, management determined it would be more effective to provide detailed pro forma consolidated financial statements as if all of the investments to be contributed to the Company in the Formation Transaction by the Contribution Group were made as of January 1, 2018. The statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 give effect to the Formation Transaction as if it had occurred on January 1, 2018. The pro forma consolidated balance sheet as of September 30, 2019 gives effect to the Formation Transaction as if it had occurred on September 30, 2019, in accordance with Rule 11-02(b)(6) of Regulation S-X.

The information included in the pro forma consolidated statements of operations are derived from actual results of each investment being contributed if it was in existence as of January 1, 2018, or if not in existence as of January 1, 2018, from the contractual requirements under each investment as if it were in existence as of January 1, 2018. We used the contractual requirements contained in the governing documents of each investment to derive the income and expenses for the investment using the first month of results for January 2018 and then rolled the income and expenses forward month-by-month through September 30, 2019. We believe this approach is reasonable, as a majority of the cash inflows and outflows are contractual in nature (with the exception of early repayments, as discussed in more detail below). The assets, liabilities and equity shown as of September 30, 2019 were determined using actual September 30, 2019 fair market values, except for assets that were not in existence at September 30, 2019, in which case, the par value as of the asset’s origination date was used as an approximation of fair value.

Because the Formation Transaction involves the contribution of assets and entities to the subsidiary partnerships in exchange for limited partnership interests in the subsidiary

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

partnerships, but does not contemplate an equity raise at the Company, the pro forma consolidated financial statements reflect nominal equity of $10. Once the IPO is completed, the amount of equity raised will be reflected in the equity section of the consolidated financial statements of the Company.

These pro forma consolidated financial statements are not necessarily indicative of the results that would have actually occurred had these transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or the financial position of the Company.

Basis of Accounting

The accompanying Pro Forma Financial Statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the Pro Forma Financial Statements and the amounts of revenues and expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.

In the opinion of management, all adjustments and eliminations necessary for the fair presentation of the Company’s pro forma financial position as of December 31, 2018 and September 30, 2019 have been included in the Pro Forma Financial Statements.

Use of Estimates and Assumptions

The preparation of the Pro Forma Financial Statements requires us to make a number of estimates and assumptions. These include estimates of, and assumptions in regard to, income and expense items, interest rates and other estimates that affect the reported amounts of certain assets and liabilities as of the date of the Pro Forma Financial Statements. It is likely that changes in these estimates will occur in the near term. Our estimates are inherently subjective in nature and actual results could differ from our estimates and the differences could be material.

Principals of Consolidation

The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which we have a variable interest. These analyses involve estimates, based on our assumptions, as well as judgments regarding significance and the design of entities.

Variable interest entities (“VIEs”) are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, and only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

In accordance with GAAP, the Company determines whether it must consolidate transferred financial assets and VIEs for financial reporting purposes that we hold variable interest in, including but not limited to certain legal entities often used in securitizations and other structured finance transactions. The Company consolidates those entities for which (1) it controls significant operating, financial and investing decisions of the entity or (2) management determines that the Company is the primary beneficiary of the entities deemed to be VIEs. The Company consolidates the trusts that issue beneficial ownership interests in mortgage loans secured by commercial real estate (commonly known as CMBS) when the Company holds a variable interest in, and management considers the Company to be the primary beneficiary of those trusts. Management believes the performance of the assets that underlie CMBS issuances most significantly impact the economic performance of the trust, and the primary beneficiary is generally the entity that conducts activities that most significantly impact the performance of the underlying assets. In particular, the most subordinate tranches of CMBS expose the holder to greater variability of economic performance when compared to more senior tranches since the subordinate tranches absorb a disproportionately higher amount of the credit risk related to the underlying assets. Generally, a trust designates the most junior subordinate tranche outstanding as the controlling class, which entitles the holder of the controlling class to unilaterally appoint, remove and replace the special servicer for the trust. For the CMBS that the Company consolidates, the Company holds the most subordinate tranche of the securities issued by the trusts, which include the controlling class, and has the ability to remove and replace the special servicer.

On the pro forma balance sheet as of September 30, 2019, we consolidated the two Freddie Mac K-Series securitization entities (the “CMBS Entities”) that we determined were VIEs and for which we determined we were the primary beneficiary. The CMBS Entities are independent of the Company and the assets and liabilities of the CMBS Entities are not owned by and are not legal obligations of ours. Our exposure to the CMBS Entities is through the subordinated tranches we will acquire in the Formation Transaction. At September 30, 2019, the estimated fair value of the consolidated CMBS Entities was $134.1 million. For financial reporting purposes, the underlying mortgage loans held by the trusts are recorded as a separate line item on the balance sheet under “Mortgage loans held in variable interest entities, at fair value”. The liabilities of the trusts consist solely of obligations to the CMBS holders of the consolidated trusts, excluding the CMBS B-Piece investments held by the Company. The liabilities are presented as “Bonds payable held in variable interest entities, at fair value” on the pro forma consolidated balance sheet. The CMBS B-Pieces held by the Company and the interest earned thereon are eliminated in consolidation. Management has elected the measurement alternative in ASC 810 to report the fair value of the assets and liabilities of the consolidated CMBS Entities in order to provide users of the financial statements with better information regarding the effects of credit risk and other market factors on the CMBS B-Pieces owned by the Company. Management has elected to show interest income and interest expense related to the CMBS Entities in aggregate with the change in fair value as “Change in net assets related to consolidated CMBS variable interest entities”. The residual difference between the fair value of the CMBS Entities’ assets and liabilities represents the Company’s investments in the CMBS B-Pieces.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Investment in subsidiaries

The Company conducts its operations through the OP, which will act as the general partner of the subsidiary partnerships that own the investments through limited liability companies that are SPEs. Following the completion of the Formation Transaction, the Company will be the sole limited partner of the OP, will have 100% of the limited partnership interests in the OP and will have the ability to remove the general partner of the OP with or without cause, and as such, consolidates the OP. The Company consolidates the SPEs that it controls as well as any VIEs where it is the primary beneficiary. All of the investments the SPEs own are consolidated in the Pro Forma Financial Statements. Generally, the assets of each entity can only be used to settle obligations of that particular entity, and the creditors of each entity have no recourse to the assets of other entities or the Company notwithstanding equity pledges various lenders may have in certain entities.

Redeemable Noncontrolling Interests

Following the completion of the Formation Transaction, the subsidiary partnerships of the OP will have redeemable noncontrolling interests. These redeemable noncontrolling interests will be classified on the consolidated balance sheet as temporary equity in accordance with ASC 480. The redeemable noncontrolling interests will initially be measured at the fair value of the contributed assets in accordance with ASC 805-50. Subsequent to the Formation Transaction, the redeemable noncontrolling interests will be marked to their redemption value if such value exceeds the carrying value of the redeemable noncontrolling interests. Capital contributions, distributions and profits and losses are allocated to the redeemable noncontrolling interests in accordance with the terms of the partnership agreements of the subsidiary partnerships.

Mortgage and other loans held-for-investment

Loans that are held-for-investment are carried at their aggregate outstanding face amount, net of applicable (i) unamortized origination or acquisition premium and discounts, (ii) unamortized deferred fees and other direct loan origination costs, (iii) valuation allowance for loan losses and (iv) write-downs of impaired loans. The effective interest method is used to amortize origination or acquisition premiums and discounts and deferred fees or other direct loan origination costs. In circumstances where, in management’s opinion, the difference between the straight-line and effective interest methods is immaterial, the straight-line method is used.

Acquisition Accounting

The Company will account for the acquisition of the SFR Loans and the acquisition of the CMBS B-Pieces as asset acquisitions pursuant to ASC 805-50 rather than as business combinations. Substantially all of the fair value of the assets acquired are concentrated in a group of similar identifiable assets, i.e. the SFR Loans represent one acquisition of similar identifiable assets and the acquisition of the CMBS B-Pieces represents an additional acquisition of similar identifiable assets. Additionally, there were no corresponding in-place workforce, servicing platforms or any other item that could be considered an input or process associated with these assets. As such the SFR Loans and the CMBS B-Pieces do not constitute businesses as defined by ASC 805-10-55. Transaction costs will be capitalized into the costs of the respective investments. As the investments will be contributed to the OP’s subsidiary partnerships in a non-cash transaction, cost will be based on the fair value of the assets acquired. The excess of the fair value over the par value of the SFR Loans will be recorded as a premium and amortized over the expected life of the SFR Loans.

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Income Recognition

Interest Income – Loans held-for-investment, available-for-sale securities, mortgage loans from the consolidated CMBS entities and debt securities held-to-maturity where the Company expects to collect the contractual interest and principal payments are considered to be performing loans. The Company recognizes income on performing loans in accordance with the terms of the loan on an accrual basis. Interest income also includes amortization of loan premiums or discounts and loan origination costs. We will expense origination discount for loans acquired but not originated by us as incurred.

Dividend Income – Dividend income is recorded when declared.

Expense Recognition

Interest expense, in accordance with the Company’s financing agreements, is recorded on the accrual basis. General and administrative expenses are also expensed as incurred.

Allowance for Loan Losses

We will perform a quarterly evaluation of loans classified as held-for-investment for impairment on a loan-by-loan basis. If we deem that it is probable that we will be unable to collect all amounts owed according to the contractual terms of a loan, impairment of that loan is indicated. If we consider a loan to be impaired, we will establish an allowance for loan losses, through a valuation provision in earnings that reduces carrying value of the loan to the present value of expected future cash flows discounted at the loan’s contractual effective rate or the fair value of the collateral, if repayment is expected solely from the collateral. Significant judgment is required in determining impairment and in estimating the resulting loss allowance, and actual losses, if any, could materially differ from those estimates.

We will perform a quarterly review of our portfolio. In conjunction with this review, we will assess the risk factors of each loan, including, without limitation, loan-to-value ratio, debt yield, property type, geographic and local market dynamics, physical condition, collateral, cash flow volatility, leasing and tenant profile, loan structure, exit plan and project sponsorship. Based on a 5-point scale, our loans are rated “1” through “5,” from least risk to greatest risk, respectively, which ratings are defined as follows:

1- Outperform—Materially exceeds performance metrics (for example, technical milestones, occupancy, rents, net operating income) included in original or current credit underwriting and business plan;

2- Exceeds Expectations—Collateral performance exceeds substantially all performance metrics included in original or current underwriting / business plan;

3- Satisfactory—Collateral performance meets or is on track to meet underwriting; business plan is met or can reasonably be achieved;

4- Underperformance—Collateral performance falls short of original underwriting, material differences exist from business plan, or both; technical milestones have been missed; defaults may exist, or may soon occur absent material improvement; and

5- Risk of Impairment/Default—Collateral performance is significantly worse than underwriting; major variance from business plan; loan covenants or technical milestones have been breached; timely exit from loan via sale or refinancing is questionable.

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The following table allocates the carrying value of our loan portfolio based on our internal risk ratings:

September 30, 2019
Risk Rating	Number of Loans	Carrying Value (1)	% of Loan Portfolio

1	—	$—	—

2	—	—	—

3	33	1,092,455,395	100.00%

4	—	—	—

5	—	—	—

	33	$1,092,455,395	100.00%

(1)	Risk rating excludes ASFI.

We regularly evaluate the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral, as well as the financial and operating capability of the borrower. Specifically, the collateral’s operating results and any cash reserves are analyzed and used to assess (i) whether cash from operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and/or (iii) the collateral’s liquidation value. We also evaluate the financial condition of any loan guarantors as well as the borrower’s competency in managing and operating the collateral. In addition, we consider the overall economic environment, real estate or industry sector and geographic sub-market in which the borrower operates. Such impairment analyses are completed and reviewed by asset management and finance personnel who utilize various data sources, including (i) periodic financial data such as property operating statements, occupancy, tenant profile, rental rates, operating expenses, the borrower’s exit plan, and capitalization and discount rates, (ii) site inspections and (iii) current credit spreads and discussions with market participants.

We will consider loans to be past due when a monthly payment is due and unpaid for 60 days or more. Loans will be placed on nonaccrual status and considered non-performing when full payment of principal and interest is in doubt, which generally occurs when they become 120 days or more past due unless the loan is both well secured and in the process of collection. Accrual of interest on individual loans is discontinued when management believes that, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful. Our policy is to stop accruing interest when a loan’s delinquency exceeds 120 days. All interest accrued but not collected for loans that are placed on nonaccrual status or subsequently charged-off are reversed against interest income. Income is subsequently recognized on the cash basis until, in management’s judgment, the borrower’s ability to make periodic principal and interest payments returns and future payments are reasonably assured, in which case the loan is returned to accrual status.

For individual loans, a troubled debt restructuring is a formal restructuring of a loan where, for economic or legal reasons related to the borrower’s financial difficulties, a concession that would not otherwise be considered is granted to the borrower. The concession may be granted in various forms, including providing a below-market interest rate, a reduction in the loan balance or accrued interest, an extension of the maturity date, or a combination of these. An individual loan that has had a troubled debt restructuring is considered to be impaired and is subject to the relevant accounting for impaired loans.

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A loan is written off when it is no longer realizable and/or it is legally discharged.

We will evaluate acquired loans and debt securities for which it is probable at acquisition that all contractually required payments will not be collected in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.

Other-Than-Temporary Impairment

Debt securities held to maturity will be evaluated on a quarterly basis, and more frequently when triggering events or market conditions warrant such an evaluation, to determine whether declines in their value are other-than-temporary impairments (“OTTI”). To determine whether a loss in value is other-than-temporary, we will utilize criteria including: the reasons underlying the decline, the magnitude and duration of the decline (greater or less than twelve months) and whether or not we intend to sell or expect that it is more likely than not that we will be required to sell the investment prior to an anticipated recovery of the carrying value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment.

In the event that the fair value of debt securities held-to-maturity is less than amortized cost, we will consider whether the unrealized holding loss represents an OTTI. If we do not expect to recover the carrying value of the debt security held-to-maturity based on future expected cash flows, an OTTI exists and we will reduce the carrying value by the impairment amount, recognize the portion of the impairment related to credit factors in earnings and the portion of the impairment related to other factors in accumulated other comprehensive income.

Recent Accounting Pronouncements

Section 107 of the Jumpstart Our Business Startups Act (“JOBS Act”) provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which establishes a new approach to estimate credit losses on certain types of financial instruments. The new approach changes the impairment model for most financial assets, and will require the use of an “expected credit loss” model for financial instruments measured at amortized cost and certain other instruments. This model applies to trade and other receivables, loans, debt securities, net investments in leases, and off-balance sheet credit exposures (such as loan commitments, standby letters of credit, and financial guarantees not accounted for as insurance). This model requires entities to estimate the lifetime expected credit loss on such instruments and record an allowance that represents the portion of the amortized cost basis that the entity does not expect to collect.

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This allowance is deducted from the financial asset’s amortized cost basis to present the net amount expected to be collected. The new expected credit loss model will also apply to purchased financial assets with credit deterioration, superseding current accounting guidance for such assets. The amended guidance also amends the impairment model for available-for-sale debt securities, requiring entities to determine whether all or a portion of the unrealized loss on such securities is a credit loss, and also eliminating the option for management to consider the length of time a security has been in an unrealized loss position as a factor in concluding whether or not a credit loss exists. The amended model states that an entity will recognize an allowance for credit losses on available-for-sale debt securities as a contra account to the amortized cost basis, instead of a direct reduction of the amortized cost basis of the investment, as under current guidance. As a result, entities will recognize improvements to estimated credit losses on available-for-sale debt securities immediately in earnings as opposed to in interest income over time. There are also additional disclosure requirements included in this guidance. The amended guidance is to be applied on a modified retrospective basis with the cumulative effect of initially applying the amendments recognized in retained earnings at the date of initial application. However, certain provisions of the guidance are only required to be applied on a prospective basis. That methodology replaces the probable, incurred loss model for those assets. The new standard is effective for the Company for annual and interim beginning after December 15, 2020. While the Company is currently evaluating the impact ASU 2016-13 will have on the Company’s consolidated financial statements, it is expected that adoption will result in an increase in the provision for potential loan losses as well as recognition of such provisions earlier in the credit cycle. All loans and debt securities in the Initial Portfolio are currently performing and as such the Company does not currently have any provision for loan losses recorded on the Pro Forma Financial Statements.

In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses (“ASU 2018-19”), which updated the effective dates of implementation to align the implementation date for annual and interim financial statements as well as clarify the scope of the guidance in ASU 2016-13. This standard’s effective date is the same as ASU 2016-13.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses (“ASU 2019-04”), which is intended to clarify the guidance introduced by ASU 2016-13. This standard’s effective date is the same as ASU 2016-13.

In May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief for Topic 326, Financial Instruments – Credit Losses (“ASU 2019-05”), which provides for an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. The Company does not currently expect to elect the fair value option for assets expected to be held at amortized cost. This standard’s effective date is the same as ASU 2016-13.

4. Pro Forma Adjustments

The pro forma adjustments to these Pro Forma Financial Statements have been prepared to account for the impact of the Formation Transaction, as described below:

General Assumptions

•

Assumes the Formation Transaction was completed as of January 1, 2018 for the pro forma statements of operations and as of September 30, 2019 for the pro forma balance sheet. If the investment was not in existence at January 1, 2018, the first month of contractual income and expenses are assumed to have occurred in January 2018, and so on.

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•	The Company’s pro forma adjustments on the pro forma statements of operations assume all assets were acquired on January 1, 2018 and held continuously through December 31, 2018 and September 30, 2019.

•

Only contractual cash flows or non-cash income and expense items are used in the assumptions to derive pro forma income and expenses and only contractually required amortization is used to adjust the principal balance of loans, unless otherwise noted below. We have considered historic prepayment data where applicable as well as the terms and maturities of each investment and we do not anticipate any prepayments during the period covered by the pro forma financials other than those loan amortization payments that are contractually required and therefore assume there will be no prepayment penalty, defeasance or yield maintenance income to the Company.

•

For investments that derive income using a spread over a floating rate benchmark or for debt that charges interest using a spread over a floating rate benchmark, we assume a constant rate as it was reflected at September 30, 2019 for the entire pro forma period.

•

Assumes there are no defaults and no prepayments other than contractually obligated amortizations of principal in the portfolio and does not present loan loss reserves since all investments were performing for the period from January 1, 2018 through September 30, 2019.

•	Historical financial information is derived from the Company’s audited financial statement as of September 30, 2019.

Assumptions in regard to the unaudited pro forma consolidated balance sheet as of September 30, 2019

(a)	The Company was formed on June 7, 2019 and had no operations through September 30, 2019 and does not intend to begin operations until completion of the Formation Transaction and IPO.

(b)

Represents the contribution and subsequent results of a portfolio of SFR Loans. Management considers these loans to be held-for-investment. Loans held for investment are intended to be held to maturity and are carried at cost net of unamortized origination costs and fees, loan purchase premiums or discounts, and net of the allowance for loan losses when such loan or investment is deemed to be impaired. Cash attributable to the SFR Loans consists of monthly payments of interest and principal less interest expense and servicing fees. At September 30, 2019, none of the loans were deemed to be impaired and as such, no allowance for loan losses has been established.

(c)

Represents the contribution and subsequent results of the CMBS B-Pieces. The Company will consolidate the entirety of the CMBS Entities with our CMBS B-Pieces shown net of the assets and liabilities attributable to other stakeholders. See Note 3 “Significant Accounting Policies” for additional information. We have adopted the measurement alternative included in Accounting Standards Codification, or ASC, 810, Consolidation. Pursuant to ASC 810, we will measure both the financial assets and financial liabilities of the CMBS trusts we consolidate using the fair value of the financial liabilities, which we consider more observable than the fair value of the

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NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

financial assets. As a result, we will present the CMBS issued by the consolidated trusts, but not beneficially owned by us, as financial liabilities in our consolidated financial statements, measured at their estimated fair value; we will measure the financial assets as the total estimated fair value of the CMBS issued by the consolidated trusts, regardless of whether such CMBS represent interests beneficially owned by us. Under the measurement alternative prescribed by ASC 810, our “Net income (loss)” will reflect the economic interests in the consolidated CMBS beneficially owned by us, presented as “Change in net assets related to consolidated CMBS variable interest entities” in our consolidated statements of operations, which will include applicable (1) changes in the fair value of CMBS beneficially owned by us, (2) interest income, interest expense and servicing fees earned from the CMBS trusts and (3) other residual returns or losses of the CMBS trusts, if any. The fair value of the Company’s investments in the CMBS B-Pieces is generally based on quotes received from brokers or independent pricing services. When possible, the Company will use actual market prices or relevant observable inputs to establish the fair value of its investments in the CMBS B-Pieces. In cases where observable inputs are not available, or are determined to be unreliable, the Company will develop methodologies that provide appropriate fair value estimates. These methodologies will be reviewed on a quarterly basis to account for changing market conditions. Cash attributable to the CMBS B-Pieces includes monthly interest payments from the underlying mortgage loans of the CMBS Entities net of interest expense paid to the holders of the two senior tranches of the CMBS Entities as well as payments to the various service providers of the trust for the costs of operating the CMBS Entities including master servicing fees, trustee fees, certificate administrator fees, guarantee fees, licensing fees and surveillance fees. As of September 30, 2019, the outstanding unpaid principal balances of the CMBS B-Pieces and CMBS Entities liabilities approximate fair value based on broker quotes marking the CMBS B-Pieces and financial liabilities at or near par value.

(d)

Represents the contribution and subsequent results of a mezzanine loan. Management considers the loan to be held-for-investment. Loans held for investment are intended to be held to maturity and are carried at cost net of unamortized origination costs and fees, loan purchase premiums, and net of the allowance for loan losses when such loan or investment is deemed to be impaired. At September 30, 2019, the loan was not deemed to be impaired and as such, no allowance for loan losses has been established.

(e)

Represents the contribution and subsequent results of preferred equity investments in four multi-family residential communities. Management considers these investments as loans to be held-for-investment. Loans held for investment are intended to be held to maturity and are carried at cost net of unamortized origination costs and fees, loan purchase premiums, and net of the allowance for loan losses when such loan or investment is deemed to be impaired. At September 30, 2019, the loan was not deemed to be impaired and as such, no allowance for loan losses has been established.

(f)

Represents the contribution and subsequent operations of preferred stock in Jernigan Capital, Inc. (“JCAP”). Management intends to account for this investment as a debt security held-to-maturity and carried at cost net of any unamortized premium or discount.

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NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(g)

Assumes all interest and dividend payments are made on time and in accordance with the contractual requirements of each investment’s governing documents. Any accrued but unpaid interest and dividends at September 30, 2019 are recorded as accrued interest and dividends.

(h)	The SFR Loans were financed by the seller and it is expected that the debt will be assumed by the Company at carrying value with the SFR Loans.

(i)	Represents accrued but unpaid primary servicing fees on the SFR Loans.

(j)	Represents accrued but unpaid interest expense on the SFR Loans’ seller financing and the two senior tranches of the consolidated CMBS Entities.

(k)

Represents the principal balances and associated accrued interest of the two senior tranches of the consolidated CMBS Entities and the accrued but unpaid costs of operating the CMBS Entities including master servicing fees, trustee fees, certificate administrator fees, guarantee fees, licensing fees and surveillance fees paid to the various service providers of the trusts.

(l)

As discussed in Note 2, the Contribution Group will contribute their interest in the Initial Portfolio to SPEs owned by subsidiary partnerships of the OP. The Company consolidates the OP as well as the subsidiary partnerships and SPEs that own the investments. Prior to the completion of the IPO, all assets and liabilities are attributable to the Contribution Group through their noncontrolling interests in the SPEs.

Assumptions in regard to unaudited pro forma consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019

(a)	The Company was formed on June 7, 2019 and has had no operations since formation and does not intend to begin operations until completion of the Formation Transaction and IPO.

(b)

Represents pro forma income and expense assuming the SFR Loans were in place on January 1, 2018 and held through September 30, 2019. All of the loans are current with no delinquencies as of September 30, 2019, as such, we assume no defaults on the pro forma consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019.

(c)

Represent pro forma change in net assets assuming the CMBS Entities were in place on January 1, 2018 and held through September 30, 2019. As the Company will hold the most junior tranches of the CMBS Entities and has the right to appoint special servicers, the Company expects to consolidate the CMBS Entities. All of the loans are current with no delinquencies as of September 30, 2019, as such, we assume no defaults on the pro forma consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019.

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(d)

Represents the pro forma income and expense assuming the mezzanine loan was in place on January 1, 2018 and held through September 30, 2019. All of the loans are current with no delinquencies as of September 30, 2019, as such, we assume no defaults on the pro forma combined consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019.

(e)

Represents the pro forma income and expense assuming the preferred equity investments were in place on January 1, 2018 and held through September 30, 2019. All of the loans are current with no delinquencies as of September 30, 2019, as such, we assume no defaults on the pro forma combined consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019.

(f)	Represents pro forma dividend income assuming the JCAP preferred stock was in place on January 1, 2018 and held through September 30, 2019.

(g)

Interest income for the year ended December 31, 2018 and the nine months ended September 30, 2019 reflects the estimated interest income on the SFR Loans for the twelve months from August 25, 2019 to August 25, 2020 and from August 25, 2020 to May 25, 2021, respectively. This period represents the first 21 months of normalized operations and contractual interest to be paid by the borrowers of the SFR Loans since its formation. The portfolio was purchased at a premium of approximately $64.1 million with loan origination costs of approximately $7.5 million. Amortization of this premium and loan origination costs for the twelve months ended December 31, 2018 and the nine months ended September 30, 2019 would have been approximately $7.7 million and $6.9 million, respectively and is presented as an offset to interest income. Amortization was calculated using the straight-line method over the life of each loan in the portfolio as it approximates the effective interest method.

(h)

Interest income on the mezzanine loan is calculated using the September 30, 2019 WSJ Prime Rate (“Prime”) of 5.0% held constant throughout the pro forma period plus a spread over the index of 9.0% for an all-in rate of 14.0%. A fixed minimum rate of 8% is paid in cash on a monthly basis. The difference between the 8% minimum monthly payment and the 14.0% all-in rate is accrued as paid-in-kind (“PIK”) interest and is compounded on a monthly basis. Accrued PIK is to be paid at maturity.

(i)

Interest income on the preferred equity investments is calculated using the stated fixed interest rates for each investment ranging from 11.50% to 15.25%. A fixed minimum rate ranging from 8.50% to 10.25% is paid in cash on a monthly basis. The difference between the fixed minimum rate and the maximum rate ranging from 11.50% to 15.25% is accrued as PIK interest and is compounded on a monthly basis. Accrued PIK is to be paid at maturity.

(j)

The SFR Loans were financed by the seller and it is expected that the debt will be assumed by the Company at carrying value along with the SFR Loans. Interest expense is calculated for the same periods as described in Note (g) above using an average fixed financing charge of approximately 2.5%.

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(k)

For the year ended December 31, 2018 and the nine months ended September 30, 2019, the outstanding unpaid principal balances of the CMBS B-Pieces and CMBS Entities’ liabilities approximate fair value based on broker quotes marking them at or near per value. As such, there is no change in net assets related to consolidated variable interest entities other than the interest income, interest expense and loan servicing fees that management has elected to report in the aggregate on the consolidated statements of operations. Interest income is calculated using the September 30, 2019 principal balance of all mortgage loans owned by the trusts of approximately $1.79 billion and weighted average interest rate of approximately 3.55%. Monthly principal amortization averages $0.2 million per month as a baseline. The Company believes this reflects the expected performance of the trusts following the completion of the IPO. Interest expense on the two senior tranches of the CMBS Entities that we consolidated is calculated using the September 30, 2019 1-month LIBOR rate of 2.02% and the fixed spread of 0.49% and 2.31% held constant throughout the year ended December 31, 2018 and nine months ended September 30, 2019. For the year ended December 31, 2018 and nine months ended September 30, 2019, interest expense related to the senior tranches that we consolidated was $43.0 million and $32.1 million, respectively. The change in fair value also includes the costs of operating the CMBS Entities including master servicing fees, trustee fees, certificate administrator fees, guarantee fees, licensing fees and surveillance fees paid to the various service providers of the trusts. For the year ended December 31, 2018 and nine months ended September 30, 2019, these expenses are expected to total approximately $10.2 million and $7.7 million respectively.

(l)

The preferred stock pays a fixed quarterly 7% cash dividend. It also pays a fixed quarterly stock dividend of $2.125 million payable pro rata to the holders of the preferred stock for the first three quarters of 2018, 2019 and 2020 and for the first fiscal quarter of 2021. For the last fiscal quarter of each of 2018, 2019 and 2020 and for the second fiscal quarter of 2021, the stock dividend varies based on the underlying company’s incremental book value and past aggregate dividends among other things, but will be no less than $2.125 million. Given that the stock dividend for the last fiscal quarter of 2019 and 2020 cannot be predicted, the Company assumes a dividend of $2.125 million will be paid as a conservative estimate. It is expected that the company will own 40,000 shares of preferred stock out of a total of 131,375 shares outstanding.

(m)

The Manager will be reimbursed for expenses it incurs on behalf of the Company. However, our Manager is responsible, and we will not reimburse our Manager or its affiliates, for the salaries or benefits to be paid to personnel of our Manager or its affiliates who serve as our officers, except that we may grant equity awards to our officers under a long-term incentive plan adopted by us and approved by our stockholders. Direct payment of operating expenses by us, which includes compensation expense relating to equity awards granted under our long-term incentive plan, together with reimbursement of operating expenses to our Manager, plus the Annual Fee (as defined below), may not exceed 2.5% of equity book value determined in accordance with GAAP, for any calendar year or portion thereof, provided, however,

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that this limitation will not apply to offering expenses, legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate-related investments. To the extent total corporate G&A expenses would otherwise exceed 2.5% of equity book value, our Manager will waive all or a portion of its Annual Fee to keep our total corporate G&A expenses at or below 2.5% of equity book value.

(n)

Represents primary servicing fees ranging from 15 to 56 basis points and a master servicing fee of 35 basis points on the unpaid principal balance of each loan in the portfolio for the periods described in (g).

(o)

The Company intends to enter into a management agreement with NexPoint Real Estate Advisors VII, L.P. (the “Manager”). As consideration for the Manager’s services, the Company will pay an annual management fee of 1.5% of Equity (the “Annual Fee”), paid monthly, in cash or shares of our common stock at the election of our Manager. “Equity” means (a) the sum of (1) total stockholders’ equity immediately prior to our IPO, plus (2) the net proceeds received from all issuances of our common stock in and after the IPO, plus (3) our cumulative Core Earnings from and after the IPO to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our common stockholders from and after the IPO to the end of the most recently completed calendar quarter and (2) all amounts that we have paid to repurchase our common stock from and after the IPO to the end of the most recently completed calendar quarter. In our calculation of Equity, we will adjust our calculation of Core Earnings to remove the compensation expense relating to awards granted under one or more of our long-term incentive plans that is added back in our calculation of Core Earnings. Additionally, for the avoidance of doubt, Equity will not include the assets contributed to us in the Formation Transaction as they will be contributed to subsidiary partnerships of the OP, which will not result in an increase in our stockholders’ equity attributable to common stockholders. “Core Earnings” is defined as the net income (loss) attributable to our common stockholders computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income (loss), or in net income (loss) and adding back amortization of stock-based compensation. Net income (loss) attributable to common stockholders may also be adjusted for one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and the independent directors of the board and approved by a majority of the independent directors of the board.

5. Components of Our Revenues and Expenses

Net Interest Income

Interest income. Our earnings are primarily attributable to the interest income from mortgage loans, mezzanine loan and preferred equity investments. Loan premium/discount amortization is also included as a component of interest income.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Interest expense. Interest expense represents interest accrued on our various financing obligations used to fund our investments and is shown as a deduction to arrive at net interest income.

Other Income

Dividend income. Dividend income is comprised of contractual dividends from our JCAP preferred stock investment.

Expenses

General and administrative expenses. G&A expenses include, but are not limited to, audit fees, legal fees, listing fees, board of director fees, equity-based compensation expense, investor relations costs and payments of reimbursements to our Manager. The Manager will be reimbursed for expenses it incurs on behalf of the Company. However, our Manager is responsible, and we will not reimburse our Manager or its affiliates, for the salaries or benefits to be paid to personnel of our Manager or its affiliates who serve as our officers, except that we may grant equity awards to our officers under a long-term incentive plan adopted by us and approved by our stockholders. Direct payment of operating expenses by us, which includes compensation expense relating to equity awards granted under our long-term incentive plan, together with reimbursement of operating expenses to our Manager, plus the Annual Fee, may not exceed 2.5% of equity book value determined in accordance with GAAP, for any calendar year or portion thereof, provided, however, that this limitation will not apply to offering expenses, legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate-related investments. To the extent total corporate G&A expenses would otherwise exceed 2.5% of equity book value, our Manager will waive all or a portion of its Annual Fee to keep our total corporate G&A expenses at or below 2.5% of equity book value.

Loan servicing fees. We pay various service providers fees for loan servicing of our SFR Loans and consolidated CMBS trusts. We classify all expenses related to the administration of these portfolios as servicing fees.

Management fees. Once we have commenced operations, management fees will include fees paid to our Manager pursuant to the Management Agreement (see (r) above).

6. Our Portfolio

Our portfolio consists of SFR Loans, CMBS B-Pieces, a mezzanine loan, preferred equity investments, and an ASFI with a combined unpaid principal balance of $1,060.9 million at September 30, 2019 on a pro forma basis and assumes the CMBS Entities’ assets and liabilities are not consolidated into the Company.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth additional information relating to our portfolio as of September 30, 2019:

Investment (1)		Investment Date (2)	Current Principal Amount		Net Equity (3)	Location	Property Type	Coupon (4)	Remaining Term (5) (years)

SFR Loans

1	Senior loan	9/30/2019	$508,700,000		$85,145,268	Various	Single-family	4.65%	8.93

2	Senior loan	9/30/2019	10,856,676		1,654,083	Various	Single-family	5.35%	8.35

3	Senior loan	9/30/2019	5,673,200		1,127,992	Various	Single-family	5.33%	3.84

4	Senior loan	9/30/2019	10,702,441		1,965,269	Various	Single-family	5.30%	8.93

5	Senior loan	9/30/2019	7,704,493		1,335,406	Various	Single-family	5.08%	8.76

6	Senior loan	9/30/2019	5,739,215		941,106	Various	Single-family	5.24%	9.01

7	Senior loan	9/30/2019	12,455,745		2,084,820	Various	Single-family	5.54%	9.01

8	Senior loan	9/30/2019	6,639,674		1,267,222	Various	Single-family	5.79%	3.92

9	Senior loan	9/30/2019	8,360,122		1,292,710	Various	Single-family	5.85%	9.10

10	Senior loan	9/30/2019	51,362,000		9,470,031	Various	Single-family	4.74%	6.01

11	Senior loan	9/30/2019	9,875,000		1,535,347	Various	Single-family	6.10%	9.01

12	Senior loan	9/30/2019	38,679,000		5,553,460	Various	Single-family	5.55%	9.10

13	Senior loan	9/30/2019	6,442,817		1,106,992	Various	Single-family	5.47%	9.10

14	Senior loan	9/30/2019	15,300,000		2,964,041	Various	Single-family	5.46%	4.09

15	Senior loan	9/30/2019	5,760,000		890,658	Various	Single-family	5.99%	9.18

16	Senior loan	9/30/2019	10,349,108		1,921,862	Various	Single-family	5.72%	9.18

17	Senior loan	9/30/2019	10,774,713		1,896,904	Various	Single-family	5.60%	9.18

18	Senior loan	9/30/2019	5,428,411		913,212	Various	Single-family	5.46%	9.26

19	Senior loan	9/30/2019	9,341,569		1,595,336	Various	Single-family	5.88%	9.26

20	Senior loan	9/30/2019	6,777,757		1,326,065	Various	Single-family	4.83%	4.34

21	Senior loan	9/30/2019	4,736,000		849,061	Various	Single-family	5.35%	9.35

22	Senior loan	9/30/2019	17,495,276		2,660,649	Various	Single-family	5.61%	9.35

23	Senior loan	9/30/2019	7,850,010		1,387,318	Various	Single-family	5.34%	9.35

24	Senior loan	9/30/2019	7,974,639		1,239,882	Various	Single-family	5.47%	9.35

25	Senior loan	9/30/2019	6,896,800		1,236,445	Various	Single-family	5.46%	9.42

26	Senior loan	9/30/2019	10,523,000		1,944,949	Various	Single-family	4.72%	6.42

27	Senior loan	9/30/2019	62,023,000		11,172,088	Various	Single-family	4.95%	9.42

Total			864,420,666		146,478,176			4.91%	8.61

CMBS B-Piece (6)

1	CMBS B-Piece	9/30/2019	75,645,300		75,645,300	Various	Multifamily	L + 6.00%	6.41

2	CMBS B-Piece	9/30/2019	58,664,060		58,664,060	Various	Multifamily	L + 6.00%	7.16

Total			134,309,360		134,309,360			L + 6.00%	6.74

Mezzanine Loan

1	Mezzanine	9/30/2019	3,250,000		3,250,000	Charleston, SC	Multifamily	Prime + 9.00%	2.34

Preferred Equity

1	Preferred Equity	9/30/2019	5,056,000		5,056,000	Jackson, MS	Multifamily	12.50%	8.18

2	Preferred Equity	9/30/2019	3,821,000		3,821,000	Corpus Christi, TX	Multifamily	15.25%	2.84

3	Preferred Equity	9/30/2019	10,000,000		10,000,000	Columbus, GA	Multifamily	11.50%	5.76

Total			18,877,000		18,877,000			12.53%	5.81

ASFI

1	ASFI	9/30/2019	40,000,000	(7)	40,000,000	N/A	N/A	7.00%	N/A

(1)	Our total portfolio represents the current principal amount of the consolidated SFR Loans, the mezzanine loan, preferred equity, and ASFI, as well as the net equity of our CMBS B-Piece investments.
(2)	All investments are assumed to have been entered into as of September 30, 2019 on a pro forma basis.
(3)	Net equity represents the carrying value less borrowings.
(4)

One-month LIBOR (“L”) is held constant at the September 30, 2019 rate of 2.02%. The Prime rate is held constant at the September 30, 2019 rate of 5.0%. The weighted average coupon is weighted on current principal balance.

(5)

The weighted average life is weighted on current principal balance and assumes no prepayments. The maturity date for preferred equity investments represents the maturity date of the senior mortgage, as the preferred equity investments have no stated maturity date, and require repayment upon the sale or refinancing of the asset.

(6)	The CMBS B-Pieces are shown on an unconsolidated basis reflecting the value of our investment.
(7)	ASFI consists of JCAP preferred stock.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

7. Core Earnings

We use Core Earnings to evaluate our performance which excludes the effects of certain GAAP adjustments and transactions that we believe are not indicative of our current operations and loan performance. Core Earnings is a non-GAAP financial measure of performance. Core Earnings is defined as the net income (loss) attributable to our common stockholders computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income (loss), or in net income (loss) and adding back amortization of stock-based compensation. Net income (loss) attributable to common stockholders may also be adjusted for one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and the independent directors of the board and approved by a majority of the independent directors of the board.

We believe providing Core Earnings as a supplement to GAAP net income to our investors is helpful to their assessment of our performance. Core Earnings should not be used as a substitute for GAAP net income. The methodology used to calculate Core Earnings may differ from other REITs. As such, our Core Earnings may not be comparable to similar measures provided by other REITs.

We also use Core Earnings as a component of the management fee paid to our Manager. As consideration for the Manager’s services, we will pay our Manager an annual management fee of 1.5% of Equity, paid monthly, in cash or shares of our common stock at the election of our Manager. “Equity” means (a) the sum of (1) total stockholders’ equity immediately prior to our IPO, plus (2) the net proceeds received from all issuances of our common stock in and after the IPO, plus (3) our cumulative Core Earnings from and after the IPO to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our common stockholders from and after the IPO to the end of the most recently completed calendar quarter and (2) all amounts that we have paid to repurchase our common stock from and after the IPO to the end of the most recently completed calendar quarter. In our calculation of Equity, we will adjust our calculation of Core Earnings to remove the compensation expense relating to awards granted under one or more of our long-term incentive plans that is added back in our calculation of Core Earnings. Additionally, for the avoidance of doubt, Equity will not include the assets contributed to us in the Formation Transaction as they will be contributed to subsidiary partnerships of the OP, which will not result in an increase in our stockholders’ equity attributable to common stockholders.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a reconciliation of Core Earnings to GAAP net income attributable to common stockholders:

	Year Ended December 31, 2018	Nine Months Ended September 30, 2019

Net income attributable to common stockholders (a)	—	—

Adjustments

Realized (gains) losses	—	—

Amortization of stock-based compensation	—	—

Core Earnings	$—	$—

Weighted average common shares outstanding - basic (a)	10	10

Weighted average common shares outstanding - diluted (a)	10	10

Core Earnings per Diluted Weighted Average Share (a)	$—	$—

(a)	Prior to the Company’s IPO, all earnings will be attributable to the subsidiary partnerships which are wholly owned by the Contribution Group and not attributable to common shareholders.

8. Dividends

We intend to make regular quarterly dividend payments to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains. As a REIT, we will be subject to federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income and (3) 100% of our undistributed income from prior years. We intend to make regular quarterly dividend payments of all or substantially all of our taxable income to holders of our common stock out of assets legally available for this purpose, if and to the extent authorized by our Board. Before we make any dividend payments, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our debt payable. If our cash available for distribution is less than our taxable income, we could be required to sell assets, borrow funds or raise additional capital to make cash dividends or we may make a portion of the required dividend in the form of a taxable distribution of stock or debt securities.

We will make dividend payments based on our estimate of taxable earnings per share of common stock, but not earnings calculated pursuant to GAAP. Our dividends and taxable income and GAAP earnings will typically differ due to items such as amortization, fair value adjustments, differences in premium amortization and discount accretion, and non-deductible general and administrative expenses. Our quarterly dividends per share may be substantially different than our quarterly taxable earnings and GAAP earnings per share.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

9. Net Interest Income

The following table presents the components of net interest income for the year ended December 31, 2018 and September 30, 2019 on a pro forma basis:

	Year Ended December 31, 2018			Nine Months Ended September 30, 2019
(Dollars in Thousands)	Interest income/ (expense)	Average Balance (1)	Yield	Interest income/ (expense)	Average Balance (1)	Yield

Interest income

SFR Loans, held-for-investment	$35,427	$931,302	3.80%	$25,795	$461,514	5.59%

CMBS B-Pieces (2)	63,474	1,789,760	3.55%	47,346	1,787,789	2.65%

Mezzanine loan	482	3,250	14.83%	369	3,250	11.35%

Preferred equity	2,462	18,877	13.04%	1,850	18,877	9.80%

Total interest income	$101,845	$2,743,189	3.71%	$75,360	$2,271,430	3.32%

Interest expense

Long-term seller financing	(19,584)	788,517	-2.48%	(14,562)	786,397	-1.85%

Consolidated CMBS tranches (2)	(43,044)	1,655,910	-2.60%	(27,837)	1,343,624	-2.07%

Total interest expense	$(62,628)	$2,444,427	-2.56%	$(42,399)	$2,130,021	-1.99%

Net interest income (3)	$39,217			$32,961

(1)	Average balances for the SFR Loans, the mezzanine loan and preferred equity are calculated based upon carrying values. Average balances for the CMBS B-Pieces are based upon fair value.
(2)

Interest income and interest expense related to the consolidated CMBS entities are presented separate from the change in net assets related to consolidated CMBS variable interest entities in the table above.

(3)	Net interest income is calculated as the difference between total interest income and total interest expense.

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

10. Obligations and Commitments

The following table summarized our contractual obligations and commitments (including interest payments) as of September 30, 2019 for the next five calendar years subsequent to September 30, 2019. We used one-month LIBOR as of September 30, 2019 to calculate interest expense due by period on our floating rate debt.

	Payments Due by Period
	Total	2019	2020	2021	2022	2023	Thereafter

Recourse Obligations

Asset Specific Financing

Senior loan	$558,463,224	$2,641,557	$10,624,285	$10,595,257	$10,595,257	$10,595,257	$513,411,612

Senior loan	12,015,926	117,869	472,108	475,249	478,065	481,039	9,991,596

Senior loan	5,465,198	48,972	196,369	198,889	201,137	4,819,832	—

Senior loan	12,006,579	105,298	422,167	426,746	430,872	435,224	10,186,272

Senior loan	8,528,940	73,389	294,200	297,286	300,054	302,968	7,261,043

Senior loan	6,431,493	53,693	215,241	217,669	219,835	222,118	5,502,937

Senior loan	14,283,072	124,877	500,334	505,173	509,464	514,002	12,129,223

Senior loan	6,495,258	61,237	245,377	248,162	250,621	5,689,861	—

Senior loan	9,741,090	83,162	333,158	336,668	339,755	343,031	8,305,316

Senior loan	51,980,243	249,248	1,002,471	999,732	999,732	999,732	47,729,327

Senior loan	11,828,646	76,488	307,632	306,792	306,792	323,144	10,507,798

Senior loan	44,656,003	287,258	1,443,090	1,459,515	1,473,897	1,489,110	38,503,133

Senior loan	7,372,946	60,883	244,030	246,874	249,397	252,064	6,319,698

Senior loan	15,011,751	89,633	360,503	359,518	359,518	13,842,580	—

Senior loan	6,857,132	42,448	170,725	170,258	170,258	170,258	6,133,185

Senior loan	12,102,586	103,842	416,015	420,229	423,944	427,879	10,310,676

Senior loan	12,488,942	103,527	414,875	419,595	423,767	428,182	10,698,997

Senior loan	6,231,280	53,761	215,399	217,477	219,319	221,264	5,304,060

Senior loan	10,827,254	93,541	374,674	378,343	381,563	384,980	9,214,154

Senior loan	6,504,255	58,026	232,673	235,343	237,734	5,740,480	—

Senior loan	5,439,498	33,111	133,172	179,497	189,158	190,553	4,714,007

Senior loan	20,387,945	171,698	687,930	695,132	701,485	708,210	17,423,490

Senior loan	8,943,189	77,545	310,692	313,564	316,112	318,802	7,606,473

Senior loan	9,189,643	76,721	307,438	310,740	313,661	316,748	7,864,335

Senior loan	7,859,906	67,522	270,515	273,076	275,340	277,732	6,695,721

Senior loan	10,729,511	57,600	231,667	231,034	231,034	231,034	9,747,143

Senior loan	69,941,624	382,623	1,538,901	1,534,697	1,534,697	1,534,697	63,416,010

Total	$951,783,134	$5,395,529	$21,965,638	$22,052,513	$22,132,465	$51,260,781	$828,976,207

Consolidated CMBS liabilities

CMBS B-Piece 1—A	1,082,562,135	13,914,133	27,801,207	27,692,596	27,656,615	27,620,635	957,876,949

CMBS B-Piece 1—B	33,226,389	624,436	1,247,637	1,242,677	1,241,034	1,239,390	27,631,216

CMBS B-Piece 2—A	812,266,048	1,326,630	17,007,317	18,401,886	21,932,337	24,693,994	728,903,884

CMBS B-Piece 2—B	24,707,899	62,056	790,401	827,824	924,146	997,539	21,105,933

Total	$1,952,762,472	$15,927,255	$46,846,562	$48,164,983	$51,754,132	$54,551,559	$1,735,517,981

Total contractual obligations and commitments	$2,904,545,605	$21,322,784	$68,812,200	$70,217,496	$73,886,598	$105,812,340	$2,564,494,188

NEXPOINT REAL ESTATE FINANCE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

11. Interest Rate Sensitivity

Generally, the composition of our investments is such that an increase in interest rates will increase net interest income and a decrease in interest rates will decrease net interest income.

The following table shows the sensitivity of net interest income to 1/8th percent changes in interest rates for the Company’s floating rate assets and liabilities as of September 30, 2019 on a pro forma basis.

Change in Interest Rates	Annual change to net interest income

0.125%	$171,800

0.250%	343,600

0.375%	515,400

0.500%	687,200

NEXPOINT REAL ESTATE FINANCE, INC.

                     Shares

Common Stock

PROSPECTUS

                    , 2020

Through and including                 , 2020 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

SEC registration fee	$14,927

FINRA filing fee	*

NYSE listing fee	*

Accounting fees and expenses	*

Legal fees and expenses (including Blue Sky fees)	*

Printing expenses	*

Transfer agent fees and expenses	*

Miscellaneous	*

Total	*

*	To be filed by amendment.

The amounts set forth above, except for the SEC and FINRA fees, are in each case estimated and assume that the registrant sells all of the shares being registered by this registration statement. All of the expenses set forth above shall be borne by the registrant.

Item 32. Sales to Special Parties.

On June 10, 2019, in connection with our formation, the Registrant issued 10 shares of common stock to Brian Mitts in exchange for $10.00 in cash to provide for our initial capitalization.

Item 33. Recent Sales of Unregistered Securities.

On June 10, 2019, in connection with our formation, the Registrant issued 10 shares of common stock to Brian Mitts in exchange for $10.00 in cash. Such issuance was exempt from the requirements of the Securities Act of 1933, as amended, or the Securities Act, pursuant to Section 4(a)(2) thereof.

Item 34. Indemnification of Directors and Officers.

The registrant is permitted to limit the liability of its directors and officers to the corporation and its stockholders for monetary damages and to indemnify and advance expenses to its directors, officers, employees and agents, to the extent permitted by Maryland law and its charter.

Maryland law permits the registrant to include in its charter a provision eliminating the liability of its directors and officers to its stockholders and the registrant for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

Maryland law requires the registrant (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity.

Maryland law allows present and former directors and officers, among others, to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those capacities unless the following can be established:

•

an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations contained in Maryland law, the registrant’s charter contains a provision that limits directors’ and officers’ liability to the registrant and its stockholders for monetary damages, and the registrant’s charter and bylaws require the registrant to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its directors and its officers and permit the registrant to provide such indemnification and advance of expenses to its employees and agents.

Indemnification may reduce the legal remedies available to the registrant and the registrant’s stockholders against the indemnified individuals. The aforementioned charter and bylaw provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the registrant or the registrant’s stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the staff of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the registration statement.

(b) Exhibits.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

2.1*	Form of Formation Transaction Contribution Agreement

3.1*	Form of Articles of Amendment and Restatement

3.2*	Form of Amended and Restated Bylaws

5.1*	Opinion of Ballard Spahr LLP

8.1*	Opinion of Winston & Strawn LLP

10.1*	Form of Management Agreement

10.2*	Form of Limited Partnership Agreement

10.3*	Loan and Security Agreement, dated as of July 12, 2019, by and among NexPoint WLIF I Borrower, LLC, NexPoint WLIF II Borrower, LLC, and NexPoint WLIF III Borrower, LLC, as Borrower, and Federal Home Loan Mortgage Corporation, as Lender.

10.4*†	Form of 2020 Long Term Incentive Plan

10.5*†	Form of Indemnification Agreement

21.1*	List of subsidiaries of the Registrant

23.1*	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

23.2*	Consent of Winston & Strawn LLP (included in Exhibit 8.1)

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page hereto)

99.1	Consent of Director Nominee (James Dondero)

99.2	Consent of Director Nominee (Edward Constantino)

99.3	Consent of Director Nominee (Scott Kavanaugh)

99.4	Consent of Director Nominee (Arthur Laffer)

*	To be filed by amendment.
†	Management contract, compensatory plan or arrangement.

Item 37. Undertakings.

(a)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on the 23rd day of December, 2019.

NEXPOINT REAL ESTATE FINANCE, INC.

By:	/s/ Brian Mitts
Brian Mitts
President and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Dondero, Brian Mitts and Matt McGraner, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Brian Mitts Brian Mitts	President, Treasurer and Director (Principal Executive and Financial Officer)	December 23, 2019